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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PERRY ELLIS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION
DATED AUGUST 20, 2018
PERRY ELLIS INTERNATIONAL, INC.
3000 N.W. 107th Avenue
Miami, Florida 33172

[                        ], 2018

Dear Shareholder:

        You are cordially invited to attend a Special Meeting of the shareholders (the "Special Meeting") of Perry Ellis International, Inc. ("Perry Ellis" or the "Company"), which will be held at [        ] [a.m.][p.m.], Eastern Time, on [                        ], 2018 at [        ]. The Special Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To hold a vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2018 (as it may be amended, the "merger agreement"), by and among the Company, Feldenkreis Holdings LLC, a Delaware limited liability company ("Parent"), and GF Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company surviving as a wholly-owned subsidiary of Parent;

  2.
  To hold an advisory (non-binding) vote to approve certain items of compensation that are based on or otherwise related to the merger that may become payable to the Company's named executive officers under existing agreements with the Company (the "golden parachute compensation"); and

  3.
  To hold a vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

        If the merger is completed, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") that you own immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $27.50 in cash (the "per share merger consideration"), without interest and less applicable withholding taxes. The following shares of Company Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Company Common Stock held by the Company or any of its wholly-owned subsidiaries or Parent or its subsidiaries, (ii) shares of Company Common Stock held by George Feldenkreis, Oscar Feldenkreis and certain other related investors (the "Rollover Investors"), and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the Florida Business Corporation Act. Following the completion of the merger, Parent will own all of the Company's issued and outstanding capital stock and the Company will continue its operations as a wholly-owned subsidiary of Parent. As a result, the Company will no longer have Company Common Stock listed on the Nasdaq Global Market and will no longer be required to file periodic and other reports with the Securities and Exchange Commission with respect to Company Common Stock. After the merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.

        The Rollover Investors have also entered into a voting agreement with Parent and the Company that covers an aggregate of approximately 19.8% of the outstanding shares of Company Common Stock, pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), the Rollover Investors have agreed to, among other things, vote, or cause to be voted, their shares of Company Common Stock in favor of the adoption of the merger agreement and approval of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. Moreover, adoption of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of the holders of (i) a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting; and (ii) a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting that are not owned by: (x) officers or directors of the Company, (y) the Rollover Investors, or (z) any person having any equity interest in Parent or Merger Sub.

        The Rollover Investors have committed to contribute, in the aggregate, approximately 19.8% of Company Common Stock immediately prior to the effective time of the merger to Parent in exchange for a pro rata share of the equity of Parent based on a value of each share of Company Common Stock so contributed of $27.50.

        The board of directors formed a special committee comprised entirely of independent and disinterested directors (the "Special Committee") to consider and negotiate the terms and conditions of the merger and to recommend to the board of directors whether to pursue the merger and, if so, on what terms and conditions.

        The Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors, after careful consideration and acknowledging the interest of George Feldenkreis and Oscar Feldenkreis in the merger, voted unanimously to (i) approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declare that it is fair to and in the best interests of the Company and our unaffiliated shareholders that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) direct that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommend to the shareholders of the Company that they vote FOR the adoption of the merger agreement. In arriving at its recommendations, the board of directors and Special Committee carefully considered a number of factors described in the accompanying Proxy Statement.

        The Special Committee and the board of directors also recommend that you vote FOR the advisory (non-binding) approval of the "golden parachute compensation" and FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement. Adoption of the merger agreement and approval of the "golden parachute compensation" are subject to separate votes by the Company's shareholders, and approval of the "golden parachute compensation" is not a condition to the completion of the merger.

        In considering the recommendation of the board of directors, you should be aware that certain of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally as further described in the accompanying Proxy Statement. You should also be aware that the Rollover Investors have interests in the merger that are different from, or in addition to, the interests of the Company's other shareholders, as further described in the accompanying Proxy Statement.

        Any holder of Company Common Stock who does not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of such holder's shares of Company Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if such holder does not vote in favor of adopting the merger agreement and otherwise complies with the procedures of Sections 607.1301 through 607.1333 of the Florida Business Corporations Act (the "FBCA"), which is the appraisal rights statute applicable to Florida corporations. These appraisal rights are summarized in the accompanying Proxy Statement. The accompanying Proxy Statement constitutes notice to you from the Company of the availability of appraisal rights under the FBCA.

        Your vote is important. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the Special Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Special Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement. The merger cannot be completed unless the merger is adopted by an affirmative vote of: (i) holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting; and (ii) holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting that are not owned by: (x) officers or directors of the Company, (y) the Rollover Investors, or (z) any person having any equity interest in Parent or Merger Sub.

        Thank you for your continued support.

Sincerely,
Oscar Feldenkreis Chief Executive Officer and Director

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying Proxy Statement. Any representation to the contrary is a criminal offense.

        The accompanying Proxy Statement is dated [                        ], 2018 and is first being mailed to the Company's shareholders on or about [                        ], 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [    ], 2018

PERRY ELLIS INTERNATIONAL, INC.

Dear Shareholder:

        You are cordially invited to attend a Special Meeting of the shareholders (the "Special Meeting") of Perry Ellis International, Inc. ("Perry Ellis" or the "Company") which will be held at [    ] [a.m.][p.m.], Eastern Time, on [    ], 2018 at [    ]. The Special Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To hold a vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2018 (as it may be amended, the "merger agreement"), by and among the Company, Feldenkreis Holdings LLC, a Delaware limited liability company ("Parent"), and GF Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company surviving as a wholly-owned subsidiary of Parent (Proposal 1);

  2.
  To hold an advisory (non-binding) vote to approve certain items of compensation that are based on or otherwise related to the merger that may become payable to the Company's named executive officers under existing agreements with the Company (the "golden parachute compensation") (Proposal 2); and

  3.
  To hold a vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement (Proposal 3).

        In addition, shareholders will be asked to consider and vote upon any other matters that properly come before the Special Meeting or any adjournment, postponement or recess thereof.

        The merger agreement and the merger, the "golden parachute compensation" arrangements and adjournment proposal are more fully described in the accompanying Proxy Statement, which the Company urges you to read carefully and in its entirety. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement, which the Company also urges you to read carefully and in its entirety.

        The board of directors, based in part on the unanimous recommendation of a special committee comprised entirely of independent and disinterested directors, has approved and authorized the merger agreement and recommends a vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment, postponement or recess thereof. If any other matters are properly presented at the Special Meeting or any adjournment, postponement or recess thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

        Only shareholders that owned shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), at the close of business on [    ], 2018 are entitled to notice of and to vote at the Special Meeting and any adjournment, postponement or recess thereof.

        George Feldenkreis, Oscar Feldenkreis and certain other related shareholders (the "Rollover Investors") have entered into a voting agreement with Parent and the Company that covers an aggregate of approximately 19.8% of the outstanding shares of Company Common Stock, pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), such shareholders have agreed to, among other things, vote, or cause to be voted, their shares of Company Common Stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. Moreover, adoption of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of the holders of (i) a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting; and (ii) a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting that are not owned by: (x) officers or directors of the Company, (y) the Rollover Investors, or (z) any person having any equity interest in Parent or Merger Sub.

        The Rollover Investors have committed to contribute, in the aggregate, approximately 19.8% of Company Common Stock immediately prior to the effective time of the merger to Parent in exchange for a pro rata share of the equity of Parent based on a value of each share of Company Common Stock so contributed of $27.50.

        In considering the recommendations of the board of directors, you should be aware that certain of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, as further described in the accompanying Proxy Statement. You should also be aware that the Rollover Investors have interests in the merger that are different from, or in addition to, the interests of the Company's other shareholders, as further described in the accompanying Proxy Statement.

        Any holder of Company Common Stock who does not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of such holder's shares of Company Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if such holder does not vote in favor of adopting the merger agreement and otherwise complies with the procedures of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (the "FBCA"), which is the appraisal rights statute applicable to Florida corporations. These appraisal rights are summarized in the accompanying Proxy Statement. The accompanying Proxy Statement constitutes notice to you from the Company of the availability of appraisal rights under the FBCA.

        Your vote is important. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the Special Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Special Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement. The merger cannot be completed unless the merger is adopted by an affirmative vote of: (i) holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting; and (ii) holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting that are not owned by: (x) officers or directors of the Company, (y) the Rollover Investors, or (z) any person having any equity interest in Parent or Merger Sub. The approval of the "golden parachute compensation" is advisory (non-binding) and is not a condition to the completion of the merger.

        The Company urges you to read the Proxy Statement and merger agreement carefully and in their entirety.

By order of the board of directors,
Tricia Thompkins General Counsel and Secretary

[    ], 2018

        Please do not send your Company Common Stock certificates to the Company at this time. If the merger is completed, you will be sent instructions regarding the surrender of your Company Common Stock certificates.

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting of Shareholders to be Held On [    ], 2018

This Proxy Statement is Available at [            ]

        If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at 1 (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

Proxy Statement

Page
SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER, THE "GOLDEN PARACHUTE COMPENSATION" AND THE SPECIAL MEETING	10
SPECIAL FACTORS	18
Background of the Merger	18
Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger	49
Opinion of PJS	55
Purposes and Reasons of the Company for the Merger	65
Purposes and Reasons of the GF Group Filing Persons for the Merger	65
Positions of the GF Group Filing Persons Regarding the Fairness of the Merger	66
Certain Effects of the Merger; Plans for the Company	69
Alternatives to the Merger	72
Effects on the Company if the Merger is not Completed	73
Projected Financial Information	74
Financing of the Merger	78
Limited Guarantee	81
Pledge and Security Agreement	82
Interests of the Company's Directors and Executive Officers in the Merger	83
Voting Agreement	90
Dividends	91
Appraisal Rights	91
Material U.S. Federal Income Tax Consequences	94
Regulatory Approvals	97
Delisting and Deregistration of Company Common Stock	98
Effective Time of Merger	98
Payment of Merger Consideration and Surrender of Stock Certificates	98
Fees and Expenses	99
FORWARD-LOOKING STATEMENTS	100
THE PARTIES INVOLVED IN THE MERGER	102
The Parties Involved in the Merger	102
Business and Background of Natural Persons Related to the Company	104
Business and Background of Natural Persons Related to the GF Group Filing Persons	107
THE SPECIAL MEETING	109
Time, Place and Purpose of the Special Meeting	109
Special Committee and Board Recommendation	109
Who is Entitled to Vote at the Special Meeting?	109
How Do I Vote?	110
How Many Votes Do I Have?	110
What If I Request and Return a Proxy Card But Do Not Make Specific Choices?	111
Can I Change My Vote After I Return My Proxy Card?	111
How Are Votes Counted?	111
How Many Votes Are Needed to Approve Each Proposal?	112
What Should I Do With My Stock Certificates at this Time?	112
How Many Shares Must Be Present to Constitute a Quorum for the Special Meeting?	113

i

ii

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION
PERRY ELLIS INTERNATIONAL, INC.
3000 N.W. 107th Avenue
Miami, Florida 33172

PROXY STATEMENT

        This Proxy Statement contains information related to a Special Meeting of shareholders (the "Special Meeting") of Perry Ellis International, Inc. to be held on [                    ], 2018, at [            ] at [            ] [a.m.] [p.m.], Eastern Time, and at any adjournments, postponements or recesses thereof. We are furnishing this Proxy Statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting. At the Special Meeting you will be asked to, among other things, consider and vote on the adoption of the merger agreement (as defined immediately below). This Proxy Statement is first being mailed to shareholders on or about [                    ], 2018.

SUMMARY TERM SHEET

        This following summary term sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. We urge you to read this entire Proxy Statement carefully, including the appendices, before voting. We have included section references to direct you to a more complete description of the topics described in this summary term sheet. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in "Where Shareholders Can Find More Information" beginning on page 159. Unless the context requires otherwise, references in this Proxy Statement to "we," "us," "our," the "Company" or "Perry Ellis" refer to Perry Ellis International, Inc., a Florida corporation, and its subsidiaries. We refer to Feldenkreis Holdings LLC, a Delaware limited liability company, as "Parent," and GF Merger Sub, Inc., a Florida corporation, as "Merger Sub." We refer to George Feldenkreis, in his individual capacity and as trustee for the George Feldenkreis Revocable Trust UAD 12/23/13, Fanny Hanono, in her individual capacity and as trustee for the Fanny Hanono Revocable Trust UAD 07/06/11, Oscar Feldenkreis, in his individual capacity and as trustee for the Oscar Feldenkreis Revocable Trust UAD 05/06/11, and Elena Feldenkreis, as trustee for each of the Erica Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, Jennifer Feldenkreis 2012 Irrevocable Trust UAD 10/17/12 and Stephanie Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, collectively, as the "Rollover Investors." We refer to the Rollover Investors, Parent and Merger Sub, collectively, as the "GF Group" or the "GF Group Filing Persons." We refer to the board of directors of the Company as the "board of directors" or the "Board." We refer to the special committee of the board of directors comprised entirely of independent and disinterested directors as the "Special Committee."

  •
  Purpose of Shareholders' Vote.  You are being asked to:

  •
  consider and vote upon a proposal (the "merger proposal") to adopt the Agreement and Plan of Merger, dated as of June 15, 2018, by and among the Company, Parent and Merger Sub, as it may be amended from time to time (the "merger agreement"). A copy of the merger agreement is attached as Appendix A to this Proxy Statement. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the "merger"), and the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent. If the merger is completed, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than as provided below, will be converted into the right to receive $27.50 in cash, without interest and less applicable withholding taxes (the "per share merger consideration"). The following shares of Company Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Company Common Stock held by the Company or any of its wholly-owned subsidiaries or Parent or its subsidiaries, (ii) shares of Company Common Stock held by the Rollover Investors, which will be contributed to Parent by the Rollover Investors pursuant to their respective rollover commitment letters (the "Rollover Letters") under which, and subject to the terms and conditions of which, the Rollover Investors have committed to contribute to Parent the amount of shares of Company Common Stock set forth therein (the "Rollover Investment"), and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (the "FBCA"). See "Special Factors" beginning on page 18; "The Special Meeting" beginning on page 109; and "The Merger Agreement—Conversion of Securities" beginning on page 116;

    •
    approve on an advisory (non-binding) basis certain items of compensation that are based on or otherwise related to the merger that may become payable to the Company's named executive officers under existing agreements with the Company (which is referred to in this Proxy Statement as the "golden parachute compensation"). See "Advisory Vote on "Golden Parachute Compensation"" beginning on page 142; and

    •
    approve a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

  •
  Voting Agreements.  The Rollover Investors have entered into a voting agreement with Parent and the Company that covers an aggregate of approximately 19.8% of the outstanding shares of Company Common Stock, pursuant to which such shareholders have agreed to, among other things, vote, or cause to be voted, their shares of Company Common Stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. The voting agreement will terminate automatically at the earliest of (i) the mutual agreement of the parties thereto to terminate the voting agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the effective time of the merger. See "Special Factors—Voting Agreement" beginning on page 90.

  •
  Rollover Investment.  Pursuant to the Rollover Letters, the Rollover Investors have committed to contribute, immediately prior to the effective time of the merger, approximately 19.8% of the outstanding Company Common Stock to Parent in exchange for a pro rata share of the equity of Parent based on a value for each share of Company Common Stock so contributed of $27.50. In addition, the Rollover Letter between Parent and George Feldenkreis, in his individual capacity, provides that George Feldenkreis may be required to contribute up to $5 million in cash to Parent under certain circumstances.

  •
  Parties Involved in the Merger.  The Company, a Florida corporation headquartered in Miami, Florida, is a global leader in the design, manufacturing, marketing and distribution of branded lifestyle apparel and accessories. Parent is a Delaware limited liability company and an affiliate of George Feldenkreis. Merger Sub is a Florida corporation and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger. See "The Parties Involved in the Merger" beginning on page 102.

  •
  Conditions to the Merger.  The completion of the merger is subject to the satisfaction or waiver of certain conditions, which are described in "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 135. These conditions include, among others:

  •
  the adoption of the merger agreement by the affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock entitled to vote thereon as of the record date for the Special Meeting and (ii) a majority of the outstanding shares of Company Common Stock entitled to vote thereon as of the record date for the Special Meeting that are not owned directly or indirectly by the Rollover Investors, any other officers or directors of the Company or any other person having any equity interest in, or right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary;

  •
  the expiration or termination of the regulatory waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), which occurred on July 10, 2018;

  •
  the absence of certain governmental injunctions or orders that enjoin or otherwise prohibit the consummation of the merger;

  •
  the absence of a material adverse effect on the Company;

  •
  the Company's, Parent's and Merger Sub's performance in all material respects of their agreements and covenants in the merger agreement; and

  •
  the accuracy of the representations and warranties of the Company, Parent and Merger Sub (subject to certain qualifications).

  •
  Special Committee and Board Recommendation.  The Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors, after careful consideration and acknowledging the interest of George Feldenkreis and Oscar Feldenkreis in the merger, voted unanimously to (i) approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) direct that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommend to the shareholders of the Company that they vote FOR the adoption of the merger agreement. The Special Committee and the board of directors also recommend that you vote FOR approval of the "golden parachute compensation" and FOR approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement. For purposes of the Rule 13e-3 "going private" transaction described in this Proxy Statement, and as used in this Proxy Statement, "unaffiliated shareholders" means all shareholders of the Company other than the Rollover Investors. See "Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger" beginning on page 49 and see "Advisory Vote on "Golden Parachute Compensation"" beginning on page 142.

  •
  Opinion of the Special Committee's Financial Advisor. In connection with the merger, the Special Committee received a written opinion, dated June 15, 2018, from the Special Committee's financial advisor, PJ Solomon Securities, LLC ("PJS" or "PJ Solomon"), as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, of the $27.50 in cash per share to be paid to the shareholders (other than Parent and its affiliates) pursuant to the merger agreement. The full text of PJS' written opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Appendix B. PJS provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. The opinion does not constitute a recommendation to any shareholder as to how any such shareholder should vote on the merger or act on any matter relating to the merger.

  •
  Financing of the Merger.  Parent and Merger Sub have obtained debt financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which, together with the Rollover Investment and other funds available to Parent, are expected to be sufficient for Parent and Merger Sub to pay the aggregate merger consideration and the related fees and expenses of the transactions contemplated by the merger agreement. The consummation of the merger is not subject to any financing conditions (although funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided). See "Special Factors—Financing of the Merger" beginning on page 78.

  •
  Limited Guarantee.  In connection with the execution of the merger agreement, George Feldenkreis has executed and provided the Company with a limited non-recourse guarantee in favor of the Company to guarantee, subject to the limitations described therein, the payment of certain monetary obligations that may be owed by Parent pursuant to the merger agreement, including the payment of any reverse termination fee that may become payable by Parent following a termination of the merger agreement in specified circumstances, subject to an overall cap of $17.472 million. See "Special Factors—Limited Guarantee" beginning on page 81.

  •
  Pledge and Security Agreement.  In connection with the execution of the merger agreement and limited guarantee, George Feldenkreis has provided the Company with a pledge and security agreement in favor of the Company pledging an aggregate of 647,451 certificated shares of Company Common Stock as the sole and exclusive recourse for his obligations under the limited guarantee. The pledged certificated shares of Company Common Stock are held in an escrow account maintained by Citibank, National Association under the control of the Special Committee. See "Special Factors—Pledge and Security Agreement" beginning on page 82.

  •
  Interests of the Company's Directors and Executive Officers in the Merger.  In considering the recommendation of the board of directors, you should be aware that certain of the Company's directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as Company shareholders. George Feldenkreis, a member of the board of directors, and Oscar Feldenkreis, the chief executive officer and member of the board of directors, are members of the GF Group and will have equity interests in Parent after the consummation of the merger. These interests may create conflicts of interest. The Special Committee and the board of directors were aware of these interests during their respective deliberations on the merits of the merger and in making their decisions to recommend and approve, respectively, the merger agreement and the transactions contemplated by the merger agreement, including the merger. These interests are discussed in "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 83, "Advisory Vote on "Golden Parachute Compensation"" beginning on page 142.

  •
  Interests of Other Shareholders in the Merger.  In considering the recommendation of the board of directors, you should be aware that the Rollover Investors have interests in the merger that are different from, or in addition to, the interests of the Company's other shareholders. The Rollover Investors will have equity interests in Parent after the consummation of the merger. These interests may create conflicts of interest. The Special Committee and the board of directors were aware of these interests during their respective deliberations on the merits of the merger and in making their decisions to recommend and approve, respectively, the merger agreement and the transactions contemplated by the merger agreement, including the merger. These interests are discussed in "Special Factors—Positions of the GF Group Filing Persons Regarding the Fairness of the Merger" beginning on page 66.

  •
  Material U.S. Federal Income Tax Consequences of the Merger.  The exchange of shares of Company Common Stock for cash pursuant to the merger generally will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in the section entitled "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 94) whose shares of Company Common Stock are converted into the right to receive cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash received with respect to such shares and the U.S. holder's adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). See "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 94 for a discussion of the material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The determination of the actual tax consequences of the merger to a holder of Company Common Stock will depend on the holder's specific situation. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them based on their particular circumstance, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  •
  Treatment of Outstanding Options, Stock Appreciation Rights and Restricted Stock Awards.  In connection with the consummation of the merger, (i) each stock option and stock appreciation right, whether or not then exercisable or vested, will be converted into the right to receive at the closing cash equal to the product of (a) the excess, if any, of the per share merger consideration over the per share exercise price of the applicable option or stock appreciation right and (b) the number of shares of Company Common Stock underlying such option or stock appreciation right; (ii) each restricted stock award not subject to any performance-based vesting condition held by an employee will be automatically vested and converted into the right to receive at the closing cash equal to the product of (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award; (iii) each restricted stock award not subject to any performance-based vesting condition held by a non-employee member of the board of directors will vest on a prorated basis based on the number of days that have elapsed since the grant date of such award and be converted into the right to receive at the closing cash equal to the product of (a) the per share merger consideration and (b) such pro-rated number of shares; and (iv) with the exception of certain management members described below, each restricted stock award subject to any performance-based vesting condition will be converted into a right to receive a restricted cash award from the surviving corporation that will vest and be payable (without regard to any performance goals but subject to applicable service vesting conditions in the prior award) at the end of its currently applicable vesting period, with the cash payment therefor equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement. Such restricted cash award will accelerate upon a termination without cause or for good reason prior to the scheduled vesting date. Each restricted stock award subject to any performance-based vesting condition held by Mr. Jorge Narino or Ms. Tricia McDermott Thompkins will be converted into a right to receive at the closing a cash payment equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement. All outstanding restricted stock units held by George Feldenkreis will be cancelled. For more details about the treatment of Company equity-based awards, please see the section entitled "The Merger Agreement—Conversion of Securities—Treatment of Outstanding Options, Stock Appreciation Rights and Restricted Stock Awards" beginning on page 116.

  •
  Anticipated Closing of the Merger.  The merger is expected to be completed after all of the conditions to the merger are satisfied or waived. The Company currently expects the merger to be completed in the second half of 2018, although the Company cannot assure completion by any particular date, if at all. The Company will issue a press release once the merger has been completed. See "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 135.

  •
  Limitations on Solicitations of Other Offers.  The Company has agreed to cease and terminate any previous discussions or negotiations with respect to "takeover proposals" (as defined in "The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out" beginning on page 125). Under the merger agreement, the Company is subject to "nonsolicitation" restrictions that prohibit the Company, its subsidiaries and their respective representatives from soliciting, encouraging or facilitating offers or proposals relating to a takeover proposal or providing information to or engaging in discussions or negotiations with third parties regarding a takeover proposal. Prior to the adoption of the merger agreement by the Company's shareholders, or the termination of the merger agreement (whichever occurs earlier), the "nonsolicitation" restrictions are subject to "fiduciary out" provisions. See "The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out" beginning on page 125 and "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 138.

  •
  Termination.  The merger agreement may be terminated at any time prior to the completion of the merger:

  •
  by mutual written consent of both Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee);

  •
  by either Parent or the Company if (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee):

  •
  the merger is not consummated by December 14, 2018 (the "termination date"), except that such right to terminate the merger agreement will not be available to the party seeking to terminate the merger agreement if such party has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach has materially contributed to, or resulted in, the failure to consummate the merger by such date;

  •
  the merger agreement has been submitted to the Company's shareholders for adoption at a duly convened shareholders meeting (or adjournment, postponement or recess thereof) at which a quorum is present and the requisite shareholder vote is not obtained; or

  •
  a final and nonappealable order of any governmental authority having jurisdiction over any party to the merger agreement permanently enjoins or prohibits consummation of the merger; provided that the party seeking to terminate the merger agreement must have used reasonable best efforts to challenge such order and cause such order to be withdrawn, rescinded, terminated, cancelled or otherwise nullified;

    •
    by Parent if:

    •
    prior to the adoption of the merger agreement by the Company's shareholders, the Special Committee or the board of directors has changed, withdrawn, modified or amended its recommendation (or the Special Committee recommends that the board of directors take any such action) that the Company's shareholders adopt the merger agreement in any manner adverse to Parent (or the Special Committee or the board of directors has publicly proposed to do so);

    •
    prior to the adoption of the merger agreement by the Company's shareholders, (i) the board of directors or the Special Committee approves, endorses or recommends any takeover proposal (or publicly proposes to do so) or (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity or securities of the Company then outstanding is commenced and the board of directors or Special Committee recommends in favor of such tender offer or exchange offer by its shareholders (or publicly proposes to do so) or within ten business days after the commencement thereof the board of directors fails to recommend against such tender offer or exchange offer; or

    •
    a breach by the Company of any of its representations, warranties, covenants or agreements under the merger agreement has occurred, which breach would give rise to a failure of certain specified conditions to closing and such breach is not capable of being cured prior to the termination date or is not cured by the Company within 20 business days after the Company's receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are in breach of their respective representations, warranties, covenants or agreements under the merger agreement which breach would give rise to the failure of specified conditions to the Company's obligations to close;

    •
    by the Company (only pursuant to a resolution adopted by the Special Committee before the effective time of merger):

    •
    pursuant to the "no-shop" provisions in the merger agreement as described under the heading "The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out" beginning on page 125;

    •
    in the event of a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements under the merger agreement has occurred, which breach would give rise to a failure of certain specified conditions to closing and such breach is not capable of being cured prior to the termination date, or is not cured by Parent within 20 business days after Parent's receipt of written notice of such breach from the Company, but only so long as the Company is not in breach of its representations, warranties, covenants or agreements under the merger agreement which breach would give rise to the failure of specified conditions to Parent's obligations to close; or

    •
    if (i) all of the conditions to the respective obligations of the parties and to Parent's obligations to close have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement and other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied), (ii) the

        Company confirmed to Parent in writing that all conditions to the Company's obligations to close have been satisfied (or that it is willing to waive (to the extent permitted by law) any unsatisfied conditions to the Company's obligations to close) and that it stands and will stand ready, willing and able to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the closing by the earlier of (x) the date that is five business days after receipt of such confirmation by the Company and (y) the termination date.

    None of the Rollover Investors (other than George Feldenkreis) or any of their affiliates, partners, members, directors, officers, employees and other specified persons (i) shall be obligated under, or otherwise have any liability with respect to, any guarantee obligations of George Feldenkreis or any reverse termination fee payable by Parent or Merger Sub to the Company and/or (ii) will be entitled to receipt of any termination fee payable by the Company to Parent and/or Merger Sub.

          See "The Merger Agreement—Termination" beginning on page 136.

  •
  Termination Fees.  The merger agreement contains certain termination rights for both the Company and Parent. The merger agreement provides that, upon termination of the merger agreement under specified circumstances, the Company would be required to pay Parent or its designee a termination fee in an amount equal to $8.736 million (including, under certain circumstances, if the Company enters into a definitive agreement for or consummates an alternative takeover proposal during the 9-month "tail" period following termination of the merger agreement, or under other certain circumstances, during the 12-month "tail" period following termination of the merger agreement). The merger agreement also provides that Parent would be required to pay the Company a reverse termination fee, upon termination of the merger agreement under specified circumstances, of $17.472 million, and, in certain circumstances, the fees and expenses of the Company, but subject to an overall cap of $17.472 million. The merger agreement provides that under no circumstances may the Company be permitted or entitled to receive both payment of the reverse termination fee and payment of other monetary damages. See "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 138 and "Special Factors—Limited Guarantee" beginning on Page 81.

  •
  Specific Performance.  Under certain circumstances, the Company, on the one hand, and Parent and Merger Sub, on the other hand, are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy at law or in equity to which they are entitled. However, the right of the Company to seek specific performance to enforce Parent's and/or Merger Sub's obligation to effect the closing as provided by the merger agreement is subject to the requirements that (i) all of the conditions to the parties' respective obligations and to Parent's and Merger Sub's obligations to consummate the merger would have been satisfied if the closing were to have occurred at such time (other than those conditions that, by their terms, are to be satisfied at the closing, each of which shall be capable of being satisfied at the closing, or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement), (ii) the debt financing has been funded or will be funded at the date the closing is required to occur in accordance with the terms of the merger agreement upon delivery of a drawdown notice by Parent and/or notice from Parent that the Rollover Investment will be funded at such date, (iii) Parent and Merger Sub fail to complete the closing on the date the closing is required to have occurred as provided in the merger agreement, and (iv) the Company has irrevocably confirmed in writing to Parent that all of the conditions to the parties' respective obligations and to the Company's obligations to consummate the merger have been satisfied (or that the Company would be willing to waive any unsatisfied conditions for purposes of consummating the merger) and that if specific performance is granted and if the debt financing and Rollover Investment were funded, the closing would occur. The merger agreement provides that under no circumstances may the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief pursuant to which the merger is consummated and the aggregate merger consideration is received, on the one hand, and payment of all or a portion of the reverse termination fee or other monetary damages, on the other hand. See "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 138 and see "Special Factors—Financing of the Merger" beginning on page 78.

  •
  Additional Information.  You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (the "SEC"). This information is available at the SEC's public reference facilities and at the website maintained by the SEC at www.sec.gov and on the Company's website at http://investor.pery.com/. For a more detailed description of the additional information available, see "Where Shareholders Can Find More Information" beginning on page 159.

QUESTIONS AND ANSWERS ABOUT THE MERGER,
THE "GOLDEN PARACHUTE COMPENSATION" AND THE SPECIAL MEETING

        The following questions and answers, which are for your convenience only, briefly address some commonly asked questions about the merger, the "golden parachute compensation" and the Special Meeting and are qualified in their entirety by the more detailed information contained elsewhere in this Proxy Statement. These questions and answers may not address all questions that may be important to you as a shareholder of Perry Ellis. You should still carefully read this entire Proxy Statement, including the attached appendices.

Q:    When and where is the Special Meeting?

A:
The Special Meeting will be held at [    ] [a.m.][p.m.], Eastern Time, on [    ], 2018. The Special Meeting will be held at [    ].

Q:    What items will be voted upon at the Special Meeting?

A:
There are three matters scheduled for a vote at the Special Meeting:

1.
A vote on the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent;

2.
An advisory (non-binding) vote to approve the "golden parachute compensation" that may become payable to the Company's named executive officers in connection with the merger; and

3.
A vote on a proposal to approve the adjournment, postponement or recess of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

  In addition, shareholders will be asked to consider and vote upon any other matters that properly come before the Special Meeting or any adjournment, postponement or recess thereof.

Q:    What will happen in the merger?

A:
In the merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent. As a result of the merger, Company Common Stock will no longer be publicly traded, and you will no longer have any interest in the Company's future earnings or growth. In addition, Company Common Stock will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company will no longer be required to file periodic reports with the SEC with respect to Company Common Stock.

Q:    What will I receive in the merger?

A:
If the merger is completed, you will be entitled to receive $27.50 in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of Company Common Stock, you will receive $2,750.00 in cash in exchange for your shares of Company Common Stock, without giving effect to any applicable withholding taxes. This does not apply to (i) shares of Company Common Stock held by the Company or any of its wholly-owned subsidiaries or Parent or its subsidiaries, (ii) shares of Company Common Stock held by the Rollover Investors, and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the FBCA. You will not own, directly or indirectly, any shares of the capital stock in the surviving corporation.

  In connection with the consummation of the merger, (i) each stock option and stock appreciation right, whether or not then exercisable or vested, will be converted into the right to receive at the closing cash equal to the product of (a) the excess, if any, of the merger consideration over the per share exercise price of the applicable option or stock appreciation right and (b) the number of shares of Company Common Stock underlying such option or stock appreciation right; (ii) each restricted stock award not subject to any performance-based vesting condition held by an employee will be automatically vested and converted into the right to receive at the closing cash equal to the product of (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award; (iii) each restricted stock award not subject to any performance-based vesting condition held by a non-employee member of the board of directors will vest on a prorated basis based on the number of days that have elapsed since the grant date of such award and be converted into the right to receive at the closing cash equal to the product of (a) the per share merger consideration and (b) such pro-rated number of shares; and (iv) with the exception of certain management members described below, each restricted stock award subject to any performance-based vesting condition will be converted into a right to receive a restricted cash award from the surviving corporation that will vest and be payable (without regard to any performance goals but subject to applicable service vesting conditions in the prior award) at the end of its currently applicable vesting period, with the cash payment therefor equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement. Such restricted cash award will accelerate upon a termination without cause or for good reason prior to the scheduled vesting date. Each restricted stock award subject to any performance-based vesting condition held by Mr. Jorge Narino or Ms. Tricia McDermott Thompkins will be converted into a right to receive at the closing a cash payment equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement.

Q:    How does the per share merger consideration compare to the market price of Company Common Stock prior to announcement of the merger?

A:
The $27.50 per share to be paid in respect of each share of Company Common Stock represents (i) a premium of 21.6% based on the closing price per share of Company Common Stock on February 5, 2018 (the "Undisturbed Date"), the last trading day before the announcement by George Feldenkreis of a proposal to acquire the Company, of $22.62; (ii) a premium of 26.22% based on the volume weighted average price per share of Company Common Stock for the 1-year period ending on the Undisturbed Date, of $21.79; (iii) a premium of 25.6% based on the volume weighted average price per share of Company Common Stock for the 180-day period ending on the Undisturbed Date, of $21.90; (iv) a premium of 14.0% based on the volume weighted average price per share of Company Common Stock for the 90-day period ending on the Undisturbed Date, of $24.13; (v) a premium of 11.1% based on the volume weighted average price per share of Company Common Stock for the 60-day period ending on the Undisturbed Date, of $24.75; (vi) a premium of 9.4% based on the volume weighted average price per share of Company Common Stock for the 30-day period ending on the Undisturbed Date, of $25.14; (vii) a premium of 5.8% based on the highest closing price per share of Company Common Stock for the 52-week period ending on the Undisturbed Date, of $25.99; and (viii) a discount of 4.5% based on the highest closing price per share of Company Common Stock for the 5-year period ending on the Undisturbed Date, of $28.80.

Q:    How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:
Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Company Common Stock owned directly by them, in favor of the adoption of the merger agreement. As of [                        ], the record date for the Special Meeting, our directors and executive officers (including George Feldenkreis and Oscar Feldenkreis) directly owned, in the aggregate, [    ] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [    ] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. As of [                        ], the record date for the Special Meeting, our directors and executive officers that are not party to the voting agreement (as described in "Special Factors—Voting Agreement" beginning on page 90) directly owned, in the aggregate, [    ] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [    ] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. See "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 83.

Q:    Who will own the Company after the merger?

A:
After the merger, the Company will be a wholly-owned subsidiary of Parent. Immediately following the merger, George Feldenkreis, Oscar Feldenkreis and the other Rollover Investors will own 100% of the equity securities of Parent.

Q:    Who can attend and vote at the Special Meeting?

A:
All holders of Company Common Stock at the close of business on [                        ], the record date for the Special Meeting, will be entitled to vote (in person or by proxy) at the Special Meeting.

Q:    What vote is required to adopt the merger agreement?

A:
The merger agreement must be adopted by the affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock entitled to vote thereon, and (ii) a majority of the outstanding shares of Company Common Stock entitled to vote thereon that are not owned directly or indirectly by the Rollover Investors, any other officers or directors of the Company or any other person having any equity interest in, or right to acquire any equity interest in, Merger Sub or any person of which merger Sub is a direct or indirect subsidiary. Because the required vote is based on the number of shares of Company Common Stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the adoption of the merger agreement. A "broker non-vote" occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder's shares are to be voted on the matter. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible.

  The Rollover Investors have entered into a voting agreement with Parent and the Company that covers an aggregate of approximately 19.8% of the outstanding shares of Company Common Stock, pursuant to which such shareholders have agreed to, among other things, vote their shares FOR the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement.

Q:    Why am I being asked to cast an advisory (non-binding) vote to approve "golden parachute compensation" that may become payable to the Company's named executive officers under existing agreements with the Company in connection with the merger?

A:
The SEC has adopted rules that require the Company to seek an advisory (non-binding) vote with respect to certain compensation that will or may be payable to the Company's named executive officers in connection with the merger.

Q:    What is the "golden parachute compensation"?

A:
The "golden parachute compensation" is certain compensation that is tied to or based on the consummation of the merger and may become payable to the Company's named executive officers under existing agreements with the Company. See "Advisory Vote on "Golden Parachute Compensation" " beginning on page 142.

Q:    What vote is required to approve on an advisory basis the "golden parachute compensation" that may become payable to the Company's named executive officers under existing agreements with the Company in connection with the merger?

A:
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of the advisory (non-binding) proposal on "golden parachute compensation."

Q:    What will happen if shareholders do not approve the "golden parachute compensation" at the Special Meeting?

A:
Approval of the "golden parachute compensation" is not a condition to the completion of the merger. The vote with respect to the "golden parachute compensation" is merely an advisory vote and will not be binding on the Company or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various "golden parachute" payments.

Q:    What is a quorum?

A:
A quorum will be present if holders of a majority in voting power of all outstanding shares of Company Common Stock entitled to vote on a matter at the Special Meeting are present in person or represented by proxy at the Special Meeting. The quorum for the Special Meeting is not broken by the subsequent withdrawal of any shareholder. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned to another time and place.

Q:    How many votes do I have?

A:
You have one vote for each share of Company Common Stock that you own as of the close of business on the record date.

Q:    How are votes counted and what happens if I do not vote?

A:
Votes will be counted separately in respect of each proposal by the inspector of election appointed for the Special Meeting, who will separately count FOR and AGAINST votes, abstentions and broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not receive instructions from the beneficial owner with respect to the merger proposal, the proposal for "golden parachute compensation" or the adjournment proposal, counted separately.

  Because Florida law requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the adoption of the merger agreement, the failure to vote, broker non-votes and abstentions will have the same effect as a vote AGAINST the adoption of the merger agreement.

  Because the advisory (non-binding) vote to approve the "golden parachute compensation" and approval of the adjournment proposal require the affirmative vote of the holders of a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote thereon, abstentions will have the same effect as a vote AGAINST each of the "golden parachute compensation" and adjournment proposal. Broker non-votes will have no effect on the outcome of each of the "golden parachute compensation" proposal and the adjournment proposal. As noted above, the vote with respect to the "golden parachute compensation" is merely an advisory vote and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various "golden parachute" payments.

  Adoption of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of the holders of (i) a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting; and (ii) a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting that are not owned by: (x) officers or directors of the Company, (y) the Rollover Investors, or (z) any person having any equity interest in Parent or Merger Sub.

Q:    How do I vote my Company Common Stock?

A:
Before you vote, you should read this Proxy Statement carefully and in its entirety, including the appendices, and carefully consider how the merger and the "golden parachute compensation" affect you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or vote via Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting. For more information on how to vote your shares, see "The Special Meeting—How Do I Vote?" beginning on page 110.

Q:    If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting AGAINST the adoption of the merger agreement for purposes of the Company shareholder approval, but will have no effect for purposes of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies or on the outcome of the advisory (non-binding) vote on "golden parachute compensation."

Q:    Will my shares held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares you may hold in "street name" will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity may be voted by the officer, agent or proxy designated by the bylaws of such corporate shareholder or, in the absence of any applicable bylaw, by such person or persons as the board of directors of the corporate shareholder may designate. In the absence of any such designation, or, in case of conflicting designation by the corporate shareholder, the chairman of the board, the president, any vice president, the secretary and the treasurer of the corporate shareholder, in that order, shall be presumed to be fully authorized to vote such shares. Shares held by an administrator, executor, guardian, personal representative, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name or the name of his nominee. Shares held by or under the control of a receiver, a trustee in bankruptcy proceedings, or an assignee for the benefit of creditors may be voted by such person without the transfer thereof into his name. If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Company is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect: (a) if only one votes, in person or by proxy, his act binds all; (b) if more than one votes, in person or by proxy, the act of the majority so voting binds all; (c) if more than one votes, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest.

Q:    May I vote in person?

A:
Yes. You may attend the Special Meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy from such record holder.

Q:    May I change my vote after I have mailed my signed proxy card?

A:
Yes. If you are the shareholder of record of your shares, you may revoke your proxy in any one of three ways:

•
You may submit another properly completed proxy bearing a later date which is received by Innisfree M&A Incorporated, our proxy solicitor, by the close of business on [      ], 2018;

•
You may send a written notice which is received by the close of business on [      ], 2018 that you are revoking your proxy to 3000 N.W. 107th Avenue Miami, Florida 33172, Attention: Tricia Thompkins, General Counsel and Secretary; or

•
You may attend the Special Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy.

  If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:    What does it mean if I receive more than one set of proxy materials?

A:
This means you own shares of Company Common Stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:    If the merger is completed, how will I receive cash for my shares?

A:
If the merger agreement is adopted and the merger is consummated, and if you are the record holder of your shares of Company Common Stock (i.e., you have a stock certificate (or affidavit of loss in lieu thereof) or you hold shares in book-entry), as soon as reasonably practicable, and in any event within three business days, after the effective time of the merger, you will be sent a letter of transmittal to complete and return to a paying agent to be designated by Parent, referred to herein as the "paying agent." In order to receive the $27.50 per share merger consideration, you must send the paying agent, according to the instructions provided, your validly completed and signed letter of transmittal together with your Company stock certificates (or affidavit of loss in lieu thereof) or book-entry shares, as applicable, and other required documents as instructed in the separate mailing. Once you have properly submitted these materials, you will receive cash for your shares. If your shares of Company Common Stock are held in "street name" by your broker, bank or other nominee, you will receive instructions after the effective time of the merger from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares and receive cash for those shares.

Q:    What happens if the merger is not completed?

A:
If the merger agreement is not adopted by the shareholders of the Company or if the merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their shares of Company Common Stock in connection with the merger. Instead, the Company will remain a stand-alone company, Company Common Stock will continue to be listed and traded on the Nasdaq Global Market and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC with respect to Company Common Stock. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 138.

Q:    When should I send in my stock certificates?

A:
If the merger agreement is adopted you will receive the letter of transmittal following the consummation of the merger. You should send your stock certificates (or affidavit of loss in lieu thereof) together with the letter of transmittal in accordance with the instructions provided after the merger is consummated and not now.

Q:    I do not know where my stock certificate is—how will I get my cash?

A:
The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:    What happens if I sell my shares of Company Common Stock before the Special Meeting?

A:
The record date for shareholders entitled to vote at the Special Meeting is earlier than the consummation of the merger. If you transfer your shares of Company Common Stock after the record date but before the Special Meeting you will, unless special arrangements are made, retain your right to vote at the Special Meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:    What rights do I have to seek a valuation of my shares?

A:
Shareholders who do not vote in favor of the adoption of the merger agreement may exercise their right to seek appraisal of the fair value of their shares of Company Common Stock if the merger is completed in lieu of receiving the per share merger consideration, but only if they do not vote in favor of adopting the merger agreement and otherwise comply with the procedures of Sections 607.1301 through 607.1333 of the FBCA, which is the appraisal rights statute applicable to Florida corporations. A copy of Sections 607.1301 through 607.1333 of the FBCA is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See "Special Factors—Appraisal Rights" beginning on page 91 and Appendix C to this Proxy Statement.

Q:    What do I need to do now?

A:
You should carefully read this Proxy Statement, including the appendices, in their entirety, and consider how the merger and the "golden parachute compensation" would affect you. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date, sign and return a proxy card as promptly as possible.

Q:    Who can help answer my questions?

A:
If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at 1 (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

SPECIAL FACTORS

        The following, together with the summary of the merger agreement set forth under "The Merger Agreement," is a description of the material aspects of the merger. While we believe that the following description covers the material aspects of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Agreement and Plan of Merger attached to this Proxy Statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement. You may obtain additional information without charge by following the instructions in "Where Shareholders Can Find More Information" beginning on page 159 of this Proxy Statement.

Background of the Merger

        From time to time, the Board and the Company's senior management have evaluated potential strategic alternatives relating to the Company's businesses, including business combinations, strategic partnerships, acquisitions and other potential strategic transactions, all with a view towards enhancing shareholder value. No firm offer to acquire the Company has been made during the past two years, except as described below.

        In August, 2017, the independent directors of the Company, Joe Arriola, Jane DeFlorio, Bruce J. Klatsky, Michael W. Rayden and J. David Scheiner, began to evaluate the role of Mr. George Feldenkreis as Executive Chairman of the Company. On September 20, 2017, the Board removed Mr. George Feldenkreis as Executive Chairman of the Company, simultaneously terminating his operational role in the Company, and elected Mr. Scheiner as Non-Executive Chairman of the Board.

        On October 24, 2017, the Board formed the Special Committee to review certain matters, including the role of Mr. Oscar Feldenkreis as Chief Executive Officer of the Company, his employment arrangement with the Company and strategic planning for the Company.

        On February 6, 2018, the Company received an unsolicited letter from Mr. George Feldenkreis (the former Executive Chairman of the Company, and a member of the Board) and Fortress Credit Advisors LLC ("Fortress"). Mr. George Feldenkreis proposed to acquire the Company in an all cash transaction for $27.50 per share (the "Feldenkreis Proposal"). Therein, Mr. George Feldenkreis stated that he would anticipate discussing with Mr. Oscar Feldenkreis (the Company's Chief Executive Officer and a member of the Board) whether Mr. Oscar Feldenkreis would contribute his existing equity ownership of the Company as part of a negotiated transaction. The Feldenkreis Proposal noted that Mr. George Feldenkreis had engaged SCOPE Advisors, LLC ("Scope") as financial advisors, and Olshan Frome Wolosky LLP ("Olshan") and Stearns Weaver Miller Weissler Alhadeff & Sitterson as legal counsel, and that Fortress had engaged Kirkland & Ellis LLP as legal counsel. Mr. George Feldenkreis noted that if he did not receive a favorable response from the Board to the Feldenkreis Proposal by March 10, 2018, he intended to evaluate all of his options as a shareholder of the Company and take appropriate action with respect to his investment.

        On February 7, 2018, Mr. George Feldenkreis filed a statement on Schedule 13D disclosing his interest in acquiring the Company at $27.50 per share and certain understandings in place between Mr. George Feldenkreis and Fortress. Mr. George Feldenkreis explicitly reserved his right to propose a slate of directors for election to the Board at the 2018 annual meeting of shareholders (the "2018 Annual Meeting"). The Schedule 13D disclosure also noted that Mr. George Feldenkreis and Fortress had entered into a non-binding letter of intent in which Fortress "confirmed it would consider committing $300 million of debt and/or equity financing toward the proposed acquisition". Further, the Schedule 13D disclosed that Mr. George Feldenkreis had entered into a letter agreement with Fortress pursuant to which he agreed to pay Fortress a profit sharing fee if Mr. George Feldenkreis sold his shares (or entered into an agreement to sell such shares) to a third party within six months of the date of such agreement, in an amount equal to $1 million for each $1.00 of share price in excess of $23.50 per share, up to a maximum of $5 million.

        Also on February 7, 2018, the Special Committee delivered a letter to Mr. Oscar Feldenkreis, noting that the Feldenkreis Proposal explicitly anticipated discussions between Mr. George Feldenkreis and Mr. Oscar Feldenkreis in respect of Mr. Oscar Feldenkreis contributing his existing equity, and directing Mr. Oscar Feldenkreis to refrain, absent prior written consent of the Special Committee, from making any public or private statements or engaging in any public or private communications with any customers, suppliers, employees, consultants, officers or other business relations of the Company, including George Feldenkreis, Fortress Credit Advisors LLC or any of their respective affiliates, advisors or other representatives, in each case regarding the Feldenkreis Proposal or any alternative transaction that may be considered by the Board or its committees in connection with the evaluation of such proposal.

        On February 9, 2018, the Special Committee sent a letter to Mr. George Feldenkreis reminding Mr. George Feldenkreis of his fiduciary duties to protect the confidentiality of the Company's non-public or proprietary information and to refrain from using such information for any reason other than his service to the Company as a director. The letter explicitly indicated that fiduciary duties under Florida law would prohibit Mr. George Feldenkreis from using any non-public, proprietary or confidential information concerning the Company for the purpose of facilitating the transaction contemplated by the Feldenkreis Proposal.

        Also on February 9, 2018, Mr. George Feldenkreis responded to the Special Committee with a letter confirming his knowledge of his fiduciary duties and reminding the Special Committee of its fiduciary duties to act in the best interest of the Company's shareholders.

        On February 13, 2018, the Board held a meeting, at which all directors were present, during which it expanded the powers of the Special Committee, giving it exclusive power to (i) evaluate the terms and conditions of the Feldenkreis Proposal or any alternative thereto, and determine whether the Feldenkreis Proposal or any alternative thereto is advisable, fair, and in the best interest of the Company and its shareholders, (ii) negotiate with any party regarding the Feldenkreis Proposal or any alternative thereto, and if the Special Committee deems appropriate and permissive under applicable law, approve the execution and delivery of documents in connection therewith on behalf of the Company, (iii) determine whether the Feldenkreis Proposal or any alternative thereto is beneficial to the Company and its shareholders and (iv) recommend to the full Board what action, if any, should be taken with respect to the Feldenkreis Proposal or any alternative thereto, including the rejection of the Feldenkreis Proposal or any alternative thereto. The resolutions explicitly empowered the Special Committee to retain, at the Company's expense, independent legal counsel and financial advisors in connection with such duties, and to act on behalf of the Company in connection with any matters ancillary or related to the Special Committee's purpose, including entering into contracts of any nature, commencing litigation and authorizing defensive measures on behalf of the Company. The resolutions authorized and directed the Company to pay all fees, expenses and disbursements, and to honor all other obligations of the Company under such contracts, in connection with such matters. The resolutions explicitly indicated the Special Committee was not required to furnish to the Board any work product or communications between the members of the Special Committee and its counsel and advisors.

        Also on February 13, 2018, the Special Committee met and discussed with Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul, Weiss") and Akerman LLP ("Akerman") (each of whom had been retained by the independent directors in August 2017, in connection with the review of Mr. George Feldenkreis' role with the Company) the Special Committee's fiduciary duties in connection with the Company's process for evaluating strategic alternatives, including a potential sale of the Company. The Special Committee discussed the role of Mr. Oscar Feldenkreis and his role in the process of the Feldenkreis Proposal. At this meeting, settlement negotiations between the Company and Ms. Fanny Hanono, a former Company employee and Mr. George Feldenkreis' daughter, were also discussed.

        Between February 6 and February 17, 2018, members of the Special Committee met with several financial advisors about potentially representing the Special Committee in connection with evaluating the Feldenkreis Proposal and any strategic alternatives thereto. On February 22, 2018, the Special Committee approved the Company's engagement of PJ Solomon as the Special Committee's financial advisor, following discussion (including regarding the Special Committee's fiduciary duties), and in connection therewith, the Company entered into an Engagement Letter with PJ Solomon, and a Non-Disclosure Agreement with PJ Solomon. The Special Committee selected PJ Solomon as its financial advisor because PJ Solomon is a recognized financial advisory firm that has substantial experience in transactions similar to the merger and after taking into account the conclusion of PJ Solomon, at the time of such selection (which was subsequently reconfirmed in connection with delivery of the fairness opinion on June 15, 2018), that there were no relationships or interests in connection with the proposed merger that would limit the ability of PJ Solomon to perform its obligations as financial advisor to the Special Committee. Also on February 22, 2018, representatives of PJ Solomon met with senior members of management, including the Chief Executive Officer, Mr. Oscar Feldenkreis, Chief Financial Officer, Mr. Jorge Narino, and General Counsel, Ms. Tricia Thompkins. At the meeting the parties discussed the Company's initial 2019 budget projections, a "3-year plan" and the Company's non-core brand analysis. PJ Solomon would later report to the Special Committee that management of the Company had informed PJ Solomon that (i) the Company had not yet completed the preparation of financial statements for the fiscal year ended February 3, 2018 as the closing was not yet complete following the fiscal year end, (ii) the fiscal year 2019 budget would be reviewed to consider recent and potential bankruptcy filings by customers of the Company, and (iii) the "3-year plan" was preliminary and not yet complete, consisting solely of 2019 projections with revenue "rollups" and no expense projections.

        On February 22, 2018, representatives of PJ Solomon spoke with Mr. George Feldenkreis' financial advisor, Scope, to discuss process and the proposed capital structure for an acquisition of the Company by Mr. George Feldenkreis. During that conversation, Scope relayed that there would be sufficient capital between the rollover of shares held by Mr. George Feldenkreis and his family, on the one hand, and Fortress' commitment to provide $300 million of debt and/or equity financing on the other hand, to finance the Feldenkreis Proposal.

        On February 23, 2018, the Special Committee met with its advisors and discussed Mr. George Feldenkreis' ongoing interest in acquiring the Company, including whether the Feldenkreis Proposal would materialize into an actionable opportunity for shareholders, the potential timing of the Feldenkreis Proposal or any alternative transaction, and the desirability of bringing in an independent third-party management consultant to review the Company's projections.

        On February 26, 2018, the Company issued a press release announcing that the Board authorized the Special Committee to review the Feldenkreis Proposal and that the Special Committee retained Paul, Weiss and Akerman as its legal counsel and PJ Solomon as its financial advisor to assist with its review.

        On February 27, 2018, Olshan sent a letter to Paul, Weiss requesting that the Company move quickly to engage with Mr. George Feldenkreis. Olshan also requested that the Company send a draft non-disclosure agreement in order to permit Fortress to conduct due diligence in connection with the Feldenkreis Proposal.

        On March 3, 2018, the Special Committee met with its advisors to receive an update on the process. At this meeting, the Special Committee reviewed a presentation prepared by PJ Solomon with its financial and legal advisors, which reviewed the terms of the Feldenkreis Proposal, trading multiples represented by the Feldenkreis Proposal, publicly available historical trading market data about the Company, publicly available research analyst views on the Company, management's most recent stand-alone plan for the Company going forward, growth rates reflected in this management plan, risks associated with this management plan, preliminary financial analyses of the Company using data from this management plan (which preliminary analyses consisted of a preliminary selected companies analysis that used an illustrative range of price/earnings multiples of 11.0x to 17.0x and indicated an illustrative range of values per share of the Company of $22.00 to $34.00; a preliminary selected precedent transactions analysis that used an illustrative range of earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples of 6.0x to 8.5x and indicated an illustrative range of values per Company share of $18.84 to $28.24; a preliminary discounted cash flow analysis that used an illustrative range of exit EBITDA multiples of 7.6x to 9.6x and of discount rates of 10.0% to 14.0% and indicated an illustrative range of values per share of Company of $27.37 to $38.59; a preliminary LBO analysis that used an illustrative exit EBITDA multiple of 8.3x and IRR range of 20.0% to 25.0% and indicated an illustrative range of values per share of the Company of $27.00 to $31.00, and a preliminary present value of future share price analysis that used an illustrative range of one-year forward earnings per share ("EPS") multiples of 11.3x to 16.7x and discount rate of 12.6% and indicated an illustrative range of values per share of the Company of $22.70 to $37.30), headwinds facing retailers in the Company's customer base, private equity market's views regarding the retail and apparel sector, discussions with representatives of Mr. George Feldenkreis regarding financing plans, views on potential market checks, the Company's stock price before and after the Feldenkreis Proposal, and potential strategic alternatives and next steps. A copy of the presentation is attached as exhibit (c)(7) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 3, 2018. Paul, Weiss and Akerman then provided the Special Committee with a review of the Special Committee's fiduciary duties in the context of evaluating the Feldenkreis Proposal. After discussion, the Special Committee directed its advisors to propose that Mr. George Feldenkreis and Fortress sign a confidentiality agreement, including a standstill, during which Mr. George Feldenkreis and Fortress would conduct their respective diligence. The Special Committee also directed its advisors to raise the prospect of bringing in an independent third-party consultant to review the management projections independently during negotiations of the confidentiality agreement and to advise Mr. George Feldenkreis that a market check would be conducted.

        On March 4, 2018, Paul, Weiss circulated an initial draft of a proposed form of confidentiality agreement to Olshan, and over the following ten days, Olshan and Paul, Weiss negotiated the terms of the confidentiality agreement.

        On March 9, 2018, Mr. George Feldenkreis submitted a letter to the Board which reaffirmed the Feldenkreis Proposal in all respects. The letter stated that the Special Committee had not responded to the Feldenkreis Proposal and instead the Special Committee sent a non-disclosure agreement with "unreasonable and onerous terms." In the interest of moving forward, Mr. George Feldenkreis proposed that Fortress begin its due diligence review under its own non-disclosure agreement with the Company and that the Board extend the director nomination window by 30 days to avoid an unnecessary contested election at the 2018 Annual Meeting. Mr. George Feldenkreis indicated that if the Board would not extend the nomination deadline for the 2018 Annual Meeting, he would need to preserve his rights as a shareholder and nominate a slate of directors for election to the Board at the 2018 Annual Meeting.

        On March 10, 2018, representatives from Paul, Weiss spoke with Olshan regarding the proposed confidentiality agreement between the Company and Mr. George Feldenkreis and whether Mr. Oscar Feldenkreis would be permitted to speak with Mr. George Feldenkreis regarding the Feldenkreis Proposal or any alternative transaction. Olshan advised that Mr. George Feldenkreis wanted to discuss Mr. Oscar Feldenkreis' potential involvement. Olshan suggested it would revert regarding this issue and also suggested that Mr. George Feldenkreis would consider a limited standstill.

        On March 11, 2018, the Special Committee met with its advisors to receive an update on the process. The Special Committee discussed Mr. Oscar Feldenkreis' potential participation in the Feldenkreis Proposal and his potentially conflicting interest with his role as CEO of the Company. The

Special Committee also discussed whether it would be advisable for the Special Committee to hire an independent third-party management consultant.

        On March 12, 2018, Mr. George Feldenkreis filed a statement on Schedule 13D, publicly disclosing the letter he submitted to the Board on March 9, 2018, noting that he reaffirmed his offer to acquire all of the shares of the Company for $27.50 per share and that he requested that the shareholder nomination deadline be extended for 30 days. Mr. George Feldenkreis also noted his intention, if the nomination deadline was not extended, to nominate a slate of directors at the 2018 Annual Meeting.

        Also on March 12, 2018, the Special Committee met with its advisors and discussed Mr. Oscar Feldenkreis and his potential participation in the Feldenkreis Proposal. Following this discussion, the Special Committee decided that it would direct its advisors to attempt to negotiate a process agreement with each of Mr. George Feldenkreis, Mr. Oscar Feldenkreis, and Fortress regarding what information cannot be shared and, in the case of Mr. Oscar Feldenkreis, permitting the Company to bring in an independent third-party consultant and setting cooperation efforts obligations for Mr. Oscar Feldenkreis in connection therewith.

        On March 13, 2018, the Special Committee met with its advisors and reviewed with Paul, Weiss the key terms of the confidentiality agreement negotiated with Mr. George Feldenkreis. The Special Committee also discussed the treatment of Mr. Oscar Feldenkreis and his potential participation in the Feldenkreis Proposal. The Special Committee noted that it would continue to explore strategic alternatives, including stand-alone strategies and proposals from other bidders, and that it would assess those alternatives based in part on advice of PJ Solomon. The Special Committee then discussed the proposed process letter between the Company and Mr. Oscar Feldenkreis, which permitted the Special Committee to engage an independent third-party consultant without triggering any rights of Mr. Oscar Feldenkreis under his employment agreement, and a list of potential equity financing sources that Mr. George Feldenkreis requested to be pre-approved for permitted disclosure under the terms of his confidentiality agreement.

        On March 14, 2018, the Special Committee approved entry into confidentiality agreements with Mr. George Feldenkreis and Fortress, and a letter agreement with Mr. Oscar Feldenkreis regarding the Special Committee engaging a consultant and Mr. Oscar Feldenkreis' potential participation in the Feldenkreis Proposal. The Special Committee also decided to move forward with the process of engaging AlixPartners, LLP ("AlixPartners"), as the independent third-party consultant. AlixPartners was primarily engaged as a management consultant to provide confirmatory due diligence and an independent review of the reasonableness of the March 2018 Management Projections (as defined in "Special Factors—Projected Financial Information" beginning on page 74) so that the Special Committee could instruct PJ Solomon as to whether such projections could be relied upon as part of the materials reviewed by PJ Solomon in conducting its financial analysis and delivering its fairness opinion. AlixPartners' engagement also provided that AlixPartners would, if requested, assist the Special Committee to obtain and compile information needed to present the Company to prospective purchasers or investors and that AlixPartners may be requested to provide other customary consulting services as may be requested by the Special Committee. The Special Committee did not issue any instructions or limitations on the investigation to AlixPartners concerning its work. The Special Committee further authorized PJ Solomon to conduct a market check (consistent with the market check process, including the identification of potential strategic and financial bidders to be contacted therein, as reviewed by PJ Solomon with the Special Committee on March 3, 2018) using a form of confidentiality agreement substantially similar to the form used for Fortress.

        Later on March 14, 2018, at a Board meeting at which all members were present, the Board unanimously adopted resolutions that, upon execution of the confidentiality agreements with Mr. George Feldenkreis and Fortress, and the letter agreement with Mr. Oscar Feldenkreis, the Company's Bylaws would be amended to extend the director nomination deadline to April 12, 2018. Following the meeting the Company entered into a confidentiality agreement with Mr. George

Feldenkreis, a confidentiality agreement with Fortress, and a letter agreement with Mr. Oscar Feldenkreis, the effectiveness of which triggered the effectiveness of the Bylaw amendment extending the director nomination deadline to April 12, 2018.

        On March 15, 2018, Mr. George Feldenkreis filed a statement on Schedule 13D, publicly disclosing his entry into a confidentiality agreement with the Company (the "Feldenkreis Confidentiality Agreement"). Mr. George Feldenkreis stated that he agreed to customary standstill provisions through the later of (i) the conclusion of the Company's annual meeting and (ii) the date that is six months following the date of the Feldenkreis Confidentiality Agreement, except that after April 10, 2018, Mr. George Feldenkreis may nominate candidates for election to the Board.

        Also on March 15, 2018, the Company entered into a confidentiality agreement with AlixPartners to serve as an independent third-party consultant to the Special Committee. On March 16, 2018, the Company entered into an engagement agreement with AlixPartners.

        On March 16, 2018, Mr. George Feldenkreis, Fortress, Scope, PJ Solomon and members of the Company's management had an initial in-person meeting to discuss Fortress' plans for financing the Feldenkreis Proposal.

        Also on March 16, 2018, PJ Solomon contacted Randa Accessories Leather Goods, LLC ("Randa") in connection with PJ Solomon's market check. Randa then requested that the Company enter into a confidentiality agreement with Randa, which confidentiality agreement was entered into the following day (the "Randa NDA").

        On March 19, 2018, the Company received a heavily marked confidentiality agreement from Party B (which included the rejection of the standstill). PJ Solomon informed Party B that its markup was unacceptable, and Party B never responded.

        Also on March 19, 2018, PJ Solomon launched the online data room, which had been compiled by management of the Company, and Fortress received access to conduct due diligence.

        On March 23, 2018, PJ Solomon provided Randa with a copy of the Company's confidential information memorandum.

        On March 26, 2018, the Special Committee met with its advisors to receive an update on the process. PJ Solomon gave a summary of the strategic alternative review process, noting that PJ Solomon had contacted 18 parties (9 private equity and 9 strategic), but aside from Mr. George Feldenkreis and Fortress, only Randa had executed a confidentiality agreement. The Special Committee determined that it needed a bona fide proposal from Randa (a strategic competitor) before granting due diligence and that further consideration would be required to ensure Randa was serious before sharing commercially sensitive information. Representatives of AlixPartners provided the Special Committee with their initial impressions of the Company. At this same meeting, the Chairman of the Special Committee reported that Mr. Oscar Feldenkreis, in light of the process being undertaken by the Special Committee, had requested that the Special Committee adopt a retention plan for certain key employees in view of their knowledge and roles in the process. The Special Committee agreed to consider this matter.

        Also on March 26, 2018, Ms. Fanny Hanono entered into a severance agreement and general release with the Company, pursuant to which she would receive 18 months of her base salary, her bonus, COBRA health benefits and long-term incentive performance-based compensation pursuant to the terms of such agreement.

        Between March 26, 2018 and June 15, 2018, four potential debt financing sources (in addition to Wells Fargo Bank, National Association ("Wells Fargo") and Fortress) executed joinder agreements with Mr. George Feldenkreis or non-disclosure agreements directly with the Company, in each case permitting such potential debt financing sources to receive confidential information in connection with their respective evaluations of debt financing for the Feldenkreis Proposal.

        On March 28, 2018, PJ Solomon provided Randa with a process letter inviting Randa to submit an initial indication of interest by April 5, 2018.

        On March 30, 2018, Paul, Weiss circulated an initial draft of the agreement and plan of merger to Olshan. Also on March 30, 2018, Fortress had a diligence call with the Company's management.

        On April 2, 2018, the Special Committee met with its advisors to receive an update on the process. PJ Solomon advised that of the 18 parties it had reached out to in March, only Mr. George Feldenkreis and Randa were conducting diligence. PJ Solomon noted Randa was expected to submit a non-binding indication of interest no later than April 5th. PJ Solomon noted that Fortress had indicated it was nearing completion of its business due diligence, and that Fortress had the capacity to backstop the debt financing needed for the Feldenkreis Proposal if an ABL financing could not be achieved. PJ Solomon also advised the Special Committee that Mr. George Feldenkreis' financial advisor believed the director nomination window for the 2018 Annual Meeting, scheduled to expire on April 12th, would likely need to be extended to provide more time for Mr. George Feldenkreis' financing sources to conduct their due diligence.

        On April 5, 2018, Randa submitted a non-binding indication of interest (the "Randa Proposal") indicating a potential purchase price of $27.75 per share in an all cash transaction with no financing contingency and suggesting that it would take about two weeks to complete diligence and submit a letter of intent.

        On April 6, 2018, Mr. George Feldenkreis' financial advisor circulated a list of eight outstanding diligence requests from Fortress.

        Also on April 6, 2018, the Special Committee met with its advisors to receive an update on the process. AlixPartners reviewed with the Special Committee its approach and diligence with respect to its engagement, a summary of the Company's strategies and business plans, and benchmarking and bottom-up analyses of the Company's projections. Specifically, in order to analyze the business plan of the Company, AlixPartners (i) attended a Company presentation to Fortress; (ii) reviewed documentation from the online data room launched by PJ Solomon on March 19, 2018; (iii) held update calls with the Special Committee, PJ Solomon, and Paul, Weiss; (iv) benchmarked key operating and financial metrics against AlixPartner's knowledge base and comparable firm public financials; and (v) conducted interviews with certain members of Company management. AlixPartners reviewed with the Special Committee their observations of the risks and opportunities associated with the management's strategic plans, which weighed the importance of maintaining and building the Company's existing brands against the cost and management effort required to enhance the Company's brands. AlixPartners also discussed its view that, in order to make sufficient resources available to meet brand-building objectives, the Company should consider changes to its management organization and cost structure. The Special Committee also asked AlixPartners to assess leadership and morale at the Company (a) in light of the request by the Company's CEO that the Company implement a retention plan, and (b) with a view towards understanding (x) the possible strategic alternatives to the Feldenkreis Proposal and (y) the potential to further develop and exploit the Company's assets. Based on the foregoing approach, AlixPartners believed that the March 2018 Management Projections as presented for the fiscal years 2019 - 2021 were within a range that was reasonable and were reasonably prepared on bases reflecting the then-best available estimates and judgments of the Company's management of the future financial performance of the Company. The Special Committee did not base its determination concerning the use of the projections on any external factors other than that the projections were prepared by the Company's management and the analysis performed by AlixPartners. The Company's management did not review AlixPartners' written presentation, including AlixPartners' views regarding the Company's strategies and business plans, prior to AlixPartners' delivery of its written presentation to the Special Committee. Following the execution of the merger agreement, AlixPartners' views and written presentation were shared with Company management and George

Feldenkreis, who agreed with AlixPartners' conclusions regarding management's projections, but not with AlixPartners' views regarding management's strategic plans.

        Also on April 6, 2018, the Special Committee determined, after considering, among other things, the oral briefing and written presentation of AlixPartners, that the March 2018 Management Projections (which had been adjusted to reflect contraction in the Company's retail customer base, including the bankruptcy of Bon-Ton), based on the interviews, documents and data analyzed by AlixPartners (the truth, accuracy, or completeness of which were not independently verified by AlixPartners) were reasonably prepared and reflected the best estimates available at that time of the Company's management of the Company's future financial performance and that PJ Solomon should utilize the March 2018 Management Projections for its financial analysis. The Special Committee then discussed a proposal from Mr. George Feldenkreis' counsel to extend the director nomination window from April 12th to April 30th (with a standstill for Mr. George Feldenkreis to nominate director candidates to expire on April 26th) in exchange for a public reaffirmation of the Feldenkreis Proposal, including the $27.50 price. The Special Committee unanimously approved moving forward with this extension, in part because it would give Randa time to catch up to Mr. George Feldenkreis and submit a further progressed proposal. The Special Committee also reviewed the Randa Proposal with PJ Solomon and concluded, based in part on advice from PJ Solomon, that it was in the best interest of the Company's shareholders to allow Randa to enter the strategic process and conduct due diligence. PJ Solomon noted that Randa was a brand operator, and the Special Committee determined that due diligence would be provided taking into account appropriate staging of competitively sensitive information. Representatives from PJ Solomon also noted that another strategic party had expressed interest in working with Mr. George Feldenkreis and his proposal. Given that such other strategic party ("Party C") previously indicated it would not be adverse to Mr. George Feldenkreis, and given its strategic objectives would not lend itself to bid for the whole Company in any event, the Special Committee concluded it was in the best interest of shareholders to allow Party C to potentially work with Mr. George Feldenkreis. PJ Solomon noted that Party C was a licensor, but was not a competitive brand operator.

        Between April 6, 2018 and April 10, 2018, PJ Solomon worked with Company management and general counsel to classify data room files that contained competitively sensitive information so that staged access could be given to those files when and if the Special Committee determined that potential competitors of the Company, including Randa, were sufficiently progressed in bidding to justify providing access.

        On April 9, 2018, at a Board meeting at which all members were present, the Board unanimously adopted resolutions that, upon execution of an amendment to the Feldenkreis Confidentiality Agreement and a letter reaffirming the Feldenkreis Proposal, amended the Company's Bylaws to extend the director nomination deadline for the 2018 Annual Meeting to April 30, 2018. Following the meeting, the Company and Mr. George Feldenkreis executed an amendment to the Feldenkreis Confidentiality Agreement extending the director nomination standstill to April 26, 2018 and Fortress and Mr. George Feldenkreis executed a letter reaffirming the Feldenkreis Proposal.

        Also on April 9, 2018, Mr. George Feldenkreis filed a statement on Schedule 13D, publicly disclosing this letter and noting that he reaffirmed his offer to acquire all of the shares of the Company for $27.50 per share and that Mr. George Feldenkreis and the Company amended the Feldenkreis Confidentiality Agreement to extend the director nomination standstill to April 26, 2018.

        On April 10, 2018, Randa received access to the data room. On April 11, 2018, representatives from Randa met with representatives of PJ Solomon, Mr. Oscar Feldenkreis and certain other members of senior management of the Company at the Company's headquarters in Miami, Florida.

        On April 12, 2018, the Company entered into a confidentiality agreement with Party C in connection with the Feldenkreis Proposal.

        Also on April 12, 2018, after discussions involving the Special Committee and members of senior management, representatives from Paul, Weiss spoke with FWCook ("Cook"), the Company's regular compensation consultant, and outlined a potential change in control severance plan ("CIC Severance Plan"), so that Cook could begin to benchmark such a plan for the Company's compensation committee (the "Compensation Committee"). Cook prepared a report which was provided to the Special Committee (the "Cook Report"), a copy of which is attached as exhibit (c)(9) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 3, 2018. The Special Committee engaged Cook to review the Company's proposed CIC Severance Plan for reasonableness in light of a potential change-in-control transaction. The proposed CIC Severance Plan provides benefits in the event of an involuntary termination without "cause" or voluntary termination with "good reason" within 12 months following a change in control. The analysis provided by Cook in the Cook Report indicated that the Company's proposed program is reasonable and falls within the range of market practice. Cook indicated that the cash severance benefits provided in the CIC Severance Plan are at the lower end of market practice, while the number of covered employees is somewhat high in relation to market practice.

        On April 13, 2018, in respect of the Feldenkreis Proposal, Party C received data room access to conduct due diligence.

        On April 16, 2018, the Company's general counsel presented the Special Committee with the initial list of Company employees proposed to be included in a retention plan, which identified approximately 76 potential employees.

        Also on April 16, 2018, the Special Committee met with its advisors to receive an update on the process. The Special Committee reviewed the list of proposed participants in the CIC Severance Plan with its financial and legal advisors. Representatives from Paul, Weiss outlined the proposed CIC Severance Plan and reported Cook's views and benchmarking of the proposed CIC Severance Plan. The proposed CIC Severance Plan contemplated three tiers, the top-tier consisting of approximately 8-12 persons at the senior level, the middle-tier consisting of approximately 8-12 persons, and the third-tier consisting of the remainder of participants. The Special Committee instructed representatives from PJ Solomon to approach Randa regarding the potential implementation of the CIC Severance Plan and get an understanding of how Randa would perceive such a plan. At this meeting, the Special Committee reviewed a presentation prepared by PJ Solomon with its financial and legal advisors, which reviewed the terms of the Feldenkreis Proposal and the Randa Proposal, trading multiples represented by the Feldenkreis Proposal and the Randa Proposal, publicly available historical trading market data about the Company, publicly available research analyst views on the Company, management's most recent stand-alone plan for the Company going forward, growth rates reflected in this management plan, and preliminary financial analyses of the Company using data from this management plan (which preliminary analyses consisted of a preliminary selected companies analysis that used an illustrative range of price/earnings multiples of 11.0x to 18.0x and indicated an illustrative range of values per share of the Company of $22.00 to $36.00; a preliminary selected precedent transactions analysis that used an illustrative range of EBITDA multiples of 6.0x to 8.5x and indicated an illustrative range of values per Company share of $18.84 to $28.24; a preliminary discounted cash flow analysis that used an illustrative range of exit EBITDA multiples of 8.2x to 9.6x and of discount rates of 10.0% to 14.0% and indicated an illustrative range of values per share of the Company of $22.42 to $30.34; a preliminary LBO analysis that used an illustrative exit EBITDA multiple of 8.3x and IRR range of 20.0% to 25.0% and indicated an illustrative range of values per share of the Company of $26.00 to $27.50, and a preliminary present value of future share price analysis that used an illustrative range of one-year forward EPS multiples of 13.5x to 16.9x and discount rate of 12.6% and indicated an illustrative range of values per share of the Company of $27.09 to $32.09). A copy of the presentation is attached as exhibit (c)(6) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 3, 2018.

        Also on April 16, 2018, PJ Solomon, at the instruction of the Special Committee, approached representatives of Randa to discuss the retention of Company employees, including the likelihood that the proposed CIC Severance Plan would be implemented in the near future. Randa indicated that it understood it was customary to have such a plan in the context of a public strategic review process where risk of a change in control transaction becomes known to employees and indicated its interest in minimizing employee disruption during the process. Additionally, PJ Solomon and Randa discussed (i) Mr. Oscar Feldenkreis' employment arrangements, including his rights upon a change in control of the Company, (ii) the need for Randa's legal counsel to speak with Paul, Weiss regarding specific questions surrounding the Feldenkreis Proposal, (iii) the possibility of receiving expense reimbursement in connection with the Randa Proposal, (iv) access to the Company's senior management to hold meetings and (v) potential third-party financing sources with whom Randa would seek to sign joinder agreements.

        On April 17, 2018, Randa requested meetings with seven of the Company's senior managers. Also on April 17, 2018, Paul, Weiss circulated an initial draft of the agreement and plan of merger to legal counsel for Randa.

        On April 19, 2018, Wells Fargo and Mr. George Feldenkreis executed a joinder agreement, permitting Wells Fargo to receive confidential information in connection with its evaluation of debt financing for the Feldenkreis Proposal.

        On April 20, 2018, Cook delivered a draft of the Cook Report to the Special Committee regarding its review of the proposed CIC Severance Plan. In this draft Cook concluded that the proposed CIC Severance Plan was reasonable and fell within the range of market practice. Specifically, the cash severance benefits were at the lower end of market practice while the number of covered employees was at the higher end of market practice. A copy of the Cook Report is attached as exhibit (c)(9) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 3, 2018.

        Also on April 20, 2018, Paul, Weiss circulated draft disclosure schedules to Randa's legal counsel and Mr. George Feldenkreis' counsel.

        On April 22, 2018, at a Compensation Committee meeting at which all members were present, the Compensation Committee of the Board reviewed the proposed CIC Severance Plan with representatives of Paul, Weiss. After deliberation, the Compensation Committee unanimously voted to approve the CIC Severance Plan. The participants in the CIC Severance Plan included those persons listed in the proposal delivered by the Company's general counsel to the Special Committee on April 16, 2018, as well as three additional participants requested to be included by Mr. Oscar Feldenkreis thereafter. None of the beneficiaries of the CIC Severance Plan are GF Group Filing Persons. The terms of the CIC Severance Plan were not negotiated by Mr. Oscar Feldenkreis (apart from his participation in the creation of the list of proposed beneficiaries) or any other executive officer of the Company.

        Between April 22, 2018 and June 15, 2018, 15 potential debt financing sources executed joinder agreements with Randa, permitting such potential debt financing sources to receive confidential information in connection with their respective evaluations of debt financing for the Randa Proposal.

        On April 25, 2018, PJ Solomon spoke with Scope, who advised that Mr. George Feldenkreis would not increase the price of his offer of $27.50 per share to acquire all of the shares of the Company.

        On April 26, 2018, the Special Committee met with its advisors to receive an update on the process. The Special Committee discussed with its financial and legal advisors a proposal from Mr. George Feldenkreis' counsel to extend the director nomination window from April 30th to May 18th in exchange for (i) an amendment to the Feldenkreis Confidentiality Agreement extending Mr. George Feldenkreis' standstill period to May 16th and (ii) a public reaffirmation of the $27.50 price from Mr. George Feldenkreis. The Special Committee unanimously approved moving forward with this extension. Representatives from PJ Solomon reported that Party C was still interested, but added that Party C's proposed acquisition structure remained unclear. The Special Committee then discussed Randa's progress, and PJ Solomon noted that Randa's senior executives spent 16 hours over the prior three days in meetings with Company management (including 10 senior executives) and consultants from AlixPartners. Following this discussion, the Special Committee also unanimously approved providing Randa with un-redacted versions of all licensing agreements in business lines where Randa was not considered a direct competitor of the Company. During this meeting, the Special Committee also discussed Randa's request for expense reimbursement but declined to make a decision regarding the request at that time.

        Also on April 26, 2018, the Board adopted resolutions by unanimous written consent that, upon execution of an amendment to the Feldenkreis Confidentiality Agreement and a letter reaffirming the Feldenkreis Proposal, amended the Company's Bylaws to extend the director nomination deadline to May 18, 2018. Following adoption of the resolutions, the Company and Mr. George Feldenkreis executed an amendment to the Feldenkreis Confidentiality Agreement extending the director nomination standstill to May 16, 2018 and Fortress and Mr. George Feldenkreis executed a letter reaffirming the Feldenkreis Proposal.

        Also on April 26, 2018, the Company filed a Form 8-K, publicly disclosing adoption of the CIC Severance Plan.

        On April 27, 2018 Mr. George Feldenkreis filed a statement on Schedule 13D, publicly disclosing the letter executed by Mr. George Feldenkreis and Fortress, and noting that Mr. George Feldenkreis reaffirmed his offer to acquire all of the shares of the Company for $27.50 per share and that Mr. George Feldenkreis and the Company amended the Feldenkreis Confidentiality Agreement to extend the director nomination standstill to May 16, 2018.

        Also on April 27, 2018, PJ Solomon received an extensive supplemental diligence request list from Randa. Additionally, representatives from PJ Solomon and Randa corresponded, and Randa identified two key items of outstanding diligence: (i) the competitive licenses, and (ii) discussions with the four inbound licensees and 10 outbound licensees who accounted for a majority of the Company's cash flow. Randa also delivered a draft Expense Reimbursement Agreement.

        Also on April 27, 2018, in respect of the Feldenkreis Proposal, Scope informed PJ Solomon that another potential strategic partner ("Party D"), a brand licensor (though not an operating competitor), was interested in partnering with Mr. George Feldenkreis in his bid to acquire the Company. Accordingly, PJ Solomon provided a draft of the non-disclosure agreement to Party D. Party D confirmed receipt of the non-disclosure agreement, but never commented on, or executed, a non-disclosure agreement in respect of the Feldenkreis Proposal. Accordingly, Party D was not provided access to the data room at that time.

        On April 28, 2018, in respect of the Feldenkreis Proposal, Scope informed PJ Solomon that Mr. George Feldenkreis had retained a team from Proskauer Rose LLP ("Proskauer") to serve as additional legal counsel, along with Olshan, for Mr. George Feldenkreis.

        On May 2, 2018, Randa called PJ Solomon and stated that Randa would go "pencils down" if the Special Committee refused to grant expense reimbursement. Later that day, Paul, Weiss sent the Special Committee members a revised draft of Randa's proposed Expense Reimbursement Agreement.

        Also on May 2, 2018, Mr. George Feldenkreis sent a letter to the Special Committee expressing concerns he had regarding the CIC Severance Plan, including that prospective buyers would not want to "fully absorb the potential liability under the CIC Severance Plan" and that "given the material impact that the CIC Severance Plan may have on the Company's sales process and the value that shareholders will receive in any strategic transaction" it was Mr. George Feldenkreis' belief that the full Board should have discussed the CIC Severance Plan (rather than just the Compensation Committee).

        Also on May 2, 2018, PJ Solomon spoke with Scope and requested an increase in per share merger consideration, Scope reiterated that Mr. George Feldenkreis would not increase the price of his offer of $27.50 per share to acquire all of the shares of the Company.

        On May 3, 2018, the Special Committee met with its advisors to receive an update on the process. The Special Committee discussed Randa's position and the importance of keeping Randa in the process and commencing good faith negotiations of definitive terms as quickly as possible. Following this discussion, the Special Committee voted unanimously to approve entry into the Expense Reimbursement Agreement subject to a cap. The Special Committee then discussed whether to share the remaining license agreements with Randa, and after deliberation, the Special Committee approved providing unredacted versions of the remaining license agreements to Randa.

        Also on May 3, 2018, the Special Committee sent a response letter to Mr. George Feldenkreis disagreeing with Mr. George Feldenkreis' assertions in his May 2, 2018 letter regarding the CIC Severance Plan, noting that the Company's CEO had requested that a program be implemented (and that the participants and tiers were as recommended by the Company's CEO), and noting that the decision was properly before the Company's Compensation Committee.

        Also on May 3, 2018, in respect of the Feldenkreis Proposal, Olshan sent Paul, Weiss a revised draft of the merger agreement. From May 3, 2018 to June 15, 2018, Olshan and Paul, Weiss engaged in negotiations of the merger agreement and ancillary documents related thereto.

        On May 4, 2018, the Special Committee unanimously approved revisions to, and the Company entered into, the Expense Reimbursement Agreement with Randa pursuant to which the Company would reimburse Randa, subject to the terms and conditions thereof, for its reasonable and documented out-of-pocket expenses up to a cap if the Company enters into a definitive acquisition agreement with someone other than Randa, on or before July 31, 2018. Following execution of the Expense Reimbursement Agreement, legal counsel for Randa circulated a revised draft of the merger agreement to Paul, Weiss. Randa also circulated a list of its highest priority diligence requests, which included direct contact with the Company's four most material inbound licensors.

        On May 9, 2018, in respect of the Feldenkreis Proposal, Olshan sent Paul, Weiss a further revised draft of the merger agreement. The draft proposed that (i) the reverse termination fee be increased from 1% (proposed by Olshan's first revised draft of the merger agreement) to 2% of the equity transaction value and that the Company's recourse for any breach under the merger agreement would be limited to this 2% amount, (ii) the Company undergo a pre-closing restructuring (the specific steps of which were not provided) to facilitate Mr. George Feldenkreis' IPCo/OPCo financing structure, (iii) no limited guarantee would be provided, and in lieu thereof, Mr. George Feldenkreis would pledge certain of the shares of the Company owned directly by him to pay the reverse termination fee and other obligations of Parent under the merger agreement, (iv) obtaining the consent of two licensors would be required as a condition to closing, and (v) a closing condition would be included that not more than 5% of shares have exercised appraisal rights. Olshan also provided an overview of the proposed debt and equity financing structure and noted that significant progress had been made in the negotiation of the debt commitment letter with Fortress.

        On May 10, 2018, the Special Committee met with its advisors to receive an update on the process. PJ Solomon advised that with respect to the Feldenkreis Proposal, the financing package proposed would have a leverage ratio higher than in any recent apparel deals, and would use an IPCo/OPCo structure. PJ Solomon advised the Special Committee that it did not expect there would be any excess availability to increase the proposed offer of $27.50 per share in light of the financing structure. Paul, Weiss also gave a detailed presentation on the terms of the merger agreement it had proposed for both bidders, and an overview of the open issues presented by each bidder. Of note, both bidders had deleted the "go-shop" provisions in their respective bids and the Feldenkreis Proposal had a 2% termination fee and reverse termination fee, while the Randa Proposal had a 3.75% termination fee and reverse termination fee, in each case of equity transaction value.

        Also on May 10, 2018, PJ Solomon spoke with Scope and requested an increase in per share merger consideration, Scope again noted that Mr. George Feldenkreis would not increase the price of his offer of $27.50 per share to acquire all of the shares of the Company.

        On May 11, 2018, in respect of the Feldenkreis Proposal, representatives of Scope informed PJ Solomon that Mr. George Feldenkreis was hoping to sign in advance of the May 18th nomination deadline for the 2018 Annual Meeting, and requested that Paul, Weiss deliver a revised version of the merger agreement. Scope advised that Mr. George Feldenkreis expected to firm up his financing commitments shortly. Later that day, Paul, Weiss circulated a revised draft of the merger agreement to Olshan in respect of the Feldenkreis Proposal. This draft removed conditions to closing related to dissenting shares and consent of third parties and reinstated a 7% reverse termination fee and recourse above this amount for willful and material breaches.

        On May 12, 2018, in respect of the Feldenkreis Proposal, representatives of Scope updated PJ Solomon on the status of the merger agreement review and delivery of the financing commitments. Representatives of Scope also suggested that the director nomination deadline be extended to May 28, 2018 as Mr. George Feldenkreis was otherwise going to nominate a slate of directors.

        On May 13, 2018, in respect of the Feldenkreis Proposal, Olshan sent Paul, Weiss a revised draft of the merger agreement, which proposed a reverse termination fee of 2.5% of equity transaction value, and limited the Company's recourse for any breach under the merger agreement to a pledge of shares of Company Common Stock having a value at the time of signing (based on $27.50 per share) of such fee amount. The revised draft also accepted the removal of the conditions to closing related to dissenting shares and consent of third parties.

        On May 14, 2018, in respect of the Randa Proposal, Paul, Weiss sent a revised draft of the merger agreement to legal counsel for Randa including a proposed 2% termination fee and 7% reverse termination fee, in each case of equity transaction value.

        On May 16, 2018, in respect of the Feldenkreis Proposal, Olshan delivered debt commitment letters from each of Fortress and Wells Fargo to Paul, Weiss, which Olshan indicated were expected to be finalized shortly. These debt commitment papers (i) required the lenders' satisfaction with the pre-closing restructuring, the specific steps of which were to be provided, (ii) did not contain a guarantee on the minimum borrowing base or availability under the asset based loan ("ABL"), and (iii) did not include a detailed sources and uses.

        Also on May 16, 2018, Mr. George Feldenkreis sent a letter to the Special Committee reporting that his counsel delivered substantially complete drafts of debt financing commitments, stating these provided "firm financing," and noting that his counsel had submitted a merger agreement and requesting a response. Mr. George Feldenkreis proposed that, if the merger agreement could not be negotiated in full before Friday, May 18, 2018 when the window for submission of shareholder nominees to the Board would end, he be granted exclusivity through May 25, 2018.

        Also on May 16, 2018 the Special Committee met with its advisors to receive an update on the process. Paul, Weiss and PJ Solomon provided a process update. Following discussion, the Special Committee unanimously authorized PJ Solomon to begin coordinating Randa's conversations with the Company's top-three inbound licensors once the expected debt financing commitment papers from Randa had been received. The Special Committee then discussed Mr. George Feldenkreis' proposal for exclusivity, and determined that it needed to provide Randa an opportunity to complete its diligence before any exclusivity requests would be considered.

        Following the Special Committee call, also on May 16, 2018, Paul, Weiss responded to Olshan and Proskauer with a list of follow up questions on Mr. George Feldenkreis' debt commitment letters, as well as delivering a revised version of the merger agreement. The Special Committee also delivered (i) a letter responding to Mr. George Feldenkreis' request for exclusivity, denying the same and noting it was not believed to be in the best interest of shareholders, but noting its willingness to grant an extension of the nomination window, and (ii) draft materials to extend the nomination window to Mr. George Feldenkreis' counsel.

        On May 17, 2018, in respect of the Feldenkreis Proposal, Proskauer delivered to Paul, Weiss a sources and uses table, a description of the pre-closing restructuring and related structure chart. Thereafter, Paul, Weiss and Proskauer had a call regarding the financing of the Feldenkreis Proposal. Paul, Weiss noted its concerns including (i) the pre-closing restructuring being required of the Company, (ii) the liquidity requirements and the concern that there would not be a guaranteed sufficient borrowing base at closing to fund the transactions—noting that Paul, Weiss would expect minimum guaranteed availability at closing, (iii) the intercompany license arrangements that would be required in an IPCo/OPCo financing, and (iv) the current status of the coordination of the credit silos and synchronization of the different commitments. Proskauer informed Paul, Weiss that revised papers were in process and would be available shortly.

        Also on May 17, 2018, in respect of the Feldenkreis Proposal, following the call between Paul, Weiss and Proskauer, Scope emailed PJ Solomon and noted that the concerns expressed on the financing package would be addressed the following day. In connection therewith, Scope offered to consider a limited "go-shop" for any competing bidder, and noted the desire of its client to sign over the weekend. PJ Solomon informed Scope that it did not believe a signing over the weekend was possible and the Special Committee would need at least two more weeks to complete its process.

        On May 18, 2018, Mr. George Feldenkreis notified the Company of his intent to nominate individuals for election as directors at the 2018 Annual Meeting including Mr. Oscar Feldenkreis, Mary Ellen Kanoff, Scott A. LaPorta and Matthew McEvoy. In addition, Mr. George Feldenkreis filed an amended Schedule 13D, disclosing his nomination of Mr. Oscar Feldenkreis, Mary Ellen Kanoff, Scott A. LaPorta and Matthew McEvoy for election to the Board at the 2018 Annual Meeting. In the amended Schedule 13D, Mr. George Feldenkreis expressed his desire to have signed a definitive merger agreement prior to the May 18th deadline for shareholder nominations. Mr. George Feldenkreis also expressed his belief that any remaining issues could be resolved in a limited amount of time. Mr. George Feldenkreis noted that given the amount of time that had passed since submitting his original bid to acquire the Company in February, he had determined to nominate directors for election at the 2018 Annual Meeting in order to preserve his rights as a shareholder. Mr. George Feldenkreis acknowledged that Mr. Oscar Feldenkreis was likely to be nominated by the Company for election to the Board at the 2018 Annual Meeting under his employment agreement. However, Mr. George Feldenkreis determined to also nominate Mr. Oscar Feldenkreis for election to the Board to ensure his re-election because of Mr. George Feldenkreis' belief that Mr. Oscar Feldenkreis' continued role as an executive and presence on the Board was essential and in the best interest of all shareholders. Mr. George Feldenkreis noted that Oscar Feldenkreis' participation in Mr. George Feldenkreis' proxy solicitation would be limited to being named as a person nominated by Mr. George Feldenkreis and as a result, Mr. Oscar Feldenkreis would be filing a Schedule 13D separately.

        Later on May 18, 2018, the Special Committee responded to Mr. George Feldenkreis' May 18, 2018 letter and Schedule 13D filing with a press release that it was continuing its strategic review process to maximize shareholder value rather than contesting mischaracterizations of negotiations in the press by Mr. George Feldenkreis.

        On May 20, 2018, in respect of the Feldenkreis Proposal, Olshan delivered a revised merger agreement to Paul, Weiss. As had been noted on the May 17, 2018 call between Proskauer and Paul, Weiss, the Company's obligation to consummate a pre-closing restructuring had been removed. Olshan proposed that any recourse under the agreement be limited to 400,000 shares to be pledged by Mr. George Feldenkreis, which amounted to, approximately, a 2.5% reverse termination fee that had been previously proposed. The draft also contained a footnote indicating that Olshan did not believe there was a need for a go shop, but that a limited go shop for a single bidder would be considered.

        On May 21, 2018, Mr. Oscar Feldenkreis filed a Schedule 13D stating while that he was not affirming his membership in a group, that he may be deemed a "group" within the meaning of Section 13(d)(3) of the Exchange Act due to his consent to serve as a nominee of Mr. George Feldenkreis for election at the 2018 Annual Meeting. He stated that apart from such disclosure, he had no plans or proposals that would result in any of the occurrences enumerated in (a) through (j) of Item 4 of Schedule 13D.

        Also on May 21, 2018, the Special Committee met with its advisors to receive an update on the process. Paul, Weiss and PJ Solomon provided process updates. Following discussion, the Special Committee unanimously approved the delivery of a letter to Mr. Oscar Feldenkreis which was sent shortly after the meeting. The letter, sent in light of Mr. Oscar Feldenkreis' Schedule 13D disclosures, reminded him of his March 14, 2018 agreement not to share with Mr. George Feldenkreis or Fortress any confidential information, material non-public information, information provided by the Company to the Special Committee or information about the process and other strategic alternatives. The Special Committee instructed Mr. Oscar Feldenkreis to not communicate with Mr. George Feldenkreis or Fortress regarding the Company or its subsidiaries in the absence of the presence and participation of a member of the Special Committee or its legal or financial advisors.

        Also on May 21, 2018, in respect of the Randa Proposal, legal counsel for Randa delivered to Paul, Weiss a bid package including a draft debt commitment letter from an ABL lender financing source, a debt long form term sheet from an alternative debt financing source, and a revised merger agreement. The debt papers were materially insufficient in both amount and certainty. PJ Solomon advised Randa's financial advisor of the same promptly and was advised that Randa was aware of the issues and had been frustrated with one of its financing sources but assured PJ Solomon that Randa was working to fill the gaps expeditiously.

        On May 22, 2018, in respect of the Feldenkreis Proposal, the advisors for the Special Committee and Mr. George Feldenkreis discussed open issues and the status of various transaction documents and the debt commitment letters. Paul, Weiss and PJ Solomon communicated the view that the Special Committee process was making good progress but that there were still items to be negotiated, especially with respect to financing terms and risks, before an actionable offer with definitive documents was ready to be put before the Special Committee, and communicated their sense that it was unlikely to happen in the next few days with respect to any offer and that Mr. George Feldenkreis' advisory team had been pressing for same.

        On May 23, 2018, Mr. George Feldenkreis sent a letter to the Special Committee, which was made public by press release, urging the Special Committee to immediately commit to an expedited timeline to conclude negotiations and enter into a definitive agreement to acquire the Company. Therein, Mr. George Feldenkreis stated he was backed by full financing, and was prepared to finalize and execute documents immediately. He stated that if the Company would not enter into a definitive acquisition agreement by May 29, 2018, he would withdraw his proposal and pursue all other rights as a shareholder.

        Also on May 23, 2018, in respect of the Feldenkreis Proposal, Olshan circulated the first versions of the pledge agreement, limited guarantee, and rollover letter to Paul, Weiss. As the last version of the merger agreement from Olshan had indicated, the limited guarantee and pledge agreement collectively provided the Company limited recourse to 400,000 of Mr. George Feldenkreis' shares. Proskauer also delivered to Paul, Weiss a revised term sheet and fee letter in respect of the Wells Fargo facility.

        Also on May 23, 2018, in respect of the Randa Proposal, Paul, Weiss and legal counsel for Randa had a call regarding open issues. Legal counsel for Randa acknowledged the insufficiencies in the draft debt commitments and noted their understanding that Randa would not be permitted to contact the major inbound licensors of the business until it proved to the Special Committee that it had the requisite financing.

        Also on May 23, 2018, the Special Committee met twice with its advisors and received updates regarding the process, documents and the open issues. Following discussion, the Special Committee authorized its advisors to issue a press release in response to the public statement by Mr. George Feldenkreis and to continue to negotiate and try to progress the process.

        On May 24, 2018, the Special Committee issued a press release responding to Mr. George Feldenkreis' statement that he would withdraw the Feldenkreis Proposal if the Special Committee would not commit to an expedited timeline to conclude negotiations, noting that it was committed to conducting a bona fide process that would maximize shareholder value and its willingness to negotiate towards a definitive agreement on customary and appropriate terms, although no decision had been made with respect to the Company's response to the latest proposal from Mr. George Feldenkreis.

        Also on May 24, 2018, in respect of the Feldenkreis Proposal, Paul, Weiss delivered revised versions of the merger agreement and ancillary documents, as well as comments to the debt commitments, to Olshan and Proskauer. The revised drafts maintained the Special Committee's position on the 7% reverse termination fee and the circumstances in which it would become payable and removed certain proposed limitations on damages for a breach under the merger agreement. The revised drafts also contemplated that Mr. George Feldenkreis would withdraw his nomination of directors effective as of the signing of the definitive agreements.

        On May 25, 2018, in respect of the Randa Proposal, Paul, Weiss delivered a revised merger agreement and Company disclosure letter to legal counsel for Randa. Additionally, Party D, in connection with the Randa Proposal, executed a non-disclosure agreement, permitting it to receive confidential information in connection with its evaluation of equity financing for the Randa Proposal. Paul, Weiss had conversations with legal counsel for Randa regarding the merger agreement draft and Randa's counsel acknowledged that Randa was unlikely to have fully committed financing by the May 29th deadline announced by Mr. George Feldenkreis and indicated that Randa's interest remained strong.

        Later on May 25, 2018, in respect of the Feldenkreis Proposal, Olshan delivered a revised merger agreement and certain ancillary agreements, which it indicated was Mr. George Feldenkreis' best and final offer. The merger agreement proposed did not include a limited go-shop, which Olshan had previously indicated was under consideration, due to the Special Committee's stance on the reverse termination fee. The merger agreement included a reverse termination fee equal to 3% of the equity transaction value (and modified the situations under which it would be payable to circumstances resulting in the failure to obtain financing to fund the transaction), which 3% would be the maximum recourse, including in the event of willful breach, secured by a pledge of a portion of Mr. George Feldenkreis' shares. The merger agreement also proposed a reduced Company termination fee of 1.5% of the equity transaction value. In addition, the merger agreement provided for the cancellation of unvested employee performance-based equity awards as to which the performance targets had not been achieved. The extent of the proposed cancellation was subsequently quantified by Scope on June 1, 2018. Olshan further proposed that Mr. George Feldenkreis would not withdraw his nomination letter but would agree to not seek to compel the 2018 Annual Meeting if the Company would agree to delay the 2018 Annual Meeting during the pendency of the merger agreement.

        On May 26, 2018, the Special Committee met with its advisors to receive an update on the process. The Special Committee discussed the main open issues in respect of the Feldenkreis Proposal. PJ Solomon also updated the Special Committee on Randa's progress, which included the addition of Party D who was being considered as a source of considerable equity to help the Randa owner minimize risk. PJ Solomon advised the Special Committee that it had become clearer that Randa was not willing to match the equity risk being taken by Mr. George Feldenkreis and Mr. Oscar Feldenkreis, who seemed to be uniquely willing and able to do so. The Special Committee, in respect of the Feldenkreis Proposal, discussed the debt financing commitments and the execution risks and limited recourse for the failure of financing. Following discussion, the Special Committee authorized its advisors to reject the best and final offer submitted by Mr. George Feldenkreis and to counter with an offer to continue to negotiate the other open issues if a 5% reverse termination fee were acceptable.

        Also on May 26, 2018, in respect of the Feldenkreis Proposal, Paul, Weiss responded to Olshan regarding the various open issues and expressed a willingness to work toward the deadline imposed by Mr. George Feldenkreis of May 29th, if a reverse termination fee of 5% was accepted by Mr. George Feldenkreis.

        Also on May 26, 2018, in respect of the Randa Proposal, legal counsel for Randa delivered revised versions of certain ancillary documents to Paul, Weiss.

        On May 27, 2018, the Special Committee met with its advisors to receive an update on the process. The Special Committee discussed the primary open issues on the Feldenkreis Proposal, and provided guidance to the advisors on the various draft documents.

        Also on May 27, 2018, in respect of the Feldenkreis Proposal, Paul, Weiss delivered the revised merger agreement and ancillary documents to Olshan and inquired about the timing of revised drafts of the debt commitments. The revised merger agreement reflected the proposed 5% reverse termination fee (with a corresponding pledge of shares by Mr. George Feldenkreis) and held firm on the Special Committee's position on when that would become payable. Paul, Weiss' revised drafts also permitted the Company to solicit for the election of its incumbent directors if a shareholder sought to compel the 2018 Annual Meeting prior to the special meeting called to adopt the merger agreement with Mr. George Feldenkreis, while Mr. George Feldenkreis would be restricted from soliciting for the election of his nominees.

        On May 29, 2018, in respect of the Randa Proposal, legal counsel for Randa delivered a revised merger agreement.

        Also on May 29, 2018, the Special Committee met with its advisors to receive updates on the process. The Special Committee discussed the contingencies and risks in the financing package being arranged for the Feldenkreis Proposal and encouraged its advisors to continue to work to try to ensure that the financing was sufficient in terms of both amount and certainty in the interests of shareholders.

        From May 29, 2018 through June 15, 2018, in respect of the Feldenkreis Proposal, Proskauer and Paul, Weiss negotiated the terms of the Fortress and Wells Fargo debt commitments.

        On May 31, 2018, in respect of the Feldenkreis Proposal, Scope advised PJ Solomon that Mr. George Feldenkreis would withdraw the Feldenkreis Proposal if he could not enter into a definitive agreement with the Company by the end of the day due to the passage of almost four months since the submission of his original proposal to acquire the Company and the substantial costs and expenses incurred by the Company or otherwise related to the proposed transaction. PJ Solomon then advised Scope that the Special Committee believed the Feldenkreis Proposal lacked sufficient funds and executable financing commitments from the lenders.

        On June 1, 2018, PJ Solomon hosted representatives of Randa for a meeting. During the meeting, Randa's CEO said that he was still interested in owning the Company, but did not want to bet the Randa business to accomplish this without an equity partner. Randa believed it could work with Party C or Party D to achieve a deal, but acknowledged that it (i) had not found a workable structure due to anticipated tax consequences, (ii) did not have any financing and attributed such failure to be the result of no quality of earnings having been timely commissioned on Randa's business, (iii) had not made significant progress toward items (i) or (ii) in the last two months and (iv) still required conversations with the Company's key inbound licensors and wholesale customers.

        Also on June 1, 2018, in respect of the Feldenkreis Proposal, Olshan delivered a revised merger agreement and revised financing commitments. Olshan also stated that the documents circulated were a final and best offer, and that its client looked to sign a deal over that weekend, with an announcement on the morning of June 4, 2018. Olshan noted further that Mr. George Feldenkreis would withdraw his offer on the morning of June 4, 2018 to the extent that Paul, Weiss was unwilling to have an in-person discussion to achieve a signing over the weekend. The revised Feldenkreis Proposal included a 4% reverse termination fee (with a corresponding pledge of shares by Mr. George Feldenkreis) and a 2% Company termination fee, and the debt commitments continued to have no guaranteed minimum borrowing base to assure the Company of sufficient availability under the debt commitments. Separately, Scope sent PJ Solomon a sources and uses table showing that the proposed cancellation of unvested performance-based equity awards amounted to approximately $7.4 million.

        On June 2, 2018, the Special Committee met with its advisors to receive an update on the process. The Special Committee reviewed with Paul, Weiss and PJ Solomon the current status of the Feldenkreis Proposal. PJ Solomon presented to, and the Special Committee reviewed with PJ Solomon, a preliminary overview of the financing components of the most recent Feldenkreis Proposal. This presentation reviewed the balance sheet and cash flow of the Company derived from the most recent management plan, the sources and uses of cash implied by the most recent Feldenkreis Proposal, the debt and equity financing implied by the most recent Feldenkreis Proposal, and the assumed borrowing base of the Company implied by the most recent Feldenkreis Proposal. A copy of the presentation is attached as exhibit (c)(5) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 3, 2018. Following this review, the Special Committee directed its advisors to (i) inform Mr. George Feldenkreis' advisors that the canceling of employee performance-based equity awards (other than Mr. Oscar Feldenkreis') was unacceptable and (ii) propose a reverse termination fee of $20 million, which represented approximately 4.7% of the equity transaction value. Following the Special Committee meeting, PJ Solomon informed Scope of the Special Committee's positions. A few hours later Scope informed PJ Solomon that, in light of the significant costs and expenses incurred by the Company or otherwise related to the proposed transaction, if unvested performance awards for employees were to be paid at closing, Mr. George Feldenkreis would consider reducing his offer to $27.00. Scope also informed PJ Solomon that Mr. George Feldenkreis would not increase his reverse termination fee above 4%. The Special Committee then held a second meeting during which it unanimously approved rejecting the latest version of the Feldenkreis Proposal, but telling Mr. George Feldenkreis that it would reopen discussions when he was prepared to negotiate in good faith.

        On June 3, 2018, in respect of the Feldenkreis Proposal, Paul, Weiss, PJ Solomon, Olshan and Proskauer discussed the treatment of employee equity awards and Proskauer circulated alternative proposals, including a proposal in which all time-based restricted stock awards would accelerate and be paid out in cash at the closing, and all performance-based restricted stock awards would be converted into performance-based retention awards, vesting and payable subject to achievement of performance-based vesting conditions.

        On June 4, 2018, the Special Committee met with its advisors to receive an update on the process, including the proposals on employee equity awards. Following discussion, the Special Committee voted unanimously to reject the proposals offered and offer an alternative proposal in which all time-based stock awards would accelerate and be paid at the closing and all performance-based stock awards would convert into time-based cash retention awards that would be paid in cash at the time of vesting, provided that Parent would need to get express availability for this payment in its debt commitments.

        Also on June 4, 2018, Olshan informed Paul, Weiss of two successive deadlines to reach an agreement that day, the failure of which would result in the Feldenkreis Proposal being withdrawn the following morning. Ultimately, the advisors organized an in-person meeting the following day with Mr. George Feldenkreis.

        On June 5, 2018, in respect of the Feldenkreis Proposal, Paul, Weiss, PJ Solomon, Mr. George Feldenkreis, Olshan, Proskauer and Scope met at the offices of Olshan to negotiate the remaining open issues. The parties did not discuss the reverse termination fee amount, but did discuss reverse termination fee triggers and other provisions affecting certainty of closing, including that Mr. George Feldenkreis would agree to contribute up to $5 million in cash as necessary for any financing shortfall and that the debt commitment letter in respect of the ABL financing would reflect revised market-flex provisions that would not have the potential to reduce availability at closing. Following the negotiations and a meeting of the Special Committee, Paul, Weiss circulated to Olshan revised drafts of the merger agreement and various ancillary documents.

        On June 7, 2018, Party C, in connection with the Randa Proposal, executed a non-disclosure agreement, permitting it to receive confidential information in connection with its evaluation of equity financing for the Randa Proposal. The Special Committee approved of this in writing and, because Party C had previously executed a non-disclosure agreement in respect of the Feldenkreis Proposal, Party C represented that it had not and agreed that it would not communicate with Mr. George Feldenkreis or Fortress regarding a transaction after a specified date.

        On June 11, 2018, the Special Committee met with its advisors to receive an update on the process. PJ Solomon presented to, and the Special Committee reviewed with PJ Solomon, an updated preliminary overview of the financing components of the most recent Feldenkreis Proposal. This presentation reviewed the balance sheet and cash flow of the Company derived from the most recent management plan, the sources and uses of cash implied by the most recent Feldenkreis Proposal, the debt and equity financing implied by the most recent Feldenkreis Proposal, and the assumed borrowing base of the Company implied by the most recent Feldenkreis Proposal. A copy of the presentation is attached as exhibit (c)(4) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 3, 2018. Following discussion, the Special Committee directed its advisors to offer a compromise package on all remaining open issues in respect of the Feldenkreis Proposal which included provisions improving the probability of collecting a reverse termination fee upon certain termination events in exchange for agreeing to accept a reduced size of 4% of equity value for the fee itself.

        On June 12, 2018, in respect of the Feldenkreis Proposal, Mr. Oscar Feldenkreis advised that Mr. George Feldenkreis would issue a withdrawal press release at 4:30 p.m. (Eastern Time) on June 13, 2018 if a deal was not done by then. The Special Committee, through Mr. Scheiner, responded that Paul, Weiss was awaiting a response on the package of documents circulated on June 11, 2018.

        Also on June 12, 2018, in respect of the Feldenkreis Proposal, Olshan provided a counter proposal that addressed the remaining open points, including the allocation of financing failure risk with regard to Company management financing covenants and the resolution of matters related to the 2018 Annual Meeting.

        Also on June 12, 2018, the Special Committee met with its advisors to receive an update on the process. Following this review, the Special Committee agreed to begin scheduling meetings to review and obtain advisory presentations on the definitive documents representing the Feldenkreis Proposal.

        On June 13, 2018, PJ Solomon spoke with Scope and requested an increase in per share merger consideration, Scope again noted that Mr. George Feldenkreis would not increase the price of his offer of $27.50 per share to acquire all of the shares of the Company.

        Also on June 13, 2018, after the Board and each standing committee held their annually scheduled meeting, the Special Committee met with its advisors to receive an update on the process. Following discussion, the Special Committee authorized its advisors to invite AlixPartners to review materials submitted by management to the Board in connection with quarterly reporting and seek reconfirmation that the March projections had not changed. PJ Solomon advised the Special Committee that it had once more raised the prospect of a price increase with Scope, addressing with Scope the recent trading of the Company's stock. PJ Solomon relayed that Scope had firmly responded that Mr. George Feldenkreis would not increase his price.

        Also on June 13, 2018, PJ Solomon spoke with Mr. Oscar Feldenkreis and Mr. George Feldenkreis and Mr. George Feldenkreis stated that he would withdraw his offer if a deal was not agreed to by 5:00 p.m. (Eastern Time) on June 15, 2018.

        On June 14, 2018, the Special Committee met with Paul, Weiss and Akerman who provided the Special Committee with a review of the Special Committee's fiduciary duties in the context of evaluating the proposed transaction with Mr. George Feldenkreis. Paul, Weiss then summarized in detail the key terms of the latest drafts of the merger agreement, the related ancillary agreements and the financing commitments under the Feldenkreis Proposal.

        On June 15, 2018, the Special Committee met with its advisors to receive an update on the process. AlixPartners attended the meeting to confirm that, on information and belief, they had no reason to adjust their earlier findings, the receipt of which had preceded the Special Committee's direction to PJ Solomon to use the March 2018 projections for its valuation and fairness analysis. PJ Solomon then provided the Special Committee with an update of Randa's progress, including Randa's stated intention to deliver financing commitments and an offer in short order. PJ Solomon presented, and the Special Committee reviewed with PJ Solomon, an updated overview of the financing components of the most recent Feldenkreis Proposal. This presentation reviewed the sources and uses of cash implied by the most recent Feldenkreis Proposal, the debt and equity financing implied by the most recent Feldenkreis Proposal, and the assumed borrowing base of the Company implied by the most recent Feldenkreis Proposal. A copy of the presentation is attached as exhibit (c)(3) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 3, 2018. PJ Solomon then reviewed with the Special Committee the analyses (as summarized below under "Special Factors—Opinion of PJS" beginning on page 55) underlying the fairness opinion that PJ Solomon was then prepared to issue later that day, if requested by the Special Committee. A copy of the presentation is attached as exhibit (c)(2) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 3, 2018.

        On the evening of June 15, 2018, the Special Committee met with its advisors to consider the proposed transaction, including the merger agreement and related ancillary agreements. Paul, Weiss provided a summary of the process that the Special Committee had undertaken since it was formed, and reviewed the fiduciary duties and responsibilities of the Special Committee. The Special Committee again discussed the terms of the proposed transaction, the risks and consequences of rejecting it, and the fact that the Company's shareholders would be able to accept or reject the proposed transaction pursuant to the requisite shareholder vote provisions of the merger agreement. After further discussion, at the request of the Special Committee, PJ Solomon issued an oral opinion, which was subsequently confirmed by delivery of a written opinion dated June 15, 2018, that, as of such date, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PJ Solomon in preparing its opinion, the merger consideration of $27.50 in cash per share of common stock of the Company to be paid to the shareholders (other than Parent and its affiliates) was fair, from a financial point of view, to such shareholders. After further discussion, the Special Committee unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement and the ancillary agreements were fair, advisable, and in the best interests of the unaffiliated shareholders and recommended that the Board approve the merger, the merger agreement and the related ancillary documents and the transactions contemplated thereby.

        Following the Special Committee meeting, the full Board met on June 15, 2018, and, based in part on the recommendation of the Special Committee, as well as on the basis of the other factors described in this Proxy Statement (including, among other factors, the financial analyses reviewed and discussed with the Special Committee by PJ Solomon), which the Board adopted as its own, after acknowledging Mr. George Feldenkreis' and Mr. Oscar Feldenkreis' interest in the transaction, unanimously resolved on behalf of the Company that the merger agreement, the merger, and the other transactions contemplated by the merger agreement were fair, advisable and in the best interests of the Company and the unaffiliated shareholders and that the merger agreement, the merger and the other transactions contemplated thereby be recommended to the shareholders for adoption. Thereafter the Board approved the merger, the merger agreement and the related ancillary agreements and the transactions contemplated thereby.

        Following the meeting, the Company, Parent and Merger Sub executed and delivered the merger agreement, and the ancillary agreements were fully executed and delivered by the parties thereto. The following morning, the Company issued a press release announcing entry into the merger agreement.

        Other than as described above (including with respect to the reports of PJ Solomon, AlixPartners and Cook), no outside party was asked to provide, or did provide, an opinion, report or appraisal materially related to the transaction to the Company or any of its affiliates.

Subsequent Events

        On June 20, 2018, Randa delivered a letter to Paul, Weiss reconfirming its earlier non-binding indication of interest without including financing commitments but noting that draft debt commitment letters would be delivered later that week. The letter reflected the same $27.75 per share merger consideration as had been previously offered by Randa in its April 5, 2018 non-binding indication of interest, and noted that Randa expected, prior to the execution of definitive documents, to "have the opportunity to converse with certain principal business relationships (including the inbound licensors and certain key customers) of the Company to confirm their intent to continue such relationships." Paul, Weiss delivered a copy of the letter to Olshan on June 21, 2018, in accordance with the terms of the merger agreement.

        On June 21, 2018, the Special Committee met with its advisors to discuss the letter received from Randa. Paul, Weiss provided the Special Committee with a review of the Special Committee's fiduciary duties in the context of receipt of such materials. Following discussion with, and advice from, its legal and financial advisors, including a review with the Special Committee of their obligations under the non-solicitation provisions of the Feldenkreis merger agreement, the Special Committee directed its advisors not to respond to Randa's communications at that time. Consistent with the Special Committee's instructions, the Company, the Special Committee and its advisors did not respond to the letter.

        Also on June 21, 2018, Olshan delivered a letter to Paul, Weiss in which it requested the "prior proposals" referenced in the June 20, 2018 Randa letter (which Paul, Weiss subsequently delivered to Olshan) and expressed the view, on behalf of Mr. George Feldenkreis, that Randa's reconfirmation was not reasonably expected to lead to a superior proposal.

        On June 22, 2018, Randa delivered to PJ Solomon revised debt commitment letters. On June 23, 2018, Paul, Weiss delivered the debt commitment letters to Olshan in accordance with the merger agreement.

        On June 24, 2018, the Special Committee met with its advisors to discuss the documents received from Randa. Paul, Weiss provided the Special Committee with a review of the Special Committee's fiduciary duties in the context of receipt of such materials. PJ Solomon noted that the revised debt commitment letters still appeared insufficient in terms of amount and noted that similar issues raised by the advisors as to the drafts received on May 21, 2018 remained unresolved. In addition, the debt commitment letters remained subject to investment committee approval of one of the lenders and each remained subject to due diligence. Moreover, the structures outlined in the commitments appeared to be preliminary and conflicting between the debt commitments letters and at least one debt commitment letter, by its terms, terminated prior to termination of the merger agreement. Following discussion with, and advice from, its legal and financial advisors, the Special Committee directed its advisors not to respond to Randa's communications at that time. Consistent with the Special Committee's instructions, the Company, the Special Committee and its advisors did not respond to Randa's communications.

        On June 26, 2018, Olshan delivered a letter to Paul, Weiss and reiterated its view, on behalf of Mr. George Feldenkreis, that the communications from Randa were not reasonably expected to lead to a superior proposal. Olshan requested confirmation from the Special Committee that Randa was not granted permission to access the Company's confidential information, and would not be, unless the Special Committee determined that such proposal was reasonably expected to lead to a superior proposal and that failure to provide such access would be inconsistent with the Special Committee's fiduciary duties. Paul, Weiss confirmed in writing the next day that the Special Committee was aware of and was in full compliance with its duties.

        On June 27, 2018, Randa delivered a letter to Paul, Weiss reconfirming its earlier non-binding indication of interest including a proposed draft of a merger agreement. The letter reflected the same $27.75 per share merger consideration as had been previously offered by Randa in its April 5, 2018 non-binding indication of interest, but stated that "[a]ssuming no material change in the terms of the agreements with [the Company's key] inbound licensors, we expect to be in a position to increase our $27.75 per share offer." Paul, Weiss delivered a copy of the letter to Olshan on June 27, 2018, in accordance with the terms of the merger agreement.

        On June 28, 2018, the Special Committee met with its advisors to discuss the letter and proposed draft of a merger agreement received from Randa. Paul, Weiss provided the Special Committee with a review of the Special Committee's fiduciary duties in the context of receipt of such materials. Following discussion with, and advice from, its legal and financial advisors, including a review with the Special Committee of their obligations under the non-solicitation provisions of the Feldenkreis merger agreement, the Special Committee directed its advisors not to respond to Randa's communications at that time. Consistent with the Special Committee's instructions, the Company, the Special Committee and its advisors did not respond to the letter.

        On June 30, 2018, Parent entered into an amended and restated commitment letter with Wells Fargo, PNC Capital Market LLC and PNC Bank National Association ("PNC Bank") pursuant to which PNC Bank was added as a lender under the ABL facility. Olshan delivered notice of this amendment to the Company on July 3, 2018, in accordance with the terms of the merger agreement.

        On July 1, 2018, Randa delivered a letter to Paul, Weiss reconfirming its earlier non-binding indication of interest, but increasing the per share price to $28.00. Unlike the June 27, 2018 letter, Randa did not indicate that additional consideration would be offered if its desired conversations with the Company's inbound licensors were favorable to Randa, but retained its position that as a pre-condition to execution of definitive agreements, Randa would expect to meet with the Company's inbound licensors. Paul, Weiss delivered a copy of the letter to Olshan on July 1, 2018, in accordance with the terms of the merger agreement.

        On July 2, 2018, Randa issued a press release announcing its proposal to acquire the Company in an all cash transaction for $28.00 per share.

        Also on July 2, 2018, the Special Committee met with its advisors to discuss the letter received from Randa and the press release issued from Randa. Paul, Weiss provided the Special Committee with a review of the Special Committee's fiduciary duties in the context of receipt of such materials. Following discussion with, and advice from, its legal and financial advisors, the Special Committee issued a "stop, look and listen" statement in response to the press release issued by Randa in accordance with the terms of the merger agreement.

        Later on July 2, 2018, the Company's controller notified the Company of his resignation and the Company's CEO informed the Special Committee of his desire to revise the interim CFO title to permanent CFO and to increase his salary commensurate with the permanent appointment to the CFO role.

        On July 3, 2018, the Special Committee met with its advisors to discuss employee matters and to again discuss the letter received from Randa and the press release issued by Randa. The Chairman of the Special Committee reported his discussions with the Company's CEO concerning certain employee issues, and Paul, Weiss reported Olshan's confirmation of consent from Parent under the merger agreement for the title change and salary increase of Mr. Jorge Narino. After discussion, the Special Committee unanimously approved the same and directed certain Special Committee members to contact the Company's CEO to discuss employee relations measures. Additionally, Paul, Weiss provided the Special Committee with a review of the Special Committee's fiduciary duties in the context of receipt of materials from Randa. Following discussion with, and advice from, its legal and financial advisors, the Special Committee determined that the Randa Proposal did not satisfy the requirements in the Feldenkreis merger agreement for granting due diligence access or commencing discussions or negotiations with respect to a competing takeover proposal. In arriving at its determination, the Special Committee considered, in relation to a 1.8% potential price increase, among other things, (1) that the proposal was highly-conditional, non-binding and insufficient in terms of value and certainty of the provided debt financing commitments, as well as the lack of evidence of sufficient cash equity on hand; (2) the additional timing to enter into and complete a potential transaction with Randa; (3) the history of dealing with Randa over the prior few months (including as to credibility with respect to timing); (4) the inclusion of an unprecedented 3% fee payable by the Company to Randa if shareholders vote down the transaction, compared to no such penalty if shareholders vote down the Feldenkreis merger; and (5) a number of other terms affecting shareholder value or certainty were inferior, including termination fees, additional risks to closing, and the lack of appraisal rights for shareholders. Based on the totality of the circumstances considered in comparison to the potential for a slight price improvement, the Special Committee concluded that re-engaging with Randa at the price offered was not in the best interest of shareholders. Upon such determination, the Special Committee approved the issuance of a press release announcing such determination.

        On July 9, 2018, Randa delivered a letter to the Special Committee, which it later made public by press release, noting its disappointment with the lack of direct communication by the Special Committee to Randa in respect of the Randa Proposal, and outlining its positions with respect to its debt commitment papers, the conditionality of its proposal, the potential timing of completion of such transaction, and its contemplated merger agreement.

        Also on July 9, 2018, the Special Committee met with its advisors to discuss the update on filing the Proxy Statement and related regulatory filings with respect to the Feldenkreis Proposal and to discuss the July 9, 2018 letter from Randa. The advisors carefully reviewed with the Special Committee each of the points made in the letter. After careful consideration, including of the requirements in the Feldenkreis merger agreement for granting due diligence access or commencing discussions or negotiations with respect to a competing takeover proposal, the Special Committee unanimously directed its advisors not to engage further with Randa at that time. In coming to this determination, the Special Committee noted that: (a) nothing new in terms of value or certainty was provided in the letter; (b) the letter further confirmed the Special Committee's view that substantial improvement in price and certainty was not reasonably expected to be offered by Randa; (c) the characterizations of the conditionality in Randa's non-binding proposal were misleading and incomplete, failing to note, among other things: (i) the highly conditional terms of the debt commitments provided to the Company, (ii) no cash equity was committed or indicated as likely to be committed (beyond the amount noted in the PJ Solomon meeting with Randa on June 1, 2018 as being insufficient to complete the transaction), (iii) the third-party change-of-control consent waivers that were to be sought as a pre-condition to signing (as clarified by Randa in its private June 20, 2018 letter), (iv) the added risks and delays in delivering shareholder value that were built into the Randa Proposal, through a "marketing period"

delay of almost a month to allow for debt syndication (not provided in Feldenkreis merger agreement) on top of the delay in timing to execution needed to negotiate third-party consents, financing terms and a form of merger agreement provided by Randa that was materially different and adverse from the Company's point of view (in both form and substance) as compared to the Feldenkreis merger agreement, and (v) the merger agreement attached to the non-binding proposal remained less favorable in material respects to the Company's shareholders in terms of value protection and certainty, including but not limited to extraordinary termination fees potentially payable by the Company, especially when viewed in comparison to the Feldenkreis merger agreement termination fees, an antitrust condition that does not apply in the Feldenkreis merger agreement (burdensome condition), and the lack of appraisal rights for shareholders (which are available to shareholders pursuant to the Feldenkreis merger agreement); and (d) the letter ignored the risks under the Feldenkreis merger agreement in engaging with Randa when it was clearly consistent with Florida law for the Special Committee to discount such an unusually slight (1.8%) topping premium by the added uncertainties and risks of delays and termination in the Randa Proposal.

        On July 10, 2018, the FTC notified Paul, Weiss that the request for early termination of the waiting period under the HSR Act in respect of the proposed acquisition of the Company by Mr. George Feldenkreis had been granted effective as of the date of such notification.

        On July 15, 2018, in response to Randa's July 9, 2018 press release, with the consent of the Special Committee, Paul, Weiss delivered a letter to legal counsel for Randa, demanding that Randa (i) confirm destruction of all evaluation material that it received pursuant to the Randa NDA, (ii) cease issuing public statements in violation of the Randa NDA and (iii) make any future communications related to the Randa Proposal through PJS, as required by the Randa NDA.

        On July 16, 2018, Randa delivered a letter to the Special Committee, which it later made public by press release, complaining about a lack of direct communication by the Special Committee to Randa in respect of the Randa Proposal, and responding to certain points raised in the Company's preliminary proxy statement filed on July 11, 2018, with respect to Randa's views relating to its equity financing, its debt commitment papers, the financial strength of its proposal, the potential timing of completion of such transaction, its contemplated merger agreement, and its belief with respect to the superiority of the Randa Proposal. In addition, on July 16, 2018 legal counsel for Randa delivered a letter to Paul, Weiss objecting to any claims that Randa has violated the terms of the Randa NDA and failing to confirm destruction of the evaluation material as required by the Randa NDA.

        On July 17, 2018, the Special Committee met with its advisors to discuss the July 16, 2018 letter from Randa and the press release issued by Randa. The advisors carefully reviewed with the Special Committee each of the points made in the letter. After careful consideration, including of the requirements in the Feldenkreis merger agreement for granting due diligence access or commencing discussions or negotiations with respect to a competing takeover proposal, the Special Committee unanimously directed its advisors not to engage further with Randa at that time (other than with respect to the delivery of a letter regarding Randa's continued violations of the Randa NDA). In coming to this determination, the Special Committee noted that it was the Special Committee's belief that: (i) the Randa Proposal remained highly-conditional, non-binding and insufficient in terms of value and certainty of the provided debt financing commitments, and lacked evidence of sufficient cash equity on hand, (ii) Randa's financing commitments failed to account for approximately $32 million of newly proposed mortgage debt indicated as a source of funds and made the entire financing contingent on its level of cash, accounts receivable and inventory, assets upon which the Special Committee had conducted no diligence and into which the Special Committee had no visibility since Randa is a privately held company, (iii) the letter mischaracterized the strategic process and included unfounded skepticism regarding the timeline for closing the merger, particularly given that the Company had already been granted early termination of the 30-day waiting period under the HSR Act, (iv) Randa did not commit to pay the break fee that would be owed to Mr. George Feldenkreis if the Company enters into a merger agreement with Randa, leaving the Company shareholders to bear the expense of that break fee if Randa does not close a transaction (which would represent a loss to Company shareholders of approximately $8.7 million (approximately $0.55 per share), undermining the value of the slight price increase available to shareholders under the Randa Proposal), (v) Randa's proposed merger agreement was materially less favorable to the Company and its shareholders than the Feldenkreis merger agreement, including with respect to (1) expanding the circumstances under which fees may be payable to Randa in the event of a termination of the merger agreement; (2) increasing the amount of the break fee payable by the Company and lengthening the period during which such higher fee may be payable if the merger agreement is terminated; (3) requiring the Company to pay Randa's expenses, up to a cap of 1% of equity transaction value, if Company shareholders vote down the Randa proposal or if the Company breaches the merger agreement in a manner which gives rise to a Randa termination right; (4) placing substantial additional closing risk on the Company, in part because of the more onerous disclosure obligations and expanded Company representations and warranties and covenants; (5) not offering appraisal rights to Company shareholders, which Randa could voluntarily provide under Florida law, while the Feldenkreis merger agreement includes such recourse; and (6) making waiver of change of control consent rights of third parties a pre-condition to execution of a merger agreement and (vi) Randa continued to persistently violate the terms of the Randa NDA and failed to confirm the destruction of evaluation material, as noted above.

        On July 18, the Special Committee issued a press release responding to Randa's July 16, 2018 letter, which noted the same considerations the Special Committee contemplated on July 17, 2018 in coming to its determination not to engage further with Randa at that time with regard to the Randa Proposal.

        Also on July 18, 2018, Paul, Weiss delivered a letter to legal counsel for Randa, demanding that Randa (i) confirm destruction of all evaluation material as required by a section of the Randa NDA, which states that Randa must "return, destroy or erase . . . all Evaluation Material" "upon the Company's request . . . ," (ii) cease violating a section of the Randa NDA, which prohibits Randa from, among other things, (1) disclosing the "fact that discussions, negotiations, or investigations are taking or have taken place concerning a potential Transaction," (2) disclosing the "terms, conditions, or facts relating to the Transaction," and (3) making "any public statement concerning the Transaction," (iii) cease violating a section of the Randa NDA, which prohibits Randa from "contact[ing] or communicat[ing] with any . . . Business Relations of the Company or any of its subsidiaries about the Transaction or any Evaluation Material received by [Randa] hereunder in connection with the Transaction" absent prior approval in writing and (iv) make any future communications related to the Randa Proposal through PJS, as required by the Randa NDA.

        On July 19, 2018, Randa's counsel delivered a letter to the Special Committee noting simply that Randa was aware of it obligations under the Randa NDA, that it had and would continue to abide by those and that further "back and forth" on the subject would not be productive. The letter also expressed astoundment that the Special Committee would write about the Randa NDA and not engage on the Randa Proposal. The letter restated the complaint that they had been denied access to speaking to key inbound licensors and that they had been upfront during the sales process that they would need that access and restated a request to engage on the Randa Proposal. Nothing in the letter substantively addressed the shortcomings of the Randa Proposal identified in the Company's press release from July 18, 2018. Moreover, the letter conspicuously failed to confirm the destruction of evaluation material as required by the Randa NDA and avoided engaging substantively on the other violations described by Paul, Weiss in its July 18, 2018 letter.

        On July 27, 2018, Randa delivered a letter to PJS reconfirming its earlier non-binding indication of interest, but increasing the per share merger consideration to $28.90. In the letter, Randa stated that the offer was conditioned only on execution of its prior proposed merger agreement (subject to removing the concept of a marketing period and related definitions) and on the Special Committee facilitating and cooperating in a discussion between Randa and the Company's largest licensor. Randa also stated that the financing was fully committed and not conditioned upon the assets of the Company or Randa at closing. Concurrently with the letter, Randa also delivered an updated debt commitment letter from one of its lenders, and a draft updated debt commitment letter from its other lender, attached to a highly confident letter from such lender. Randa noted that the latter lender expected to be able to execute the updated draft debt commitment letter within 72 hours of the Company restoring such lender's access to the virtual data room. Randa's proposal also included an updated sources and uses document. Paul, Weiss delivered a copy of the documents to Olshan on July 27, 2018, in accordance with the terms of the Feldenkreis merger agreement.

        On July 29, 2018, the Special Committee met with its advisors to discuss the documents received from Randa. After careful consideration, including the requirements in the Feldenkreis merger agreement for granting due diligence access or commencing discussions or negotiations with respect to a competing takeover proposal or asking clarifying questions, the Special Committee unanimously directed its advisors to send a list of clarifying questions to Randa. In coming to this determination, the Special Committee noted that the offered price of $28.90 represented a 5.1% premium over the Feldenkreis Proposal, but that the Randa Proposal still contained ambiguities including: (a) that the letter stated the financing would not be conditioned upon "the assets, inventory, accounts receivable or operations of the Company or Randa at the closing," but the provided sources and uses suggested a borrowing amount beyond the minimum borrowing amount and did not indicate whether any equity would be committed to backstop any financing shortfall, (b) Randa noted its intent to use balance sheet cash to fund the equity component, but it was unclear to the Special Committee how much cash Randa possessed and whether or not equity would be committed to backstop any financing shortfall, (c) whether the debt commitment letters were subject to any flex provisions in as much as no fee letters had been provided, (d) what Randa proposed as a timeline to signing, including specific steps required, in light of the debt commitment letters, (e) who the proposed borrower under the bridge loan facility would be, and the identity and connection of the proposed parent guarantor in one of its lender's debt commitment letter, and (f) what comfort Randa expected or required following its discussion with the Company's largest in-bound licensor to move forward with a transaction.

        Also on July 29, 2018, Olshan delivered a letter to Paul, Weiss noting its belief that the Randa Proposal would not lead to a superior proposal and that allowing Randa to contact the Company's largest licensor could damage the Company. In particular, Olshan noted its client's beliefs that: (a) Randa previously breached the Randa NDA by contacting certain licensors of the Company without the consent of the Company and issuing press releases with details of its revised proposals and that Randa could continue to breach the Randa NDA, (b) Randa requested 72 hours to speak with the Company's largest licensor, but 72 hours would not be enough time for the licensor to make any decision, particularly in light of Randa's lack of experience with apparel and Oscar Feldenkreis' belief that the Company's largest licensor would not consent to a transaction with Randa, (c) permitting Randa to resume diligence would create uncertainty that could harm the Company's relationships with its employees and business partners, (d) the transaction contemplated by the Feldenkreis merger agreement could close months before the Randa Proposal could close, (e) neither Mr. George Feldenkreis nor Mr. Oscar Feldenkreis would support the Randa Proposal at $28.90 per share, (f) the Randa Proposal did not appear to provide for the up-front payment by Randa of the Company termination fee in the amount of $8,736,000 payable under the Feldenkreis merger agreement, (g) the Randa Proposal, like the Feldenkreis merger agreement, included a reverse termination fee of 4%, but such reverse termination fee was insufficient to protect the Company in connection with the Randa Proposal, and (h) Randa's goal may have been to disrupt the Company and the Feldenkreis merger agreement rather than to complete a transaction with the Company.

        On July 30, 2018, Randa delivered a letter to Paul, Weiss responding to the Special Committee's July 29, 2018 clarifying questions. In the letter, Randa stated that (a) one of its lenders agreed to provide an additional $25 million in minimum borrowing availability, (b) an affiliate of Randa would provide an additional $20 million in bridge financing, (c) Randa would be willing to covenant that no cash will be removed from Randa other than in the ordinary course of business during pendency of its transaction, (d) one of its debt commitments was subject to customary flex provisions and the other was not subject to flex provisions, with a redacted copy of the applicable fee letter with the flex provisions provided, (e) its other lender expected it will need 72 hours from the time at which Randa resolved its outstanding diligence issue regarding its meeting with the Company's key licensor to complete their remaining due diligence, (f) the two lenders were in the process of negotiating an intercreditor agreement on customary terms and (g) assuming a productive meeting with the Company's largest in-bound licensor in which Randa is able to reach an appropriate level of comfort with the licensor's post-closing plans with the Company, then Randa could move forward without a written change of control waiver from such licensor. Concurrently with the letter, Randa also delivered (i) bank-statements of the Randa affiliate as of June 30, 2018, that showed more than $20 million in funds available to backstop the bridge financing, (ii) Randa's 2018 monthly balance sheet with actual results through June 30, 2018 and projections for July to December 2018, and (iii) redacted fee letters from its two lenders. However, among other things, Randa did not (w) provide any information beyond a current bank statement as to the financial condition of its affiliate that would provide the bridge financing, (x) indicate what it would do if its discussions with the Company's largest in-bound licensor did not go well, (y) proffer any guarantee or security for payment of any reverse termination fee that may become payable by Randa, as Mr. George Feldenkreis provided in connection with the Feldenkreis merger agreement, or (z) clarify its timeline for its proposed transaction. A copy of the July 30, 2018 Randa response was shared with Olshan on July 31, 2018, in accordance with the terms of the Feldenkreis merger agreement.

        On July 31, 2018, the Special Committee met with its advisors to discuss the materials received from Randa on July 30, 2018. PJ Solomon presented to, and the Special Committee reviewed with PJ Solomon, an updated preliminary overview of the financing components and significant terms of the most recent Randa Proposal. The presentation reviewed the sources and uses of cash implied by the most recent Randa Proposal, the debt and equity financing implied by the most recent Randa Proposal, and the assumed combined borrowing base of the Company and Randa implied by the most recent Randa Proposal. The analysis highlighted significant changes from the proposal originally received on June 22, 2018, including expansion of the term loan under one of Randa's debt commitments, the addition of a bridge loan under such debt commitment, a potential increase in the minimum guaranteed borrowing at close under the other debt commitment, and potential additional bridge financing by Randa. A copy of the presentation is attached as exhibit (c)(8) to the Statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on August 20, 2018. After careful consideration, and in accordance with the terms of the Feldenkreis merger agreement, the Special Committee unanimously determined to commence discussions with, and granted due diligence access to, Randa, based on the fact that (a) after consultation with its outside legal and financial advisors, the Randa Proposal would reasonably be expected to lead to a Superior Proposal (as such term is defined in the Feldenkreis merger agreement) and (b) after consultation with outside legal counsel, the failure to (x) furnish access and non-public information with respect to the Company and any of its subsidiaries to Randa pursuant to the Randa NDA and (y) participate in discussions and negotiations regarding the Randa Proposal would reasonably be expected to be inconsistent with its fiduciary duties. In coming to this determination, the Special Committee noted that (i) the offered price of $28.90 per share of Company Common Stock represented a 5.1% premium over the Feldenkreis Proposal, (ii) the revised financing plans appeared reasonably capable of execution and appeared to give the Randa Proposal sufficient cushion and (iii) Randa's willingness to move forward without a written waiver from the Company's largest in-bound licensor (assuming a productive meeting with the licensor in which Randa is able to reach an appropriate level of comfort with the licensor's post-closing plans with the Company) significantly improved the capability of execution for the Randa

Proposal. In coming to this decision, the Special Committee also considered, among other things, the concerns highlighted by Olshan in its July 29, 2018 letter to Paul, Weiss. The Special Committee also directed Paul, Weiss, given Randa's prior, repeated violations of the Randa NDA, to contact counsel for Randa and get clarification regarding Randa's position under the Randa NDA and to seek reasonable confirmation from Randa that it would be expected to fully comply with the Randa NDA before being granted further access to the data room.

        On August 1, 2018, legal counsel for Randa confirmed to Paul, Weiss that Randa would agree to abide by the Company's interpretation of the Randa NDA for a specified period under an understanding designed to provide Randa with an opportunity to (a) have a discussion arranged by the Special Committee with an inbound licensor of the Company and a reasonable opportunity for follow-up and (b) provide definitive financing commitments not subject to due diligence or investment committee approvals following such discussion and follow-up, while also protecting the Company from unauthorized public statements concerning a potential transaction or unauthorized contact with its business relations.

        On August 2, 2018, Olshan delivered a letter to Paul, Weiss in which Olshan stated, on behalf of Mr. George Feldenkreis: (a) Olshan's belief, in view of Randa's clear, repeated breaches of the Randa NDA, including, without limitation: (i) impermissible public statements about the transaction; (ii) unauthorized communications with key business relations of the Company; and (iii) failure to return the Company's confidential information, the Special Committee must insist on Randa's strict adherence to the Company's interpretation of the Randa NDA at all times; (b) the Special Committee's failure to do so substantially dilutes and weakens the Randa NDA such that it no longer constitutes an "Acceptable Confidentiality Agreement" (as defined in the Feldenkreis merger agreement) that would allow the Special Committee to provide access and non-public information with respect to the Company to Randa under the Feldenkreis merger agreement, and that, accordingly, any purported superior proposal that may arise out of such due diligence access would be obtained in violation of the no solicitation covenant in the Feldenkreis merger agreement; (c) it seriously questioned the Special Committee's apparent willingness to tolerate Randa—in violation of the express terms of the Randa NDA—agitating for a transaction outside of the negotiated process for an alternative transaction contained in the Feldenkreis merger agreement, not only impermissibly putting Randa in a more favorable position than Mr. George Feldenkreis would be in if the roles were reversed, but more critically, effectively condoning conduct by Randa that has already damaged, and has the potential to significantly further damage, the Company's business in the event that discussions with Randa prove fruitless; (d) despite Randa's persistent violations of the Randa NDA, the Special Committee inexplicably, and contrary to the terms of the Feldenkreis merger agreement, continues to give Randa preferential treatment, commencing with a $750,000 expense reimbursement that was not disclosed to Mr. George Feldenkreis prior to signing as required by the Feldenkreis merger agreement, failing to enforce the Randa NDA, and now allowing Randa an indeterminate length of time in which to conduct its due diligence; (e) the uncertainty surrounding this due diligence poses a significant risk and long-term damage to the Company, as it further jeopardizes the Company's relationship with its licensors, suppliers and employees, which could result in a material adverse effect under the Feldenkreis merger agreement; (f) the actions of the Special Committee described above do not serve the best interests of the Company and its shareholders; (g) the Special Committee must ensure that Randa is playing on a level field with Mr. George Feldenkreis, including by ensuring that Randa agrees to be bound by restrictions in the Randa NDA that are at least as stringent as those with which Mr. George Feldenkreis has fully complied, otherwise Mr. George Feldenkreis may be compelled to take any and all actions in response to the Special Committee's and Randa's recurrent derelictions that he deems to be in the best interests of shareholders; and (h) Mr. George Feldenkreis reserves all rights under the Feldenkreis merger agreement and otherwise.

        Also on August 2, 2018, following receipt of Olshan's August 2, 2018 letter, Paul, Weiss requested further clarification of Randa's intent under the Randa NDA in light of the concerns expressed by Olshan. Later that evening, legal counsel for Randa confirmed, on behalf of Randa and without prejudice to Randa's interpretation of the Randa NDA, that Randa agreed to comply with the Special Committee's interpretation of the Randa NDA at all times from and after the date of such confirmation. In light of such confirmation, and pursuant to the Special Committee's direction, advisors for the Special Committee commenced to arrange discussions and due diligence access for Randa pursuant to the determination made by the Special Committee on July 31, 2018 and notified counsel for each of Randa and Mr. George Feldenkreis of same.

        On August 3, 2018, the Special Committee issued a "stop, look and listen" statement in advance of the filing of this amendment to the Company preliminary proxy statement.

        On August 3, 2018, advisors to the Special Committee re-opened Randa's access to the Company's virtual data room and commenced addressing additional due diligence requests made by Randa. On or about August 4, 2018, the advisors and a member of the Special Committee also contacted the Company's largest inbound licensor seeking an opportunity for Randa to have a discussion with such licensor.

        On August 7, 2018, Olshan delivered a letter to Paul, Weiss in which Olshan, on behalf of Mr. George Feldenkreis, (a) conveyed its understanding that Randa had submitted an additional due diligence request to the Company, which it considered astonishing because Randa had access to over 75,000 pages of documents from the Company since March of this year, (b) stated its belief that no further information should be provided, (c) reminded the Special Committee that the only diligence item on which Randa's latest proposal was conditioned was a discussion with the Company's largest inbound licensor, and (d) cautioned that Randa's latest due diligence request confirms Parent's concern, previously communicated in Olshan's August 2, 2018 letter, that the Special Committee is allowing Randa to conduct open-ended and seemingly interminable due diligence that not only destroys employee morale but also risks permanent and long-term damage to the Company's business. The letter continued, in the event the Special Committee chose to disregard all of this and nonetheless provide additional information to Randa, by (i) reminding the Special Committee of its obligations under the Feldenkreis merger agreement to promptly provide copies of that information to Parent and to keep Parent informed on a current basis of the status of Randa's proposal (as to which Parent had not received any updates, including as to its lender's willingness to proceed with the financing for Randa's proposal on a non-conditional basis), (ii) noting that the Feldenkreis merger agreement does not provide that the Company can be required to generate or create any new information that does not currently exist, and (iii) expressing concern that unending requests and any undertaking to provide information that the Company has no obligation to prepare or provide would only cause further delay of the Special Meeting, in violation of the Company's obligations under the Feldenkreis merger agreement. The letter further stated that it is clear that, given Randa's misrepresentations regarding the scope and completion of its due diligence, its clear lack of readiness to proceed and its continued failure to honor its commitments, contractual or otherwise (including repeated violations of the Randa NDA), the Special Committee had no basis to conclude that Randa's proposal would reasonably be expected to lead to a superior proposal. The letter concluded by stating that (x) the Special Committee needs to put an end to Randa's fishing expedition so that Parent and the Company can proceed with their transaction that provides substantial and certain value to the Company's unaffiliated shareholders, (y) to do otherwise puts the Company at risk of breaching its obligations under the Feldenkreis merger agreement and jeopardizes the transaction that it already has in hand, actions that would constitute breaches of the Special Committee's fiduciary obligations to the Company's shareholders and for which Parent will hold the Special Committee fully accountable, and (z) to stem further defections of Company employees and maintain key business relations, the Special Committee should immediately and publicly reconfirm its commitment to the Feldenkreis transaction.

        On August 8, 2018, Paul, Weiss delivered a letter to Olshan in which Paul, Weiss, on behalf of the Special Committee, (a) conveyed that the Special Committee is well aware of its obligations under the Feldenkreis merger agreement and its fiduciary duties, and that the Special Committee and Company have complied with their obligations and duties, and will continue to do so, (b) reminded Olshan that the Feldenkreis merger agreement does not limit the due diligence the Company can provide to Randa, so long as copies of the information are made available to Parent, and that Mr. George Feldenkreis would automatically be notified when a document was added to the data room, (c) informed Olshan that the Special Committee had not provided an update regarding the Randa Proposal because there was nothing to report, and (d) explained that Randa's 72-hour window to provide signed financing commitment letters did not, by the terms of the proposal as clarified on July 30, 2018, begin to run until Randa met with the Company's largest inbound licensor.

        Also on August 8, 2018, the Special Committee delivered a letter to Mr. Oscar Feldenkreis in which the Special Committee (a) advised Mr. Oscar Feldenkreis that the Special Committee determined it was in the best interests of the Company's shareholders to provide reasonable due diligence access to Randa, (b) instructed Mr. Oscar Feldenkreis that he and the Company's other officers must comply in a timely manner with all reasonable diligence requests, (c) noted that the Company had not yet provided any information in response to Randa's August 6, 2018 diligence requests, and (d) requested that the Company provide (1) the actual income statement, balance sheet, and cash flow statement for June 2018 year-to-date and July 2018 year-to-date when available and (2) to the extent such information is gathered in the ordinary course of business, revenue and gross margin by brand for June 2018 year-to-date and July 2018 year-to-date when available. In response to the Special Committee's August 8, 2018 letter, Mr. Oscar Feldenkreis delivered a letter to the Special Committee in which he noted that (a) the executives other than him had received the diligence requests on August 6, 2018, but were unable to commence work on responses until August 7, 2018 because of a technical issue, (b) the requested income statement, balance sheet, and cash flow statement for June 2018 year-to-date were provided on August 10, 2018, (c) the income statement, balance sheet, and cash flow statement for July 2018 year-to-date would be made available shortly after they are finalized, (d) the Company's officers and employees were all instructed to work diligently to generate the requested information as quickly as possible, and (e) that it was in everyone's best interest not to delay resolution of the situation.

        Also on August 8, 2018, the Special Committee's advisors discussed the Company's request for a Randa meeting with the executive at the Company's largest inbound licensor in charge of the Company's relationship with such licensor. In that discussion with such executive, the executive indicated that Randa had already had a discussion with him, that he had denied the request for a further meeting and indicated that he would send an email confirming the licensor's position, after he consulted with others in his organization.

        On August 9, 2018, Randa delivered a letter to the Special Committee in which Randa (a) expressed frustration that (1) the Special Committee had yet to facilitate an interview with the Company's largest inbound licensor, (2) it believed that Mr. Oscar Feldenkreis was scheduled to meet with the licensor the following week and (3) the Company had not responded to Randa's diligence requests, and (b) reaffirmed its commitment to the Randa Proposal. Mr. Oscar Feldenkreis subsequently communicated to the Special Committee that his meeting with the Company's largest inbound licensor had been set in July in connection with his yearly attendance at an annual industry apparel show.

        On August 10, 2018, the Company's largest inbound licensor informed PJS in writing that, if Randa acquires the Company, then such licensor would exercise its contractual rights and either put out a request for proposal for the license (the "License"), which Randa could bid on, or would grant the License to one of its current licensees. The licensor added that it is not in such licensor's best interests at this time to give the License to Randa if Randa were to acquire the Company. The Special

Committee shared the licensor's email with Randa and delivered a letter to Randa asking for clarification as to (a) whether Randa would waive the pre-condition that it meet with the Company's largest inbound licensor and (b) when the Special Committee could expect to receive definitive financing documents and Randa's position on the form of merger agreement, neither of which had yet been received by the Special Committee.

        On August 11, 2018, Randa contacted PJS and suggested that the only way Randa could reach a deal with the Company was if Mr. George Feldenkreis and Mr. Oscar Feldenkreis agreed to support the Randa transaction and to help Randa retain the Company's largest inbound licensor following the closing of such transaction. Randa suggested that it could raise its price from $28.90 per share if they each would agree to support a transaction with Randa. Paul, Weiss and PJS spoke with Olshan and Scope, respectively, to convey Randa's message to Mr. George Feldenkreis. Olshan and Scope relayed that Mr. George Feldenkreis, in his capacity as a shareholder, was uninterested in selling his shares to Randa or supporting the Randa Proposal and further expressed the view that continued discussions and diligence regarding the Randa Proposal was unlikely to lead to a superior proposal under the Feldenkreis merger agreement, because he could not control the decisions of the Company's largest inbound licensor, and nevertheless, Randa had no financing in place, nor were the terms of a definitive agreement agreed upon.

        On August 12, 2018, PJS communicated Mr. George Feldenkreis' response to Randa.

        On August 13, 2018, Randa delivered a letter to the Special Committee in which Randa (a) reiterated its interest in acquiring the Company (b) noted that it would be prepared to increase its price if Mr. George Feldenkreis and Mr. Oscar Feldenkreis would support the Randa Proposal and assist the Company in obtaining the requisite consent of the Company's largest inbound licensor, and (c) acknowledged that failing support of the transaction including in respect of further discussions with such licensor, it had no viable path to a transaction between Randa and the Company.

        Also on August 13, 2018, the Special Committee met with its advisors and received an update on the process including review of the licensor communications and the letter from Randa. Following consultation with its advisors, the Special Committee determined that, subject to (a) conferring with representatives of Mr. George Feldenkreis and Mr. Oscar Feldenkreis regarding their reactions to Randa's letter and confirming that, in their capacity as shareholders, they remained opposed to selling their shares to Randa, (b) conferring with Mr. Oscar Feldenkreis in his capacity as the Company's CEO regarding whether additional actions should be taken with respect to seeking licensor consent, and (c) subsequent approval of the press release announcing the Special Committee's determination, the Randa Proposal was no longer reasonably likely to lead to a superior proposal under the Feldenkreis merger agreement and the Company should terminate discussions and cease providing further diligence information to Randa.

        Also on August 13, 2018, Mr. Oscar Feldenkreis sent a letter to the Special Committee in which he stated that he was aware of his fiduciary duties as a director and CEO of the Company and that neither he nor anyone else at the Company could control what the Company's largest inbound licensor (or any other licensor) would choose to do in the event of a transaction with Randa. Further, Mr. Oscar Feldenkreis stated his belief that Randa's efforts to identify hurdles for others to jump did not excuse its failure to complete its diligence, provide evidence of committed financing or agree to the terms of a definitive agreement.

        On August 14, 2018, the Company issued a press release as approved by the Special Committee (a) disclosing the letter from Randa dated August 13, 2018, (b) announcing that the Special Committee (i) determined, following consultation with its outside legal and financial advisors, that the Randa Proposal was no longer reasonably likely to lead to a Superior Proposal under the Feldenkreis merger agreement, including due to the fact that, based on communications received from the Company's largest inbound licensor, it became clear that the key inbound licensor precondition to the Randa

Proposal was not likely to be satisfied irrespective of any action taken by Mr. George Feldenkreis and Mr. Oscar Feldenkreis, and (ii) terminated discussions with Randa in accordance with the terms of the Feldenkreis merger agreement, and (c) reiterating the Special Committee's support of the Feldenkreis merger agreement.

        Also on August 14, 2018, the Company terminated Randa's access to the data room.

        On August 15, 2018, the Company requested return or destruction of confidential information concerning the Company in accordance with the Randa NDA.

Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

        On June 15, 2018, the Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors, after careful consideration and acknowledging the interest of George Feldenkreis and Oscar Feldenkreis in the merger, voted unanimously to (i) approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) direct that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommend to the shareholders of the Company that they vote FOR the adoption of the merger agreement.

        In evaluating the merger, the Special Committee and the board of directors consulted with the Company's senior management and outside legal and financial advisors and, in reaching their respective determinations, the Special Committee and the board of directors considered a number of factors that they believed supported their decision to approve and recommend the merger agreement and the merger, including, but not limited to, the following:

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  the $27.50 per share to be paid in respect of each share of Company Common Stock represents: (i) a premium of 21.6%, based on the closing price per share of Company Common Stock on the Undisturbed Date of $22.62; (ii) a premium of 14.0% based on the volume weighted average price per share of Company Common Stock for the 90-day period ending on the Undisturbed Date of $24.13; (iii) a premium of 11.1% based on the volume weighted average price per share of Company Common Stock for the 60-day period ending on the Undisturbed Date of $24.75; (iv) a premium of 9.4% based on the volume weighted average price per share of Company Common Stock for the 30-day period ending on the Undisturbed Date of $25.14; (v) a premium of 5.8% based on the highest closing price per share of Company Common Stock for the 52-week period ending on the Undisturbed Date of $25.99; and (vi) a discount of 4.5% based on the highest closing price per share of Company Common Stock for the 5-year period ending on the Undisturbed Date of $28.80;

  •
  the current and historical market prices for the Company Common Stock, including those set forth in the table in the section captioned "Markets and Market Price," which has a median closing price of $22.28 for the 52-week period ending on the Undisturbed Date;

  •
  the Company Common Stock traded as low as $16.35 during the 52 weeks prior to the announcement of the June 15, 2018 execution of the merger agreement;

  •
  the global and U.S. domestic retail economies have experienced unprecedented contraction which has had a dramatic adverse impact on the Company's customer base and forced multiple distribution outlets and retailers to file for bankruptcy;

  •
  the fact that the Special Committee and the board of directors believed that the $27.50 per share price to be paid in respect of each share of Company Common Stock was the highest price that George Feldenkreis and his related parties would be willing to pay and represented the best value reasonably available to the Company's unaffiliated shareholders;

  •
  the fact that the $27.50 per share merger consideration was below the ranges of values per share of Company Common Stock indicated by certain of the selected companies analyses presented by PJS viewed in the context of the $27.50 per share merger consideration being within the ranges of values per share of Company Common Stock indicated by other analyses presented by PJS. For a summary of these financial analyses presented by PJS, see "Special Factors—Opinion of PJS" beginning on page 55;

  •
  the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity to the unaffiliated shareholders and allows the unaffiliated shareholders not to be exposed to the risks and uncertainties relating to the prospects of the Company (including the prospects described in management's projections summarized under "Special Factors—Projected Financial Information" beginning on page 74);

  •
  the possibility that it could take a considerable period of time before, and that there could be significant uncertainty as to whether, the trading price of Company Common Stock would reach and sustain a trading price of at least equal to the per share merger consideration of $27.50, as adjusted for present value, following any withdrawal of George Feldenkreis' offer;

  •
  the Special Committee's and board of directors' belief, based on their knowledge of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as a stand-alone company, that the merger is desirable at this time, as compared with other times in the Company's operating history;

  •
  the possible alternatives to the merger, including, but not limited to, selling the Company to another acquiror, continuing as a stand-alone company or effecting a leveraged recapitalization, which alternatives the Special Committee and board of directors evaluated with the assistance of the Company's senior management and advisors and determined were likely to be less favorable to the Company's shareholders than the merger given the potential risks and uncertainties associated with those alternatives;

  •
  the fact that after a long a public process, which consisted of a strategic alternative review process whereby PJS contacted 18 parties (9 private equity and 9 strategic), only one other bidder for all of the outstanding shares of the Company Common Stock executed a confidentiality agreement with the Company, and after months of diligence such bidder was unable to arrange its financing;

  •
  the opinion of PJS, dated June 15, 2018, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the $27.50 in cash per share to be paid to the shareholders (other than Parent and its affiliates) pursuant to the merger agreement, as well as the related financial presentation, both of which the Special Committee and board of directors expressly adopted (which determination of fairness to shareholders (other than Parent and its affiliates) is also applicable to the Company's "unaffiliated security holders" (as defined in Rule 13e-3 under the Exchange Act), as more fully described in the section below under the caption "Special Factors—Opinion of PJS" beginning on page 55;

  •
  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

  •
  the Special Committee's and board of directors' belief that the debt financing required for the merger will be obtained, given (i) the fact that Parent had obtained commitments for such debt financing, (ii) the reputation of the financing sources and (iii) the obligation of Parent to use reasonable best efforts to obtain such debt financing;

    •
    the absence of a financing condition in the merger agreement;

    •
    the likelihood and anticipated timing of completing the merger in light of the scope of the closing conditions;

    •
    the Special Committee's and board of directors' belief that no significant antitrust or other regulatory issue exists and that the required antitrust approval is expected to be obtained;

    •
    the fact that (i) Parent will be required to pay to the Company a reverse termination fee of $17.472 million if the merger agreement is terminated under certain circumstances, (ii) the Company will not need to prove damages as a condition to receiving such reverse termination fee, (iii) George Feldenkreis has executed a limited guarantee in favor of the Company guaranteeing Parent's obligation to pay such reverse termination fee and (iv) George Feldenkreis' guarantee is supported by George Feldenkreis' pledge of 647,451 certificated shares of Company Common Stock, which are currently held in escrow;

    •
    the Company's right to seek specific performance of Parent's obligations under the merger agreement, including, under certain circumstances, specific performance of Parent's obligations to cause each Rollover Investor to make the equity contribution to Parent pursuant to such Rollover Investor's equity commitment letter; and

    •
    George Feldenkreis' execution of a limited guarantee and pledge and security agreement in favor of the Company guaranteeing (and pledging collateral in support of such guarantee), subject to the limitations described therein, the payment of certain payment obligations that may be owed by Parent pursuant to the merger agreement, including the payment of any reverse termination fee that may become payable following termination of the merger agreement in specified circumstances, subject to an overall cap of $17.472 million.

  •
  the other terms of the merger agreement and the related agreements, including:

  •
  the Special Committee's and the board of directors' ability to withhold, withdraw, qualify or modify its recommendation that the Company's shareholders vote to adopt the merger agreement, subject to certain conditions in the merger agreement;

  •
  the Special Committee's and the board of directors' ability to (i) respond to takeover proposals and (ii) terminate the merger agreement for a superior proposal prior to adoption of the merger agreement by the Company's shareholders, in each case, subject to certain conditions in the merger agreement, including in the case of a termination of the merger agreement, the payment of a termination fee of $8.736 million by the Company;

  •
  the termination fee of $8.736 million payable by the Company to Parent under certain circumstances, including as described above, in connection with a termination of the merger agreement, which the Special Committee and board of directors concluded was reasonable in the context of termination fees payable in comparable transactions and considering the overall terms of the merger agreement, including the per share merger consideration of $27.50;

  •
  the fact that the voting agreement entered into by the Rollover Investors with Parent and the Company will terminate automatically if the merger agreement is terminated in accordance with its terms, including a termination of the merger agreement for a superior proposal prior to adoption of the merger agreement by the Company's shareholders; and

  •
  the availability of appraisal rights under the FBCA to the unaffiliated shareholders who comply with all of the required procedures under the FBCA, which allows such holders to seek appraisal of the fair value of their shares of Company Common Stock in lieu of receiving the per share merger consideration as determined by the state and federal courts in Miami-Dade County, State of Florida.

        The Special Committee and board of directors also believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Special Committee and board of directors to represent effectively the interests of the Company's unaffiliated shareholders. These procedural safeguards include, but are not limited to, the following:

  •
  the fact that the Special Committee consists solely of independent and disinterested directors who are not officers or employees of the Company or affiliated with the GF Group;

  •
  the fact that the board of directors vested the Special Committee with the exclusive power and authority of the board of directors to take any and all actions it considers necessary, desirable or appropriate: (1) to evaluate the terms and conditions and determine the advisability of the Feldenkreis Proposal, or any alternative thereto, and whether in the judgment of the Special Committee the Feldenkreis Proposal, or any alternative thereto, is advisable, fair and in the best interests of the Company and its shareholders; (2) to negotiate with any party the Special Committee deems appropriate with respect to the terms and conditions of the Feldenkreis Proposal, or any alternative thereto, and, if the Special Committee deems appropriate and permissive under applicable law, approve the execution and delivery of documents in connection with the transactions contemplated by the Feldenkreis Proposal, or any alternative thereto, on behalf of the Company; (3) to determine whether the Feldenkreis Proposal or any alternative thereto negotiated by the Special Committee is beneficial to the Company and its shareholders; and (4) to recommend to the full board of directors what action, if any, should be taken by the board of directors with respect to the Feldenkreis Proposal, or any alternative thereto;

  •
  the recognition by the Special Committee that it had the authority not to recommend the merger or any other transaction to the board of directors;

  •
  the recognition by the independent directors that they, collectively representing a majority of the board of directors, had the authority not to approve the merger or any other transaction;

  •
  the fact that each of the members of the Special Committee (comprised of all independent directors) unanimously voted to recommend to the board of directors that it, and thereafter the board of directors unanimously voted to, approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, and declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement;

  •
  the fact that the Special Committee was advised by PJS, as financial advisor, and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Akerman LLP, as legal advisors, each an internationally recognized firm selected by the Special Committee; and

  •
  the fact that approval of the merger is subject to satisfaction of or, if permitted, waiver of several conditions, including the approval by holders of a majority of the outstanding shares of Company Common Stock not owned by the Rollover Investors or officers or directors of the Company.

        In the course of its deliberations, the Special Committee and board of directors also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including, but not limited to, the following:

  •
  the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger might not be completed because the financing contemplated by the acquisition financing commitments, described under the caption "Special Factors—Financing of the Merger" beginning on page 78, is not obtained, as Parent does not on its own possess sufficient funds to complete the merger;

  •
  the risk that all of the conditions to the parties' obligations to effect the merger will not be satisfied prior to the termination date set forth in the merger agreement;

  •
  the fact that the Company's unaffiliated shareholders will not have any equity in the surviving company following the merger, meaning that the Company's unaffiliated shareholders will cease to participate in the Company's future earnings or growth, or to benefit from any increases in the value of the equity in the Company;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, which may delay or prevent the Company from pursuing business opportunities that may arise or taking any other action it would otherwise take with respect to its business operations;

  •
  the risk that, while the closing of the merger is pending, there could be disruptive effects on the business, customer relationships and employees of the Company;

  •
  the fact that, on June 15, 2018 (the date of execution of the merger agreement), the closing sale price of the Company Common Stock was higher than the per share merger consideration;

  •
  the risk of incurring substantial expenses related to the merger, including in connection with any future litigation;

  •
  the fact that the Company could be required to pay a termination fee of $8.736 million if the merger agreement was terminated under certain circumstances, including, but not limited to, a termination of the merger agreement by Parent after the board of directors or Special Committee had withdrawn, modified or amended its recommendation in respect of the merger and the merger agreement in a manner adverse to Parent;

  •
  the absence of a "go-shop" provision in the merger agreement that would permit the Company to actively solicit a superior proposal after execution of the merger agreement;

  •
  the fact that George Feldenkreis has a "last look" right with respect to superior proposals received by the Company and that George Feldenkreis may not support any such alternative transactions;

  •
  the possibility that the termination fee of $8.736 million payable by the Company upon the termination of the merger agreement under certain circumstances could discourage potential acquirors from making a competing bid to acquire the Company;

  •
  the fact that the Company will generally be required, if the proposed merger is not completed, to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  •
  the fact that (i) Parent and Merger Sub are newly formed companies with essentially no assets other than the equity commitments of the Rollover Investors, (ii) the Company's remedy in the event of breach of the merger agreement by Parent or Merger Sub could be limited to receipt of the reverse termination fee of $17.472 million, collateralized only by certain certificated shares of Company Common Stock pledged by George Feldenkreis, and (iii) under certain circumstances, the Company would not be entitled to any reverse termination fee if the merger agreement was terminated;

  •
  the fact that an all cash transaction would be taxable to the Company's shareholders that are U.S. holders for U.S. federal income tax purposes; and

  •
  the fact that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders; see the section captioned "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 83.

        In evaluating the merger and in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, the Special Committee and the board of directors considered the factors set forth above, including an evaluation of the going concern value of the Company. The Special Committee and the board of directors did not consider liquidation value as a factor because they consider the Company to be a viable going concern business and the trading history of the Company Common Stock to generally be an indication of its value as such. In addition, due to the fact that the Company is being sold as a going concern, the Special Committee and the board of directors did not consider the liquidation value of the Company relevant to a determination as to whether the proposed merger is fair to the Company's unaffiliated shareholders as the Special Committee and the board of directors believed the value of the Company's assets that might be realized in a liquidation would be significantly less than its going concern value. The Special Committee also did not consider net book value, which is an historical accounting measure, in determining the fairness of the merger to the Company and its shareholders (other than the GF Group Filing Persons), including the unaffiliated shareholders, because of its belief that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical acquisition costs and therefore not a relevant measure in the determination of the fairness of the merger. Net book value does not take into account the prospects of the Company, contingent liabilities, market conditions, trends in the industries in which the Company operates or the business risks inherent in those industries. Further, the Special Committee did not believe that net book value accurately reflects the Company's present market value. The Company's net book value per share of Company Common Stock as of June 15, 2018 was approximately $24.35, which is lower than the $27.50 per share merger consideration and higher than the $22.62 closing price of the Company Common Stock on the Undisturbed Date, and the Company's tangible net book value per share of Company Common Stock as of June 15, 2018 was approximately $12.66, which is lower than the $27.50 per share merger consideration and lower than the $22.62 closing price of Company Common Stock on the Undisturbed Date.

        The Special Committee and the board of directors considered each of the financial analyses presented by PJS (as summarized under "Special Factors—Opinion of PJS" beginning on page 55) together as a whole and did not assign relative importance or weight to any specific analysis by PJS or consider any such analysis in isolation from the other analyses. Thus, the fact that the $27.50 per share merger consideration was below the ranges of values per share of Company Common Stock indicated by two of the selected companies analyses presented by PJS and the fact that the $27.50 per share merger consideration was within the range of values of all of the other analyses presented by PJS were facts that were considered only as part of the consideration of all of the analyses presented by PJS, as well as the opinion of PJS, which was similarly presented as being based upon all of the analyses taken as a whole, that, as of June 15, 2018 and based upon and subject to the factors and assumptions set forth therein, the $27.50 in cash per share of Company Common Stock to be paid to the shareholders (other than Parent and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such shareholders (which determination of fairness to shareholders (other than Parent and its affiliates) is also applicable to the Company's "unaffiliated security holders" (as defined in Rule 13e-3 under the Exchange Act).

        The foregoing discussion of the factors considered by the Special Committee and the board of directors is not intended to be exhaustive, but rather includes the principal factors considered by the Special Committee and the board of directors. The Special Committee reached the conclusion to unanimously recommend that the board of directors approve, and thereafter the board of directors reached the conclusion to unanimously approve, the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Special Committee and board of directors believed were appropriate. In view of the wide variety of factors considered by the Special Committee and board of directors in connection with their evaluation of the proposed merger and the complexity of these matters, the Special Committee and board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Special Committee and the board of directors. Rather, the Special Committee made its recommendation, and the board of directors made its decision to approve, based on the totality of information that they reviewed and the investigation that they conducted. In considering the factors discussed above, individual members of the Special Committee and the individual members of the board of directors may have given different weights to different factors. In light of the procedural protections described above, and given the independent directors' majority status and the engagement of PJS, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Akerman LLP by the Special Committee, the Special Committee and the board of directors did not consider it necessary to make any provision to grant unaffiliated shareholders access to the Company's corporate files or to obtain counsel or appraisal services for unaffiliated shareholders.

        In connection with the consummation of the merger, certain of the Company's directors may receive benefits and compensation that may differ from the per share merger consideration you would receive. See "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 83.

        Our Board of Directors recommends that the shareholders of the Company vote "FOR" the adoption of the merger agreement.

Opinion of PJS

        PJS delivered its opinion to the Special Committee that, as of June 15, 2018 and based upon and subject to the factors and assumptions set forth therein, the $27.50 in cash per share of Company Common Stock to be paid to the shareholders (other than Parent and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such shareholders.

        The full text of the written opinion of PJS, dated June 15, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. PJS provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. The PJS opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the merger or act on any matter relating to the merger.

        For purposes of its opinion, PJS:

  •
  reviewed certain publicly available financial statements and other information of the Company;

  •
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided to PJS by the management of the Company and approved for PJS's use by the Company;

  •
  reviewed certain financial projections for the Company prepared and provided to PJS by the management of the Company and approved for PJS's use by the Company (the "Projections");

  •
  discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

  •
  reviewed the reported prices and trading activity of the Company Common Stock;

  •
  compared the financial performance and condition of the Company and the reported prices and trading activity of the Company Common Stock with that of certain other publicly traded companies that PJS deemed relevant;

  •
  reviewed publicly available information regarding the financial terms of certain transactions that PJS deemed relevant, in whole or in part, to the merger;

  •
  participated in certain discussions among management and other representatives of each of Parent and the Company;

  •
  reviewed a draft of the merger agreement dated June 15, 2018; and

  •
  performed such other analyses and reviewed such other material and information as PJS deemed appropriate.

        PJS assumed and relied upon the accuracy and completeness of the information reviewed by PJS for the purposes of its opinion and PJS did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJS relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to PJS's opinion. With respect to the Projections, PJS assumed that the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJS did not conduct a physical inspection of the facilities or property of the Company. PJS did not assume any responsibility for or perform any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJS furnished with any such valuation or appraisal. Furthermore, PJS did not consider any tax, accounting or legal effects of the merger or transaction structure on any person or entity.

        PJS assumed that the final form of the merger agreement will be substantially the same as the last draft reviewed by PJS and will not vary in any respect material to PJS's analysis. PJS also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the per share merger consideration to be paid to the shareholders of the Company (other than Parent and its affiliates) in the merger) and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. PJS further assumed that all representations and warranties set forth in the merger agreement were and will be true and correct as of all the dates made or deemed made and that all parties to the merger agreement will comply with all covenants of such parties thereunder.

        PJS's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to PJS as of, June 14, 2018. In particular, PJS does not express any opinion as to the prices at which the Company Common Stock may trade at any future time or as to the impact of the merger on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due. Furthermore, PJS's opinion does not address the Company's underlying business decision to undertake the merger, and the opinion does not address the relative merits of the merger as compared to any alternative transactions or business strategies that might be available to the Company. PJS's opinion does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified therein. PJS expresses no view as to, and PJS's opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the per share merger consideration to be paid to the shareholders (other than Parent and its affiliates) pursuant to the merger agreement. The issuance by PJS of its opinion was authorized by PJS's fairness opinion committee.

        The following summarizes the significant financial analyses performed by PJS and provided to, and reviewed with, the Special Committee in connection with the delivery of PJS's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJS's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJS's financial analyses. The following summary, however, does not purport to be a complete description of the financial analyses performed by PJS, nor does the order of analyses described represent relative importance or weight given to those analyses by PJS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 14, 2018, and is not necessarily indicative of current market conditions.

Historical Company Share Trading Analysis

        PJS reviewed the historical trading prices and volumes for the Company Common Stock for the 52-week period ending June 14, 2018. In addition, PJS analyzed the per share merger consideration to be paid to shareholders of the Company pursuant to the merger agreement in relation to, among other things, (i) the closing price per share of Company Common Stock on the Undisturbed Date, the last trading day before the announcement by George Feldenkreis of a proposal to acquire the Company, (ii) the volume weighted average price per share of Company Common Stock for the 90-day period ending on the Undisturbed Date, (iii) the volume weighted average price per share of Company Common Stock for the 60-day period ending on the Undisturbed Date, (iv) the volume weighted average price per share of Company Common Stock for the 30-day period ending on the Undisturbed Date, (v) the highest closing price per share of Company Common Stock for the 52-week period ending on the Undisturbed Date, and (vi) the highest closing price per share of Company Common Stock for the 5-year period ending on the Undisturbed Date.

        This analysis indicated that the per share merger consideration of $27.50 to be paid to shareholders of the Company pursuant to the merger agreement represented:

  •
  a premium of 21.6% based on the closing price per share of Company Common Stock, as of the Undisturbed Date, of $22.62;

  •
  a premium of 14.0% based on the volume weighted average price per share of Company Common Stock for the 90-day period ending on the Undisturbed Date, of $24.13;

  •
  a premium of 11.1% based on the volume weighted average price per share of Company Common Stock for the 60-day period ending on the Undisturbed Date, of $24.75;

  •
  a premium of 9.4% based on the volume weighted average price per share of Company Common Stock for the 30-day period ending on the Undisturbed Date, of $25.14;

  •
  a premium of 5.8% based on the highest closing price per share of Company Common Stock for the 52-week period ending on the Undisturbed Date, of $25.99; and

  •
  a discount of 4.5% based on the highest closing price per share of Company Common Stock for the 5-year period ending on the Undisturbed Date, of $28.80.

Equity Research Analyst Price Targets

        PJS reviewed selected public market trading price targets for the Company Common Stock prepared and published by four Wall Street research analysts that published or confirmed price targets as of June 14, 2018. PJS reviewed the most recent 12-month price target published by each analyst as of such date. These targets reflect each analyst's estimate of the public market trading price of the Company Common Stock within 12 months from the time the price target was published. As of June 14, 2018, the range of selected equity analyst price targets for the Company Common Stock was from $27.50 to $29.00 per share of Company Common Stock.

        The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the Company Common Stock, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Selected Publicly Traded Companies Analysis

        PJS reviewed and compared certain financial information for the Company to corresponding financial information for the following publicly traded corporations in the apparel industry (collectively, the "selected companies"):

  •
  PVH Corp.;

  •
  Hanesbrands;

  •
  Ralph Lauren Corporation;

  •
  G-III Apparel Group;

  •
  Oxford Industries; and

  •
  Delta Apparel.

        Perry Ellis participates in the design, manufacturing, marketing and distribution of branded lifestyle apparel and accessories. The Company is one of the largest apparel companies in the world with a portfolio consisting of nationally and internationally recognized lifestyle brand names. Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are U.S. domestic, publicly traded companies which engage in a similar business as the Company and with operations that, for purposes of analysis, may be considered similar to certain operations of the Company. When compiling the selected companies, PJS excluded companies which were primarily focused on accessories (e.g., Tapestry and Michael Kors) or active and outdoor apparel (e.g., VF, Under Armour and Columbia Sportswear Company), as well as companies that recognize the majority of their revenues through direct sales at company owned retail locations (e.g., Guess?).

        PJS also calculated and compared various financial multiples for the selected companies and the Company based on historical financial data from publicly available sources, forecasts from Wall Street research available as of June 14, 2018 for the selected companies, and the Projections.

        With respect to the selected companies and the Company, PJS calculated:

  •
  the enterprise value (which represents the equity value plus book values of total debt, including preferred stock and minority interest, less cash) ("EV") as a multiple of latest twelve months ("LTM") adjusted earnings before interest, tax, depreciation, amortization ("Adjusted EBITDA");

  •
  EV as a multiple of Adjusted EBITDA for calendar year 2018;

  •
  price per share as a multiple of estimated earnings per share ("EPS") for calendar year 2018; and

  •
  price per share as a multiple of EPS for calendar year 2019.

        The tables below summarize the results of these calculations:

Selected Companies
Enterprise Value as a Multiple of:
LTM Adjusted EBITDA	Range:	10.0x - 12.5x
CY2018E Adjusted EBITDA	Range:	8.6x - 11.7x
Price Per Share as a Multiple of:
CY2018E EPS	Range:	11.4x - 21.9x
CY2019E EPS	Range:	10.5x - 20.2x

	Enterprise Value as a Multiple of:		Price Per Share as a Multiple of:
Selected Companies	LTM Adjusted EBITDA	CY2018E Adjusted EBITDA	CY2018E EPS	CY2019E EPS
PVH Corp.	12.5x	11.7x	17.5x	15.4x
Hanesbrands	10.8x	10.5x	11.4x	10.5x
Ralph Lauren Corporation	11.1x	11.2x	21.9x	20.2x
G-III Apparel Group	11.9x	11.1x	20.2x	17.6x
Oxford Industries	11.0x	10.3x	18.7x	16.9x
Delta Apparel	10.0x	8.6x	13.5x	10.6x

        PJS then used an illustrative range of multiples to calculate a range of implied values for the Company Common Stock based on the Projections, as summarized below. The ranges of multiples used by PJS were chosen by PJS utilizing its professional judgment and experience, taking into account PJS's review of the multiples of the selected companies.

	Valuation Multiples	Implied Value Per Share of Company Common Stock
Enterprise Value as a Multiple of:
LTM Adjusted EBITDA	10.0x - 12.5x	$32.35 - $41.73
Fiscal Year 2019E Adjusted EBITDA	8.6x - 11.7x	$28.15 - $40.44
Price as a Multiple of:
Fiscal Year 2019E EPS	11.4x - 21.9x	$22.84 - $43.76
Fiscal Year 2020E EPS	10.5x - 20.2x	$23.74 - $45.66

Selected Precedent Transactions Analyses

        PJS analyzed certain publicly available information relating to the following selected transactions in the branded apparel industry for North America-based targets since December 2013, a timeframe that

PJS believed in its judgement to be representative of the current market environment (collectively, the "selected transactions"):

Target	Acquiror	Announcement Date
Billabong	Boardriders	January 2018
Williamson-Dickie Mfg.	VF Corp	August 2017
Haggar	Grand Wealth	April 2017
Kellwood Company	1worldstar	December 2016
Donna Karan	G-III	July 2016
VF Corp (Contemporary Brands)	Delta Galil	June 2016
Knights Apparel	Hanesbrands	February 2015
DBApparel	Hanesbrands	June 2014
Doris	Gildan Activewear	June 2014
Jones Group	Sycamore Partners	December 2013

        Although none of the selected transactions is directly comparable to the merger, the target companies in the selected transactions were North America-based companies in the branded apparel industry that were acquired since December 2013 and therefore had operations that, for the purposes of analysis, may be considered similar to certain of the Company's operations and product candidate profile, and as such, for purposes of analysis, the selected transactions may be considered similar to the merger. PJS did not make any determinations to exclude any transactions that met the criteria described above.

        For each of the selected transactions, PJS calculated and compared the enterprise value implied by the transaction as a multiple of the LTM Adjusted EBITDA of the target. The following tables present the results of this analysis:

Selected Transactions Range*
Transaction Enterprise Value as a Multiple of:
LTM Adjusted EBITDA	6.2x - 11.0x

Target	Acquiror	Enterprise Value	LTM Adjusted EBITDA Multiple
Billabong	Boardriders	$315	8.0x
Williamson-Dickie Mfg.	VF Corp	$820	11.0x	**
Haggar	Grand Wealth	ND	ND
Kellwood Company	1worldstar	ND	ND
Donna Karan	G-III	$650	ND
VF Corp (Contemporary Brands)	Delta Galil	$120	6.2x
Knights Apparel	Hanesbrands	$200	8.0x	**
DBApparel	Hanesbrands	$500	7.5x	**
Doris	Gildan Activewear	$110	8.5x
Jones Group	Sycamore Partners	$2,042	7.9x

*
Excludes the acquisitions of Haggar, Kellwood Company and Donna Karan, because the Transaction Enterprise Value as a Multiple of LTM Adjusted EBITDA was not publicly disclosed.

**
Publicly-disclosed EV / LTM Adjusted EBITDA multiple.

        PJS calculated an illustrative range of implied values per share of Company Common Stock by applying a range of valuation multiples of 6.2x to 11.0x to, respectively, the LTM Adjusted EBITDA of the Company, as provided by management of the Company, and the Adjusted EBITDA for fiscal year 2019 of the Company, as contained in the Projections.

        The following table presents the results of this analysis:

Adjusted EBITDA	Valuation Multiple	Implied Value per share of Company Common Stock
LTM	6.2x - 11.0x	$17.81 - $35.95
FY2019E	6.2x - 11.0x	$18.69 - $37.51

Illustrative Discounted Cash Flow Analysis

        PJS performed an illustrative discounted cash flow analysis on the Company using the Projections. The specific Projections that were used were the March 2018 Management Projections (as defined in "Special Factors—Projected Financial Information" beginning on page 74). Using discount rates ranging from 10.1% to 13.1%, reflecting estimates of the Company's weighted average cost of capital (derived by the application of the Capital Asset Pricing Model, which requires certain Company-specific inputs, including the Company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally), PJS discounted to present value as of June 14, 2018, (i) estimates of unlevered free cash flow for the Company through year-end 2021 as reflected in the Projections, and (ii) a range of illustrative terminal values for the Company, which were calculated by applying an illustrative range of exit terminal year EBITDA multiples of 9.0x to 11.0x (which range was selected by PJS using its judgment after taking into account the EBITDA multiples included in the Selected Publicly Traded Companies (EV / LTM EBITDA multiple range of 10.0x to 12.5x) and Selected Precedent Transactions analyses (EV / LTM EBITDA multiple range of 6.2x to 11.0x)) to projected terminal year EBITDA for the Company as reflected in the Projections (which analysis implied perpetuity growth rates (as a result of the application of such EBITDA multiple range to the terminal year EBITDA) ranging from 4.50% to 8.40% for the terminal year estimate of the free cash flow to be generated by the Company per the Projections). PJS then added the ranges of present values it derived above to derive a range of illustrative EVs for the Company. PJS then subtracted the amount of the Company's adjusted net debt, as provided by the management of the Company, from the range of illustrative EVs it derived for the Company to derive a range of illustrative equity values for the Company. PJS then divided the range of illustrative equity values it derived by the number of fully diluted shares of Company Common Stock, as provided by the management of the Company, to derive a range of illustrative present values per share of Company Common Stock of $23.88 to $32.99.

Illustrative Present Value of Future Company Share Price Analysis

        PJS performed an illustrative analysis of the implied present values per share of Company Common Stock, as of June 14, 2018, based on theoretical future values of the Company Common Stock, as of June 14, 2018 and as of the first day of each fiscal year from 2019 through 2021, derived by PJS based on the Projections.

        Using the Projections, PJS derived a range of theoretical values per share of Company Common Stock as of June 14, 2018 and as of the first day of each fiscal year from 2019 through 2021 by applying, with respect to each such date, illustrative one year forward price to earnings per share of Company Common Stock multiples ranging from 10.8x to 18.1x to the estimate of the earnings per share of Company Common Stock for the current year, as reflected in the Projections, to derive ranges of implied equity values per share of Company Common Stock as of such dates. As noted above, PJS assumed that the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.

        By applying a discount rate of 12.8%, reflecting an estimate of the Company's cost of equity, PJS discounted to present value, as of June 14, 2018, the ranges of theoretical values of the Company Common Stock, as of June 14, 2018 and as of the first day of each fiscal year from 2019 through 2021. This analysis resulted in a range of implied present values of $21.60 to $35.06 per share of Company Common Stock.

Premia Analysis

        PJS reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced during the time period from June 14, 2013 through June 14, 2018 involving a public company based in the United States (excluding the biotechnology, brokerage, finance, insurance, pharmaceutical and real estate industries) as the target where both (x) the disclosed enterprise values for the transaction were between $400 million and $600 million and (y) at least a 50% stake was acquired. This analysis excluded transactions where the total consideration was below $1.00 per share. For the entire period, using publicly available information, PJS calculated the median, 25th percentile and 75th percentile premiums of the price paid in the five-year period ending June 14, 2018 and the three-year period ending June 14, 2018, relative to the target's last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 28.0% across the five-year period and 28.0% across the three-year period, respectively. This analysis also indicated a 25th percentile premium of 18.1% across the five-year period and 17.7% across the three-year period, respectively, and a 75th percentile premium of 42.6% across the five-year period and 34.4% across the three-year period, respectively. Using this analysis, PJS applied a reference range of illustrative premiums of 17.7% to 42.6% to the closing price per share of Company Common Stock of $22.62 as of the Undisturbed Date and calculated a range of implied equity values per share of Company Common Stock of $26.62 to $32.87.

        The following table lists the announced all-cash acquisition offers and transactions reviewed and analyzed by PJS in this analysis:

Target	Acquiror	Announcement Date	One Day Premium*
Babcock & Wilcox Enterprises, Inc.	Steel Partners Holdings LP	May 2018	36.2%
The Finish Line, Inc.	JD Sports Fashion Plc; Pentland Group Plc	March 2018	28.0%
Fogo de Chão, Inc.	Rhône Capital LLC	February 2018	25.5%
Bazaarvoice, Inc.	Marlin Equity Partners LLC	November 2017	14.6%
Omega Protein Corp.	Cooke, Inc.	October 2017	32.5%
ShoreTel, Inc.	Mitel Networks Corp.	July 2017	28.2%
Xactly Corp.	Vista Equity Partners Management LLC	May 2017	16.8%
PennTex Midstream Partners LP	Energy Transfer Partners LP	May 2017	18.0%
Exar Corp.	MaxLinear, Inc.	March 2017	22.4%
LMI Aerospace, Inc.	Sonaca USA, Inc.	February 2017	52.3%
Lionbridge Technologies, Inc. (Delaware)	H.I.G. Capital LLC (Private Equity)	December 2016	3.2%
Universal American Corp.	WellCare Health Plans, Inc.	November 2016	12.5%
TubeMogul, Inc.	Tiger Acquisition Corp.	November 2016	82.1%
Blue Nile, Inc.	Bain Capital	November 2016	33.9%
Everyday Health, Inc.	Ziff Davis LLC	October 2016	28.0%
Apigee Corp.	Google, Inc.	September 2016	6.5%
Accuride Corp.	Crestview LLC	September 2016	52.7%
Imprivata, Inc.	Thoma Bravo LLC	July 2016	32.8%
Opower, Inc.	Oracle Corp.	May 2016	30.4%
PowerSecure International, Inc.	The Southern Co.	February 2016	79.8%
TeleCommunication Systems, Inc.	Comtech Telecommunications Corp.	November 2015	13.9%
RealD, Inc.	Rizvi Traverse Management LLC	November 2015	18.3%
Dot Hill Systems Corp.	Seagate Technology Plc	August 2015	79.2%
NTELOS Holdings Corp.	Shenandoah Telecommunications Co.	August 2015	25.3%
Rally Software Development Corp.	CA, Inc.	May 2015	42.9%
Norcraft Cos., Inc.	Fortune Brands Home & Security, Inc.	March 2015	11.4%
Emulex Corp.	Avago Technologies Ltd.	February 2015	26.4%
Silicon Image, Inc.	Lattice Semiconductor Corp.	January 2015	23.7%
Apco Oil & Gas International, Inc.	Pluspetrol Resources Corp	October 2014	14.7%
Einstein Noah Restaurant Group, Inc.	JAB Holding Co.	September 2014	51.2%
Pike Corp.	Court Square Capital Partners; Pike Corp.	August 2014	50.8%
Vocus, Inc.	GTCR LLC	April 2014	47.8%
Chindex International, Inc.	TPG Capital LLC; Fosun	February 2014	39.9%
Mac-Gray Corp.	CSC ServiceWorks, Inc.	October 2013	42.3%
Zoltek Cos., Inc.	Toray Industries, Inc.	September 2013	10.0%
Greenway Medical Technologies, Inc.	Vista Equity; Vitera Healthcare Solutions	September 2013	20.1%
Volterra Semiconductor Corp.	Maxim Integrated Products, Inc.	August 2013	55.4%
Steinway Musical Instruments, Inc.	Paulson & Co., Inc.	August 2013	31.4%
Maidenform Brands, Inc.	Hanesbrands, Inc.	July 2013	23.1%

*
In the case of a transaction where there were media reports of the transaction in advance of the announcement of the definitive agreement, the premium is measured based on the undisturbed price, which is the last closing price before such media reports. "One-Day Premium" therefore means either the one-day premium (where there were no media reports media reports of the transaction in advance of the announcement of the definitive agreement) or the premium to the undisturbed price (where there were such media reports). Thus, this analysis analyses premia relative to the closing price on the last trading day before the announcement of a transaction (when there were no earlier media reports of the transaction) and premia relative to the undisturbed price (where there have been such earlier media reports) as part of the same, combined premia analysis and compares the results of this analysis to the premium represented by the merger, which is measured against the undisturbed price since there were media reports of the merger in advance of the announcement of the definitive merger agreement.

Miscellaneous

        In arriving at PJS's opinion, PJS performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJS's opinion. In arriving at its fairness determination, PJS considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

        PJS prepared these analyses for purposes of PJS's providing its opinion to the Special Committee as to the fairness from a financial point of view to the shareholders of the Company (other than Parent and its affiliates) of the $27.50 in cash per share of Company Common Stock to be paid to such shareholders of the Company pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, PJS or any other person assumes responsibility if future results are materially different from those forecast.

        The $27.50 in cash per share of Company Common Stock was determined through arm's-length negotiations between the Special Committee and Parent and was approved by the board of directors. PJS provided advice to the Special Committee during these negotiations. PJS did not, however, recommend any specific amount of consideration to the Special Committee, the Company or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, PJS's opinion to the Special Committee was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by PJS in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of PJS attached as Appendix B.

        Natixis, S.A. ("Natixis"), which became the holder of a majority of PJS's outstanding equity on June 8, 2016, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and non-financial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including affiliates of George Feldenkreis, an affiliate of Parent, or any currency or commodity that may be involved in the merger.

        The Special Committee selected PJS as its financial advisor because it is a recognized financial advisory firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated February 22, 2018, the Special Committee engaged PJS to act as its financial advisor in connection with the merger. The engagement letter between the Special Committee and PJS provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the merger agreement, at approximately $6.6 million to $6.8 million, a substantial portion of which is contingent upon the closing of the merger and a portion of which was payable upon the delivery by PJS of its opinion. In addition, the Company has agreed to reimburse PJS for its expenses and to indemnify PJS against certain liabilities arising out of its engagement by the Special Committee. PJS has not, during the two years prior to the date of its opinion, provided any financial advisory services to the Company, Parent, George Feldenkreis or their respective affiliates for which PJS received payment other than fees in connection with the engagement relating to the merger, which fees will be credited against the aforementioned transaction fee relating to the merger. In the future, PJS, Natixis and their respective affiliates may provide financial advisory services to the Company, Parent, George Feldenkreis and their respective affiliates, and in the future may receive compensation for rendering these services. Natixis has advised PJS that, in the past two years, it has not provided any corporate or investment banking services to the Company, Parent, Merger Sub, George Feldenkreis or any of their respective affiliates.

Purposes and Reasons of the Company for the Merger

        The Company's purpose for engaging in the merger is to enable its shareholders to receive $27.50 per share of Company Common Stock, which represents (i) a premium of 21.6%, based on the closing price per share of Company Common Stock on the Undisturbed Date of $22.62; (ii) a premium of 14.0% based on the volume weighted average price per share of Company Common Stock for the 90-day period ending on the Undisturbed Date of $24.13; (iii) a premium of 11.1% based on the volume weighted average price per share of Company Common Stock for the 60-day period ending on the Undisturbed Date of $24.75; (iv) a premium of 9.4% based on the volume weighted average price per share of Company Common Stock for the 30-day period ending on the Undisturbed Date of $25.14; (v) a premium of 5.8% based on the highest closing price per share of Company Common Stock for the 52-week period ending on the Undisturbed Date of $25.99; and (vi) a discount of 4.5% based on the highest closing price per share of Company Common Stock for the 5-year period ending on the Undisturbed Date of $28.80. The Company has determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Special Committee and the board of directors described in detail above under "Special Factors—Background of the Merger" beginning on page 18 and "Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger" beginning on page 49.

Purposes and Reasons of the GF Group Filing Persons for the Merger

        Under the SEC rules governing "going-private" transactions, the GF Group Filing Persons are considered affiliates of the Company and, therefore, are required to express their purposes and reasons for the merger to the Company's unaffiliated shareholders, as defined in Rule 13e-3 under the Exchange Act. The GF Group Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

        For the GF Group Filing Persons, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated shareholders of the Company will be cashed out for $27.50 per share of Company Common Stock, so that the Rollover Investors, through their ownership of Parent, will bear the rewards and risks of the ownership of the Company after shares of Company Common Stock cease to be publicly traded.

        The GF Group Filing Persons intend that, following completion of the merger, Oscar Feldenkreis will continue to lead the Company as Chief Executive Officer and George Feldenkreis will return to an active role in the management of the Company. As stated in his proposal letter for the merger, George Feldenkreis decided to pursue the merger because he believes that the Company would benefit greatly from being a privately-owned company, which would enable the Company to execute a long-term growth strategy. The GF Group Filing Persons believe that the branded apparel and retail sector is in the midst of unprecedented disruption and competition that necessitate long-term orientation toward investment in the Company's brands, technology and people. The GF Group Filing Persons believe that the Company's ability to invest and innovate is constrained under the current public company paradigm, where the public markets are increasingly focused on short-term results. As a privately-owned company, the Company would have increased flexibility to make decisions that may negatively affect quarterly results but that may, over the long-term, increase the Company's value. In contrast, as a publicly-traded company, the Company currently faces public shareholder and investment analyst pressure to make decisions that may produce better short-term results, but which may over the long-term lead to a reduction in the per share price of its publicly-traded equity securities. As a privately-owned company, the Company would also be relieved of many of the other significant burdens, constraints and expenses imposed on public companies.

Positions of the GF Group Filing Persons Regarding the Fairness of the Merger

        Under the SEC rules governing "going-private" transactions, the GF Group Filing Persons are considered affiliates of the Company and, therefore, are required to express their beliefs as to the fairness of the merger to the unaffiliated shareholders of the Company. The GF Group Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

        As described below, the GF Group Filing Persons believe that the merger is fair to the unaffiliated shareholders of the Company on the basis of (i) the factors as described in "Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger" beginning on page 49, which factors the GF Group Filing Persons agree with and adopt, and (ii) the additional factors described below.

        The GF Group Filing Persons believe that the interests of the Company's unaffiliated shareholders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement on behalf of the Company's unaffiliated shareholders with the assistance of its independent legal and financial advisors. None of the GF Group Filing Persons believes that it has or had any fiduciary duty to the Company or its shareholders, including with respect to the merger and its terms (other than in George Feldenkreis' capacity as a member of the board of directors of the Company and in Oscar Feldenkreis' capacity as an officer and member of the board of directors of the Company).

        None of the GF Group Filing Persons participated in the deliberations of the Special Committee regarding, or received advice from the Special Committee's independent legal or financial advisors as to, the substantive or procedural fairness of the merger. The Rollover Investors have interests in the merger different from those of the unaffiliated shareholders of the Company by virtue of the Rollover Investors' continuing equity interest in Parent following the merger. The GF Group Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the unaffiliated shareholders of the Company. George Feldenkreis engaged Scope as a financial advisor in connection with the merger and obtaining and negotiating the financing for the merger. From time to time during the process described in "Special Factors—Background of the Merger," upon the request of George Feldenkreis, Scope provided its advice, and consulted with, George Feldenkreis with respect to the potential transaction with the Company. Specifically, as advised by the GF Group Filing Persons, Scope introduced George Feldenkreis to potential financing sources and assisted him in obtaining financing for the merger (and advised him with respect to potential alternatives to such financing), provided strategic advice with respect to negotiating the terms of the merger and related financing with the Special Committee and such financing sources, advised on specific deal terms set forth in the various drafts of the merger agreement and debt commitment letters, and acted as a liaison for George Feldenkreis to the Special Committee's financial advisor. However, as advised by the GF Group Filing Persons, George Feldenkreis did not receive any report, opinion or appraisal from Scope or another outside party materially related to the transactions contemplated by the merger agreement, including any report, opinion or appraisal relating to the merger consideration or the fairness of the merger consideration to the unaffiliated shareholders of the Company or the GF Group Filing Persons.

        Based on the GF Group Filing Persons' knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company's senior management regarding the Company and its business and the factors considered by, and findings of, the board of directors and the Special Committee described in "Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger" beginning on page 49 (which findings the GF Group Filing Persons agree with and adopt), the GF Group Filing Persons believe that the merger is substantively fair to the unaffiliated shareholders of the Company. In particular, the GF Group Filing Persons considered the following:

  •
  the board of directors determined, after careful consideration and acknowledging the interest of George Feldenkreis and Oscar Feldenkreis in the merger, by the unanimous vote of all members of the board of directors, based in part on the unanimous recommendation of the Special Committee, that the merger is fair to, and in the best interests of, the Company and its unaffiliated shareholders;

  •
  the per share merger consideration of $27.50 represents a premium of approximately 21.6% to the unaffected closing price of the Company Common Stock on February 5, 2018, the last trading day prior to George Feldenkreis publicly announcing his proposal to take the Company private;

  •
  the fact that the consideration to be paid in the merger is all cash, providing the unaffiliated shareholders of the Company with certainty of value and liquidity for their shares of Company Common Stock, eliminating any uncertainty in valuing the consideration to be received by such shareholders and allowing such shareholders to avoid exposure to the risks and uncertainties relating to the prospects of the Company; and

  •
  the fact that there are no unusual requirements or conditions to the merger, and the fact that Parent received debt commitment letters which, together with the Rollover Investors' obligation to rollover all of their existing holdings of Company Common Stock into Parent, provide the financing necessary to consummate the merger, each increasing the likelihood that the merger will be consummated and that the consideration to be paid to the unaffiliated shareholders of the Company in the merger will be received.

        The GF Group Filing Persons did not consider liquidation value as a factor because they consider the Company to be a viable going concern business and the trading history of the Company Common Stock to generally be an indication of its value as such. In addition, due to the fact that the Company is being sold as a going concern, the GF Group Filing Persons did not consider the liquidation value of the Company relevant to a determination as to whether the merger is fair to the Company's unaffiliated shareholders as the GF Group Filing Persons believed the value of the Company's assets that might be realized in a liquidation would be significantly less than its going concern value. Further, the GF Group Filing Persons did not consider net book value a material indicator of the value of the Company because they believed that net book value, which is an accounting concept, reflects historical costs and not the value of the Company as a going concern. The GF Group Filing Persons calculated the Company's net book value per diluted share at $24.96 as of May 5, 2018, which is significantly below the per share merger consideration.

        The GF Group Filing Persons believe that the merger is procedurally fair to the unaffiliated shareholders of the Company based upon the following:

  •
  other than their receipt of board and Special Committee fees (which are not contingent upon the consummation of the merger or the Special Committee's or the board of directors' recommendation or approval of the merger) and their interests described in "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 83, no member of the Special Committee has a financial interest in the merger that is different from, or in addition to, the interests of the unaffiliated shareholders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for the Company's officers and directors and the acceleration of certain equity awards;

  •
  the interests of the Company's unaffiliated shareholders were represented by the Special Committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with the GF Group Filing Persons, and the Special Committee was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the merger, to decide not to engage in the merger and to consider alternatives to the merger;

  •
  the Special Committee retained its own independent legal and financial advisors;

  •
  the Special Committee was deliberate in its process, taking over four months to analyze and evaluate George Feldenkreis' proposal and to negotiate extensively the terms of the merger agreement;

  •
  the Special Committee received a written opinion, dated June 15, 2018, from PJS, as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, of the $27.50 in cash per share to be paid to the shareholders (other than Parent and its affiliates) pursuant to the merger agreement (which determination of fairness to shareholders (other than Parent and its affiliates) is also applicable to the Company's "unaffiliated security holders" (as defined in Rule 13e-3 under the Exchange Act);

  •
  the merger was approved by the unanimous vote of the board of directors, after careful consideration and acknowledging the interest of George Feldenkreis and Oscar Feldenkreis in the merger, based in part on the unanimous recommendation of the Special Committee;

  •
  the merger is subject to a condition requiring the adoption of the merger agreement by the holders of a majority of the outstanding shares of the Company Common Stock that are not owned by (i) officers or directors of the Company, (ii) the Rollover Investors or (iii) any person having any equity interest in Parent or Merger Sub, and the Company has the ability to terminate the merger agreement if such approval is not obtained;

  •
  the Special Committee has the ability to (i) respond to unsolicited takeover proposals and (ii) terminate the merger agreement for a superior proposal prior to adoption of the merger agreement by the Company's shareholders, in each case, subject to certain conditions in the merger agreement, including in the case of a termination of the merger agreement, the payment of a termination fee of $8.736 million by the Company; and

  •
  the fact that appraisal rights are available to unaffiliated shareholders who comply with all of the required procedures under the FBCA for exercising appraisal rights, which allows such holders to seek appraisal of the fair value of their shares in lieu of receiving the per share merger consideration.

        The foregoing discussion of the information and factors considered and given weight by the GF Group Filing Persons in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. The GF Group Filing Persons did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Rather, the GF Group Filing Persons made the fairness determinations after considering all of the foregoing as a whole. The GF Group Filing Persons believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to the unaffiliated shareholders of the Company. This belief should not, however, be construed as a recommendation to any Company shareholder to approve the merger or adopt the merger agreement. The GF Group

Filing Persons do not make any recommendation as to how shareholders of the Company should vote their shares of Company Common Stock relating to the merger (other than in each of George Feldenkreis' and Oscar Feldenkreis' capacity as a member of the board of directors of the Company).

Certain Effects of the Merger; Plans for the Company

        If the merger is completed, all of the equity interests in the Company will be owned by Parent. No current Company shareholder (other than the Rollover Investors) will have any ownership interest in, or be a shareholder of, the Company. As a result, the Company's shareholders (other than the Rollover Investors) will no longer benefit from any increases in the Company's value, nor will they bear the risk of any decreases in the Company's value. Following the merger, Parent (and the Rollover Investors through their ownership of Parent) will benefit from any increases in the value of the Company and also will bear the risk of any decreases in the value of the Company.

        If the merger is completed, each share of Company Common Stock owned immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $27.50 in cash, without interest and less any applicable withholding taxes. The following shares of Company Common Stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (i) shares of Company Common Stock held by the Company or any of its wholly-owned subsidiaries or Parent or its subsidiaries, (ii) shares of Company Common Stock held by the Rollover Investors, and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the FBCA.

        In connection with the consummation of the merger, (i) each stock option and stock appreciation right, whether or not then exercisable or vested, will be converted into the right to receive at the closing cash equal to the product of (a) the excess, if any, of the merger consideration over the per share exercise price of the applicable option or stock appreciation right and (b) the number of shares of Company Common Stock underlying such option or stock appreciation right; (ii) each restricted stock award not subject to any performance-based vesting condition held by an employee will be automatically vested and converted into the right to receive at the closing cash equal to the product of (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award; (iii) each restricted stock award not subject to any performance-based vesting condition held by a non-employee member of the board of directors will vest on a prorated basis based on the number of days that have elapsed since the grant date of such award and be converted into the right to receive at the closing cash equal to the product of (a) the per share merger consideration and (b) such pro-rated number of shares; and (iv) with the exception of certain management members described below, each restricted stock award subject to any performance-based vesting condition will be converted into a right to receive a restricted cash award from the surviving corporation that will vest and be payable (without regard to any performance goals but subject to applicable service vesting conditions in the prior award) at the end of its currently applicable vesting period, with the cash payment therefor equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement. Such restricted cash award will accelerate upon a termination without cause or for good reason prior to the scheduled vesting date. Each restricted stock award subject to any performance-based vesting condition held by Mr. Jorge Narino or Ms. Tricia McDermott Thompkins will be converted into a right to receive at the closing a cash payment equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement. All outstanding restricted stock units held by George Feldenkreis will be cancelled. If the merger is completed, the Company Common Stock will be delisted from the Nasdaq Global Market (and no longer publicly traded) and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC with respect to the Company Common Stock.

        Parent expects that following completion of the merger, our operations will be conducted substantially as they are currently being conducted. However, following completion of the merger, the Company will have significantly more debt than it currently has. There are no current plans to repay the debt incurred in connection with the merger, and there are restrictions on the repayment of such debt as described under "Special Factors—Financing of the Merger" beginning on page 78. Parent has evaluated and reviewed the Company's business and operations, including exploring the possibility of pursuing future acquisitions, new license opportunities and an organic growth strategy. However, Parent has no current plans, proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness, in each case except as described in this Proxy Statement, including under "Special Factors—Purposes and Reasons of the GF Group Filing Persons for the Merger" beginning on page 65.

        The table below sets forth the direct and indirect interests in the Company's net book value and net earnings of each of the GF Group Filing Persons prior to and immediately after the merger, based upon the Company's net book value as of February 3, 2018 and the Company's net earnings for the fiscal year ended February 3, 2018.

	Ownership of the Company Prior to the Merger			Ownership of the Company After the Merger
	% Ownership	Net book value as of February 3, 2018	Net earnings for the fiscal year ended February 3, 2018	% Ownership(1)	Net book value as of February 3, 2018	Net earnings for the fiscal year ended February 3, 2018
	($ in thousands)
Parent	— (1)	$—	$—	100.0%	$377,550	$56,650
Merger Sub	—	$—	$—	100.0%	$377,550	$56,650
George Feldenkreis	10.8% (2)	$40,775	$6,118	50.6% (5)	$191,040	$28,665
Oscar Feldenkreis	7.7% (3)	$29,071	$4,362	39.0% (6)	$147,245	$22,094
Fanny Hanono	2.1% (4)	$7,929	$1,190	10.4% (7)	$39,265	$5,892
The George Feldenkreis Revocable Trust UAD 12/23/13	0.6%	$2,265	$340	2.8%	$10,571	$1,586
The Oscar Feldenkreis Revocable Trust UAD 05/06/11	5.8%	$21,898	$3,286	29.3%	$110,622	$16,598
The Fanny Hanono Revocable Trust UAD 07/06/11	1.8%	$6,796	$1,020	9.2%	$34,735	$5,212
The Erica Feldenkreis 2012 Irrevocable Trust UAD 10/17/12	0.3%	$1,113	$170	1.6%	$6,041	$906
The Jennifer Feldenkreis 2012 Irrevocable Trust UAD 10/17/12	0.3%	$1,113	$170	1.6%	$6,041	$906
The Stephanie Feldenkreis 2012 Irrevocable Trust UAD 10/17/12	0.3%	$1,113	$170	1.6%	$6,041	$906

(1)
The Rollover Investors have committed to contribute, in the aggregate, approximately 19.8% of Company Common Stock immediately prior to the effective time of the merger to Parent in exchange for a pro rata share of the equity of Parent based on a value of each share of Company Common Stock so contributed of $27.50.

(2)
Includes (a) 1,502,384 shares of Company Common Stock directly beneficially owned by George Feldenkreis, (b) 88,189 shares of Company Common Stock owned by the George Feldenkreis Revocable Trust UAD 12/23/13, of which George Feldenkreis serves as the trustee, (c) 3,974 shares of restricted stock that were granted under the 2015 Long-Term Incentive Compensation Plan, and (d) 122,316 shares of Company Common Stock beneficially owned by the Feldenkreis Family Foundation, Inc.

(3)
Includes (a) 921,498 shares of Company Common Stock held by the Oscar Feldenkreis Revocable Trust UAD 05/06/11, of which Oscar Feldenkreis is the trustee, (b) 150,000 shares of Company Common Stock held in the aggregate by the Erica Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, the Jennifer Feldenkreis 2012 Irrevocable Trust UAD 10/17/12 and the Stephanie Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, each of which holds 50,000 shares of Company

  Common Stock, of which Oscar Feldenkreis' spouse is the trustee, (c) 7,388 shares of restricted stock held directly by Oscar Feldenkreis which vest on April 20, 2019, (d) 13,143 shares of restricted stock held directly by Oscar Feldenkreis, which vest in two equal annual installments beginning on April 25, 2019, (e) 15,849 shares of restricted stock held directly by Oscar Feldenkreis, which vest in three equal annual installments beginning on April 9, 2019, (f) 44,333 shares of performance stock granted in April 2016, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2019 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), (g) 39,425 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), and (h) 31,693 shares of performance stock granted in April 2018, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2021 (and he may be entitled to additional performance shares if the Company exceeds the performance goals).

(4)
Includes (a) 37,892 shares of Company Common Stock directly beneficially owned by Fanny Hanono and (b) 288,181 shares of Company Common Stock owned by the Fanny Hanono Revocable Trust UAD 07/06/11, of which Fanny Hanono serves as the trustee.

(5)
Includes equity interests in Parent owned by George Feldenkreis and the George Feldenkreis Revocable Trust UAD 12/23/13, of which George Feldenkreis serves as the trustee.

(6)
Includes equity interests in Parent owned by (a) Oscar Feldenkreis, (b) the Oscar Feldenkreis Revocable Trust UAD 05/06/11, of which Oscar Feldenkreis is the trustee, and (c) the Erica Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, the Jennifer Feldenkreis 2012 Irrevocable Trust UAD 10/17/12 and the Stephanie Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, of which Oscar Feldenkreis' spouse is the trustee.

(7)
Includes equity interests in Parent owned by Fanny Hanono and the Fanny Hanono Revocable Trust UAD 07/06/11, of which Fanny Hanono serves as the trustee.

        From and after the effective time of the merger, (i) the directors of Merger Sub immediately prior to the effective time of the merger shall be the directors of the surviving corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation's certificate of incorporation, bylaws and applicable law, and (ii) the officers of the Company immediately prior to the effective time of the merger shall continue to be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation's certificate of incorporation, bylaws and applicable law.

Alternatives to the Merger

        As noted above, in response to the indication of interest from George Feldenkreis, the Special Committee evaluated potential strategic alternatives, including a potential sale of the Company, with the assistance of the Company's senior management and advisors. The indication of interest by George Feldenkreis had been made independently and not in response to any process initiated by the Special Committee, the board of directors or the Company to sell the Company. As noted above, while the Special Committee was responding to the indications of interest for, and the inquiries about, the sale of the Company that the Company received from George Feldenkreis and other potential acquirors during the course of 2018, the Special Committee also considered the potential benefits to the Company (and the Company's shareholders) of certain strategic alternatives, including, but not limited to, continuing as a stand-alone company, effecting a leveraged recapitalization and/or pursuing other potential mergers and acquisitions and other potential strategic transactions. In considering those alternatives, the Special Committee took into account all information that was available to the Special Committee, including the information contained in management's projections summarized under "Special Factors—

Projected Financial Information" beginning on page 74, as well as the Special Committee's knowledge and understanding of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as a stand-alone company. For more information on the process behind the Special Committee's determination, see "Special Factors—Background of the Merger" beginning on page 18, "Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger" beginning on page 49 and "Special Factors—Purpose and Reasons of the Company for the Merger" beginning on page 65. As discussed above under "Special Factors—Background of the Merger" beginning on page 18, while the Company had received, prior to the date of the merger agreement, certain expressions of interest for, and certain inquiries about, the sale of the Company to a potential acquiror (including from George Feldenkreis and Randa), George Feldenkreis has made the only firm offer to acquire the Company that the Company had ever received during the past two years.

Effects on the Company if the Merger is not Completed

        If the Company's shareholders do not adopt the merger agreement or if the merger is not completed for any other reason, the Company's shareholders will not receive any payment for their shares of Company Common Stock unless the Company is sold to a third party. Instead, unless the Company is sold to a third party, we will remain a public company, Company Common Stock will continue to be listed and traded on the Nasdaq Global Market, and our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Company Common Stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the market price of Company Common Stock may decline to the extent that the current market price of Company Common Stock reflects a market assumption that the merger will be completed. From time to time, the board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize shareholder value. If the Company's shareholders do not adopt the merger agreement or if the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted, including as a result of the significant costs and expenses incurred by the Company in connection with the merger. Pursuant to the merger agreement, under certain circumstances, the Company is permitted to terminate the merger agreement and recommend an alternative transaction. See "The Merger Agreement—Termination" beginning on page 136.

        Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. See "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 138.

Projected Financial Information

        The Company provided the GF Group certain prospective financial information concerning the Company, including projected revenues, gross margins, net income and earnings before interest, taxes, depreciation and amortization ("EBITDA"). The GF Group also received other financial information related to its due diligence of the Company. The GF Group also had access to publicly available analysts' projections for years subsequent to 2019. The GF Group received the following prospective financial information:

  •
  the Company's budget for the 2019 fiscal year (the "January 2018 Budget for FY 2019"), which was the product of the Company's routine annual planning process for fiscal year 2019 and was substantially completed in late 2017 and approved by the board of directors in January 2018;

  •
  March 2018 unadjusted Company management projections (the "FY2019E Budget"), which were projections for fiscal years 2019 - 2021 prepared by the Company's management for the board of directors meeting in March 2018, but which the board of directors did not approve or utilize for bonus or any other purpose because the projections for fiscal years 2020 and 2021 did not reflect the decline in sales related to the bankruptcy of Bon-Ton; and

  •
  March 2018 adjusted Company management projections (the "March 2018 Management Projections"), which were projections for the fiscal years 2019 - 2021 prepared by the Company's management for the board of directors meeting in March 2018, which reflected the decline in sales related to the bankruptcy of Bon-Ton.

        The March 2018 Management Projections are the projections used by PJS in connection with its fairness analysis as described in "Special Factors—Opinion of PJS" beginning on page 55. The summary of the prospective financial information set forth below is included solely to give shareholders access to the information that was made available to the GF Group and the Special Committee's financial advisor, and reviewed by the Special Committee and board of directors. It is not included in this Proxy Statement in order to influence any shareholder to make any investment decision with respect to the merger or any other purpose, including whether or not to seek appraisal rights with respect to the shares of Company Common Stock.

        The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles ("GAAP"). Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability. The January 2018 Budget for FY 2019 was prepared as part of the Company's annual planning process for fiscal year 2019. The FY2019E Budget was prepared by management as a routine part of the Compensation Committee's equity award approval process but did not make risk-adjustments to reflect the decline in sales related to the bankruptcy of Bon-Ton. The March 2018 Management Projections were prepared by the Company's management at the direction of the Compensation Committee to reflect such risk-adjustments.

        The prospective financial information is based on input from brand and functional leaders, each of whom provide guidance as to revenues and expenses on specific divisions, brands and/or channels. Based on feedback from these individuals, as well as review and revisions by the CEO, CFO and Senior Vice President of Finance, the prospective financial information was developed on an annual basis by brand, by product category (e.g., apparel vs. accessories), with consideration given to wholesale, DTC (direct-to-consumer), and inbound / outbound licenses.

        The process by which management created the prospective financial information reflect numerous qualitative estimates and assumptions. Among others, these assumptions include management's confidence in the Company's business and outlook, management's ability to extrapolate future performance of brands and segments from information at hand, and management's capability of foreseeing micro-economic and macro-economic factors across the Company's divisions, brands and channels.

        In its qualitative analysis and aggregation of various inputs, management applied several limiting factors to the assumptions that underlie the prospective financial information. For example, management's view of the Company's business and outlook was restrained by the risks and opportunities faced by each brand and segment in the current distribution channels, recent performance and competitive environment. Similarly, management's extrapolation of future performance of brands and segments was tempered with the demands of the Company's long-term strategy. Finally, management's capability to foresee micro-economic and macro-economic factors was put in context by recent and anticipated bankruptcies and credit risk amongst broadline customers, such as Bon-Ton.

        The prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, the Company's performance, industry performance, general business, economic, regulatory, market and financial conditions, and the various risks set forth in this Proxy Statement and the Company's reports filed with the SEC, which are available without charge at www.sec.gov (see also "Where Shareholders Can Find More Information" beginning on page 159). Such prospective information cannot, therefore, be considered a guaranty of future operating results, and there can be no assurance that the prospective financial information will be realized or that actual results will not be significantly higher or lower than as set forth in the prospective financial information.

        The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

        The inclusion of the prospective financial information herein should not be deemed an admission or representation by the Company, the GF Group, the Special Committee or the board of directors that it is viewed by the Company, the GF Group, the Special Committee or the board of directors as material information of the Company, and in fact the Company, the GF Group, the Special Committee and the board of directors view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The inclusion of this information should not be regarded as an indication that the Company, the GF Group, any of their respective financial advisors or anyone who received this information then considered, or now considers, it as necessarily predictive of actual or future events, and this information should not be relied upon as such. None of the Company, the GF Group or any of their affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the prospective financial information if any of it is or becomes inaccurate (even in the short term). The prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained herein and in the Company's public filings with the SEC, which are available without charge at www.sec.gov (see also "Where Shareholders Can Find More Information" beginning on page 159). Shareholders should be aware that the January 2018 Budget for FY 2019 and FY2019E Budget (collectively, the "Other Projections") were both prepared for purposes that are different from the March 2018 Management Projections provided to the Special Committee's financial advisor and, as a result, may not utilize the same assumptions. Shareholders should also be aware that the Special Committee engaged an independent third-party consultant, AlixPartners, to review the March 2018 Management Projections and the Other

Projections and the Special Committee believes after considering, among other things, the oral briefing and written findings of AlixPartners that the March 2018 Management Projections, based on the interviews, documents and data analyzed by AlixPartners (the truth, accuracy, or completeness of which were not independently verified by AlixPartners), were reasonably prepared and reflected the best estimates available at that time of the Company's management of the Company's future financial performance and that PJS should utilize the March 2018 Management Projections for its financial analysis. In light of the foregoing factors and the uncertainties inherent in the Company's prospective financial information, shareholders are cautioned not to place undue, if any, reliance on the prospective financial information included in this Proxy Statement.

January 2018 Budget for FY 2019

        The January 2018 Budget for FY 2019 was a product of the Company's annual planning process for 2018 and was approved by the board of directors.

        The following is a summary of the fiscal year 2019 prospective financial information from the January 2018 Budget for FY 2019 provided to the GF Group and the Special Committee's financial advisor ($ in millions):

January 2018 Budget for FY 2019
Revenue	$870.0
Gross Margin	$330.5
Direct SG&A	171.8
Distribution	32.7
Operating Income before Allocations	126.0
Shared Services	66.5
EBITDA	$59.6
Depreciation & Amortization	14.5
Interest Expenses	6.8
Pretax Income	$38.3
Income Taxes	8.4
Net Income	$29.9
EPS	$1.95

FY2019E Budget

        In March 2018, as part of the Compensation Committee's annual equity award approvals, management of the Company prepared the FY2019E Budget, which was reviewed by the Special Committee and board of directors and provided to the Special Committee's financial advisor. None of the Compensation Committee, the Special Committee or the board of directors approved these projections as they did not reflect appropriate risk adjustments for the contraction in the retail customer base, including the bankruptcy filing of Bon-Ton.

        The following is a summary of the FY2019E Budget provided to the GF Group and the Special Committee's financial advisor ($ in millions):

	2019 (Budget)	2020 (Projection)	2021 (Projection)
Revenue	$873.3	$955.7	$1,057.5
Gross Margin	$333.8	$363.3	$396.3
Direct SG&A	171.8	184.9	197.9
Distribution	33.1	36.4	40.5
Operating Income before Allocations	128.9	142.0	157.9
Share Services	66.5	69.9	73.3
EBITDA	$62.4	$72.1	$84.6
Depreciation & Amortization	14.5	15.5	16.5
Interest Expenses	6.8	5.8	7.2
Pretax Income	41.1	50.8	60.9
Income Taxes	10.3	13.2	17.7
Net Income	$30.8	$37.6	$43.2
EPS	$2.00	$2.44	$2.81

March 2018 Management Projections

        In March 2018, management of the Company prepared the March 2018 Management Projections, which adjusted the FY2019E Budget to reflect the contraction in the retail customer base, including the bankruptcy filing of Bon-Ton. The March 2018 Management Projections were reviewed by the Special Committee and board of directors and provided to the Special Committee's financial advisor. The Special Committee, after considering the findings of AlixPartners, determined the March 2018 Management Projections to be in the range of reasonableness. On April 6, 2018 the board of directors approved the March 2018 Management Projections. The Special Committee directed its financial advisor to utilize the March 2018 Management Projections in its valuation and fairness analysis.

        The following is a summary of the March 2018 Management Projections provided to the GF Group and the Special Committee's financial advisor ($ in millions):

	2019 (Budget)	2020 (Projection)	2021 (Projection)
Revenue	$873.3	$892.3	$935.4
Gross Margin	$333.8	$341.0	$352.0
Direct SG&A	171.8	173.9	178.9
Distribution	33.1	34.1	34.8
Operating Income before Allocations	128.9	132.9	138.3
Shared Services	66.5	66.9	68.2
EBITDA	$62.4	$66.1	$70.1
Depreciation & Amortization	14.5	14.5	15.5
Interest Expenses	6.8	5.3	6.2
Pretax Income	41.1	46.3	48.4
Income Taxes	10.3	11.6	12.1
Net Income	$30.8	$34.7	$36.3
EPS	$2.00	$2.26	$2.36

        The Company routinely asks its brand and divisional managers to establish full-year sales goals and to provide quarterly updates of those goals. Such goals are then "rolled up" each quarter and used by management to internally incentivize sales and are presented to the board of directors in connection with its quarterly meetings for informational purposes only. Such sales goals do not reflect management's view of future performance of the Company and the Special Committee determined, after considering the findings of AlixPartners, that any such sales goals should be disregarded by the Special Committee for valuation purposes.

Financing of the Merger

        The obligations of Parent and Merger Sub to consummate the merger under the merger agreement are not subject to a condition of Parent or Merger Sub obtaining funds to consummate the merger. Parent and Merger Sub have obtained debt financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which, including the Rollover Investment described below and cash on hand at the closing, are expected to be sufficient, assuming such financing commitments are funded in accordance with their terms, to consummate the merger and the other transactions contemplated by the merger agreement, including the payment by Parent of the per share merger consideration and all related fees and expenses, and to refinance (the "Refinancing") certain indebtedness of the Company, including indebtedness under (i) the Amended and Restated Loan and Security Agreement, dated as of December 2, 2011, by and among the Company, Wells Fargo Bank, National Association, Bank of America, N.A., the lenders from time to time party thereto, and the other borrowers and guarantors party thereto, as amended from time to time and (ii) (A) that certain Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, Notice of Future Advance and Extension Agreement, dated as of November 22, 2016, by Supreme Realty, LLC, in favor of Mercantil Commercebank, N.A., recorded November 29, 2016 in Miami-Dade County as CFN 20160682044 and (B) that certain Amended and Restated Mortgage and Security Agreement, Assignment of Rents and Leases, Notice of Future Advance and Extension Agreement, dated as of November 22, 2016, by Tampa DC, LLC, in favor of Mercantil Commercebank, N.A., recorded November 30, 2016 in Hillsborough County as Instrument No. 2016466596.

Debt Financing

        On June 15, 2018, the Parent received a (i) debt commitment letter from Fortress providing Parent with $282 million of credit facilities (the "Fortress Facilities") consisting of a (x) $140 million first lien credit facility ("First Lien Facility"), (y) $95 million second lien credit facility ("Second Lien Facility") and (z) $47 million real estate bridge loan facility ("Bridge Loan Facility") and (ii) debt commitment letter from Wells Fargo (such debt commitment letter, the "Wells Commitment Letter" and together with the Fortress Commitment Letter, the "Debt Commitment Letters") providing Parent with a $275 million senior secured revolving credit facility (the "Wells Facility" and together with the Fortress Facilities, the "Facilities"). On June 30, 2018, the Wells Commitment Letter was amended and restated to add PNC Capital Markets LLC as a joint lead arranger and PNC Bank, N.A. as an initial lender ("PNC").

        The Debt Commitment Letters contemplate a reorganization of the Company into (i) an operating company which will be financed by Wells Fargo and PNC ("OpCo") and (ii)(x) an entity holding the intellectual property assets of the Company ("IPCo") which will be financed by Fortress and (y) an entity holding the real estate assets of the Company ("RealCo"), which will be financed by Fortress or other mortgage lenders in lieu of the Bridge Loan Facility.

        The Fortress Facilities will be available in a single drawing on the closing date. The letters of credit and the proceeds of loans under the Wells Facility (except as set forth below) will be available on the closing of the merger to refinance debt of the Company, pay fees and expenses and a portion of the merger consideration and for general corporate purposes after the consummation of the merger.

        Interest under the Fortress Facilities will be either (i) the "ABR Rate" (which is the highest of (a) the prime rate as announced in the Wall Street Journal, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the 1-month Published LIBOR Rate plus 1.00% per annum) plus the "Applicable Margin" (which is (x) under the First Lien Facility, 6.00% in the case of

ABR Loans and 7.00% in the case of Eurodollar Loans, (y) under the Second Lien Facility, 8.00% in the case of ABR Loans and 9.00% in the case of Eurodollar Loans and (z)(I) under the Bridge Loan Facility, 5.00% in the case of ABR Loans and 6.00% in the case of Eurodollar Loans from the closing date to the first anniversary of the closing date of the Fortress Facilities or (II) 7.00% or 8.00%, respectively, after the first anniversary of the closing date of the Fortress Facilities) or (ii) the Eurodollar Rate (which is the higher of (a) the rate for Eurodollar deposits for the relevant period or (b) 1.00% per annum) plus the "Applicable Margin" (as defined above).

        The obligations under the Fortress Facilities will be guaranteed by a new Delaware limited liability company formed by Merger Sub that is a passive holding company ("SuperHoldCo"), IPCo and RealCo and their holding companies and each of IPCo's and RealCo's domestic subsidiaries, and if SuperHoldCo holds directly less than 100% but more than 50% ownership of OpCo's parent or SuperHoldCo owns and controls legally and beneficially directly less than 100% but more than 50% of the equity of OpCo's parent with ordinary voting power to elect the board memebersof such entity (either of such events, the "Springing OpCo Parent Guaranty"), then OpCo's parent will become a guarantor as well (subject to customary restrictions and provided, however, that if the Bridge Loan Facility is not utilized, RealCo's parent, RealCo and its subsidiaries will not be guarantors but 100% of the equity of RealCo's parent will be pledged under the applicable Fortress Facilities). The Fortress Facilities will be secured, subject to permitted liens and other agreed upon exceptions, by substantially all of the present and after-acquired assets of IPCo, RealCo and each guarantor (subject to exceptions for RealCo's parent and its subsidiaries if the Bridge Loan Facility is not utilized), including (i) a pledge of all of the capital stock of each of IPCo and RealCo, (ii) a pledge of all of the capital stock directly held by each of IPCo and RealCo or any guarantor in certain direct and indirect subsidiaries with certain exceptions, including limitations on the pledge of the capital stock of foreign subsidiaries (and RealCo's parent as described above), (iii) if the Springing OpCo Parent Guaranty occurs, a pledge of all the capital stock directly held by SuperHoldCo in OpCo's parent, and (iv) security interests in, and mortgages on, substantially all other tangible and intangible assets of each of IPCo and RealCo and each guarantor (including accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material fee-owned real property), intercompany notes and proceeds of the foregoing.

        Interest under the Wells Facility will be calculated based on whether the loan is considered to be a "US Loan", "Canadian Loan" or "UK Loan". The interest of each of those loans is computed by adding the LIBOR Rate or an alternative base rate to the "Applicable Margin". The Applicable Margin is based on a grid in the Wells Commitment Letter that lists interest margins based on the borrowing availability under the Wells Facility for the following types of loans: (i) LIBOR/UK base rate (1.25% - 1.75%), (ii) US base rate (0.25% - 0.75%) and (iii) Canadian base rate (1.25% - 1.75%). The Applicable Margin is increased by 0.25% for each level in the grid during the seasonal advance period. The definition of the "LIBOR Rate" is customary, includes a 0% floor and is available for an interest period of one, two, three or six months. The definition of each (Canadian, UK and US) "alternative base rates" is also customary for such currency and each includes a 0% floor as well.

        The obligations under the Wells Facility will be guaranteed by the Company, OpCo's parent and each of OpCo's existing directly held subsidiaries that are not borrowers ("Wells Loan Parties"), subject to customary exceptions (such as non-material subsidiaries and foreign subsidiaries exceptions). The Wells Facility will be secured by (subject to customary exceptions) all the current assets and certain other assets of the Wells Loan Parties, including accounts receivable, payment intangibles, deposit accounts and inventory.

        The Debt Commitment Letters expire on the earliest of (i) any valid termination of the merger agreement (including the termination date), (ii) 11:59 p.m. New York City time on December 15, 2018 and (iii) the date of the closing of the merger agreement without use of the Fortress Facilities or the

Wells Facility, as applicable. There are no current plans to repay the debt to be incurred in connection with the merger.

        Wells Fargo's and Fortress' commitments to provide the debt financing are subject to, among other things:

  •
  the execution and delivery of definitive documentation with respect to the applicable Facilities consistent with the Debt Commitment Letters (including the term sheets);

  •
  the accuracy of (i) certain specified representations and warranties made by the Company, borrowers and guarantors in the definitive documentation of the applicable debt facilities and (ii) the representations and warranties made by the Company in the merger agreement as are material to the interests of the lenders, but only to the extent that Parent or its applicable affiliate has the right to terminate its (or such entity's) obligations under the merger agreement as a result of a breach of such representations and warranties;

  •
  the consummation of the merger (without any amendments to the merger agreement or any waivers thereof in any material respect that are materially adverse to the lenders (in their capacity as such) without the consent of the parties to the Debt Commitment Letters (such consent not to be unreasonably withheld or delayed)) substantially simultaneously with the initial borrowing under any of the Facilities; provided (i) that any reduction in the purchase price for the merger will not be deemed to be materially adverse to the lenders to the extent 10% of such reduction is applied to reduce the amount of commitments in respect of the First Lien Facility, Second Lien Facility and Bridge Loan Facility, on a pro rata, dollar-for-dollar basis and (ii) any increase in the purchase price for the merger will not be deemed to be materially adverse to the lenders to the extent such increase is funded by the Wells Facility or other sources available to Parent;

  •
  prior to or substantially concurrently with the initial funding of the Facilities, the Rolled Equity Contribution (as defined in the Debt Commitment Letters) shall have been consummated;

  •
  since June 15, 2018, there shall not have occurred a Company Material Adverse Effect (as defined in the merger agreement);

  •
  the Refinancing has occurred;

  •
  the delivery of certain audited, unaudited and pro forma financial statements;

  •
  the delivery of customary closing documents (including, among other things, customary legal opinions, customary evidence of authority, customary officer's certifications, good standing certificates (to the extent applicable) in the respective jurisdictions of the Company, the borrowers and the guarantors) and the delivery of a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Company in substantially the form attached to the Debt Commitment Letters;

  •
  at least 15 business days prior to the closing of the Facilities, the delivery of documentation and other information about the Company, the borrowers and guarantors required under applicable "know your customer" and anti-money laundering rules and regulations (including the PATRIOT Act) requested in writing at least 20 business days prior to the date of initial funding under the Facilities and consummation of the merger;

  •
  OpCo having at least $30 million of liquidity (in the case of the Fortress Facilities) and excess availability of at least 20% of the loan cap (or 17.5% if the closing occurs in November 2018) (in the case of the Wells Facility);

  •
  execution and delivery of documents and instruments required to perfect the security interest in the collateral, in the proper form for filing (if applicable) (it being understood that, to the extent any collateral (other than certain specified assets) cannot be provided or perfected on the closing date after commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of such collateral will not constitute a condition precedent to the availability of the Facilities on the closing date, but will be required to be provided and/or perfected within 90 days after the closing date (subject to extensions in the reasonable discretion of the applicable lenders); and

  •
  payment of specified fees and expenses due to the parties to the Debt Commitment Letters, to the extent invoiced before a specified date.

        The parties to the Debt Commitment Letters may not assign all or any portion of their commitments thereunder (except to affiliates in accordance with the Debt Commitment Letters) until after the consummation of the merger and, unless agreed in writing by Parent and Merger Sub, each party to the Debt Commitment Letters shall retain exclusive control over all rights and obligations with respect to its commitments under its respective Facilities, including all rights with respect to consents, modifications, waivers and amendments, until the closing date of the applicable Facilities has occurred.

        The debt financing under the Debt Commitment Letters are not conditioned upon a successful syndication of any of the Facilities with other financial institutions.

        The foregoing summary of the Debt Commitment Letters does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letters. A copy of the Debt Commitment Letters is attached as exhibit (b)(1) and (b)(2) to the statement on Schedule 13E-3 filed by the Company and the filing persons listed thereon with the SEC on July 11, 2018.

Rollover Commitment

        On June 15, 2018, pursuant to the Rollover Letters, the Rollover Investors committed to contribute, at the closing of the merger and immediately prior to the consummation of the merger, an aggregate amount of 3,143,949 shares of Company Common Stock to Parent. The Rollover Investors will receive in exchange for the Company Common Stock contributed to Parent a pro rata share of the equity of Parent, assuming that the value of each share of contributed stock is equal to the per share merger consideration of $27.50.

        In addition, the Rollover Letter between Parent and George Feldenkreis, in his individual capacity, provides that George Feldenkreis may be required to contribute up to $5 million in cash to Parent under certain circumstances.

        The foregoing summary of the Rollover Letters does not purport to be complete and is qualified in its entirety by reference to the Rollover Letters. Copies of the Rollover Letters are attached as exhibits (d)(2) through (d)(10) to the statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on July 11, 2018.

Limited Guarantee

        In connection with the merger agreement, George Feldenkreis has executed a limited non-recourse guarantee in favor of the Company to guarantee, subject to the limitations described therein, certain obligations of Parent pursuant to the merger agreement. Under the limited guarantee, George Feldenkreis has guaranteed the payment of any reverse termination fee that may become payable by Parent following a termination of the merger agreement in specified circumstances, all accrued interest and costs of enforcement with respect thereto and certain expense reimbursement and indemnification obligations of Parent in connection with the Company's cooperation with the debt financing, subject to an overall cap of $17.472 million.

        Unless the merger agreement is terminated in accordance with specified provisions thereof, George Feldenkreis, on behalf of himself, the GF Group and financing sources of Parent, has agreed (a) not to request or seek to compel the Company to call the 2018 Annual Meeting and (b) not to directly or indirectly solicit, and to cause his and their respective representatives not to directly or indirectly solicit, proxies or take any other similar action in opposition of the Company's nominations for directors of the Company at the 2018 Annual Meeting (including any adjournments or postponements thereof); provided, that the Company has agreed that while the merger agreement is still in effect not to hold the 2018 Annual Meeting unless compelled by a court of competent jurisdiction pursuant to applicable law, and in furtherance of the foregoing the Company shall, upon the request of a shareholder seeking to compel the 2018 Annual Meeting, use its commercially reasonable efforts to resist any such motion by a shareholder and also to use its commercially reasonable efforts to try and persuade a court from issuing an order compelling the Company to hold the 2018 Annual Meeting and George Feldenkreis has agreed to cooperate with the Company in good faith in connection with such commercially reasonable efforts; it being acknowledged and agreed that upon the issuance of any such order of a court of competent jurisdiction pursuant to applicable law compelling the 2018 Annual Meeting, the Company will comply therewith. Notwithstanding the generality of the foregoing, (i) if so compelled to hold the 2018 Annual Meeting by a court of competent jurisdiction pursuant to applicable law and (ii) at such time (x) George Feldenkreis, the GF Group and the financing sources of Parent have complied with their obligations set forth in the first sentence of this paragraph, (y) Parent has a right to terminate the merger agreement pursuant to specified provisions thereof and (z) any solicitation of proxies or similar action by George Feldenkreis, the financing sources of Parent or the GF Group in connection with the 2018 Annual Meeting is limited to the nominees for director identified by George Feldenkreis in his May 18, 2018 nomination notice submitted to the Company in connection with the 2018 Annual Meeting, then clause (b) of the first sentence of this paragraph shall immediately terminate upon the Company's receipt of a written notice of Parent notifying the Company of Parent's intent to solicit proxies in opposition of the Company's nominations for directors of the Company at the 2018 Annual Meeting; provided, that, in order for George Feldenkreis, the financing sources of Parent and the GF Group to exercise such rights, if Parent has a right to terminate the merger agreement pursuant to specified provisions thereof, George Feldenkreis shall continue to use his reasonable best efforts to consummate the merger in accordance with the terms of the merger agreement.

        The limited guarantee will terminate as of the earliest to occur of (i) the effective time of the merger and (ii) 75 days following the termination of the merger agreement in accordance with its terms, unless one or more claims with respect to one or more guaranteed obligations has been asserted by the Company in writing against George Feldenkreis prior to the end of such 75-day period, in which case the limited guarantee will continue in effect until the resolution of such claims and satisfaction, to the extent required, of such guaranteed obligations, whereupon the limited guarantee will terminate.

        The foregoing summary of the limited guarantee does not purport to be complete and is qualified in its entirety by reference to the limited guarantee. A copy of the limited guarantee is attached as exhibit (d)(12) to the statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on July 11, 2018.

Pledge and Security Agreement

        In connection with the merger agreement and limited guarantee, George Feldenkreis has executed a pledge and security agreement in favor of the Company pledging an aggregate of 647,451 certificated shares of Company Common Stock owned by George Feldenkreis as the sole and exclusive recourse for George Feldenkreis's obligations under the limited guarantee. The pledged certificated shares of Company Common Stock are held in an escrow account maintained by Citibank, National Association and under the control of the Special Committee.

        The pledge and security agreement will terminate as of the latest to occur of (i) immediately prior to the effective time of the merger (but subject to the occurrence of the effective time of the merger) or (ii) the termination of the limited guarantee. Upon such termination, the 647,451 shares of Company Common Stock held by the Company as collateral for George Feldenkreis's obligations under the limited guarantee will be promptly returned to George Feldenkreis and, upon the closing of the merger, will be contributed to Parent pursuant to George Feldenkreis' Rollover Letter.

        The foregoing summary of the pledge and security agreement does not purport to be complete and is qualified in its entirety by reference to the pledge and security agreement. A copy of the pledge and security agreement is attached as exhibit (d)(13) to the statement on Schedule 13E-3, filed by the Company and the filing persons listed thereon with the SEC on July 11, 2018.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendation of the board of directors, you should be aware that certain directors and executive officers of Perry Ellis have interests in the merger, including those described below and as described in "Advisory Vote on "Golden Parachute Compensation" " beginning on page 142, that are different from, or in addition to, their or your interests as a shareholder. George Feldenkreis, a member of the board of directors, and Oscar Feldenkreis, the chief executive officer and member of the board of directors, are members of the GF Group and are Rollover Investors and will have equity interests in Parent after the consummation of the merger. These interests may create conflicts of interest. The Special Committee and the board of directors were aware of these interests during their deliberations on the merits of the merger and in making their decision to recommend and approve, respectively, the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        Certain of the directors and executive officers of the Company participated in the negotiation of the terms of the merger agreement, and the Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors, after careful consideration and acknowledging the interest of George Feldenkreis and Oscar Feldenkreis in the merger, voted unanimously to, recommend that the Company shareholders vote in favor of (i) the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) the "golden parachute compensation" and (iii) the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement. These directors and executive officers may have interests in the merger that are different from, or in addition to, those of the Company's shareholders. These interests include the continued employment of certain executive officers of the Company by the surviving corporation, the continued service of certain directors of the Company, the treatment of equity-based awards in the merger, severance and other benefits under the change in control severance plan and the employment agreements and other rights held by the board of directors and executive officers and the indemnification of members of the board of directors and officers by the surviving corporation. Company shareholders should be aware of these interests when they consider board of directors' recommendations that they vote in favor of (i) the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) the "golden parachute compensation" and (iii) the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

Indemnification of Directors and Officers; Directors' and Officers' Insurance

        Parent has agreed to maintain, and to cause the surviving corporation to maintain for at least six years following the effective time of the merger the current policies of directors' and officers' liability insurance or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger). Such policies shall not have an annual premium in excess of 250% of the renewal premium being paid by the Company in connection with its June 2018 renewal. In lieu of Parent purchasing such policy after the effective time of the merger, the Company may, prior to the effective time of the merger, purchase a "tail" directors' and officers' liability policy covering the aforementioned matters at a cost not to exceed 250% of the renewal premium paid by the Company in connection with its June 2018 renewal and if the Company purchases such a policy prior to the effective time of the merger, the surviving corporation shall maintain such policy for six years following the effective time.

        In addition, for a period of six years after the effective time of the merger, Parent and the surviving corporation have agreed to indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries against all costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any action, arbitration, litigation, suit or other civil or criminal proceeding or governmental investigation, including liabilities with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company or its subsidiaries occurring prior to the effective time, whether asserted or claimed before, at or after the effective time of the merger.

        For a period of six years following the effective time, Parent and the surviving corporation have also agreed to cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of the Company or any of its subsidiaries as provided in (i) the Company's organizational and governing documents, or (ii) any indemnification agreement to survive the merger and to continue in full force and effect for a period of not less than six years after the effective time or, if longer, for such period as is set forth in any applicable indemnification agreement.

Merger Proceeds in Respect of Company Equity-Based Awards

Treatment of Stock Options, Stock Appreciation Rights and Restricted Stock Awards

        In connection with the consummation of the merger, (i) each stock option and stock appreciation right, whether or not then exercisable or vested, will be converted into the right to receive at the closing cash equal to the product of (a) the excess, if any, of the merger consideration over the per share exercise price of the applicable option or stock appreciation right and (b) the number of shares of Company Common Stock underlying such stock option or stock appreciation right; (ii) each restricted stock award not subject to any performance-based vesting condition held by an employee will be automatically vested and converted into the right to receive at the closing cash equal to the product of (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award; (iii) each restricted stock award not subject to any performance-based vesting condition held by a non-employee member of the board of directors will vest on a prorated basis based on the number of days that have elapsed since the grant date of such award and be converted into the right to receive at the closing cash equal to the product of (a) the per share merger consideration and (b) such pro-rated number of shares; and (iv) with the exception of certain management members described below, each restricted stock award subject to any performance-based vesting condition will be converted into a right to receive a restricted cash award from the surviving corporation that will vest and be payable (without regard to any performance goals but subject to applicable service vesting conditions in the prior award) at the end of its currently applicable vesting period, with the cash payment therefor equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement. Such restricted cash award will accelerate upon a termination without cause or for good reason prior to the scheduled vesting date. Each restricted stock award subject to any performance-based vesting condition held by Mr. Jorge Narino or Ms. Tricia McDermott Thompkins will be converted into a right to receive at the closing a cash payment equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement. All outstanding restricted stock units held by George Feldenkreis will be cancelled.

        The following table shows, for each member of the board of directors and for each executive officer of the Company, as applicable: (1) the number of shares of Company Common Stock underlying outstanding stock appreciation rights and the number of shares of Company Common Stock subject to unvested Company restricted stock awards (assuming target level performance for performance vesting shares) and (2) the value of such awards. The values in the table below have been determined using the per share merger consideration of $27.50, and are based on applicable holdings as of August 17, 2018 (and without regard to any grants that may be made after such date), which date is the assumed date of the consummation of the merger solely for purposes of this compensation-related disclosure.

Name	Stock Appreciation Right (#)	Value ($)	Restricted Stock (#)(1)		Value ($)	Performance Restricted Stock(2) (#)		Value ($)
Directors
Joe Arriola	—	—	708	(3)	$19,470	—		—
Jane E. DeFlorio	3,816	$12,364	708	(3)	$19,470	—		—
George Feldenkreis	—	—	708	(3)(4)	$19,470	—		—
Bruce J. Klatsky	4,065	$16,748	708	(3)	$19,470	—		—
Michael W. Rayden	4,065	$16,748	708	(3)	$19,470	—		—
J. David Scheiner	5,157	$50,487	708	(3)	$19,470	—		—
Executive Officers
Oscar Feldenkreis	—	—	36,380	(4)	$1,000,450	115,451	(4)	$3,174,903
Jorge Narino	—	—	9,454		$259,985	4,241		$116,628
Stanley P. Silverstein	—	—	31,270		$859,925	39,780		$1,093,950
David Enright	—	—	9,571		$263,203	15,294		$420,585
John F. Voith, Jr.	—	—	6,270		$172,425	39,780		$1,093,950
Luis Paez	7,369	$68,605	5,615		$154,413	19,182		$527,505
Tricia McDermott Thompkins	—	—	6,518		$179,245	3,029		$83,298

(1)
Amounts in this column include restricted shares of Company Common Stock that vest based on continued service.

(2)
Amounts in this column include restricted shares of Company Common Stock that vest based on the achievement of performance goals. With the exception of certain management members described above, each share of restricted common stock subject to any performance-based vesting condition will be converted into a right to receive a restricted cash award, and the cash awards will be subject to accelerated vesting upon a termination without cause or for good reason prior to the scheduled vesting date.

(3)
Represents a pro-rated portion of each non-employee director's June 13, 2018 grant assuming a closing of the transactions contemplated by the merger agreement on August 17, 2018.

(4)
The equity awards held by George Feldenkreis and Oscar Feldenkreis are being rolled over in connection with the consummation of the merger. All restricted stock units held by George Feldenkreis will be cancelled.

Employee-Related Interests

Outstanding Shares Held by Directors and Executive Officers

        The members of the board of directors and the executive officers of the Company own Company Common Stock and, other than George Feldenkreis and Oscar Feldenkreis (whose shares are being rolled over in connection with the consummation of the merger), will receive the same per share merger consideration of $27.50 on the same terms and conditions as other Company shareholders.

        The following table shows, for each member of the board of directors and each executive officer, as applicable: (1) the number of shares of Company Common Stock held by such individual and (2) the value of such shares. The values in the table below have been determined assuming the per share merger consideration of $27.50, are based on applicable holdings as of August 17, 2018 (and without regard to any acquisitions or dispositions that may be made after such date), and exclude restricted shares of Company Common Stock and Company Common Stock subject to issuance pursuant to granted and outstanding stock options, stock appreciation rights and restricted stock units.

Name	Shares of Perry Ellis Common Stock (#)		Value ($)
Directors
Joe Arriola	11,616	(1)	$319,440
Jane E. DeFlorio	14,920		$410,300
George Feldenkreis	1,712,889	(2)(3)	$47,104,448
Bruce J. Klatsky	13,684		$376,310
Michael W. Rayden	13,684		$376,310
J. David Scheiner	17,074		$469,535
Executive Officers
Oscar Feldenkreis	1,071,498	(3)(4)	$29,466,195
Jorge Narino	1,195		$32,863
Stanley P. Silverstein	2,616		$71,940
David Enright	6,029		$165,798
John F. Voith, Jr.	18,574		$510,785
Luis Paez	17,559		$482,873
Tricia McDermott Thompkins	283		7,783

(1)
Represents (a) 11,116 shares of Company Common Stock held directly by Mr. Arriola and (b) 500 shares of Company Common Stock owned by a revocable trust of which Mr. Arriola and his spouse are the trustees.

(2)
Represents (a) 1,590,573 shares of Company Common Stock directly beneficially owned by George Feldenkreis, and (b) 122,316 shares of Company Common Stock beneficially owned by the Feldenkreis Family Foundation, Inc.

(3)
The shares of Company Common Stock held by George Feldenkreis and Oscar Feldenkreis are being rolled over in connection with the consummation of the merger.

(4)
Represents (a) 921,498 shares of Company Common Stock held by a revocable trust of which Oscar Feldenkreis is the trustee and (b) 150,000 shares of Company Common Stock held by three irrevocable trusts, each of which holds 50,000 shares of Company Common Stock, of which Oscar Feldenkreis' spouse is the trustee.

Rollover Commitment

        On June 15, 2018, pursuant to the Rollover Letters, the Rollover Investors committed to contribute, at the closing of the merger and immediately prior to the consummation of the merger, an aggregate amount of 3,143,949 shares of Company Common Stock to Parent. The Rollover Investors will receive in exchange for the Company Common Stock contributed to Parent a pro rata share of the equity of Parent, assuming that the value of each share of contributed stock is equal to the per share merger consideration of $27.50.

Employment Arrangements with Company Executive Officers

        Each of our executive officers is entitled to certain severance benefits pursuant to either the Perry Ellis International, Inc. Change in Control Severance Plan (the "change in control severance plan") or, in the case of Messrs. Feldenkreis and Silverstein, an individual employment agreement, the terms of which are described below. Prior to the adoption of the change in control severance plan the executive officers, other than Messrs. Feldenkreis and Silverstein, were not entitled to any severance on a termination of employment other than pursuant to the Company's informal policy of providing severance of two weeks of base salary per year of service with the Company. The merger, if and when consummated, will constitute a change in control under the change in control severance plan and will provide for the severance as described in further detail below. For Messrs. Feldenkreis and Silverstein, the severance benefits are not enhanced by the merger because it does not constitute a change in control pursuant to the applicable employment agreement. For purposes of the change in control severance plan, "Change in Control" means the occurrence of any of the following: (i) the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of Company Common Stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") (the foregoing beneficial ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any person that as of April 22, 2018 owns beneficial ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or (ii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the

Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such business combination or any person that as of April 22, 2018 owns beneficial ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such business combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the board of directors as of April 22, 2018, at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

        Each of the Company's executive officers (other than Messrs. Feldenkreis and Silverstein) is covered by the change in control severance plan, which provides for the payment of severance benefits to certain senior executive officers of the Company or its affiliates that have been selected by the chief executive officer and confirmed by the compensation committee of the board of directors and the Company's management, if their employment is involuntarily terminated by the Company without "cause" or terminated by the applicable executive for "good reason" within twelve (12) months following a Change in Control (each, as defined in the change in control severance plan, and such termination, a "Qualifying Termination"). In addition to accrued but unpaid base salary, earned vacation time, unreimbursed business expenses incurred prior to termination and other vested compensation or benefits through the date of termination, the change in control severance plan provides for the following severance benefits upon a Qualifying Termination: (i) continued base salary during the applicable severance period, (ii) a prorated annual cash bonus for the year of termination, based on actual full-year performance, and (iii) COBRA premiums during the applicable severance period. The executive officers who participate in the change in control severance plan have a severance period of 18 months.

        The eligibility for severance benefits under the change in control severance plan is conditioned upon the participant's timely execution of a general release of all claims against the Company and its subsidiaries, affiliates and related persons. The change in control severance plan also contains restrictive covenants, including perpetual restrictions on the disclosure of confidential information and nondisparagment and post-employment restrictions on competition, solicitation or hire of employees and solicitation of customers during the severance period. If a participant violates the restrictive covenants, such participant will not be entitled to any further payments or benefits under the change in control severance plan.

        Under the change in control severance plan, if any payments and benefits (i) constitute "parachute payments" within the meaning of Section 280G ("280G Payments") of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments will be either: (a) delivered in full or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the participant on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

        Oscar Feldenkreis Employment Agreement.    Mr. Oscar Feldenkreis entered into an employment agreement with the Company on April 20, 2016, which expires on February 4, 2019. The transactions contemplated by the merger agreement do not constitute a "Change in Control" within the meaning of this employment agreement. Upon termination of Mr. Oscar Feldenkreis' employment agreement without "cause" or for "good reason" (each as defined in the employment agreement), he will receive

(a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, and (c) 100% of his annual incentive compensation award based on the achievement of any applicable performance goals with respect to the year in which the termination occurs. All restricted stock, restricted stock units, stock options, stock appreciation rights and all other equity-based long-term incentive compensation awards will immediately vest as of the termination date except in the case of performance shares, performance units and other performance-based equity awards, which will vest based on the achievement of the performance goals. All long-term performance-based compensation payable in cash and based on a performance metric other than stock price will be paid based on the achievement of the performance goals. Additionally, Mr. Oscar Feldenkreis will receive a lump-sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that would constitute good reason, plus (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to any reduction that would constitute good reason. Finally all premiums for health insurance will be paid in full by the Company for as long as he is eligible for COBRA coverage.

        Stanley Silverstein Employment Agreement.    Stanley Silverstein entered into an employment agreement with the Company, effective September 9, 2013, and amended on May 29, 2018. The transactions contemplated by the merger agreement do not constitute a "Change in Control" within the meaning of the Mr. Silverstein's employment agreement. If Mr. Silverstein is terminated without "cause" (as defined in the employment agreement) prior to January 31, 2019, he will be entitled to receive a lump-sum amount equal to (a) any annual bonus in respect of the fiscal year preceding the fiscal year in which Mr. Silverstein's employment ends and which has not yet been paid and (b) 100% of his annual base salary. Mr. Silverstein's unvested restricted shares will also immediately vest.

        We estimate that the amount payable to the Company's executive officers pursuant to the terms of their respective severance arrangements (excluding the value of accelerating Perry Ellis equity awards) would equal approximately the amounts set forth on the table below, assuming that the consummation of the merger was August 17, 2018, and that each executive officer incurred a severance-qualifying termination of employment immediately following the consummation of the merger.

Name	Severance Amount
Oscar Feldenkreis	$9,298,362
Jorge Narino	$608,289
Stanley P. Silverstein	$515,000
David Enright	$839,226
John F. Voith, Jr.	$920,637
Luis Paez	$783,125
Tricia McDermott Thompkins	$504,578
Total	$13,469,217

Benefit Arrangements of the Surviving Corporation

        As described under "The Merger Agreement—Covenants of Parent and/or Merger Sub—Employee Matters" beginning on page 129, the merger agreement requires the surviving corporation to continue to provide certain compensation and benefits following the completion of the merger to all Perry Ellis employees, including Perry Ellis's executive officers, who remain employed by the Company following completion of the merger.

New Management Arrangements

        As of the date of this Proxy Statement, Parent has not entered into any employment agreements with any of the Company's executive officers (or other employees of the Company) and, except for the accelerated vesting of stock options, stock appreciation rights and restricted stock awards, and conversion of performance awards into restricted cash awards, as provided in the merger agreement and described above, the Company has not amended or modified any existing employment agreements or other arrangements with its executive officers in connection with the merger. Parent or its affiliates may pursue agreements, arrangements or understandings with the Company's executive officers, which may include cash, stock and co-investment opportunities, and Parent or its affiliates may initiate negotiations of these arrangements, arrangements and understandings regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the merger. However, in each case, there is no present contractual obligation to do so and neither Parent nor its affiliates has initiated any such negotiation as of the date of this Proxy Statement.

Intent to Vote in Favor of the Merger

        Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the adoption of the merger agreement. As of [                        ], the record date for the Special Meeting, our directors and executive officers directly owned, in the aggregate, [            ] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [            ] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. As of [                        ], the record date for the Special Meeting, our directors and executive officers that are not party to the voting agreement (as described in "Special Factors—Voting Agreement" beginning on page 90) directly owned, in the aggregate, [            ] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [            ] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting.

Voting Agreement

        Concurrently with the execution and delivery of the merger agreement, the Rollover Investors have entered into a voting agreement with Parent and the Company that covers an aggregate of approximately 19.8% of the outstanding shares of Company Common Stock (the "Shares"). Under the terms of the voting agreement, the Rollover Investors have agreed to vote, or cause to be voted, the Shares (A) to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, at the Special Meeting, and at any adjournment, postponement or recess thereof, at which such merger agreement is submitted for the consideration and vote of the shareholders of the Company, (B) against (i) any takeover proposal and (ii) any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay or postpone the merger or the other transactions contemplated by the merger agreement, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement and considered and voted upon by the shareholders of the Company.

        The Rollover Investors further agreed in the voting agreement with Parent and the Company to irrevocably appoint the Company, each member of the Special Committee, and any other designee of Company or the Special Committee, as applicable, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the Rollover Investors, for and in the name, place and stead of the Rollover Investors, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, solely to the extent the Rollover Investors fail to comply with the agreements discussed above, the Shares, in accordance with the obligations of the Rollover Investors discussed above.

        The Rollover Investors have also agreed in the voting agreement with Parent and the Company not to, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares; (ii) other than pursuant to the pledge and security agreement by George Feldenkreis in favor of the Company, transfer, in any way, any interest in the Shares, unless such transfer is made in compliance with the voting agreement (including certain customary permitted transferee exceptions), or (iii) knowingly take any action that would have the effect of preventing or delaying the Rollover Investors from performing any of their obligations under the voting agreement.

        The voting agreement was entered into by the Rollover Investors solely in their capacity as shareholders of the Company, and the voting agreement does not limit or affect any actions taken by any officer or director of the Company solely in his or her capacity as a director or officer of the Company.

        The Rollover Investors' obligations under the voting agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the voting agreement; (ii) the termination of the merger agreement in accordance with its terms, and (iii) the effective time of the merger.

        The foregoing summary of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the voting agreement. A copy of the voting agreement is attached as exhibit (d)(11) to the statement on Schedule 13E-3 filed by the Company and the filing persons listed thereon with the SEC on July 11, 2018.

Dividends

        Pursuant to the merger agreement, we are prohibited from declaring or paying any dividends following execution of the merger agreement on June 15, 2018.

Appraisal Rights

        Holders of Company Common Stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to the FBCA, a Company shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Company Common Stock immediately prior to the date of the Special Meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

        In order to exercise appraisal rights, a dissenting Company shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this Proxy Statement. Company shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Company shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters' Rights of Appraisal

        The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Appendix C to this Proxy Statement.

        A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with the Company, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the adoption and approval of the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Company Common Stock in favor of adoption and approval of the merger agreement. A vote in favor of adoption and approval of the merger agreement will constitute a waiver of the shareholder's appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Perry Ellis International, Inc.
3000 N.W. 107th Avenue
Miami, Florida 33172
Attention: Tricia Thompkins, General Counsel and Secretary

        All such notices must be signed in the same manner as the shares are registered on the books of the Company. If a Company shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to adopt and approve the merger agreement is taken at the Special Meeting, then the Company shareholder will be deemed to have waived his or her appraisal rights.

        Within 10 days after the completion of the merger, the surviving corporation must provide to each Company shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

  •
  the date of the completion of the merger;

  •
  the surviving corporation's estimate of the fair value of the shares of Company Common Stock;

  •
  where to return the completed appraisal election form and the shareholder's stock certificates and the date by which they must be received by the surviving corporation or its agent, which date may not be fewer than 40, nor more than 60, days after the date the surviving corporation sent the appraisal notice and appraisal election form to the shareholder; and

  •
  the date by which a notice from the Company shareholder of his or her desire to withdraw his or her appraisal election must be received by the surviving corporation, which date must be within 20 days after the date set for receipt by the surviving corporation of the appraisal election form from the Company shareholder.

        The form must also contain the surviving corporation's offer to pay to the Company shareholder the amount that it has estimated as the fair value of the shares of Company Common Stock, and request certain information from the Company shareholder, including:

  •
  the shareholder's name and address;

  •
  the number of shares as to which the shareholder is asserting appraisal rights;

  •
  that the shareholder did not vote for the merger;

  •
  whether the shareholder accepts the offer of the surviving corporation to pay its estimate of the fair value of the shares of Company Common Stock to the shareholder; and

  •
  if the shareholder does not accept the offer of the surviving corporation, the shareholder's estimated fair value of the shares of Company Common Stock and a demand for payment of the shareholder's estimated value plus interest.

        A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement.

        Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

        A dissenting shareholder who has delivered the appraisal election form and his or her Company Common Stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to the surviving corporation within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of the surviving corporation. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

        If the dissenting shareholder accepts the offer of the surviving corporation in the appraisal election form to pay the surviving corporation's estimate of the fair value of the shares of Company Common Stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by the surviving corporation or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

        A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder's name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify the Company in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to the Company the record shareholder's written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

        Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of the surviving corporation to pay the value of the shares as estimated by the surviving corporation, and the surviving corporation fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

        If a dissenting shareholder refuses to accept the offer of the surviving corporation to pay the value of the shares as estimated by the surviving corporation, and the surviving corporation fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the merger was effected, the surviving corporation shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of the surviving corporation, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

        If the surviving corporation fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of the surviving corporation. A copy of the initial pleading will be served on each dissenting shareholder. The surviving corporation is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

        Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against the surviving corporation, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) the surviving corporation and in favor of any or all dissenting shareholders if the court finds the surviving corporation did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either the surviving corporation or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against the surviving corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that the surviving corporation fails to make a required payment when a dissenting shareholder accepts the surviving corporation's offer to pay the value of the shares as estimated by the surviving corporation, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the surviving corporation all costs and expenses of the suit, including counsel fees.

        Based on Florida's appraisal rights statute as well as principles of waiver and estoppel, the Company intends to take the position with respect to any lawsuit seeking recovery outside of the appraisal rights process that appraisal rights represent the exclusive remedy to challenge the merger consideration and that any shareholder who either (i) votes for the adoption of the merger agreement, (ii) does not exercise appraisal rights or (iii) accepts merger consideration pursuant to the merger agreement, will have waived and relinquished all claims arising out of or relating to the consideration provided to the Company's shareholders under the merger agreement and be barred from seeking recovery of other consideration.

        BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Material U.S. Federal Income Tax Consequences

        Except as specifically described below, the following is a discussion of the material U.S. federal income tax consequences of the merger to "U.S. holders" and "non-U.S. holders" (in each case, as defined below) of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash in the merger, that hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and that will not own (actually or constructively) any equity interests in the surviving corporation or Parent after the merger. The following discussion is based upon the Code, judicial decisions, administrative rulings and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions the Company has reached and described herein.

        This discussion is not a complete analysis or listing of all of the possible tax consequences of the merger and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this discussion of the material U.S. federal income tax consequences does not address the tax treatment of special classes of holders, such as: banks, insurance companies or other financial institutions; mutual funds; real estate investment trusts or regulated investment companies; tax-exempt organizations or governmental organizations; an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S-corporation or other pass-through entity (or an investor in such an entity or arrangement); controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax (or shareholders of such corporations); retirement plans, pension funds or other tax-deferred accounts; persons holding shares of Company Common Stock as part of a hedging, straddle, synthetic security, conversion or other integrated transaction; persons deemed to have sold their shares of Company Common Stock under the constructive sale provisions of the Code; persons who acquired Company Common Stock through the exercise or cancellation of employee stock options, through a tax qualified retirement plan or otherwise as compensation for their services; U.S. expatriates or entities covered by the U.S. anti-inversion rules; persons subject to the alternative minimum tax; dealers, traders or brokers in stocks and securities or currencies; U.S. holders (as defined below) whose functional currency is not the U.S. dollar; traders in securities that elect mark-to-market treatment; U.S. holders (as defined below) who hold shares of Company Common Stock through a bank financial institution or other entity, or a branch or office thereof, that is located, organized or resident outside the United States; or persons that are required to report income no later than when such income is reported in an "applicable financial statement." This discussion also does not address the receipt of cash in connection with the cancellation of restricted stock units or options to purchase shares of Company Common Stock and does not address any other matters relating to equity compensation or benefit plans.

        This discussion does not address any tax consequences other than U.S. federal income tax consequences, including estate and gift tax consequences and consequences under any state, local or non-U.S. laws.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of Company Common Stock that is: (i) an individual citizen of the United States or a resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

        The term "non-U.S. holder" means a beneficial owner of Company Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. The term "holder" means a U.S. holder or a non-U.S. holder.

        If an entity treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes is a beneficial owner of Company Common Stock, the U.S. federal income tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the partner (or other owner) and the entity. If you are a partner (or other owner) of a partnership or other pass-through entity for U.S. federal income tax purposes, you are urged to consult your tax advisor regarding the tax consequences of the merger.

        The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Company Common Stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Each holder of Company Common Stock is urged to consult such holder's tax advisors as to the particular consequences to such holder of the merger under U.S. federal, state and local, and applicable non-U.S. tax laws.

U.S. Holders

        General.    The exchange of shares of Company Common Stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of Company Common Stock whose shares are converted into the right to receive cash in the merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined prior to reduction for any applicable withholding taxes) and the U.S. holder's adjusted tax basis in such shares. A U.S. holder's adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Such gain or loss will be capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the shares of Company Common Stock exceeds one year at the effective time of the merger. If the holding period for such shares is one year or less at the effective time of the merger, any capital gain or loss generally will be treated as short-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of Company Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Common Stock.

        Information Reporting and Backup Withholding.    Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a U.S. holder of Company Common Stock that (1) furnishes a correct taxpayer identification number ("TIN"), certifies that such U.S. holder is not subject to backup withholding on the IRS Form W-9 (or appropriate successor form) included in the transmittal materials that such U.S. holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such U.S. holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any; provided, that such U.S. holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Non-U.S. Holders

        General.    A non-U.S. holder's receipt of cash in exchange for shares of Company Common Stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

  •
  the gain, if any, on such shares is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual non-U.S. holder, a fixed base) maintained by the non-U.S. holder in the United States);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

  •
  the Company is or has been a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code (a "USRPHC") for U.S. federal income tax purposes and certain other conditions are met.

        A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on any gain derived from the merger in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized as a result of the merger, which may be offset by certain U.S. source capital losses recognized in the same year.

        If the Company is or has been a USRPHC at any time within the shorter of the five-year period preceding the effective time of the merger or a non-U.S. holder's holding period with respect to the applicable shares of Company Common Stock, the exchange of Company Common Stock for cash in the merger by such non-U.S. holder will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, except that the branch profits tax will not apply; provided, that, so long as Company Common Stock is regularly traded on an established securities market, the Company's treatment as a USRPHC would cause only a non-U.S. holder who holds or held, directly or indirectly under certain ownership rules of the Code, more than 5% of Company Common Stock (at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Company Common Stock), and is not eligible for a treaty exemption. The Company believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the offer.

        Information Reporting and Backup Withholding.    Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder properly and correctly on an appropriate version of IRS Form W-8 and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder's country in which such holder resides under the provisions of an applicable treaty or agreement. Payments of disposition proceeds to a non-U.S. holder where the transaction is effected through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person; a controlled foreign corporation; a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or a non-U.S. partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the beneficial owner is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability (if any) provided, that an appropriate claim is timely filed with the IRS.

Regulatory Approvals

        In connection with the merger, the Company is required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

  •
  filing the articles of merger with the Secretary of State of the State of Florida in accordance with the FBCA at the closing of the merger; and

  •
  complying with U.S. federal securities laws.

        In addition, under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the applicable governmental authorities and certain waiting period requirements have been satisfied or specific merger approval obtained. The requirements of the HSR Act apply to the acquisition of shares of Company Common Stock in the merger. The filings required under the HSR Act were made on June 28, 2018, and on July 10, 2018, the FTC notified Paul, Weiss that the request for early termination of the waiting period under the HSR Act had been granted effective as of the date of such notification.

Delisting and Deregistration of Company Common Stock

        If the merger is completed, the shares of Company Common Stock will no longer be publicly traded. In addition, Company Common Stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to Company Common Stock.

Effective Time of Merger

        The merger will be completed and become effective at the time the articles of merger is filed with the Secretary of State of the State of Florida or any later time as the Company and Parent agree upon and specify in the articles of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by the Company's shareholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

        The parties to the merger agreement currently expect to complete the merger in the second half of 2018. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined, if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

        At the effective time of the merger, the Company will become a wholly-owned subsidiary of Parent and each shareholder of record immediately prior to the effective time of the merger will be entitled to receive $27.50 in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock such shareholder holds immediately prior to the effective time of the merger. This does not apply to (i) shares of Company Common Stock held by the Company or any of its wholly-owned subsidiaries or Parent or its subsidiaries, (ii) shares of Company Common Stock held by the Rollover Investors, and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the FBCA. Parent will designate a paying agent, satisfactory to the Company in its reasonable discretion, to make the cash payments contemplated by the merger agreement. At the effective time of the merger, Parent will deposit with the paying agent, for the benefit of the holders of Company Common Stock, funds sufficient for payment of the aggregate merger consideration. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

        As soon as reasonably practicable, and in any event within three business days after the effective time of the merger, Parent will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your stock certificates (of affidavit of loss in lieu thereof) or book-entry shares in exchange for the merger consideration.

        The paying agent will promptly pay you your merger consideration after you have (i) surrendered your stock certificates (or affidavit of loss in lieu thereof) or book-entry shares to the paying agent, together with a properly completed and signed letter of transmittal and any other documents required by the paying agent, and (ii) provided to the paying agent any other items specified by the letter of transmittal.

        Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

        If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's reasonable satisfaction that the taxes have been paid or are not required to be paid.

        You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

        The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the stock certificate.

        After the completion of the merger, you will cease to have any rights as a Company shareholder, other than the right to receive the per share merger consideration.

        Upon demand, the paying agent will return to Parent all funds in its possession one year after the merger occurs, and the paying agent's duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to Parent and/or the surviving corporation for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. If any certificate representing Company Common Stock has not been surrendered prior to one year after the completion of the merger (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Fees and Expenses

        Except as otherwise described in "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 138, all fees, expenses and costs incurred in connection with the merger agreement, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the merger is consummated.

        Estimated fees and expenses to be incurred by the Company and the GF Group in connection with the merger are as follows:

Description	Amount (in thousands)
Financial advisors fee and expenses	$11,800
Legal fees and expenses	$11,000
Accounting fees and expenses	$0
SEC filing fee	$55
Printing, proxy solicitation, filing fees and mailing costs	$150
Randa Expense Reimbursement	$750
Miscellaneous	$795
Total fees and expenses	$24,550

 FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains, and oral statements made by our representatives from time to time may contain, forward-looking statements (statements which are not historical facts). Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "proposed," "anticipate," "believe," "budget," "contemplate," "continue," "could," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "proforma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology.

        Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis' strategic operating review and consideration of the proposals described herein, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis' profitability improvement plan and Perry Ellis' plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control.

        These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, including, but not limited to these caused by port disruptions, disruptions due to weather patterns, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets, the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, the impact to our business resulting from the United Kingdom's referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis' filings with the SEC.

        Forward-looking statements also may include information concerning the proposed merger transaction, including unexpected costs or liabilities, delays due to regulatory review, failure to timely satisfy or have waived certain closing conditions, failure to obtain the financing for the merger, the commencement of litigation relating to the merger, whether or when the proposed merger will close and changes in general and business conditions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and factors relating to the proposed transaction, including those risks and uncertainties detailed in Perry Ellis' filings with the SEC, all of which are difficult to predict and many of which are beyond Perry Ellis' control. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by law.

        Additionally, important factors concerning the merger could cause the Company's actual results, performance and achievements to differ materially from such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

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  the failure of the Company's shareholders to adopt the merger agreement or the risk that the other conditions to the completion of the merger will not be satisfied;

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  the risk that if the merger is not completed for any reason, the price of the Company Common Stock will likely decline to the extent the market price of the Company Common Stock reflects market assumptions the merger will be completed;

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  the risk of the occurrence of an event, change or circumstance that could give rise to the payment of a termination fee to Parent pursuant to the terms of the merger agreement;

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  the risk of an adverse outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the transactions contemplated by the merger agreement;

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  the risk of the failure to consummate the merger for any reason or the failure of Parent to obtain the necessary debt financing set forth in the debt commitment letters provided to the Company in connection with the merger;

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  the restrictions imposed on the Company's business, properties and operations pursuant to the affirmative and negative covenants set forth in the merger agreement and the potential impact of such covenants on our business;

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  the risk that the proposed transaction will divert management's attention resulting in a potential disruption of the Company's current business plan;

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  the effect of the announcement of the merger on our business relationships, operating results and business generally;

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  the amount of fees, expenses and charges incurred by the Company in connection with the merger;

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  risks relating to recent or future ratings agency actions or downgrades as a result of the announcement of the merger; and

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  the risk that alternative takeover proposals will or will not be made.

        All information contained in this Proxy Statement concerning Parent and Merger Sub has been supplied by Parent and Merger Sub and has not been independently verified by the Company.

 THE PARTIES INVOLVED IN THE MERGER

The Parties Involved in the Merger

Perry Ellis International, Inc.

        Perry Ellis International, Inc., founded in 1967, is a global leader in the design, manufacturing, marketing and distribution of branded lifestyle apparel and accessories. We are one of the largest apparel companies in the world with a portfolio consisting of nationally and internationally recognized lifestyle brand names, some of which have a heritage dating back over 100 years.

        We sell our products under our owned global brands, licensed brands and private retailer labels. Our owned brands include legacy brands Perry Ellis® and Original Penguin ® by Munsingwear ® as well as Ben Hogan ®, Cubavera ®, Farah ®, Grand Slam ®, Jantzen ®, Laundry by Shelli Segal ®, Rafaella ® and Savane ®. We license the Callaway Golf® brand, PGA TOUR® brand, and Jack Nicklaus® brand for golf apparel and the Nike® brand for swimwear and accessories. In 2017, we announced that we will introduce Guy Harvey branded apparel and accessories, under a license, beginning in 2019.

        We have four reportable segments—Men's Sportswear and Swim, Women's Sportswear, Direct-to-Consumer, and Licensing—and we have a strategically diversified global distribution network focused on leading department stores, company-operated retail stores, specialty stores and select licensing partners. We distribute our products primarily to wholesale customers that represent all major levels of retail distribution including department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, the corporate wear market, e-commerce, as well as clubs and independent retailers, in North America and Europe. Our largest customers include Walmart Stores Inc., which includes Sam's Wholesale Club, The Marmaxx Group, Macy's, Inc. ("Macy's"), Dillard's, Inc. and Kohl's Corporation.

        The principal business address and phone number of the Company are:

  Perry Ellis International, Inc.
  3000 N.W. 107th Avenue
  Miami, Florida 33172
  Telephone: (305) 592-2830

Feldenkreis Holdings LLC

        Feldenkreis Holdings LLC, which we refer to as "Parent," is a newly formed Delaware limited liability company that was formed by George Feldenkreis. Parent has not carried on any activities to date, except for activities incidental to its formation, in connection with the financing of the merger and as otherwise contemplated by the merger agreement. Upon completion of the merger, the Company will be a wholly-owned subsidiary of Parent.

        The principal business address and phone number of Parent are:

  Feldenkreis Holdings LLC
  c/o George Feldenkreis
  4810 NW 74 Ave
  Miami, FL 33166
  Telephone: (305) 499-9789

GF Merger Sub, Inc.

        GF Merger Sub, Inc., which we refer to as "Merger Sub," is a newly formed Florida corporation. Merger Sub is a wholly owned subsidiary of Parent and has not conducted any business operations except for activities incidental to its formation and as contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will merge with and into the Company, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent.

        The principal business address and phone number of Merger Sub are:

  GF Merger Sub, Inc.
  c/o George Feldenkreis
  4810 NW 74 Ave
  Miami, FL 33166
  Telephone: (305) 499-9789

George Feldenkreis and the George Feldenkreis Revocable Trust UAD 12/23/13

        George Feldenkreis is the founder of the Company, which started designing and importing apparel in 1967, eventually went public in 1993 and changed its name from Supreme International to Perry Ellis International, Inc. upon completing the acquisition of the brand in 2000. George Feldenkreis has been an owner of the Company for over 50 years and served in various capacities, including as President and CEO. He has been a member of the board of directors since 1967 and until September 2017, was Chairman of the board of directors. George Feldenkreis serves as the sole trustee of the George Feldenkreis Revocable Trust UAD 12/23/13.

        The principal business address and phone number of George Feldenkreis and the George Feldenkreis Revocable Trust UAD 12/23/13 are:

  George Feldenkreis
  4810 NW 74 Ave
  Miami, FL 33166
  Telephone: (305) 499-9789

Oscar Feldenkreis and the Oscar Feldenkreis Revocable Trust UAD 05/06/11

        Oscar Feldenkreis is the Chief Executive Officer, President and a director of the Company and the son of George Feldenkreis. Oscar Feldenkreis serves as the sole trustee of the Oscar Feldenkreis Revocable Trust UAD 05/06/11.

        The principal business address and phone number of Oscar Feldenkreis and the Oscar Feldenkreis Revocable Trust UAD 05/06/11 are:

  c/o Perry Ellis International, Inc.
  3000 N.W. 107th Avenue
  Miami, FL 33172
  Telephone: (305) 592-2830

Fanny Hanono and the Fanny Hanono Revocable Trust UAD 07/06/11

        Fanny Hanono is the daughter of George Feldenkreis and previously worked for the Company from 1988 until November 2017, serving in a variety of managerial capacities, most recently as Executive Vice President—Administration. Fanny Hanono serves as the sole trustee of the Fanny Hanono Revocable Trust UAD 07/06/11.

        The principal business address and phone number of Fanny Hanono and the Fanny Hanono Revocable Trust UAD 07/06/11 are:

  Fanny Hanono
  4810 NW 74 Avenue
  Miami, FL 33166
  Telephone: (305) 499-9789

The Erica Feldenkreis 2012 Irrevocable Trust UAD 10/17/12; the Jennifer Feldenkreis 2012 Irrevocable Trust UAD 10/17/12; and the Stephanie Feldenkreis 2012 Irrevocable Trust UAD 10/17/12

        Elena Feldenkreis is the wife of Oscar Feldenkreis and serves as the sole trustee of each of the Erica Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, the Jennifer Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, and the Stephanie Feldenkreis 2012 Irrevocable Trust UAD 10/17/12.

        The principal business address and phone number of the Erica Feldenkreis 2012 Irrevocable Trust UAD 10/17/12, Jennifer Feldenkreis 2012 Irrevocable Trust UAD 10/17/12 and Stephanie Feldenkreis 2012 Irrevocable Trust UAD 10/17/12 are:

  c/o Perry Ellis International, Inc.
  3000 N.W. 107th Avenue
  Miami, FL 33172
  Telephone: (305) 592-2830

        We refer to George Feldenkreis, Parent, Merger Sub and each of the other Rollover Investors, collectively, as the "GF Group" or the "GF Group Filing Persons."

Business and Background of Natural Persons Related to the Company

        A biography for each of our current directors and executive officers is set forth below. None of the Company nor any of the Company's directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Each of the Company's directors and executive officers listed below is a United States citizen. None of the Company nor any of the Company's directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

        Oscar Feldenkreis has served as our Chief Executive Officer and President since April 2016. Mr. Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President/COO in February 1993, and Vice Chairman of the board of directors in March 2005. He is on the board of the American Apparel & Footwear Association, President of the Friends of the Israel Defense Forces (FIDF), Greater Miami Chapter, member of the Leadership Council of the Greater Miami Jewish Federation, an advisory board member of the Miami Fashion Institute for Miami-Dade College, an advisory board member of My Mela and an advisory board member for the University of Pennsylvania's Wharton School of Business Retail.

        Bruce J. Klatsky was elected to our board of directors in 2015 and is Chairman of our audit committee. Mr. Klatsky retired as Chief Executive Officer of PVH Corporation ("PVH") in June 2005, and later as Chairman on December 31, 2007, having served the company for 36 years, 13 as CEO, and a further six as President. During his tenure as CEO of PVH, Mr. Klatsky oversaw the operations and strategic development of the company and led the transformation of a 120-year-old domestic shirt manufacturer into one of the largest apparel and footwear companies in the world, growing its market capitalization from approximately $300 million to over $3.5 billion. During his tenure at PVH, he was instrumental in growing the business organically and through strategic acquisitions since he joined PVH in 1971 as a merchandising trainee. In 2002, Mr. Klatsky pursued and executed PVH's acquisition of Calvin Klein. In addition, he led numerous other successful acquisitions at PVH, including acquiring such brands as IZOD, Gant, Bass, Arrow, and the worldwide rights to Van Heusen. Following his retirement as CEO of PVH, Mr. Klatsky co-founded a private equity company, LNK Partners, to identify and support strong management teams in building outstanding consumer and retail businesses. Mr. Klatsky serves on the board of directors of Gazal Corporation Ltd., a leading Australian branded clothing company, and is currently that board's lead independent director. Mr. Klatsky currently joined and serves on the board and Executive Committee of IAVA, Iran and Afghan Veterans of America, one of the largest Veterans Associations in the United States. Previously, Mr. Klatsky served on President Clinton's White House Apparel Task Force and as an Advisor on U.S. trade policy to the Bush and Reagan administrations.

        Michael W. Rayden was elected to our board of directors in 2015 and chairs our Corporate Governance and Nominating Committee. In January 2015, Mr. Rayden retired as President and Chief Executive Officer of Tween Brands, Inc., currently a subsidiary of Ascena Retail Group, Inc. Mr. Rayden led Tween Brands as CEO since 1996, when it was known as Too, Inc. In 1999, he took the company public, adopting the Tween Brands name in 2006. In 2008, Mr. Rayden consolidated the entire business under the Justice brand, and in 2009, the company was acquired by Dress Barn, now Ascena Retail Group. From 1999 to 2009, Mr. Rayden also served as the Chairman of the board of directors of Tween Brands. Prior to joining Tween Brands, Mr. Rayden served as President, CEO and Chairman of Pacific Sunwear of California, Inc. from 1990-1996. Mr. Rayden has held chief executive positions at The Stride Rite Corporation and Eddie Bauer Inc. Mr. Rayden has served as a director at David's Bridal, Inc., Dress Barn, Inc., Pacific Sunwear of California, Inc., Strottman International, Inc., The Stride Rite Corporation and Tween Brands, Inc.

        J. David Scheiner was elected to our board of directors in 2014. Mr. Scheiner currently serves as our Non-Executive Chairman of the board of directors and was appointed to that position on September 20, 2017. Mr. Scheiner also currently serves as the Chairman of the Special Committee. In addition, Mr. Scheiner serves as the Chairman of our Compensation Committee. Mr. Scheiner is a consultant with J. David Scheiner, LLC, a company he founded in 2009, which provides consulting services internationally to companies in the retail and wholesale fields, investment banks and private equity funds, as well as helps businesses connect to large retailers. Since April 2016, he has served as a consultant to and sits on the advisory board of SIB, a fixed cost reduction company. From 2007 until his retirement in 2009, he served as the President and Chief Operating Officer of Macy's Florida/Puerto Rico, a division of Macy's Inc., a department store. From 1991 to 2007, Mr. Scheiner served as Vice Chairman, Director of Stores for Macy's Florida/Burdines. He was President of Federated Department Stores and Allied Stores Corp., which operated Maas Brothers/Jordan Marsh department stores, from 1988 to 1991. From 1972 through 1988, he served in various management capacities at Burdines, Inc., a department store. Mr. Scheiner was a director of Cache, Inc., a women's specialty retailer, from August 2013 until May 2015. He was also Chairman of the board of Metro Bank of Dade County and its holding company, Metrobank Financial Services, Inc., between 2007 and 2010. He is a member of the board of The Strategic Forum and the Florida chapter of the National Association of Corporate Directors. Additionally, he is a lifetime trustee of the Miami Children's Hospital Foundation and was a member of the Board of Directors of United Way of Miami-Dade County.

        George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the board of directors and Chief Executive Officer. From April 2016 until September 2017, Mr. Feldenkreis served as Executive Chairman of the board of directors. Mr. Feldenkreis also served as our Chief Executive Officer from February 1993 until April 2016. He is a trustee of the University of Miami, a member of the Board of Directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the Board of Directors of the American Apparel and Footwear Association. He served as a director of Federal-Mogul Corporation until the company went private in 2016.

        Joe Arriola was appointed to our board of directors in December 2015. Mr. Arriola previously served as a director from 2006 until July 2015 and was not nominated for re-election at the Company's 2015 Annual Meeting of Shareholders because of his desire to focus more of his time and attention on his responsibilities as Chairman of the Public Health Trust, the independent governing body for Jackson Memorial Hospital, Miami, Florida, and a proposed $1 billion expansion of the hospital. After the Public Health Trust achieved significant progress in connection with the hospital's expansion plans, Mr. Arriola rejoined the board of directors after advising the board of directors that he believed he could once again dedicate the requisite time and attention to serving on the board of directors. Mr. Arriola has significant management experience in both private and public enterprises. In 1972, Mr. Arriola founded Avanti-Case Hoyt, a commercial printing company, and served as its President until 2001. From January 2002 to August 2002, he was Chief Business Officer of the Miami-Dade School Board. From 2003 to 2006, he was City Manager of the City of Miami. Between August 2006 and December 2006, he was the Managing Partner of MBF Healthcare Partners, a private equity firm. Mr. Arriola served as the President and Chief Executive Officer of Pullmantur Cruises, the largest cruise line in Spain, from September 2007 to September 2008, from which he retired. Since 2010, he has been Chairman of the Public Health Trust for Jackson Memorial Hospital.

        Jane E. DeFlorio has been a member of our board of directors since December 2014 and was appointed our lead independent director on May 20, 2015 and served in that capacity until September 2017. From 2007 to 2013, Ms. DeFlorio served as a Managing Director at Deutsche Bank, AG, global banking and financial services company, in the U.S. Retail and Consumer Group. While at Deutsche Bank, Ms. DeFlorio covered a range of mid-to-large cap retail clients, including The TJX Companies, Home Depot and Nike. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions for clients such as Kraft Foods and Maidenform Brands. Ms. DeFlorio serves on the board of directors of DDR Corp. (NYSE:DDR), a real estate investment trust that owns and manages a high-quality portfolio of value-oriented shopping centers located in top markets across the United States. Ms. DeFlorio currently serves as the Vice Chair of the Board of Trustees and Chair of the Audit and Risk Committee at The New School University, a leading progressive university in New York City with more than 10,000 graduate and undergraduate students. She also serves on the Board of Governors for The Parsons School of Design.

Executive Officers (other than Oscar Feldenkreis)

        David Enright was appointed Chief Operating Officer in June 2016. He served in various roles at Coach, Inc. ("Coach"), a premium bags and accessories company, from 2007 through July 2015, and from August 2015 until May 2016 was a consultant. Mr. Enright was Coach's Senior Vice President of Global Distribution, Planning & Logistics from 2009 through July 2015 and prior to that, he was Vice President, Planning and Logistics. Before joining Coach, Mr. Enright held several operational roles with Lenox Group and Brown Foreman Corporation, Lenox Division, a tabletop, giftware and collectibles company, from 1995 to 2007, and with Unilever US, Lever Brothers Division, a consumer products company, from 1993 to 1995.

        Luis Paez was appointed Chief Information Officer in 2000. From December 1994 to 2000, he served as our MIS Director. From 1989 to 1994, he held various positions including that of Systems Director for Suave Shoe Corporation, a public company engaged in shoe manufacturing.

        Jorge Narino was appointed Chief Financial Officer in July 2018, after serving as our Interim Chief Financial Officer beginning in November 2017. Mr. Narino is a certified public accountant and was elevated to the CFO role on an interim basis after serving the Company for 13 years in positions of increasing responsibility, including as Vice President, Assistant Controller between May 2007 and July 2016 and as Senior Vice President of SEC Financial Reporting since July 2016. Prior to joining the Company, Mr. Narino spent 12 years in public accounting at KPMG, LLP and BDO USA, LLP.

        Stanley P. Silverstein was appointed President, International Development and Global Licensing in September 2013. From 2006 to 2013, Mr. Silverstein served as Executive Vice President-International Strategy and Business Development of The Warnaco Group, Inc., which merged into PVH Corp., both apparel companies. From 1984 to 2006, Mr. Silverstein served in various management capacities for Warnaco, including EVP Corporate Development, Chief Administrative Officer, General Counsel and Secretary.

        John F. Voith, Jr. was appointed President, Golf Division in April 2014. From April 2012 to April 2014, he served as Group President of our Golf and Sportswear Divisions. From September 2009 to April 2012, he served as President of Golf and Sportswear Divisions, and from 2001 to 2009, he served as Executive Vice President of the Sportswear Division. Prior to 2001, Mr. Voith held various positions, including as an Executive Vice President, at each of PVH Corp. and The Arrow Co., both apparel companies.

        Tricia McDermott Thompkins was appointed Executive Vice President, General Counsel and Secretary in November 2017, after serving as our Interim General Counsel beginning in August 2017. Ms. Thompkins served as Global Intellectual Property & Licensing Counsel from 2011 to 2015 and as Vice President of Intellectual Property and Licensing Counsel from 2015 to 2017. Between 2008 and 2011, she was Senior Director and Intellectual Property Counsel at Spectrum Brands, Inc., which acquired Applica Consumer Products, Inc. in 2010. From 2007 to 2008, Ms. Thompkins served as Corporate Attorney, Intellectual Property with Office Depot, Inc. From 2006 to 2007, Ms. Thompkins practiced in the Washington, D.C. office of Ballard Spahr LLP, and from 2000 to 2006, she worked as an Attorney-Advisor and then Senior Supervisory Attorney with the United States Patent and Trademark Office.

Business and Background of Natural Persons Related to the GF Group Filing Persons

        George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the board of directors and Chief Executive Officer. From April 2016 until September 2017, George Feldenkreis served as Executive Chairman of the board of directors. George Feldenkreis also served as our Chief Executive Officer from February 1993 until April 2016. George Feldenkreis is a trustee of the University of Miami, a member of the Board of Directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the Board of Directors of the American Apparel and Footwear Association. George Feldenkreis served as a director of Federal-Mogul Corporation until the company went private in 2016.

        Oscar Feldenkreis has served as our Chief Executive Officer and President since April 2016. Oscar Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Oscar Feldenkreis has been involved in all aspects of our operations since that time and was elected President/COO in February 1993, and Vice Chairman of the board of directors in March 2005. Oscar Feldenkreis is on the board of the American Apparel & Footwear Association, President of the Friends of the Israel Defense Forces (FIDF), Greater Miami Chapter, member of the Leadership

Council of the Greater Miami Jewish Federation, an advisory board member of the Miami Fashion Institute for Miami-Dade College, an advisory board member of My Mela and an advisory board member for the University of Pennsylvania's Wharton School of Business Retail.

        Fanny Hanono previously served as Secretary/Treasurer of the Company from 1994 to November 2017 and then as EVP of Administration from June 2015 until November 2017. During such time, Fanny Hanono oversaw the management of the Company's foreign offices, both in Asia and in Europe, and was in charge of the Company's risk management and real estate facilities throughout the world. Fanny Hanono was also responsible for the Company's Logistics, Procurement and Customs Compliant programs and had all human resources report to her. Simultaneously, Fanny Hanono has served as Vice President and a founder of GFX, Corp., a company that distributes automotive transmission parts, since 2001 and became President in 2013. Fanny Hanono serves on the board of directors of the Greater Miami Jewish Federation and is the President of the Michael Ann Russell Jewish Community Center.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        The enclosed proxy is solicited on behalf of the board of directors for use at a Special Meeting to be held on [        ], 2018 at [        ] [a.m.][p.m.], Eastern Time, or at any adjournments, postponements or recesses thereof, for the purposes set forth in this Proxy Statement and in the accompanying notice of Special Meeting. The Special Meeting will be held at [        ].

        At the Special Meeting, the Company's shareholders are being asked to consider and vote upon a proposal to adopt the merger agreement. The Company's shareholders are also being asked to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

        Further, the Company's shareholders are being asked to cast an advisory (non-binding) vote to approve "golden parachute compensation" that may become payable under existing agreements to the Company's named executive officers in connection with the merger.

        The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment, postponement or recess thereof. If any other matters are properly presented at the Special Meeting or any adjournment, postponement or recess thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Special Committee and Board Recommendation

        The Special Committee, after careful consideration, voted unanimously to recommend to the board of directors that it, and thereafter the board of directors, after careful consideration and acknowledging the interest of George Feldenkreis and Oscar Feldenkreis in the merger, voted unanimously to (i) approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declare that it is fair to and in the best interests of the Company and the unaffiliated shareholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) direct that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommend to the shareholders of the Company that they vote FOR the adoption of the merger agreement. For a discussion of the material factors considered by the Special Committee and the board of directors in reaching its conclusions, see "Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger" beginning on page 49.

        The board of directors recommends that you vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve the "golden parachute compensation" and FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Who is Entitled to Vote at the Special Meeting?

        Only shareholders of record at the close of business on the record date, [                        ], are entitled to receive notice of and to vote at the Special Meeting or any adjournment, postponement or recess thereof. As of the close of business on [                        ], there were outstanding [    ] shares of Company Common Stock.

        Shareholder of Record: Shares Registered in Your Name.    If, on [                        ], your shares were registered directly in your name with the Company's transfer agent, Continental Stock Transfer and Trust, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Special Meeting or vote by proxy.

        Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent.    If, on [    ], 2018, your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in "street name". The organization holding your account is considered to be the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the Special Meeting. Because you are not the shareholder of record, however, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

How Do I Vote?

        For Proposals 1, 2 and 3, you may vote FOR or AGAINST or abstain from voting. The procedures for voting are set forth below:

        Shareholder of Record: Shares Registered in Your Name.    If you are a shareholder of record, you may vote in person at the Special Meeting or by mailing your completed, dated and signed proxy card in the enclosed return envelope or by giving your proxy authorization via the Internet or by telephone. Whether or not you plan to attend the Special Meeting, we encourage you to vote by proxy or give your proxy authorization to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

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  To vote in person, attend the Special Meeting, and we will provide you with a ballot when you arrive.

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  To vote by mail, submit a proxy by simply marking, signing and dating it, and return it in the postage-paid envelope provided.

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  To vote via telephone, submit a proxy by calling the toll-free number on the proxy card [before 11:59 p.m.], Eastern Time, on [    ], 2018. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day.

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  To vote via the Internet, access the website indicated on the enclosed proxy card [before 11:59 p.m.], Eastern Time, on [    ], 2018. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy via the Internet is available 24 hours a day.

        We provide Internet proxy authorization on-line with procedures designed to ensure the authenticity and correctness of your proxy authorization instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

        Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent.    If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the Proxy Statement and proxy card from that organization rather than from Perry Ellis. You should follow the instructions provided by your broker, bank or other agent as to how to vote your shares. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. To do this, follow the instructions provided by your broker, bank or other agent or contact your broker, bank or other agent to request a proxy card.

How Many Votes Do I Have?

        For each matter to be voted upon, you have one vote for each share of Company Common Stock that you own as of the close of business on [    ], 2018. Shareholders that own shares of Company Common Stock will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Special Meeting and any adjournment, postponement or recess thereof.

What If I Request and Return a Proxy Card But Do Not Make Specific Choices?

        If you request a proxy card and return the proxy card signed and dated without marking any voting selections, all of your shares of Company Common Stock will be voted FOR the adoption of the merger agreement, FOR the approval of the "golden parachute compensation" and FOR the approval of the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement. You should return a proxy even if you plan to attend the Special Meeting in person.

Can I Change My Vote After I Return My Proxy Card?

        Yes. If you are the shareholder of record of your shares, you may revoke your proxy in any one of three ways:

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  You may submit another properly completed proxy bearing a later date which is received by Innisfree M&A Incorporated, our proxy solicitor, by the close of business on [    ], 2018;

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  You may send a written notice which is received by the close of business on [    ], 2018 that you are revoking your proxy to 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: Tricia Thompkins, General Counsel and Secretary; or

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  You may attend the Special Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How Are Votes Counted?

        Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count FOR and AGAINST votes, abstentions and broker non-votes and separately count votes in respect of each proposal. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not receive instructions from the beneficial owner with respect to the merger proposal, or the proposal for "golden parachute compensation," or the adjournment proposal, counted separately.

        Because Florida law requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the adoption of the merger agreement, the failure to vote, broker non-votes and abstentions will have the same effect as a vote AGAINST the merger proposal.

        Because the advisory vote to approve the "golden parachute compensation" and approval of the adjournment proposal require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon, abstentions will have the same effect as a vote AGAINST the "golden parachute compensation" and adjournment proposal. Broker non-votes will have no effect on the outcome of each of the "golden parachute compensation" proposal and the adjournment proposal. The vote with respect to the "golden parachute compensation" is merely an advisory vote and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various "golden parachute" payments.

        If a shareholder's shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the Special Meeting, the shareholder must obtain from the record holder a proxy issued in the shareholder's name. Brokers who hold shares in "street name" for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Special Meeting.

How Many Votes Are Needed to Approve Each Proposal?

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  For Proposal 1, the adoption of the merger agreement requires the affirmative vote of the holders of (i) a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting; and (ii) a majority of the outstanding shares of the Company Common Stock entitled to vote thereon as of the record date for the Special Meeting that are not owned by: (x) officers or directors of the Company, (y) the Rollover Investors, or (z) any person having any equity interest in Parent or Merger Sub. Because adoption of the merger agreement requires the approval of shareholders representing a majority of the outstanding shares of Company Common Stock, failure to vote your shares of Company Common Stock (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote AGAINST the merger agreement.

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  For Proposal 2, the vote to approve the "golden parachute compensation," the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote either in person or by proxy is required. However, the vote on Proposal 2 is advisory only and will not be binding on the Company or Parent and is not a condition to the consummation of the merger. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various "golden parachute" payments. Abstentions will have the same effect as a vote AGAINST the "golden parachute compensation" proposal. Broker non-votes will have no effect on the vote to approve the "golden parachute compensation."

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  For Proposal 3, the vote to adjourn the Special Meeting if there are not sufficient votes to adopt the merger agreement, the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote either in person or by proxy is required. Abstentions will have the same effect as a vote AGAINST the adjournment proposal. Broker non-votes will have no effect on the vote to approve the adjournment proposal. The persons named as proxies may propose and vote for one or more adjournments of the Special Meeting, including adjournments to permit further solicitations of proxies.

        The Rollover Investors have entered into a separate voting agreement with Parent and the Company that covers an aggregate of approximately 19.8% of the outstanding shares of Company Common Stock, pursuant to which such shareholders have agreed to vote their shares FOR the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement.

What Should I Do With My Stock Certificates at this Time?

        Please do not send in stock certificates at this time.    If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging the existing Company's stock certificates for the payment of $27.50 per share in cash, without interest and less any applicable withholding taxes.

How Many Shares Must Be Present to Constitute a Quorum for the Special Meeting?

        A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if at least a majority of votes represented by the holders of our outstanding Company Common Stock is present in person or represented by proxy. Only shareholders of record at the close of business on the record date, [                        ], are entitled to receive notice of and to vote at the Special Meeting or any adjournment, postponement or recess thereof. As of the close of business on [                        ], there were outstanding [    ] shares of Company Common Stock.

        Your shares will be counted towards the quorum only if you vote in person at the Special Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent). Abstentions and broker non-votes will also be counted towards the quorum requirement.

Stock Ownership and Interests of Certain Persons

        Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the adoption of the merger agreement. As of [                        ], the record date for the Special Meeting, our directors and executive officers directly owned, in the aggregate, [    ] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [    ] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Certain of our directors and executive officers have interests that may be different from, or in addition to, those of the Company's shareholders generally. As of [                        ], the record date for the Special Meeting, our directors and executive officers that are not party to the voting agreement (as described in "Special Factors—Voting Agreement" beginning on page 90) directly owned, in the aggregate, [    ] shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately [    ] of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. For more information, please see "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 83, "Special Factors—Financing of the Merger—Rollover Commitments" beginning on page 81.

        As of [                        ], the record date for the Special Meeting, the Rollover Investors owned [    ] shares of Company Common Stock entitled to vote at the Special Meeting, or approximately [    ], of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. The Rollover Investors have entered into a voting agreement with Parent and the Company pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the merger agreement in accordance with its terms), such shareholders have agreed to, among other things, vote, or cause to be voted, their shares of Company Common Stock in favor of the adoption of the merger agreement and any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement. See "Special Factors—Voting Agreement" beginning on page 90. The Rollover Investors have interests in the merger that are different from, or in addition to, the interests of the Company's other shareholders. For more information, please see "Special Factors—Financing of the Merger—Rollover Commitments" beginning on page 81.

Expenses of Proxy Solicitation

        The Company will pay for the entire cost of soliciting proxies. In addition to the costs of mailing the proxy materials and posting the proxy materials on the Internet, the Company's directors and employees also may solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Innisfree M&A Incorporated has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of approximately $25,000. The Company will reimburse Innisfree M&A Incorporated for reasonable expenses and costs incurred by it in connection with its services and will indemnify Innisfree M&A Incorporated for certain losses.

Adjournments, Postponements and Recesses

        Although the Company does not expect to do so, if the Company has not received sufficient proxies to constitute a quorum or sufficient votes for the adoption of the merger agreement, the Special Meeting may be adjourned, postponed or recessed for the purpose of soliciting additional proxies. The proposal to approve the adjournment, postponement or recess of the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter. Any signed proxies received by the Company that approve the proposal to adjourn, postpone or recess the Special Meeting will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment, postponement or recess of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Shareholders Who Object to the Merger

        Shareholders are entitled to statutory appraisal rights under the FBCA in connection with the merger. This means that holders of Company Common Stock who do not vote in favor of the adoption of the merger agreement may be entitled to have the value of their shares determined by a court of competent jurisdiction in Miami-Dade County, Florida, and to receive payment based on that valuation instead of receiving the $27.50 per share merger consideration. The ultimate amount received in an appraisal proceeding may be more than, the same as or less than the amount that would have been received under the merger agreement.

        Shareholders who do not vote in favor of the adoption of the merger agreement may exercise their right to seek appraisal of the fair value of their shares of Company Common Stock as determined by a court of competent jurisdiction in Miami-Dade County, Florida if the merger is completed in lieu of receiving the per share merger consideration, but only if they do not vote in favor of adopting the merger agreement and otherwise comply with the procedures of Sections 607.1301 through 607.1333 of the FBCA, which is the appraisal rights statute applicable to Florida corporations. A copy of Sections 607.1301 through 607.1333 of the FBCA is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See "Special Factors—Appraisal Rights" beginning on page 91 and Appendix C to this Proxy Statement.

Other Matters

        The board of directors is not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Questions and Additional Information

        If you have questions about the Special Meeting or the merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at 1 (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

 THE MERGER AGREEMENT

        This section of the Proxy Statement summarizes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. We encourage you to read carefully this entire document, including the Agreement and Plan of Merger attached to this Proxy Statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this Proxy Statement.

        The summary of the merger agreement in this Proxy Statement is included to provide you with information regarding some of its material provisions. Factual disclosures about the Company contained in this Proxy Statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. The merger agreement is described in, and included as Appendix A to, this Proxy Statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding the Company, Parent or the Company's or Parent's respective businesses. The representations and warranties in the merger agreement and the description of them in this document should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC.

General; The Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement and in accordance with the FBCA. After the completion of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the FBCA as the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent. If the merger is completed, the shares of Company Common Stock will be delisted from the Nasdaq Global Market, will be deregistered under the Exchange Act and will no longer be publicly traded, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company Common Stock. The Company will be a privately held corporation and the Company's current shareholders (other than the Rollover Investors) will cease to have any ownership interest in the Company or rights as the

Company's shareholders. Therefore, following the completion of the merger, the Company's current shareholders (other than the Rollover Investors) will not participate in any of the Company's future earnings or growth and will not benefit from any appreciation in the Company's value, if any.

Closing and Effective Time of the Merger

        Subject to the satisfaction or waiver of all of the conditions to closing contained in the merger agreement, the closing of the merger will take place (a) on the second business day after the day on which the conditions to closing set forth in the merger agreement (other than those conditions that by their terms are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived or (b) at such other time as Parent and the Company may agree in writing.

        If the merger is not consummated by December 14, 2018, the Company or Parent may terminate the merger agreement, except such right to terminate the merger agreement will not be available to such party if such party has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach has materially contributed to, or resulted in, the failure to consummate the merger by such date.

        The effective time of the merger will occur upon the filing of the articles of merger with the Secretary of State of the State of Florida (or at such later date as the Company and Parent may agree and specify in the articles of merger) in accordance with the FBCA.

Certificate of Incorporation; Bylaws

        At the effective time, the certificate of incorporation and bylaws of the Company will be amended and restated in their entirety in the form agreed to by the Company, Parent and Merger Sub, until amended in accordance with their terms or by applicable law.

Conversion of Securities

Common Stock

        Except for (i) shares of Company Common Stock held by the Company or any of its wholly-owned subsidiaries or Parent or its subsidiaries, (ii) shares of Company Common Stock held by the Rollover Investors, and (iii) shares of Company Common Stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights in accordance with, and have complied in all respects with, the FBCA ((i) through (iii) collectively, the "excluded shares"), each share of Company Common Stock issued and outstanding immediately prior to the effective time of the merger shall, without any action on the part of the holder thereof, be converted into the right to receive $27.50 in cash, without interest and less applicable withholding taxes. At the effective time of the merger, each share of Company Common Stock theretofore issued and outstanding will be cancelled automatically and cease to exist.

Treatment of Outstanding Options, Stock Appreciation Rights and Restricted Stock Awards

        Unless otherwise agreed upon between Parent and any applicable stock option or stock appreciation right holder, at the effective time of the merger, each option to acquire shares of Company Common Stock and each stock appreciation right under the Company's equity plan, outstanding immediately prior to the effective time of the merger, whether or not then vested or exercisable, by virtue of the merger, will be canceled and each stock option and stock appreciation right will be converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the merger consideration over the per share exercise or purchase price of the applicable stock option or stock appreciation right at the time of calculation multiplied by the aggregate number of shares of Company Common Stock that may be acquired upon exercise of such stock option or stock appreciation right.

        Unless otherwise agreed upon between Parent and any restricted common stock holder, at the effective time of the merger, each share of restricted common stock that vests solely based on continued service outstanding immediately prior to the effective time, by virtue of the merger will be converted into the right to receive the merger consideration per share of restricted common stock, except that each share of restricted common stock that vests solely based on continued service held by a non-employee member of the board of directors will, prior to such conversion, be prorated based on the number of days since the date of grant.

        Unless otherwise agreed upon between Parent and restricted stock holder, each restricted stock award that vests based on the achievement of performance goals outstanding immediately prior to the effective time, by virtue of the merger, will be converted at the effective time into the right to receive a restricted cash award on the same terms and conditions (including applicable time and/or service vesting conditions but excluding performance goals) applicable to such restricted stock award under the applicable Company equity plan and award agreement in effect immediately prior to the effective time, with respect to an amount of cash determined by multiplying the per share merger consideration by the number of shares of Company Common Stock that would vest based on the achievement of any applicable performance goals at the target level. For the avoidance of doubt, any provisions relating to the forfeiture, acceleration of vesting or payment of any award contained in a restricted stock award that vests based on the achievement of performance goals will apply to the restricted cash award; provided that, in the event any such restricted stock award does not contain such an acceleration provision, such restricted cash award will vest and be paid upon the termination of the holder's employment by the Company without cause or by the holder for good reason (each, as defined in the most recent Company equity plan), in each case, subject to the execution and delivery (without revocation) of a release of claims in favor of the Company in the form provided by the Company. Moreover, each restricted stock award subject to any performance-based vesting condition held by Mr. Jorge Narino or Ms. Tricia McDermott Thompkins will be converted into a right to receive a cash payment equal to the product of: (a) the per share merger consideration and (b) the number of shares of Company Common Stock subject to such restricted stock award that would have vested based on target level achievement.

        All restricted stock units (including those held by George Feldenkreis) payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock will be cancelled at the effective time of the merger.

Payment Procedures

        No less than three business days before the effective time of the merger, Parent will select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the merger and will enter into a paying agent agreement with the paying agent, the terms and conditions of which shall be satisfactory to the Company in its reasonable discretion. Parent will be responsible for all fees and expenses of the paying agent. Immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent sufficient funds to pay the per share merger consideration for all issued and outstanding shares of Company Common Stock (other than the excluded shares) entitled to payment thereof and to pay the amounts described above to holders of stock options, certain restricted stock awards and restricted stock units. At the effective time of the merger, Parent will cause the paying agent to mail a letter of transmittal in the paying agent's standard form (and reasonably satisfactory to Parent and the Company) and instructions to each holder of record of Company Common Stock. The letter of transmittal and instructions will tell such holder: (i) that delivery shall be effected, and risk of loss and title to such holder's shares shall pass, only upon proper delivery of such holder's stock certificates (or affidavit of loss in lieu thereof) to the paying agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal and (ii) instructions for surrendering such certificates or book-entry shares (if the holder's shares are not certificated) in exchange for the merger consideration. Such instructions will provide that: (A) at the election of the holder, stock certificates may be surrendered by hand delivery or otherwise and (B) the merger consideration payable in exchange for the stock certificates and/or book-entry shares will be payable by wire transfer to the surrendering holder.

        You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (if your shares are certificated) (or affidavit of loss in lieu thereof) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if (i) the surrendered stock certificate is accompanied by all documents required by Parent to evidence and effect that transfer and (ii) the person requesting such payment pays any applicable transfer taxes or other taxes required by reason of payment of the merger consideration to a person other than the registered holder or establishes to the satisfaction of Parent and the paying agent that such tax has been paid or is not applicable.

        No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates. Parent, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement as may be required to deduct and withhold with respect to the payment of such consideration under the Code, or any applicable state, local or foreign tax law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts will be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under the merger agreement.

        None of Parent, the surviving corporation or the paying agent will be liable to any holder of stock certificates or book-entry shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar law.

        The paying agent will invest the payment fund as directed by Parent, provided, that such investment shall be in obligations of, or guaranteed by, the United States, in commercial paper obligations of issuers organized under the law of a state of the United States, rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10.0 billion, or in mutual funds investing solely in such assets. Any such investment will be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment will be for the benefit of Parent; provided, however, no such investment or losses thereon will affect the merger consideration payable to the holders of Company Common Stock immediately prior to the effective time of the merger and Parent will promptly provide, or will cause the surviving corporation to promptly provide, additional funds to the paying agent for the benefit of the holders of Company Common Stock, stock options, performance stock awards and restricted stock awards immediately prior to the effective time of the merger in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the surviving corporation in connection with the merger.

        Any portion of the payment fund which remains unclaimed by former shareholders of the Company one year after the effective time of the merger will be delivered by the paying agent to Parent upon demand, and any former shareholders who have not surrendered their shares in exchange for the merger consideration will thereafter look only to Parent and/or the surviving corporation for payment of the merger consideration.

Representations and Warranties

        The representations and warranties of the Company contained in the merger agreement are the product of negotiations among the parties thereto and are solely for the benefit of Parent and Merger Sub. Any inaccuracies in such representations and warranties are subject to waiver by the parties to the merger agreement and are qualified by a confidential disclosure letter containing non-public information and made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts. Consequently, the Company's representations and warranties in the merger agreement may not be relied upon by persons other than the parties thereto as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date, nor may you rely upon them in making the decision to approve and authorize the merger agreement and the transactions contemplated by the merger agreement. The merger agreement may only be enforced against the Company by Parent and Merger Sub. Moreover, information concerning the subject matter of the representations and warranties of the Company may change after the date of the merger agreement, which subsequent information may or may not be reflected fully in the Company's public disclosures.

        The Company's representations and warranties in the merger agreement relate to, among other things:

  •
  corporate organization, good standing and corporate power and authority, and other corporate matters with respect to the Company and its subsidiaries;

  •
  foreign qualification to do business;

  •
  the Company's authority to enter into and consummate the transactions contemplated by the merger agreement;

  •
  enforceability of the merger agreement against the Company;

  •
  its subsidiaries;

  •
  consents and approvals of domestic and foreign governmental authorities and required regulatory filings;

  •
  the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements and authorizations, as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  capitalization of the Company and its subsidiaries, absence of voting agreements (other than the voting agreement) and certain related matters;

  •
  the vote of the majority of the Company's shareholders entitled to vote thereon, voting as a single class, is the only vote necessary to adopt the merger agreement;

  •
  the accuracy and timeliness of the Company's filed SEC reports and financial statements since January 1, 2017;

  •
  the Company's disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of undisclosed liabilities;

  •
  the absence of off balance sheet contracts or arrangements;

  •
  the absence of a material adverse effect on the Company since February 3, 2018;

  •
  the conduct of the Company's business in the ordinary course of business consistent with past practice since February 3, 2018 and through the date of the merger agreement;

  •
  the absence of any pending or threatened litigation, proceedings and government orders;

  •
  material contracts (including the enforceability thereof and compliance therewith);

  •
  employee benefit plans;

  •
  labor relations and compliance with applicable employment laws;

  •
  tax matters;

  •
  environmental matters;

  •
  intellectual property matters;

  •
  real property;

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  permits and compliance with applicable laws;

  •
  insurance;

  •
  affiliated transactions;

  •
  the opinion of the Special Committee's financial advisor;

  •
  the absence of brokers and brokers' fees, except those fees payable to the Company's financial advisor;

  •
  state takeover laws; and

  •
  the absence of certain business practices.

        Many of the Company's representations and warranties are qualified by the absence of a "Company Material Adverse Effect," which means, for purposes of the merger agreement, any fact, circumstance, change, event, development, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets or results of operations or financial condition of the Company and its subsidiaries, taken as a whole. Notwithstanding the foregoing, a "Company Material Adverse Effect" does not include such effects relating to or arising from:

  •
  any national, international, or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), including the results of any primary or general elections;

  •
  changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

  •
  changes in interest, currency or exchange rates or the price of any commodity, security or market index;

  •
  changes in legal or regulatory conditions, including changes or proposed changes in law, United States generally accepted accounting principles or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

  •
  changes in the Company's and its subsidiaries' industries in general or seasonal fluctuations in the business of the Company or any of its subsidiaries;

  •
  any change in the market price or trading volume of any securities or indebtedness of the Company or any of its subsidiaries, any decrease of the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (provided that the underlying causes of any of the foregoing may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred);

  •
  the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts;

  •
  the existence, occurrence or continuation of any force majeure events;

  •
  compliance by the Company and its subsidiaries with the terms of the merger agreement (other than the conduct of their operations in the ordinary course consistent with past practice);

  •
  any actions taken to the extent expressly required by the merger agreement or taken with the written consent, waiver or at the written request of Parent;

  •
  matters disclosed to Parent in certain sections of the Company's disclosure letter;

  •
  the public announcement of the merger agreement, the transactions contemplated thereby and the identities of Parent, Merger Sub and their respective affiliates;

  •
  the execution, announcement performance, consummation or existence of the merger agreement and the voting agreement; and

  •
  any legal actions involving shareholders of the Company arising from or relating to the merger agreement or voting agreement;

except in the cases of the first eight bullets above, to the extent that any such effect has a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Company and its subsidiaries operate.

        The merger agreement also contains various representations and warranties made by Parent and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

  •
  the corporate organization, good standing and corporate power and authority of Parent and Merger Sub;

  •
  the authority and authorization of Parent and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement;

  •
  consents and approvals of domestic and foreign governmental authorities and required regulatory filings;

  •
  the absence of violations of, or conflicts with, the governing documents of Parent and Merger Sub, applicable law and certain agreements and authorizations, as a result of entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  capitalization of Merger Sub and Parent's ownership of the outstanding stock of Merger Sub;

  •
  Merger Sub not having engaged in any business activity other than in connection with the merger agreement and the transactions contemplated thereunder;

  •
  no ownership of shares of Company Common Stock, absence of voting agreements (other than the voting agreement) and certain related matters;

  •
  the status of the Rollover Letters and Parent's debt financing documentation and efforts as of the date the merger agreement was executed;

  •
  the sufficiency and availability of funds in the financing contemplated by the Rollover Letters, the Debt Commitment Letters, and other funds available to Parent, to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement;

  •
  the solvency of Parent and the surviving corporation after the completion of the merger;

  •
  the absence of any pending or threatened litigation, proceedings and government orders;

  •
  the absence of any regulatory impediments;

  •
  the absence of arrangements with management;

  •
  the absence of brokers and brokers' fees;

  •
  the limited guarantee and pledge and security agreement;

  •
  the information supplied by Parent or Merger Sub for inclusion in this Proxy Statement and the related Schedule 13E-3; and

  •
  independent investigation and non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans.

        The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement in accordance with its terms.

Covenants of the Company

        The Company has various obligations and responsibilities under the merger agreement from the date of the merger agreement until the effective time of the merger, including, but not limited to, the following:

Conduct of Business Pending the Merger

        During the period between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement, except as contemplated by the merger agreement, as set forth in the Company disclosure letter or as required by the applicable law, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company has agreed to, and has agreed to cause each of its subsidiaries to, conduct its operations only in the ordinary course consistent with past practice, and to use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries, and to preserve, in all material respects, the current relationships of the Company and its subsidiaries with customers, licensees, suppliers and other persons with which the Company and its subsidiaries have material business relations.

        Subject to certain exceptions, the Company may not, pursuant to the merger agreement, take (and must cause its subsidiaries not to take) any of the following actions during the period between the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

  •
  amend or modify its or any of its subsidiaries' certificate of incorporation, bylaws or equivalent organizational documents;

  •
  make, declare, set aside or pay dividends or distributions on any shares of capital stock of the Company, other than cash dividends or cash distributions from a wholly-owned subsidiary;

  •
  (i) adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any person any right or option to acquire any shares of its capital stock, or (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (A) the exercise of Company stock options and Company stock appreciation rights in accordance with the terms in effect on the date of the merger agreement, (B) the vesting or forfeiture of restricted stock awards and performance stock awards in accordance with their respective terms in effect on the date of the merger agreement or (C) the purchase, redemption or other acquisition of Company Common Stock or equity interests of the Company or its subsidiaries from former employees, directors and consultants in accordance with any contract or benefit plan of the Company providing for the repurchase of such Company Common Stock or such other equity interests in connection with any termination of services to the Company or any of its subsidiaries);

  •
  (i) increase the compensation, bonus opportunity or benefits payable or to become payable to any of its current or former directors, officers, employees or independent contractors (other than increases in the base salaries or wages of employees other than officers in the ordinary course of business consistent with past practice); (ii) grant or increase any severance, change of control, retention or termination pay to any current or former director, officer, employee or independent contractor; (iii) renew, enter into or amend in any material respect any contract providing for the employment or consultancy of any director, officer or employee with a title of vice president or above or otherwise providing material compensation or other material benefits to any director, officer or employee with a title of vice president or above; (iv) establish, adopt, enter into, amend, renew, alter the prior interpretation of or terminate any material benefit plan of the Company or any other employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the merger agreement, would be a material benefit plan of the Company; (v) enter into any collective bargaining agreement or other similar agreement with any labor organization, works council, trade union, labor association or other employee representative; (vi) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act; (vii) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors or officers; or (viii) hire or terminate any employee with a title of vice president or above, other than a termination for "cause", except, in the case of each of clauses (i) through (iv), (A) to the extent required by applicable law, the merger agreement or any of the Company's employee benefit plans or other agreements, (B) in conjunction with new hires, promotions or other changes in job status, in each case, for employees with a title of vice president or above, as approved by the chief executive officer of the Company, and for employees with a title below vice president, or (C) to comply with Section 409A of the Code;

  •
  other than in the ordinary course of business, acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) any interest in any business or any corporation, partnership, limited liability company, joint venture or other business organization or division or assets, securities or property thereof, except for any such transaction (i) which is between the Company and any of its wholly-owned subsidiaries or between any such wholly-owned subsidiaries, or (ii) pursuant to any contract existing and in effect as of the date of the merger agreement;

  •
  sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations with respect to the disposition of any real property or any other material company assets, including the capital stock of subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) other dispositions (other than real property) in the ordinary course of business, (iv) any permitted liens or (v) pursuant to any contract existing and in effect as of the date of the merger agreement;

  •
  make any loans, advances or capital contributions to or investments in any person other than (i) to wholly-owned subsidiaries, (ii) to employees for advancement of related business expenses in the ordinary course of business or (iii) to joint ventures in which the Company or any of its subsidiaries has an equity interest;

  •
  incur, assume or guarantee any new indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than the Company or any of its subsidiaries) for borrowed money (including any debt securities but excluding ordinary course equipment leasing or purchase money debt for equipment), in excess of $0.5 million in the aggregate, which indebtedness shall be prepayable in full without premium or penalty (other than ordinary course breakage costs), other than (i) revolving loans under any existing Company revolving credit facilities or (ii) performance bonds, letters of credit or hedging arrangements entered into in the ordinary course of business;

  •
  make capital expenditures that exceed, individually or in the aggregate (i) the amount of capital expenditures contemplated by the capital expenditure information previously made available to Parent and set forth on the confidential Company disclosure letter, plus (ii) $0.5 million;

  •
  (i) enter into any material contract (including by amendment of any contract that is not a material contract such that such contract becomes a material contract), other than in the ordinary course of business, (ii) terminate, renew, extend or amend in any material respect any material contract or waive any material right thereunder, other than in the ordinary course of business, or (iii) enter into any contract under which the Company or the applicable subsidiary grants to a third party any exclusive license with respect to any owned intellectual property that contains a minimum guaranteed royalty obligation (or other comparable payment guarantee) of more than $0.25 million in royalties or other fees for any fiscal year subsequent to the fiscal year ended February 3, 2018;

  •
  adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

  •
  change its material accounting policies or procedures, other than as required by United States generally accepted accounting principles or applicable law;

  •
  waive, release, assign, settle or compromise any material legal actions, other than (i) in the ordinary course of business and not in excess of $0.25 million (net of any amount covered by insurance), (ii) a waiver, release, assignment, settlement or compromise for which it is reasonably expected to be reimbursed by an insurance policy (subject to any deductible or retention), or (iii) as set forth in the confidential Company disclosure letter;

  •
  except as otherwise required by applicable Law, make, revoke or change any material tax election other than consistent with past practice, file any material amended tax return, adopt or change any material method of tax accounting, change any tax accounting period, settle or surrender any material tax claim relating to the Company or any of its subsidiaries or surrender a right to a material tax refund, or, except in connection with the matter set forth, and to the extent provided, in the confidential Company disclosure letter, enter into any closing agreement or similar agreement with any governmental authority in respect of taxes;

  •
  sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any lien (other than a permitted lien) on, any material intellectual property, other than in the ordinary course of business pursuant to non-exclusive licenses; or

  •
  authorize, commit or agree to do any of the foregoing.

        Any or all actions taken by, or omissions of, the Company, in an effort to satisfy or facilitate the Financing Contingencies will not constitute a breach of the Company's obligations under these provisions (including for purposes of the Parent's termination rights and the Company's financing cooperation covenants), and any or all action taken by, or omission of, the Company in breach of these provisions at the direction of or with the consent of Oscar Feldenkreis, in his capacity as Chief Executive Officer of the Company, or which Oscar Feldenkreis, in his capacity as Chief Executive Officer of the Company, had prior or contemporaneous knowledge of or reasonably should have had prior or contemporaneous knowledge of, shall in each case be disregarded and not deemed to be a breach of these provisions (including for purposes of the Parent's termination rights and the Company's financing cooperation covenants). In this context "Financing Contingencies" means (i) the "Excess Availability" requirement described in clause (d) of Exhibit C of the Wells Commitment Letter; (ii) (x) the "Reorganization" as defined in the Wells Commitment Letter, and (y) the "Reorganization" as defined in the Fortress Commitment Letter; and (iii) the approval of the "Agent" and initial "Lenders" (in each case as defined in the Wells Commitment Letter or Fortress Commitment Letter, as applicable) under each of the Wells Commitment Letter and the Fortress Commitment Letter of the form and substance of (x) the intercompany license agreement relating to the intellectual property, and (y) the intercompany lease agreement relating to the leasing of property of the Company.

Access to Information

        The Company will, and will cause its subsidiaries to, (i) provide to Parent and its representatives access at reasonable times upon prior notice to the officers, employees, properties, auditors, authorized representatives, books and records of the Company and its subsidiaries and (ii) furnish promptly such information concerning the Company and its subsidiaries as Parent or its representatives may reasonably request. Nothing in the merger agreement shall require the Company or any of its subsidiaries to grant such access if the Company determines that such access would reasonably be expected to disrupt or impair the business or operations of the Company or any of its subsidiaries or disclose information to the extent such disclosure would, in the Company's good faith opinion after consultation with legal counsel, (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any applicable law or any confidentiality obligation of such party. In the event that the Company does not provide access or information in reliance on the preceding sentence, it must provide notice to Parent that it is withholding such access or information and the Company must use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable law, contract or obligation or risk waiver of such privilege. Notwithstanding the foregoing, Parent and the Company must comply with and cause their respective representatives to comply with the obligations under the confidentiality agreements, dated March 15, 2018, between each of George Feldenkreis and Fortress Investment Group, LLC, on the one hand, and the Company, on the other hand with respect to the foregoing information, provided that Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the debt financing, subject to customary confidentiality agreements that have been approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

No Solicitation of Takeover Proposals; Fiduciary Out

        Except as described below, from the date of the merger agreement until the earlier of obtaining shareholder approval for the adoption of the merger agreement and the termination of the merger agreement, the Company must not, and must cause its subsidiaries and direct its representatives not to, directly or indirectly:

  •
  solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing material non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a takeover proposal (as defined immediately below);

  •
  enter into or participate in any discussions or negotiations with any person regarding a takeover proposal (other than to state that the Company is not permitted to have discussions or negotiations); or

  •
  approve or recommend, or propose to approve or recommend, or execute or enter into any contract with respect to, a takeover proposal (other than an acceptable confidentiality agreement).

        Notwithstanding the foregoing, at any time prior to obtaining shareholder approval for the adoption of the merger agreement, following the Company's receipt of a takeover proposal, the Special Committee and the board of directors are permitted to participate in discussions regarding such takeover proposal solely to clarify the terms thereof, and, with respect to a written, bona fide takeover proposal that was not the result of a breach in any material respect of the "no-shop" provisions in the merger agreement, if the Special Committee or the board of directors determines in good faith (i) after consultation with outside legal and financial advisors that a takeover proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and (ii) after consultation with outside legal counsel that the failure to take the actions set forth in clauses (A) and (B) below with respect to such takeover proposal would reasonably be expected to be inconsistent with its fiduciary duties to shareholders under applicable law, then the Company may, in response to such takeover proposal, (A) furnish access and non-public information with respect to the Company and any of its subsidiaries to the person who has made such takeover proposal pursuant to an acceptable confidentiality agreement, which means on terms no less favorable (except with respect to standstill provisions to the extent required to permit submission of a takeover proposal) in the aggregate to the Company than the confidentiality agreements, dated March 15, 2018, between each of George Feldenkreis and Fortress Investment Group, LLC, on the one hand, and the Company, on the other hand, so long as any written non-public information provided under clause (A) has previously been provided to Parent or is provided to Parent promptly after being provided to such person, and (B) participate in discussions and negotiations regarding such takeover proposal. Notwithstanding anything to the contrary in the merger agreement, the Special Committee and the board of directors shall be permitted, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, to modify, waive, amend or release any existing standstill obligations owed by any Person (as defined in the merger agreement) to the Company or any of its subsidiaries.

        A "takeover proposal" is defined in the merger agreement to mean any bona fide written proposal or offer relating to:

  •
  a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its subsidiaries representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole;

  •
  a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its subsidiaries, taken as a whole;

  •
  a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer;

  •
  a reorganization, recapitalization, liquidation or dissolution of the Company involving 20% or more of the assets of the Company and its subsidiaries, taken as a whole; or

  •
  any other transaction having a similar effect to those described in the foregoing.

        A "superior proposal" is defined in the merger agreement to mean any bona fide written takeover proposal (with the percentages in the definition of such term changed from 20% to 50%), not obtained in violation of the "no-shop" provisions of the merger agreement, which the Special Committee has determined in good faith, after consultation with the Company's outside legal counsel and financial advisors:

  •
  is on terms and conditions more favorable, from a financial point of view, to the shareholders of the Company (excluding the Rollover Investors) than those contemplated by the merger agreement; and

  •
  is reasonably capable of being completed, taking into account all material financial, regulatory, legal and other aspects of the proposal.

        The Company must advise Parent orally and in writing of any of the following within one business day of receipt thereof (but not including the date of the Company's receipt thereof): (i) any takeover proposal, specifying the material terms and conditions of such takeover proposal and the identity of the party making such takeover proposal and (ii) any material modifications to the financial or other material terms and conditions of such takeover proposal. The Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such takeover proposal.

        Except as described below, the Special Committee and the board of directors may not: (i) withdraw, modify or amend (or publicly propose to withdraw, modify or amend) its recommendation that the Company's shareholders adopt the merger agreement in any manner adverse to Parent, (ii) approve, endorse or recommend (or publicly propose to do so) a takeover proposal or (iii) approve, recommend or allow the Company to enter into a contract relating to a takeover proposal (other than acceptable confidentiality agreements).

        Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by the Company's shareholders, the Special Committee or the board of directors may, in response to a superior proposal received by the Special Committee or the board of directors after the date of the merger agreement, if the Special Committee or the board of directors concludes in good faith, following consultation with its outside legal counsel, that its failure to withdraw, modify or amend its recommendation would reasonably be expected to be inconsistent with its fiduciary duties, withdraw, modify or amend its recommendation or terminate the merger agreement, upon payment of a termination fee (described below), to enter into a contract with respect to such superior proposal, but only if:

  •
  the Company has complied in all material respects with its obligations under the "no shop" restrictions contained in the merger agreement;

  •
  the Company shall have first provided prior written notice to Parent that it is prepared to terminate the merger agreement and enter into a contract with respect to a superior proposal. Such notice must include the material terms and conditions of the transaction that constitutes such superior proposal and the identity of the party making such superior proposal, and to the extent provided to the Company, a copy of any material contract evidencing or relating to the superior proposal (a "notice of superior proposal"); and

  •
  Parent does not make within four business days of delivery of a notice of superior proposal (with any material change to the financial or other terms and conditions of such superior proposal requiring an additional notice to Parent and an additional two business day period) a proposal that the Special Committee or the board of directors determines in good faith, after consultation with its financial advisor, causes the superior proposal described in the applicable notice of superior proposal to no longer constitute a superior proposal. In addition, during the four business day period after a notice of superior proposal is provided to Parent (or the two business day period after an additional notice of any material change to the terms and conditions of a superior proposal is provided to Parent), the Company must, and must cause its representatives, to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the merger agreement such that the superior proposal contained in the notice of superior proposal ceases to constitute a superior proposal.

        Nothing contained in the merger agreement prohibits the Special Committee or the board of directors, at any time prior to the adoption of the merger agreement by the Company's shareholders, if any event, fact, development, circumstance or occurrence (but specifically excluding any takeover proposal or superior proposal) that improves the business, assets, operations or prospects of the Company or its subsidiaries (or that fundamentally impairs Parent's ability to consummate the merger on the terms set forth in the merger agreement) that was not known (and, other than with respect to Parent, should not reasonably have been known) to the Special Committee and the board of directors (other than George Feldenkreis and Oscar Feldenkreis) as of the date of the merger agreement (an "intervening event"), becomes known to the Special Committee and the board of directors (other than George Feldenkreis and Oscar Feldenkreis) after the date of the merger agreement, from withdrawing, modifying or amending its recommendation that the Company's shareholders adopt the merger agreement in a manner adverse to Parent if the board of directors has determined in good faith, following consultation with its outside legal counsel, that its failure to withdraw, modify or amend its recommendation that the Company's shareholders adopt the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, but only if:

  •
  the Company shall have first provided prior written notice to Parent that the Special Committee or the board of directors intends to withdraw, modify or amend its recommendation in a manner adverse to Parent, which notice shall include a description in reasonable detail of the intervening event and the board of director's reasons for taking such action; and

  •
  Parent does not, within four business days after the receipt of such notice, propose revisions to the terms and conditions of the merger agreement in response to such intervening event that the Special Committee or the board of directors determines, after consultation with its outside legal counsel and financial advisors, obviate the need for the Special Committee or the board of directors to withdraw, modify or amend its recommendation, and the Company (acting through the Special Committee) shall, and shall cause its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such period with respect to such proposed revisions.

        Nothing contained in the merger agreement prohibits the Company from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or making required disclosure to the Company's shareholders if, in the good faith judgment of the Special Committee or the board of directors, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable law or disclosure is required under applicable law.

Proxy Statement; Schedule 13E-3

        The merger agreement requires, as promptly as reasonably practicable following the date of the merger agreement, the Company to prepare and file with the SEC a preliminary Proxy Statement and the Company and Parent to jointly prepare and file with the SEC a transaction statement pursuant to Rule 13E-3 under the Exchange Act on Schedule 13E-3. The Company must use its reasonable best efforts as promptly as reasonably practicable (and after consultation with Parent) to respond to any comments or requests for additional information from the SEC with respect to the Proxy Statement and the Company and Parent must use reasonable best efforts as promptly as reasonably practicable to jointly respond to any comments or requests for additional information made by the SEC with respect to the Schedule 13E-3. The Company must use reasonable best efforts to cause this Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after confirmation from the SEC that it has no further comments on this Proxy Statement and the Schedule 13E-3 (or that this Proxy Statement and the Schedule 13E-3 is otherwise not to be reviewed by the SEC). Parent and Merger Sub are obligated to cooperate with the Company in the preparation of this Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, the merger agreement requires (i) each of Parent and Merger Sub to furnish to the Company the information relating to it and its affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in this Proxy Statement that is customarily included in proxy statements or Rule 13E-3 transaction statements on Schedule 13E-3 prepared in connection with transactions of the type contemplated by the merger agreement or that is reasonably requested by the Company, and (ii) prior to the filing with the SEC or the mailing to the Company's shareholders of this Proxy Statement or the filing with the SEC of the Schedule 13E-3, the Company to provide Parent with a reasonable opportunity to review and comment on, and the Company to reasonably consider all comments reasonably proposed by Parent with respect to, this Proxy Statement and the Schedule 13E-3. The Company must promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to this Proxy Statement or the Schedule 13E-3.

        The Company will establish a record date for purposes of determining the shareholders entitled to notice of and vote at the shareholders meeting. Following the clearance by the SEC of the Proxy Statement and the Schedule 13E-3, the Company will call and hold the Company shareholders meeting as promptly as reasonably practicable for the purpose of obtaining the shareholder's approval of the merger agreement.

Covenants of Parent and/or Merger Sub

Conduct of Business During Merger

        Parent must not, and must not permit any of its affiliates to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that would reasonably be expected to (i) delay or prevent the consummation of the transactions contemplated by the merger agreement, (ii) impose or cause any delay in the obtaining of, or increase the risk of not obtaining, any governmental authorization necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any waiting period under applicable law, (iii) result in any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the merger agreement or (iv) materially interfere with Parent's (or its affiliates') ability to make available to the paying agent at the effective time of the merger funds sufficient to satisfy all of Parent's and Merger Sub's obligations under the merger agreement including the payment by Parent and Merger Sub of the merger consideration, any fees and expenses of or payable by Parent, Merger Sub or the surviving corporation, and any related repayment or refinancing of any indebtedness of the Company or any of its subsidiaries, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement.

Employee Matters

        The merger agreement requires Parent to, or to cause the surviving corporation to, for one year following the merger, provide to individuals who, immediately prior to the effective time of the merger, were employees of the Company or any of its subsidiaries (i) a salary or hourly wage rate and short-term (annual or more frequent) bonus or commission opportunity no less favorable than that provided to such employee immediately prior to the effective time of the merger and (ii) other compensation and benefits (but not including equity and equity-based awards) that for such individual are substantially comparable in the aggregate to such compensation and benefits being provided to Company employees immediately prior to the effective time of the merger. For any employee who is terminated within the later of one year after the merger or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the effective time of the merger under circumstances that would have given the employee a right to severance payments and benefits under the Company's severance arrangements in effect immediately prior to the merger, the Company will provide such employee with severance payments and benefits no less favorable than those that would have been provided to the employee under the Company's severance arrangements. Additionally, Parent will, or will cause the surviving corporation to recognize service with the Company prior to the effective time of the merger for purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements (which will exclude benefit accruals under any qualified or non-qualified defined benefit pension plan). Parent will use reasonable best efforts to waive, or cause to be waived, any pre-existing condition or eligibility limitations to the extent waived or satisfied under the Company's existing plans and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by the Company immediately prior to the effective time of the merger. The merger agreement requires Parent to, or to cause the surviving corporation to (i) allow employees to use their accrued but unused vacation time pursuant to the terms of Parent's or the surviving corporation's vacation policy, as in effect from time to time and (ii) if any employee's employment terminates within one year following the merger under circumstances entitling the employee to severance pay under a severance policy or arrangement, pay the employee, in cash, an amount equal to the value of the accrued vacation time. However, the merger agreement does not create any right to any compensation or benefits, guarantee employment for any period of time or preclude Parent or surviving corporation from terminating any employee, require continuation of any employee benefit plan or otherwise constitute an amendment to any employee benefit plan. The agreements and obligations with respect to employee-related matters described in this paragraph do not give any employee or any other person who is not expressly a party to the merger agreement any rights as a third party beneficiary or otherwise under the merger agreement.

Indemnification of Directors and Officers; Directors' and Officers' Insurance

        Parent has agreed to maintain, and to cause the surviving corporation to maintain for at least six years following the effective time of the merger the current policies of directors' and officers' liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the transactions contemplated thereby). Such policies shall not have an annual premium in excess of 250% of the renewal premium being paid by the Company in connection with its June 2018 renewal. In lieu of Parent purchasing such policy after the effective time of the merger, the Company may, prior to the effective time of the merger, purchase a "tail" directors' and officers' liability insurance policy covering the aforementioned matters at a cost not to exceed 250% of the renewal premium paid by the Company in connection with its June 2018 renewal and if the Company purchases such a policy prior to the effective time of the merger, Parent and the surviving corporation shall maintain such policy for six years.

        In addition, for a period of six years after the effective time of the merger, Parent and the surviving corporation have agreed to indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries against all costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any action, arbitration, litigation, suit or other civil or criminal proceeding or governmental investigation, including liabilities arising out of or relating to all acts and omissions arising out of or relating to their services as directors or officers and employees of the Company or its subsidiaries occurring prior to the effective time, whether asserted or claimed before or after the effective time of the merger.

Agreements with Principal Shareholders

        Parent and Merger Sub have agreed that following the date of the merger agreement and until the adoption of the merger agreement by the Company's shareholders, neither of them nor their respective affiliates will enter into any agreement with any of the Rollover Investors or any of their respective affiliates relating to the merger or the business, operations or other interests of the Company and its subsidiaries after the effective time of the merger unless the agreement shall terminate upon the termination of the merger agreement without payment or penalty or any further obligations. Parent and Merger Sub have also agreed that following the date of the merger agreement and until the adoption of the merger agreement by the Company's shareholders, Parent will not amend, or waive any requirement under, the voting agreement or the Rollover Letters without the prior written consent of the Company.

Certain Covenants of Each Party

Reasonable Best Efforts

        Under the merger agreement, each of the Company, Parent and Merger Sub is obligated to, and to cause its affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the parties' respective obligations to consummate the merger are satisfied and to consummate the transactions contemplated by merger agreement as promptly as reasonably practicable; provided that prior to the effective time, in no event will the Company or any of its subsidiaries be required to pay or otherwise incur any liability with respect to any fees (except for customary fees to governmental authorities), penalties or other consideration to obtain any consent or approval required for the consummation of the transactions contemplated by the merger agreement.

Approvals and Consents

        The parties have agreed to cooperate with each other and use their reasonable best efforts to obtain all required consents, approvals or other authorizations, including, without limitation, all consents of governmental entities and certain other consents required in connection with the consummation of the transactions contemplated by the merger agreement.

Filings and Authorizations

        The Company and Parent have agreed to cooperate and consult with each other in connection with making required filings and notifications pursuant to the Securities Act of 1933 and the Exchange Act, the HSR Act and any other applicable foreign competition law, the FBCA, the rules and regulations of the Nasdaq Global Market and any other applicable laws, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. In addition, each of the Company and Parent have agreed to take or cause to be taken all other actions necessary, proper or advisable (consistent with their obligations to obtain the necessary governmental authorizations under the merger agreement) to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under the laws described in the preceding sentence as soon as reasonably practicable, including by (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, intellectual property or businesses (including, after the effective time, the surviving corporation or any of its subsidiaries), (ii) terminating, amending or assigning existing relationships or contractual rights and obligations, (iii) changing or modifying any course of conduct regarding future operations, (iv) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein and (v) committing to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv) (all of the foregoing a "divestiture action"); provided that neither Parent nor its affiliates shall be required to, and the Company and its subsidiaries shall not, without the prior written consent of Parent, take or agree to take or commit to take any divestiture action with respect to any assets (whether tangible or intangible) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect (as defined in the merger agreement) (with references to the Company in the definition thereof also being deemed to be references to Parent for purposes of such Section).

        None of Parent, Merger Sub or the Company may consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions expressly contemplated by the merger agreement at the request of any governmental entity without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned.

Transaction Litigation

        The merger agreement provides that, prior to the earlier of the effective time or the termination of the merger agreement, the Company shall control the defense of any legal action (including any class action or derivative litigation) relating directly or indirectly to the merger agreement or transactions contemplated by the merger agreement, including disclosures made under securities laws and regulations related thereto ("transaction litigation"); provided, however, that the Company shall, as promptly as reasonably practicable after obtaining knowledge thereof, notify Parent in writing of, and shall (i) give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any transaction litigation (and the Company shall in good faith take such comments into account), and the opportunity to participate in the defense and settlement of, any transaction litigation and (ii) if Parent does not exercise such right to participate (subject to the Company's control right), keep Parent reasonably and promptly informed with respect to the status of such transaction litigation. Except as permitted by the confidential Company disclosure letter, no compromise or settlement of any transaction litigation shall be agreed to by the Company without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Public Announcements

        The merger agreement requires that the Company and Parent must consult with each other prior to issuing any press releases or otherwise making any public statements with respect to the merger agreement or the transactions contemplated thereby, except that no such consultation is necessary: (i) to the extent disclosure may be required by applicable law or any Nasdaq Global Market requirement, in which case that party must use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement, (ii) in response to questions from the press, analysts, investors or those attending industry conferences, and may make internal announcements to employees, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with these provisions and do not reveal material non-public information regarding the merger agreement or the transactions contemplated by the merger agreement, or (iii) in connection with any press release or other public statement or comment to be issued or made with respect to any takeover proposal or certain other actions specified in the "no-shop" provisions of the merger agreement. Additionally, the Company may (i) communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable law, and (ii) make public statements consistent with prior public disclosures previously approved by Parent for external distribution.

Financing

        The merger agreement requires each of Parent and Merger Sub, and requires them to cause each of their respective affiliates, to use its reasonable best efforts to obtain the debt financing contemplated by the Debt Commitment Letters (reflecting the flex provisions to the extent necessary) on the date of the closing of the merger and to consummate the Rollover Investment in accordance with the terms of the Rollover Letters, including, among other things, complying with the terms of each such commitment letter and the Rollover Letters applicable to them, entering into definitive financing agreements that are no less favorable to Parent and Merger Sub than those contained in the Debt Commitment Letters (or on terms and conditions otherwise acceptable to Parent that would not (x) reduce the aggregate amount of the financing unless the Rollover Investment is increased by a corresponding amount or (y) impose new or additional conditions precedent to, or delay, the receipt of such financing), satisfying on a timely basis all applicable conditions under the Debt Commitment Letters and Rollover Letters and consummating the financing and the Rollover Investment at or prior to the closing of the merger. Further, Parent is required to keep the Company regularly informed with respect to the debt financing, including providing copies of all definitive documents related to such financing, as well as the Rollover Investment. Further, Parent and Merger Sub must provide the Company with prompt notice of any material breach or default by any party to any of the Debt Commitment Letters or Rollover Letters or definitive agreements related to the financing of which Parent or Merger Sub becomes aware. In the event that any portion of the financing becomes unavailable and such portion is not otherwise available under the debt financing or Rollover Investment (as applicable), Parent will notify the Company and use its reasonable best efforts to arrange alternative financing from the same or other sources of financing on terms and conditions (including the economic terms, covenants, flex provisions and funding conditions) no less favorable to Parent and Merger Sub, taken as a whole, than those contained in the Debt Commitment Letters (taking into account the flex provisions) as of the date of the merger agreement, and in an amount sufficient to enable Parent to consummate the merger on the alternative conditions.

        Prior to the closing of the merger, Parent may not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Commitment Letters (or definitive agreements related thereto) or the Rollover Letters, the effect of which (i) reduces (or could have the effect of reducing) the amount of aggregate cash proceeds available from the financing (including by increasing the amount of fees to be paid or original issue discount other than as a result of the exercise of any related "market flex" provisions) unless there is a corresponding increase in the Rollover Investment, (ii) imposes, or could reasonably be expected to impose, new or additional conditions or contingencies to the receipt of the financing or otherwise expands, amends or modifies any other material provision of any financing commitment, (iii) would delay, prevent or adversely impact, or would reasonably be expected to have the effect of delaying, preventing or adversely impacting, in each case, in any material respect, the funding of the financing on the closing date of the merger agreement, or (iv) would prevent or adversely impact or delay, or, individually or in the aggregate, would reasonably be expected to have the effect of preventing, adversely impacting, or delaying, in each case, in any material respect the ability of Parent to timely consummate the transactions contemplated by the merger agreement; provided, that Parent may modify, supplement or amend the Debt Commitment Letters, to add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the financing commitments as of the date of the merger agreement or to increase the amount of funds available thereunder.

        The Company has agreed to, and has agreed to cause its subsidiaries to, and will use reasonable best efforts to cause their respective representatives to, at Parent's sole expense, use reasonable best efforts to provide all reasonable cooperation requested by Parent, Merger Sub, any financing sources and their respective authorized representatives in connection with the financing or alternative financing, including using reasonable best efforts to:

  •
  participate in, and causing the Company's management team, with appropriate seniority and expertise, including senior officers, to participate in, including the preparation for a reasonable number of meetings, conference calls, road shows, investor and similar presentations, lender presentations, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the arrangement of the debt financing on reasonable advance notice, including by providing direct contact between senior management and representatives (including accounting) of the Company and its subsidiaries, on the one hand, and the Parent's financing sources, on the other hand;

  •
  provide to Parent, Merger Sub and Parent's financing sources from time to time all information and disclosures regarding the Company and its subsidiaries reasonably requested by Parent's financing sources;

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  execute and deliver customary authorization letters to Parent's financing sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

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  assist with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda, offering and syndication documents, business projections and other marketing documents customarily required or reasonably requested by Parent's financing sources in connection with the debt financing;

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  furnish all documentation and other information required by governmental entities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, relating to the Company and its subsidiaries;

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  assist Parent in obtaining corporate, credit, facility and securities ratings from rating agencies;

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  facilitate the pledging of collateral;

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  take corporate actions reasonably necessary or advisable to permit the consummation of the debt financing and to permit the proceeds thereof to be made available to the Company by the Company and its subsidiaries immediately following the effective time of the merger;

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  cooperate reasonably with Parent's financing sources' due diligence, to the extent customary and reasonable and not unreasonably interfering with the business of the Company, including by granting such financing sources access as provided in the merger agreement (including certain limitations as set forth in the merger agreement);

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  arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to closing of the merger relating to all indebtedness to be paid off, discharged and terminated on the closing date of the merger;

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  ensure that any syndication efforts with respect to Parent's financing benefit from the existing lending and investment banking relationships of the Company;

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  cooperate with consultants or other suitable professional advisors engaged to undertake field examinations and appraisals for purposes of Parent's financing, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets and providing customary consent and release letters in respect of the resulting reports or in respect of field examinations and appraisals done in connection with the Company's existing ABL credit agreement; and

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  assist in the preparation and negotiation of, and executing and delivering, one or more credit agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or its financing sources (including customary ancillary documents).

        See "Special Factors—Financing of the Merger" beginning on page 78 for descriptions of the debt financing.

        Parent will, upon demand by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries in Parent's arrangement of financing, except if arising from actual and intentional fraud, willful misconduct or intentional misrepresentation of the Company, any of its subsidiaries or any of their respective representatives, and Parent and Merger Sub, on a joint and several basis, will indemnify and hold harmless the Company, its affiliates and their respective representatives from and against any damages suffered or incurred by any of them in connection with the arrangement of financing or any information utilized in connection therewith, except to the extent such damages arose out of or resulted from the actual and intentional fraud, willful misconduct or intentional misrepresentation of the Company, any of its subsidiaries or any of their respective representatives.

Conditions to the Completion of the Merger

        Conditions to the obligations of each of the parties to complete the merger include:

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  the adoption of the merger agreement by the affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock entitled to vote thereon as of the record date for the Special Meeting and (ii) a majority of the outstanding shares of Company Common Stock entitled to vote thereon as of the record date for the Special Meeting that are not owned directly or indirectly by the Rollover Investors, any other officers or directors of the Company or any other person having any equity interest in, or right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary (collectively, the "requisite company vote");

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  the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated, which occured on July 10, 2018 when the FTC notified Paul, Weiss that the request for early termination of the waiting period under the HSR Act had been granted effective as of the date of such notification; and

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  no injunction or order shall have been entered by any governmental authority that enjoins or otherwise prohibits the consummation of the merger.

        Conditions to the obligation of each of Parent and Merger Sub to complete the merger include the satisfaction or waiver of the following additional conditions:

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  the Company's representations and warranties (other than those described in the two bullets directly below) must be true and correct in all respects, without regard to any "materiality" or "Company Material Adverse Effect" qualifications, as of the date of the merger agreement and as of the closing date, with only such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate a "Company Material Adverse Effect" (except that representations and warranties made as of a specified date shall be required to be so true and correct only as of such specified date);

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  the Company's representations and warranties regarding its organization and power, corporate authorization, enforceability, non-contravention with organizational documents, no requirement for a vote other than the shareholder's vote, opinion of the Company's financial advisor and brokers' fees must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except that representations and warranties made as of a specified date shall be required to be so true and correct only as of such specified date);

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  the Company's representation and warranty regarding its capitalization shall be true and correct in all but de minimis respects, other than resulting from permitted exercises of existing outstanding equity awards, at and as of the date of the merger agreement and as of the closing date (except that representations and warranties made as of a specified date shall be required to be so true and correct only as of such specified date);

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  the Company shall have performed or complied with in all material respects all of its obligations under the merger agreement at or before the closing date;

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  no "Company Material Adverse Effect" shall have occurred since the date of the merger agreement; and

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  Parent and Merger Sub shall have received a certificate from the Company acknowledging its compliance with the aforementioned closing conditions.

        Conditions to the Company's obligations to complete the merger include the satisfaction or waiver of the following conditions:

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  Parent's and Merger Sub's representations and warranties shall be true and correct in all respects, without regard to "materiality" or material adverse effect on Parent, as of the date of the merger agreement and as of the closing date, with only such exceptions as would not individually or in the aggregate have a material adverse effect on Parent (except that representations and warranties made as of a specified date shall be required to be so true and correct only as of such specified date);

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  each of Parent and Merger Sub shall have performed or complied with in all material respects all of its obligations under the merger agreement at or before the closing date; and

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  the Company shall have received a certificate from Parent acknowledging its compliance with the aforementioned closing conditions.

Termination

        The merger agreement may be terminated at any time prior to the completion of the merger:

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  by mutual written consent of both Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee);

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  by either Parent or the Company if (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee):

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  the merger is not consummated by December 14, 2018 (the "termination date"), except that such right to terminate the merger agreement will not be available to the party seeking to terminate the merger agreement if such party has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach has materially contributed to, or resulted in, the failure to consummate the merger by such date;

    •
    the merger agreement has been submitted to the Company's shareholders for adoption at a duly convened shareholders meeting (or adjournment, postponement or recess thereof) at which a quorum is present and the requisite shareholder vote is not obtained; or

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    a final and nonappealable order of any governmental authority having jurisdiction over any party to the merger agreement permanently enjoins or prohibits consummation of the merger; provided that the party seeking to terminate the merger agreement must have used reasonable best efforts to challenge such order and cause such order to be withdrawn, rescinded, terminated, cancelled or otherwise nullified;

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  by Parent if:

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  prior to the adoption of the merger agreement by the Company's shareholders, the Special Committee or the board of directors has changed, withdrawn, modified or amended its recommendation (or the Special Committee recommends that the board of directors take any such action) that the Company's shareholders adopt the merger agreement in any manner adverse to Parent (or the Special Committee or the board of directors has publicly proposed to do so);

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  prior to the adoption of the merger agreement by the Company's shareholders, (i) the board of directors or the Special Committee approves, endorses or recommends any takeover proposal (or publicly proposes to do so) or (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity or securities of the Company then outstanding is commenced and the board of directors or Special Committee recommends in favor of such tender offer or exchange offer by its shareholders (or publicly proposes to do so) or within ten business days after the commencement thereof the board of directors fails to recommend against such tender offer or exchange offer; or

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  a breach by the Company of any of its representations, warranties, covenants or agreements under the merger agreement has occurred, which breach would give rise to a failure of certain specified conditions to closing and such breach is not capable of being cured prior to the termination date or is not cured by the Company within 20 business days after the Company's receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are in breach of their respective representations, warranties, covenants or agreements under the merger agreement which breach would give rise to the failure of specified conditions to the Company's obligations to close;

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  by the Company (only pursuant to a resolution adopted by the Special Committee before the effective time) if:

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  pursuant to the "no-shop" provisions in the merger agreement as described under the heading "The Merger Agreement—Covenants of the Company—No Solicitation of Takeover Proposals; Fiduciary Out" beginning on page 125;

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  a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements under the merger agreement has occurred, which breach would give rise to a failure of certain specified conditions to closing and such breach is not capable of being cured prior to the termination date, or is not cured by Parent within 20 business days after Parent's receipt of written notice of such breach from the Company, but only so long as the Company is not in breach of its representations, warranties, covenants or agreements under the merger agreement which breach would give rise to the failure of specified conditions to Parent's obligations to close; or

    •
    if (i) all of the conditions to the respective obligations of the parties and to Parent's obligations to close have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement and other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied), (ii) the Company confirmed to Parent in writing that all conditions to the Company's obligations to close have been satisfied (or that it is willing to waive (to the extent permitted by law) any unsatisfied conditions to the Company's obligations to close) and that it stands and will stand ready, willing and able to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the closing by the earlier of (x) the date that is five business days after receipt of such confirmation by the Company and (y) the termination date.

Effect of Termination; Fees and Expenses

Fees Payable to Parent

        If any of the following events occur, the Company will be obligated to pay to or as directed by Parent a termination fee of $8.736 million:

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  if the merger agreement is terminated by the Company because the board of directors or Special Committee determines to enter into a definitive agreement with respect to a superior proposal as described under the heading "The Merger Agreement—Covenants of the Company" beginning on page 122;

  •
  if the merger agreement is terminated by Parent because the board of directors or Special Committee withdraws, modifies or amends (or publicly proposes to do so) its recommendation (or the Special Committee recommends that the board of directors do so) to the Company's shareholders to adopt the merger agreement; or

  •
  if the merger agreement is terminated by Parent because (i) the board of directors or the Special Committee approves, endorses or recommends any takeover proposal (or publicly proposes to do so) or (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity or securities of the Company then outstanding is commenced and the board of directors or Special Committee recommends in favor of such tender offer or exchange offer by its shareholders (or publicly proposes to do so) or within ten business days after the commencement thereof the board of directors fails to recommend against such tender offer or exchange offer; or

  •
  if (A) a takeover proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced (or, in the case of a termination (x) at the termination date and Parent would have been entitled to terminate the merger agreement pursuant to the provisions described in the two immediately preceding bullets or (y) as a result of the Company's breach of its representations, warranties, covenants or agreements, in each case, otherwise communicated to the Company), in each case following the date of the merger agreement and, (I) prior to the date of the Special Meeting (in the case of a termination because the requisite company vote is not obtained) and not subsequently withdrawn or (II) prior to the action or event giving rise to the termination of the merger agreement (in the case of a termination (x) at the termination date and Parent would have been entitled to terminate the merger agreement pursuant to the provisions described in the two immediately preceding bullets or (y) as a result of the Company's breach of its representations, warranties, covenants or agreements) and not subsequently withdrawn, (B) the merger agreement is terminated by the Company or Parent because the requisite company vote is not obtained or as a result of the Company's breach of its representations, warranties, covenants or agreements, or at the termination date and Parent would have been entitled to terminate the merger agreement pursuant to the provisions described in the two immediately preceding bullets, in each case as applicable, and (C) (x) within twelve months following the date of such termination, the Company or any of its subsidiaries consummates a takeover proposal referred to in the foregoing clause (A) or enters into a contract providing for the implementation of such takeover proposal or (y) within nine months following the date of such termination, the Company or any of its subsidiaries consummates any takeover proposal or enters into a contract providing for the implementation of any takeover proposal. For purposes of the foregoing clause (C) only, references in the definition of the term "Takeover Proposal" to the figure "20%" shall be deemed to be replaced by "more than 50%".

        Except for an order of specific performance as and only to the extent expressly permitted in accordance with the terms of the merger agreement, payment of the termination fee under the circumstances described above, if payable, and interest payable thereon, if any, shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates for any damages resulting from the failure of the merger to be consummated and any other damages suffered as a result of the merger agreement and the transactions contemplated thereby.

Fees Payable to the Company

        If any of the following series of events occur, Parent will be obligated to pay the Company a reverse termination fee of $17.472 million:

  •
  if the merger agreement is terminated by the Company because Parent or Merger Sub have breached any of their respective representations, warranties, covenants or agreements under the merger agreement, which breach would give rise to the failure of certain specified conditions to closing and such breach is not curable by the termination date or has not been cured by Parent and/or Merger Sub within 20 business days after Parent's receipt of written notice of such breach from the Company;

  •
  if (i) all of the conditions to the respective obligations of the parties and Parent's obligation to close have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement and other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied), (ii) the Company confirmed to Parent in writing that all conditions to the Company's obligation to close have been satisfied (or that it is willing to waive (to the extent permitted by law) any unsatisfied conditions to the Company's obligation to close) and that it stands and will stand ready, willing and able to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the closing by the earlier of (x) the date that is five business days after receipt of such confirmation by the Company and (y) the termination date; or

  •
  at the termination date and the Company would have been entitled to terminate the merger agreement under either of the two immediately preceding bullets (not taking into account certain waiting periods under the merger agreement).

        Except for an order of specific performance as and only to the extent expressly permitted in accordance with the terms of the merger agreement, payment of the reverse termination fee under the circumstances described above, if payable, and interest payable thereon, if any, shall be the sole and exclusive remedy of the Company and its affiliates for any damages resulting from the failure of the merger to be consummated and any other damages suffered as a result of the merger agreement and the transactions contemplated thereby. The merger agreement provides that under no circumstances may the Company be permitted or entitled to receive both payment of the reverse termination fee and payment of other monetary damages, and that the maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with the merger agreement and the transactions contemplated thereby is limited to an amount equal to the reverse termination fee.

Effect of Termination; General Expense Provisions

        If the merger agreement is terminated for any reason, the merger agreement will become void and of no further force or effect with no liability on the part of any party or related-party thereto, except as described above under "The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to Parent" beginning on page 138 and "The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to the Company" beginning on page 139. Notwithstanding the foregoing, the provisions of the merger agreement relating to the confidentiality agreements, dated March 15, 2018, between each of George Feldenkreis and Fortress Investment Group, LLC, on the one hand, and the Company, on the other hand, public announcements, fees, expenses and conveyance taxes, Parent's obligations to reimburse the Company's expenses and indemnify the Company in connection with the Company's cooperation with respect to the debt financing, the manner and effect of termination of the merger agreement, fees and expenses following termination of the merger agreement and miscellaneous provisions, as well as the limited guarantee, pledge and security agreement, and the confidentiality agreements, dated March 15, 2018, between each of George Feldenkreis and Fortress Investment Group, LLC, on the one hand, and the Company, on the other hand, will survive any termination of the merger agreement.

        The merger agreement provides that each party is to pay all expenses incurred by it in connection the merger agreement and the transactions contemplated thereby except (i) described above under "The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to Parent" beginning on page 138 and "The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to the Company" beginning on page 139, (ii) Parent is obligated to reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with cooperating with Parent in obtaining the requisite financing intended to satisfy the financing condition, (iii) the filing fees for any filings made under the HSR Act or any foreign competition law shall be paid by Parent, and (iv) all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the merger agreement and the transactions contemplated thereby, shall be paid by Parent.

Specific Performance

        The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy at law or in equity to which they are entitled. However, the right of the Company to seek specific performance to enforce Parent's and/or Merger Sub's obligation to effect the closing as provided by the merger agreement is subject to the requirements that (i) all of the conditions to the parties' respective obligations and to Parent's and Merger Sub's obligations to consummate the merger would have been satisfied if the closing were to have occurred at such time (other than those conditions that, by their terms, are to be satisfied at the closing, each of which shall be capable of being satisfied at the closing, or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement), (ii) the debt financing has been funded or will be funded at the date the closing is required to occur in accordance with the terms of the merger agreement upon delivery of a drawdown notice by Parent and/or notice from Parent that the Rollover Investment will be funded at such date, (iii) Parent and Merger Sub fail to complete the closing on the date the closing is required to have occurred as provided in the merger agreement, and (iv) the Company has irrevocably confirmed in writing to Parent that all of the conditions to the parties' respective obligations and to the Company's obligations to consummate the merger have been satisfied (or that the Company would be willing to waive any unsatisfied conditions for purposes of consummating the merger) and that if specific performance is granted and if the debt financing and Rollover Investment were funded, the closing would occur. The merger agreement provides that under no circumstances may the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief pursuant to which the merger is consummated and the aggregate merger consideration is received, on the one hand, and payment of all or a portion of the reverse termination fee or other monetary damages, on the other hand.

Amendment; Extension; Waiver

        The merger agreement may be amended by the parties at any time before the effective time of the merger, whether before or after obtaining the requisite company vote so long as (i) no amendment that requires further shareholder approval under applicable law after shareholder adoption of the merger agreement shall be made without such required further approval and (ii) such amendment has been duly approved by the board of directors or manager, as applicable of each of Merger Sub, Parent and the Company (only pursuant to a resolution adopted by the Special Committee). The merger agreement may not be amended except by an instrument in writing signed by each of the parties to the merger agreement.

        At any time before the effective time, Parent and Merger Sub, on the one hand, and the Company (only pursuant to a resolution adopted by the Special Committee), on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement, or (iii) subject to applicable law, waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under the merger agreement.

Special Committee Approval

        No amendment or waiver of any provision of the merger agreement and no decision or determination shall be made, or action taken, by or on behalf of the Company under or with respect to the merger agreement without first obtaining the approval of the Special Committee.

Breach of Rollover Investors Disregarded

        Any breach or assertion of any breach of the merger agreement by the Company or any of its representatives that is attributable to or caused by the actions of or failure to act by George Feldenkreis or Oscar Feldenkreis, including in connection with any representations or warranties made thereunder or any actions taken or failure to act, in each case in contravention thereof, shall be disregarded for all purposes under the merger agreement.

ADVISORY VOTE ON "GOLDEN PARACHUTE COMPENSATION"

Golden Parachute Payments

        This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of information regarding the compensation for each of the Company's named executive officers that is based on or otherwise relates to the merger agreement and the transactions contemplated thereby, including the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the compensation that may become payable to the Company's named executive officers under existing agreements with the Company in connection with the merger agreement and the transactions contemplated thereby, including the merger (the "transaction-related compensation").

        The Company "named executive officers" for purposes of the disclosure in this Proxy Statement are: Oscar Feldenkreis (Chief Executive Officer and President); Jorge Narino (Interim Chief Financial Officer); Stanley Silverstein (President, International Development and Global Licensing); David Enright (Chief Operating Officer); John F. Voith, Jr. (President, Golf Division) and George Feldenkreis (Former Executive Chairman).

        To the extent that any of the Company's named executive officers' compensation arrangements are described in "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 83 of this Proxy Statement, they are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each Company named executive officer's golden parachute compensation as of August 17, 2018 calculated in accordance with the SEC's rules on disclosing golden parachute compensation, assume the following:

  •
  consummation of the merger constitutes a change in control for purposes of the change in control severance plan;

  •
  the change in control is consummated on August 17, 2018;

  •
  each Company named executive officer experiences a qualifying termination immediately following the change in control; and

  •
  the value of the accelerated vesting of the named executive officers' Company equity awards is calculated using the per share merger consideration of $27.50.

        The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above and elsewhere in this Proxy Statement. As a result, the transaction-related compensation, if any, to be received by a Company named executive officer may materially differ from the amounts set forth below. The amounts in the table below do not include any value received in respect of Company equity awards held by each Company named executive officer that are vested prior to the consummation of the merger.

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Named Executive Officers
Oscar Feldenkreis	$9,261,000	$4,175,353	$37,362	$13,473,715
Jorge Narino	$590,589	$376,613	$17,700	$984,902
Stanley P. Silverstein	$515,000	$1,953,875	—	$2,468,875
David Enright	$815,548	$683,788	$23,678	$1,523,014
John F. Voith, Jr.	$901,179	$1,266,375	$19,458	$2,187,012

(1)
Under relevant SEC rules, we are required to provide information in this table with respect to Perry Ellis's "named executive officers," who are generally the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers. George

  Feldenkreis, who was a named executive officer of the Company, ceased being employed by the Company in 2017, and other than the restricted shares he received in 2018 as a non-employee director that will be rolled over in connection with the consummation of the merger, he holds no unvested Company equity awards and is not eligible to receive other compensation or benefits in connection with the merger.

(2)
The amount listed in this column represents the pre-tax value of the cash amount payable to the Company's named executive officers, including severance payable pursuant to each named executive officer's employment agreement and the change in control severance plan.

The cash severance amount is calculated as follows: cash severance is equal to (a) for Mr. Feldenkreis, (i) 200% of the sum of base salary plus target bonus and (ii) 100% of his annual incentive compensation award based on the achievement of the performance goals with respect to the year in which the termination occurs (for purposes of this calculation, we assumed achievement of bonuses at the target level), (b) for Messrs. Narino, Enright and Voith, the sum of 18 months' base salary and a prorated portion of the annual bonus amount for the year of termination of employment based on the greater of actual or target performance (for purposes of this calculation, we assumed termination on August 17, 2018 and that the prorated bonuses would be paid assuming target performance achievement), and (c) for Mr. Silverstein, 100% of his base salary.

Cash severance benefits for the named executive officers are "double-trigger" (i.e., they are contingent upon a qualifying termination of employment that occurs (for Messrs. Narino, Enright and Voith, within 12 months) following the consummation of the merger). As noted above, for Messrs. Feldenkreis and Silverstein, the severance benefits are not enhanced by the consummation of the merger because it does not constitute a change in control pursuant to the applicable employment agreement. As a condition of receiving the severance benefits, each Company named executive officer must execute a release of claims and comply with restrictive covenants applicable to him.

Mr. Feldenkreis's performance-based awards payable in cash will vest based on the actual achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to our other senior executives.

The estimated amount of each component of the cash payment is set forth in the table below, including the target annual bonus and prorated target annual bonus, as applicable.

Name	Salary ($)	Bonus ($)	Pro-Rated Bonus ($)	Long-Term Incentive Compensation
Named Executive Officers
Oscar Feldenkreis	$5,400,000	$1,350,000	—	2,511,000
Jorge Narino	$525,000	—	$65,589	—
Stanley P. Silverstein	$515,000	—	—	—
David Enright	$675,000	—	$140,548	—
John F. Voith, Jr.	$772,500	—	$128,679	—
(3)
As described in more detail in "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger—Treatment of Stock Options, Stock Appreciation Rights and Restricted Stock Awards" of this Proxy Statement, the amounts in this column represent the aggregate pre-tax amounts payable to each Company named executive officer in connection with the accelerated vesting of the shares of restricted common stock held by such named executive officers. Such unvested Company equity awards are valued based on the per share merger consideration of $27.50 in respect of each share of restricted common stock. Each unvested share of restricted common stock not subject to any performance-based vesting condition held by the named executive officers vests on a "single-trigger" basis pursuant to the merger agreement. The shares of restricted common stock held by the named executive officers (other than Mr. Narino) subject to any performance-based vesting condition will be converted into a right to receive a restricted cash award from the surviving corporation that will vest and be payable (without regard to any performance goals but subject to applicable service vesting conditions in the prior award) at the end of its currently applicable vesting period, with the cash payment vesting on a "double-trigger" basis upon a qualifying termination of employment prior to the scheduled vesting date. The shares of restricted common stock subject to any performance-based vesting conditions held by Mr. Narino vest on a "single-trigger" basis in connection with the consummation of the merger. The equity held by Mr. Feldenkreis is being rolled over in connection with the consummation of the merger.

(4)
Upon a qualifying termination of employment, Perry Ellis is required to provide continued health coverage for 18 months for the named executive officers other than Mr. Silverstein.

Vote Required and Board of Directors Recommendation

        Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek an advisory (non-binding) vote from its shareholders to approve certain "golden parachute compensation" that its "named executive officers" will receive from the Company in connection with the merger. Approval requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal. Accordingly, the Company is asking you to approve the following resolution:

        "RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Perry Ellis International, Inc. that are based on or otherwise relate to the merger with Merger Sub, as disclosed in the section of the Proxy Statement entitled "Advisory Vote on "Golden Parachute Compensation.""

        The Company's board of directors recommends that shareholders approve the "golden parachute compensation" arrangements described in this Proxy Statement by voting FOR the above proposal.

        Approval of this proposal is not a condition to the completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the shareholders and completed, our named executive officers will be eligible to receive the various "golden parachute" payments.

ADJOURNMENT OF THE SPECIAL MEETING

Adjournment of the Special Meeting

        In the event that the number of shares of Company Common Stock present in person and represented by proxy at the Special Meeting and voting FOR the merger is insufficient to approve the merger proposal, the Company may move to adjourn the Special Meeting in order to enable the board of directors to solicit additional proxies in favor of the approval of the merger proposal. In that event, the Company will ask its shareholders to vote only upon the adjournment proposal and not on the other proposals discussed in this Proxy Statement.

Vote Required and Board of Directors Recommendation

        The approval of the proposal to adjourn the Special Meeting, if there are not sufficient votes to adopt the merger proposal, requires the affirmative vote of shareholders holding a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote thereon.

        The board of directors, based in part on the unanimous recommendation of the Special Committee, has unanimously approved and authorized the merger, and recommends that you vote FOR the adoption of the merger agreement and, if there are not sufficient votes to adopt the merger agreement, recommends that you vote FOR the proposal to adjourn the Special Meeting.

MARKETS AND MARKET PRICE

        Shares of Company Common Stock are listed and traded on the Nasdaq Global Market under the symbol "PERY." The following table shows, for the periods indicated, the reported high and low sale prices per share on the Nasdaq Global Market for Company Common Stock.

        Prices listed below are the high and low prices within any given day for the period, as opposed to the high opening or closing prices during the period.

	High	Low
Fiscal Year Ended January 28, 2017
First Quarter	$20.08	$15.73
Second Quarter	22.71	16.24
Third Quarter	21.73	18.06
Fourth Quarter	29.00	17.14
Fiscal Year Ended February 3, 2018
First Quarter	$24.10	$19.715
Second Quarter	21.24	17.50
Third Quarter	23.98	16.35
Fourth Quarter	26.09	22.24
Fiscal Year 2019
First Quarter	$27.99	$22.00
Second Quarter	29.59	23.82
Third Quarter (through August 17, 2018)	29.51	27.41

        On the Undisturbed Date, the high and low sale prices for Company Common Stock as reported on the Nasdaq Global Market were $23.82 and $22.50 per share, respectively, and the closing sale price on that date was $22.62. On Friday, June 15, 2018, the last trading day prior to the announcement of the merger agreement on Saturday, June 16, 2018, the high and low sale prices for Company Common Stock as reported on the Nasdaq Global Market were $28.23 and $27.46 per share, respectively, and the closing sale price on that date was $27.97. On August 17, 2018, the last trading day for which information was available prior to the date of the printing of this Proxy Statement, the high and low sale prices for Company Common Stock as reported on the Nasdaq Global Market were $27.77 and $27.59 per share, respectively, and the closing sale price on that date was $27.61.

        The Company's shareholders should obtain a current market quotation for Company Common Stock before making any decision with respect to the merger. On [                          ] (the record date for shareholders entitled to vote at the Special Meeting), there were approximately [        ] holders of record of Company Common Stock.

        Since its organization, the Company has declared and paid one cash dividend on Company Common Stock, which occurred in December 2012. Accordingly, we do not expect to declare or pay dividends prior to the merger and, under the terms of the merger agreement, we are prohibited from doing so.

 SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

	Perry Ellis International, Inc.
	Year Ended February 3, 2018	Year Ended January 28, 2017	Three Months Ended May 5, 2018	Three Months Ended April 29, 2017
	(In thousands, except share and per share data)
Income Statement Data:
Net sales	$840,280	$825,086	$245,435	$233,823
Royalty income	34,573	36,000	9,799	8,267

Total revenues	874,853	861,086	255,234	242,090
Cost of sales	544,679	542,578	161,367	151,002

Gross profit	330,174	318,508	93,867	91,088
Selling, general and administrative expenses	274,665	280,019	75,549	71,199
Depreciation and amortization	14,272	14,542	3,227	3,468
Impairment on assets	372	1,451	—	—

Operating income	40,865	22,496	15,091	16,421
Costs on early extinguishment of debt	—	195	—	—

Interest expense	7,148	7,395	2,009	1,956

Net income before income taxes	33,717	14,906	13,082	14,465
Income tax (benefit) provision	(22,933)	389	2,835	1,694

Net income	$56,650	$14,517	$10,247	$12,771

Net income per share:
Basic	$3.76	$0.97	$0.68	$0.85
Diluted	$3.68	$0.95	$0.66	$0.83
Balance Sheet Data:
Current Assets	389,781	341,216	417,976	372,506
Noncurrent Assets	244,381	251,489	243,552	250,249
Current Liabilities	140,323	117,864	104,338	92,948
Noncurrent Liabilities	116,289	161,154	169,880	201,940
Redeemable Preferred Stock	—	—	—	—
Total stockholders' equity	377,550	313,687	387,310	327,867
Other Financial Data:
Book value per share
Basic	$25.03	$21.00	$25.55	$21.84
Diluted	$24.54	$20.61	$24.96	$21.43

Ratio of Earnings to Fixed Charges

	Year Ended February 3, 2018	Year Ended January 28, 2017	Three Months Ended May 5, 2018	Three Months Ended April 29, 2017
Ratio of Earnings to Fixed Charges(1)	3.6	2.1	4.9	5.4

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, amortization of debt costs, cost of early extinguishment of debt and estimated operating lease interest. The estimated interest portions of operating leases were calculated based upon the company's lease portfolio and cost of borrowing.

        No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to shareholders in evaluating the proposed merger and merger agreement because (i) the proposed per share merger consideration is all-cash, and (ii) if the merger is completed, Company Common Stock will cease to be publicly traded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to the Company regarding the beneficial ownership of Company Common Stock as of August 16, 2018 (unless otherwise indicated), the most recent practicable date by (i) each of the Company's "named executive officers" as determined pursuant to SEC rules, (ii) each director, (iii) all of the Company's directors and executive officers as a group and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of any class or series of the Company's capital stock.

        The amounts and percentages of Company Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, the named persons below have sole voting and investment power, or share voting and investment power with their spouses, with respect to beneficially owned shares listed below.

        The percentages included in the table below are based on 15,884,205 outstanding shares of Company Common Stock, outstanding as of August 16, 2018:

Name and Address of Beneficial Owner(1)(2)(21)	Number of Shares	% of Class Outstanding
George Feldenkreis(3)(19)	1,716,863	10.8%
Oscar Feldenkreis(4)(17)	1,223,329	7.7%
Joe Arriola(5)(19)	15,590	*
J. David Scheiner(6)(19)	26,205	*
Jane E. DeFlorio(7)(19)	22,710	*
Bruce J. Klatsky(8)(19)	21,723	*
Michael W. Rayden(9)(19)	21,723	*
John Voith(10)(20)	64,624	*
Stanley Silverstein(11)(20)	73,666	*
Jorge Narino(12)(20)	14,890	*
David Enright(13)(18)	30,894	*
All directors and executive officers as a group(14)	3,291,772	20.7%
Dimensional Fund Advisors LP(15)	1,272,616	8.0%
Building One
6300 Bee Cave Road
Austin, Texas, 78746
BlackRock, Inc.(16)	2,029,414	12.8%
55 East 52nd Street
New York, NY 10055

*
Less than 1%.

(1)
Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.

(2)
Except as otherwise indicated, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of Company Common Stock listed, which includes shares of Company Common Stock that such persons have the right to acquire as of August 16, 2018.

(3)
Based solely on information contained in Amendment No. 7 to the Schedule 13D filed with the SEC on June 20, 2018. As of June 20, 2018, represents shares beneficially owned by certain members of the group identified in Amendment No. 7 to the Schedule 13D, which group consists of: George Feldenkreis, the Feldenkreis Family Foundation, Inc. (the "Foundation"), Parent, Merger Sub, Oscar Feldenkreis, Fanny Hanono Mary Ellen Kanoff, Scott A. LaPorta, and Matthew McEvoy (collectively, the "13D Reporting Persons"). The principal business address of each of George Feldenkreis, Parent, Merger Sub, Fanny Hanono and the Foundation is 4810 NW 74 Ave, Miami, FL 33166. Oscar Feldenkreis' principal business address is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, FL 33172. Ms. Kanoff's principal business address is 10250 Constellation Blvd., Suite 2230, Los Angeles, CA 90067. Mr. LaPorta's principal business address is 15303 Ventura Boulevard, Suite 675, Sherman Oaks, California 91403. Mr. McEvoy's principal business address is Suite 404, 22 Notting Hill Gate, W11 3JE, London. The 1,716,863 shares of Company Common Stock owned by George Feldenkreis described in Amendment No. 7 to the Schedule 13D (and in the table above) include: (1) 1,502,384 shares of Company Common Stock directly beneficially owned by George Feldenkreis, (2) 88,189 shares of Company Common Stock owned by the George Feldenkreis Revocable Trust UAD 12/23/13, of which George Feldenkreis serves as the trustee, (3) 3,974 shares of restricted stock that were granted under the 2015 Long-Term Incentive Compensation Plan, and (4) 122,316 shares of Company Common Stock beneficially owned by the Foundation. Certain other 13D Reporting Persons (Parent, Merger Sub, Mary Ellen Kanoff, Scott A. LaPorta and Matthew McEvoy) do not directly own any shares of the Company Common Stock. George Feldenkreis has the sole power to vote and dispose of the 1,594,547 shares beneficially owned by him and shares the power with the Foundation to vote and dispose of the 122,316 shares beneficially owned by the Foundation.

(4)
Represents (a) 921,498 shares of Company Common Stock held by a revocable trust of which Oscar Feldenkreis is the trustee, (b) 150,000 shares of Company Common Stock held by three irrevocable trusts, each of which holds 50,000 shares of Company Common Stock, of which Oscar Feldenkreis' spouse is the trustee, (c) 7,388 shares of restricted stock held directly by Oscar Feldenkreis which vest on April 20, 2019, (d) 13,143 shares of restricted stock held directly by Oscar Feldenkreis, which vest in two equal annual installments beginning on April 25, 2019, (e) 15,849 shares of restricted stock held directly by Oscar Feldenkreis, which vest in three equal annual installments beginning on April 9, 2019, (f) 44,333 shares of performance stock granted in April 2016, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2019 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), (g) 39,425 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), and (h) 31,693 shares of performance stock granted in April 2018, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2021 (and he may be entitled to additional performance shares if the Company exceeds the performance goals). Oscar Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted and performance shares until the shares have vested.

(5)
Represents (a) 11,116 shares of Company Common Stock held directly by Mr. Arriola, (b) 3,974 shares of restricted stock held directly by Mr. Arriola which vest on June 13, 2019, and (c) 500 shares owned by a revocable trust of which Mr. Arriola and his spouse are the trustees.

(6)
Represents (a) 17,074 shares of Company Common Stock held directly by Mr. Scheiner, (b) 3,974 shares of restricted stock held directly by Mr. Scheiner which vest on June 13, 2019, and (c) 5,157 shares of Company Common Stock issuable upon the exercise of stock appreciation rights held by Mr. Scheiner that are currently exercisable. Mr. Scheiner has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.

(7)
Represents (a) 14,920 shares of Company Common Stock held directly by Ms. DeFlorio, (b) 3,974 shares of restricted stock held directly by Ms. DeFlorio which vest on June 13, 2019, and (c) 3,816 shares of Company Common Stock issuable upon the exercise of stock appreciation rights held by Ms. DeFlorio that are currently exercisable. Ms. DeFlorio has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.

(8)
Represents (a) 13,684 shares of Company Common Stock held directly by Mr. Klatsky, (b) 3,974 shares of restricted stock held directly by Mr. Klatsky which vest on June 13, 2019, and (c) 4,065 shares of Company Common Stock issuable upon the exercise of stock appreciation rights held by Mr. Klatsky that are currently exercisable. Mr. Klatsky has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.

(9)
Represents (a) 13,684 shares of Company Common Stock held directly by Mr. Rayden, (b) 3,974 shares of restricted stock held directly by Mr. Rayden which vest on June 13, 2019, and (c) 4,065 shares of Company Common Stock issuable upon the exercise of stock appreciation rights held by Mr. Rayden that are currently exercisable. Mr. Rayden has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.

(10)
Represents (a) 18,574 shares of Company Common Stock held directly by Mr. Voith, (b) 1,272 shares of restricted stock held directly by Mr. Voith, which vest on April 20, 2019, (c) 2,265 shares of restricted stock held directly by Mr. Voith, which vest in two equal annual installments beginning on April 25, 2019, (d) 2,733 shares of restricted stock held directly by Mr. Voith, which vest in three equal annual installments beginning on April 9, 2019, (e) 15,275 shares of performance stock granted in April 2016, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2019 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), (f) 13,585 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), and (g) 10,920 shares of performance stock granted in April 2018, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2021 (and he may be entitled to additional performance shares if the Company exceeds the performance goals). Mr. Voith has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted and performance shares until the shares have vested.

(11)
Represents (a) 2,616 shares of Company Common Stock held directly by Mr. Silverstein, (b) 25,000 shares of restricted stock, which vest on September 9, 2018, (c) 1,272 shares of restricted stock held directly by Mr. Silverstein, which vest on April 20, 2019, (d) 2,265 shares of restricted stock held directly by Mr. Silverstein, which vest in two equal annual installments beginning on April 25, 2019, (e) 2,733 shares of restricted stock held directly by Mr. Silverstein, which vest in three equal annual installments beginning on April 9, 2019, (f) 15,275 shares of performance stock granted in April 2016, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2019 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), (g) 13,585 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), and (h) 10,920 shares of performance stock granted in

  April 2018, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2021 (and he may be entitled to additional performance shares if the Company exceeds the performance goals). Mr. Silverstein has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted and performance shares until the shares have vested.

(12)
Represents (a) 1,195 shares of Company Common Stock held directly by Mr. Narino, (b) 2,121 shares of restricted stock held directly by Mr. Narino, which vest in three equal annual installments beginning on April 9, 2019, (c) 2,333 shares of restricted stock held directly by Mr. Narino, which vest in two equal annual installments beginning on April 11, 2019, (d) 5,000 shares of restricted stock held directly by Mr. Narino, which vest in three equal annual installments beginning on December 12, 2018, and (e) 4,241 shares of performance stock granted in April 2018, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2021 (and he may be entitled to additional performance shares if the Company exceeds the performance goals). Mr. Narino has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted and performance shares until the shares have vested.

(13)
Represents (a) 6,029 shares of Company Common Stock held directly by Mr. Enright, (b) 3,333 shares of restricted stock held directly by Mr. Enright, which vest in two equal annual installments beginning on June 2, 2019, (c) 2,827 shares of restricted stock held directly by Mr. Enright, which vest in two equal annual installments beginning on April 25, 2019, (d) 3,411 shares of restricted stock held directly by Mr. Enright, which vest in three equal annual installments beginning on April 9, 2019, (e) 8,479 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), and (f) 6,815 shares of performance stock granted in April 2018, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2021 (and he may be entitled to additional performance shares if the Company exceeds the performance goals). Mr. Enright has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted and performance shares until the shares have vested.

(14)
Includes (a) 1,707,307 shares of Company Common Stock directly held, (b) 1,194,314 shares of Company Common Stock indirectly held, (c) 24,472 shares of Company Common Stock issuable upon the exercise of stock appreciation rights that are currently exercisable, (d) 128,922 shares of time-based restricted stock, and (e) 236,757 shares of performance-based restricted stock.

(15)
Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2017. Dimensional Fund Advisors LP ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in its Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(16)
Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2017. Represents shares of Company Common Stock held by BlackRock, Inc. and with respect to which BlackRock, Inc. has sole voting and dispositive power.

(17)
Includes restricted and Company Common Stock equal in value to five times base salary; executive is expected to retain 50% of the after-tax profit shares upon vesting or exercise of all equity grants until meeting the executive stock ownership guidelines.

(18)
Includes restricted and Company Common Stock equal in value to three times base salary; executive is expected to retain 50% of the after-tax profit shares upon vesting or exercise of all equity grants until meeting the executive stock ownership guidelines.

(19)
Includes restricted and Company Common Stock equal in value to three times the annual cash retainer; non-management director is expected to retain 100% of the after-tax profit shares acquired upon vesting or exercise of all equity grants until meeting the stock ownership guidelines.

(20)
Includes restricted and Company Common Stock equal in value to one times base salary, executive is expected to retain 50% of the after-tax profit shares upon vesting or exercise of all equity grants until meeting the executive stock ownership guidelines.

(21)
Anita Britt (one of the Company's named executive officers) retired as the Company's Chief Financial Officer effective March 31, 2017. As of May 30, 2018, Ms. Britt did not own any shares of Company Common Stock. David Rattner (one of the Company's named executive officers) resigned from his position as the Company's Chief Financial Officer on November 9, 2017. Based on the Company's records, as of November 9, 2017, Mr. Rattner did not own any shares of Company Common Stock.

COMMON STOCK TRANSACTION INFORMATION

Transactions by the GF Group Filing Persons

        None of the GF Group Filing Persons have purchased or sold any securities of the Company during the past two years, except as provided below:

Quantity	Price ($)	Transaction Date	Transaction Description
GEORGE FELDENKREIS
(20,000)	22.0471	07/14/2016	Sale of Company Common Stock
(16,407)	24.2038	11/21/2016	Sale of Company Common Stock(1)
(26,300)	0.00	11/22/2016	Gifted
(10,000)	0.00	11/30/2016	Gifted
(15,771)	26.6841	12/14/2016	Sale of Company Common Stock
(14,229)	26.6099	12/15/2016	Sale of Company Common Stock
(1,850)	0.00	12/15/2016	Gifted
10,953	0.00	04/25/2017	Award of Restricted Stock Units(2)
3,651	0.00	04/25/2018	Vesting of Restricted Stock Units
3,974	0.00	06/13/2018	Grant of Restricted Shares
OSCAR FELDENKREIS
70,674	24.93	12/08/2016	Purchase of Company Common Stock(3)
(65,764)	28.32	12/08/2016	Sale of Company Common Stock(4)
(2,021)	22.24	04/20/2017	Sale of Company Common Stock(5)
(1,352)	21.25	04/22/2017	Sale of Company Common Stock(5)
59,141	0.00	04/25/2017	Purchase of Company Common Stock(6)
(7,666)	20.52	04/28/2017	Sale of Company Common Stock(5)
47,542	0.00	04/09/2018	Purchase of Company Common Stock(7)
OSCAR FELDENKREIS REVOCABLE TRUST UAD 05/06/11
(25,000)	21.9703	07/14/2016	Sale of Company Common Stock
(8,000)	0.00	11/29/2016	Gifted
(25,000)	26.7862	12/06/2016	Sale of Company Common Stock
(50,000)	26.7921	12/07/2016	Sale of Company Common Stock
FANNY HANONO REVOCABLE TRUST UAD 07/06/11
(15,000)	23.0000	11/22/2016	Sale of Company Common Stock
(15,000)	24.0524	11/25/2016	Sale of Company Common Stock
(50,000)	21.8998	09/22/2017	Sale of Company Common Stock

(1)
Represents shares of Company Common Stock sold solely to pay income taxes associated with the deemed vesting of restricted stock previously granted to George Feldenkreis, resulting from provisions of George Feldenkreis' employment agreement.

(2)
Each restricted stock unit represents the right to receive one share of Company Common Stock. The restricted stock units vest in three equal installments beginning April 25, 2018.

(3)
Represents the acquisition of shares of Company Common Stock underlying a Stock Appreciation Right.

(4)
Represents (i) the disposition of 62,215 shares of Company Common Stock underlying a Stock Appreciation Right as payment of the exercise price and (ii) the withholding of 3,549 shares of Company Common Stock to pay taxes resulting from exercise of a Stock Appreciation Right.

(5)
Represents shares of Company Common Stock withheld to pay taxes resulting from vesting of restricted shares.

(6)
Represents (i) 19,716 restricted shares granted under the 2015 Long-Term Incentive Compensation Plan (the "Plan"), successor to the Second Amended and Restated 2005 Long-Term Incentive Compensation Plan, which vest over three years beginning April 25, 2018; and (ii) 39,425 performance shares granted under the Plan, which vest up to 100% if certain performance goals are met and Oscar Feldenkreis is employed by the Company on the last day of fiscal 2020 (and Oscar Feldenkreis may be entitled to additional performance shares if the Company exceeds the performance goals).

(7)
Represents (i) 15,849 restricted shares granted under the Plan which vest over three years beginning April 9, 2019; and (ii) 31,693 performance shares granted under the Plan, which vest up to 100% if certain performance goals are met and Oscar Feldenkreis is employed by the Company on the last day of fiscal 2021 (and Oscar Feldenkreis may be entitled to additional performance shares if the Company exceeds the performance goals).

Transactions by the Company

        There have been no transactions in shares of Company Common Stock by the Company during the past two years, except as provided below:

	Number of Shares Purchased	Range of Prices Paid	Average Purchase Price
Fiscal Year Ended January 28, 2017
First Quarter	46,000(1)	$18.54 to $19.38	$19.17
Second Quarter	3,105(1)	$20.01 to $20.80	$20.11
Third Quarter	113,935	$18.68 to $18.99	$18.88
Fourth Quarter	282(1)	$24.24	$24.24
Fiscal Year Ended February 3, 2018
First Quarter	25,241(1)	$20.50 to $22.24	$21.10
Second Quarter	61,259(2)	$18.43 to $19.89	$18.96
Third Quarter	9,691(1)	$17.64 to $22.24	$21.95
Fiscal Year 2019
First Quarter	9,708(1)	$25.51 to $26.70	$25.72
Second Quarter	1,244(1)	$26.76 to $28.74	$27.38
Third Quarter (through August 16, 2018)	0	—	—

(1)
Represents shares withheld to pay statutory income taxes resulting from vesting of restricted shares.

(2)
Represents 11,259 shares withheld to pay statutory income taxes resulting from vesting of restricted shares.

        There have been no transactions in shares of Company Common Stock by the Company within the 60 days prior to the date of this Proxy Statement, except as provided below:

Quantity	Price ($)	Transaction Date	Transaction Description
THE COMPANY
812	27.17	06/01/2018	Withheld shares to pay statutory income taxes resulting from vesting of restricted shares.
212	27.06	06/06/2018	Withheld shares to pay statutory income taxes resulting from vesting of restricted shares.
31	26.76	06/06/2018	Withheld shares to pay statutory income taxes resulting from vesting of restricted shares.
189	28.74	07/14/2018	Withheld shares to pay statutory income taxes resulting from vesting of restricted shares.

Transactions by the Company's Directors and Executive Officers

        There have been no transactions in shares of Company Common Stock by our directors and executive officers within the 60 days prior to the date of this Proxy Statement, except as provided below:

Quantity	Price ($)	Transaction Date	Transaction Description
JOE ARRIOLA
3,974	0.00	06/13/2018	Grant of Restricted Shares
5,799	0.00	06/13/2018	Vesting of Restricted Shares
JANE DEFLORIO
3,974	0.00	06/13/2018	Grant of Restricted Shares
5,799	0.00	06/13/2018	Vesting of Restricted Shares
856	0.00	07/17/2018	Vesting of Restricted Shares
BRUCE KLATSKY
3,974	0.00	06/13/2018	Grant of Restricted Shares
5,799	0.00	06/13/2018	Vesting of Restricted Shares
856	0.00	07/17/2018	Vesting of Restricted Shares
MICHAEL RAYDEN
3,974	0.00	06/13/2018	Grant of Restricted Shares
5,799	0.00	06/13/2018	Vesting of Restricted Shares
856	0.00	07/17/2018	Vesting of Restricted Shares
J. DAVID SCHEINER
3,974	0.00	06/13/2018	Grant of Restricted Shares
5,799	0.00	06/13/2018	Vesting of Restricted Shares
856	0.00	07/17/2018	Vesting of Restricted Shares
DAVID ENRIGHT
3,333	0.00	06/01/2018	Vesting of Restricted Shares
812	27.17	06/01/2018	Company withholding of shares to pay statutory income taxes resulting from vesting of restricted shares.
JORGE NARINO
98	28.74	07/14/2018	Company withholding of shares to pay statutory income taxes resulting from vesting of restricted shares.
400	0.00	07/14/2018	Vesting of Restricted Shares
TRICIA MCDERMOTT THOMPKINS
91	28.74	07/14/2018	Company withholding of shares to pay statutory income taxes resulting from vesting of restricted shares.
374	0.00	07/14/2018	Vesting of Restricted Shares

 SHAREHOLDER PROPOSALS AND NOMINATIONS

        As of the date of this Proxy Statement, the board of directors is not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

        If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect our annual meeting of shareholders to generally be held in June of each year. We will consider for inclusion in our proxy materials for the 2019 annual meeting of shareholders proposals that are received no later than [            ], 2018 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act, and our by-laws. Shareholders must submit their proposals to our corporate headquarters located at 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: Tricia Thompkins, General Counsel and Secretary.

        In addition, any shareholder who wishes to propose a nominee to our board of directors or propose any other business to be considered by the shareholders (other than a shareholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of Article Two, Section 14 of our by-laws, a copy of which is on file with the SEC and may be obtained from Tricia Thompkins, our General Counsel and Secretary upon request. These notice provisions require that nominations of persons for election to our board of directors and proposals of business to be considered by the shareholders for the 2019 annual meeting of shareholders, to the extent such meeting is held, must be made in writing and submitted to our corporate headquarters located at 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: Tricia Thompkins, General Counsel and Secretary, no earlier than [            ], 2019 and no later than [            ], 2019.

        If the merger is completed, we do not expect to hold our 2018 Annual Meeting.

HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other agent) to implement a delivery procedure called "householding." Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials, including this Proxy Statement and other proxy materials, unless the affected shareholder has provided us with contrary instructions. This procedure provides extra convenience for shareholders and cost savings for companies.

        Perry Ellis and some brokers, banks or other agents may be householding our proxy materials, including this Proxy Statement. A single set of this Proxy Statement and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Registered shareholders may revoke their consent at any time by contacting the Company's transfer agent Continental Stock Transfer & Trust Company, toll-free at 1 (800) 509-5586. Holders through banks or brokers or other agents must notify such agents.

        Upon written or oral request, Perry Ellis will promptly deliver a separate copy of the Proxy Statement and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Statement and other proxy materials, you may send a written request to 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: Tricia Thompkins, General Counsel and Secretary or call (305) 592-2830. In addition, if you are receiving multiple copies of the Proxy Statement and other proxy material, you can request householding by contacting our General Counsel and Secretary in the same manner.

 WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

        The Company files certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like the Company, which file electronically with the SEC. The address of that site is www.sec.gov.

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that the Company files with the SEC at the following location of the SEC:

  Public Reference Room
  100 F Street, N.E., Room 1580
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. The information provided on the Company's website is not part of this Proxy Statement, and therefore is not incorporated by reference herein.

        Because the merger is a "going private" transaction, the Company and the GF Group Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this Proxy Statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested holder of Company Common Stock or any representative who has been so designated in writing.

        The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

        The SEC allows the Company to "incorporate by reference" information into this Proxy Statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

        The following documents filed with the SEC are incorporated by reference in this Proxy Statement:

  •
  The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2018;

  •
  Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the fiscal year ended February 3, 2018;

  •
  The Company's Quarterly Report on Form 10-Q for the quarter ended May 5, 2018;

  •
  The Company's Current Reports on Form 8-K, filed with the SEC on February 26, 2018, March 15, 2018, April 9, 2018, April 19, 2018, April 26, 2018, April 27, 2018, April 27, 2018, May 29, 2018, May 31, 2018, June 18, 2018, June 20, 2018 and July 5, 2018; and

  •
  The description of our common stock contained in our registration on Form 8-A as filed with the SEC on May 14, 1993.

        We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this Proxy Statement and before the Special Meeting.

        Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of any of the documents incorporated by reference in this Proxy Statement. Requests for such copies should be directed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: Tricia Thompkins, General Counsel and Secretary; Telephone: (305) 592-2830 and should be made at least five business days before the date of the Special Meeting. If you wish to receive a copy of any documents incorporated by reference in this Proxy Statement, will mail you these documents without charge excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this Proxy Statement).

        These documents are also available at the investor relations section of the Company's website, located at http://investor.pery.com/.

Questions

        If you have questions about the Special Meeting or the merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: Tricia Thompkins, General Counsel and Secretary. You may also contact the Company's proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at 1 (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

*    *    *

        The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any later date.

        No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement is dated August 20, 2018. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

        No other matters are intended to be brought before the Special Meeting by the Company, and the Company does not know of any matters to be brought before the Special Meeting by others. If, however, any other matters properly come before the meeting, the persons named in this Proxy Statement will vote the shares represented thereby in accordance with the judgment of management on any such matter.

APPENDIX A

EXECUTION VERSION

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

FELDENKREIS HOLDINGS LLC,

GF MERGER SUB, INC.

and

PERRY ELLIS INTERNATIONAL, INC.

Dated as of June 15, 2018

A-i

A-ii

Exhibits

A	Certificate of Incorporation	A-67
B	Bylaws	A-69

Disclosure Letters

Company Disclosure Letter
Parent Disclosure Letter

A-iii

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	8.1(a)
Affiliate	8.1(b)
Affiliate Transactions	3.24
Agreement	Preamble
Alternate Terms and Conditions	5.12(a)
Anticorruption Laws	8.1(c)
Applicable Exchange	8.1(d)
Articles of Merger	1.3
Balance Sheet Date	3.12(a)
Book-Entry Shares	2.1(c)(ii)
Business Day	8.1(e)
Certificates	2.1(c)(ii)
Chosen Courts	8.5(a)
Closing	1.2
Closing Date	1.2
Code	8.1(f)
Common Stock	8.1(g)
Company	Preamble
Company Assets	3.7
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	III
Company Employee Benefits	3.16(a)
Company Equity Plan	8.1(h)
Company Financial Advisor	3.25
Company Material Adverse Effect	3.7
Company Option	2.3(a)
Company Performance Stock Award	2.3(d)
Company Permits	3.22(a)
Company Proxy Statement	3.6(b)
Company Related Parties	8.1(j)
Company Restricted Stock Award	2.3(c)
Company RSUs	2.3(e)
Company SAR	2.3(b)
Company SEC Reports	3.10(a)
Company Severance Plan	5.6(b)
Company Stock Award	2.3(d)
Company Stockholders Meeting	3.6(b)
Company Termination Fee	7.6(c)
Confidentiality Agreements	5.3(b)
Continuation Period	5.6(a)
Contract	8.1(k)
Conveyance Taxes	5.11
Damages	5.7(b)
Debt Commitment Letters	4.6(a)
Debt Financing	4.6(a)
Dissenting Shares	2.4(a)
Divestiture Action	5.9(d)

A-iv

Term	Section
Dollars	8.2(c)
Effective Time	1.3
Employee	5.6(a)
Enforceability Exceptions	8.1(l)
Environmental Law	3.19
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
Exchange Act	3.6(b)
Excluded Shares	2.1(b)
Expenses	5.11
FBCA	Recitals
Financing	4.6(a)
Financing Commitments	4.6(a)
Financing Contingencies	8.1(m)
Financing Sources	8.1(n)
Foreign Competition Law	3.6(f)
Forward-Looking Information	III
FS Provisions	8.11
GAAP	3.11(a)(ii)
Governmental Authority	8.1(o)
Governmental Authorizations	3.6
Guarantor	4.12
Hazardous Substances	8.1(p)
HSR Act	3.6(e)
Indemnified Parties	5.7(a)
Intellectual Property	8.1(q)
Intervening Event	5.4(f)
IRS	3.16(b)
Knowledge	8.1(r)
Law	8.1(s)
Legal Actions	3.14
Lenders	4.6(a)
Liabilities	3.12
Liens	8.1(t)
Limited Guarantee	4.12
Material Contracts	3.15
Maximum Premium	5.7(c)
Merger	Recitals
Merger Consideration	2.1(c)(i)
Merger Sub	Preamble
Non-U.S. Employee Benefit	3.16(a)
Option Consideration	2.3(a)
Orders	8.1(u)
Organizational Documents	8.1(v)
Owned Intellectual Property	8.1(w)
Parent	Preamble
Parent Assets	4.4(b)
Parent Contracts	4.4(c)
Parent Disclosure Letter	IV
Parent Material Adverse Effect	8.1(x)

A-v

Term	Section
Parent Plan	5.6(c)
Parent Related Parties	8.1(y)
Parent Termination Fee	7.6(d)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Permits	3.22(a)
Permitted Lien	8.1(z)
Person	8.1(aa)
Pledgor	4.12
Preferred Stock	3.8(a)
Principal Stockholders	Recitals
Prior Service	5.6(c)
Real Property Leases	3.21(b)
Representatives	8.1(bb)
Requisite Company Vote	8.1(cc)
Rights	8.1(dd)
Rollover Investment	4.6(a)
Rollover Investors	4.6(a)
Rollover Letters	4.6(a)
SAR Consideration	2.3(b)
Schedule 13E-3	3.6(b)
SEC	3.6(b)
Securities Act	3.10(a)
Pledge and Security Agreement	4.12
Solvent	8.1(ee)
Special Committee	Recitals
Subsidiary	8.1(ff)
Superior Proposal	8.1(gg)
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Takeover Proposal	8.1(hh)
Tax Returns	8.1(ii)
Taxes	8.1(jj)
Termination Date	7.2(a)
Transaction Litigation	5.15
Voting Agreement	Recitals
Willful and Material Breach	8.1(kk)

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2018 (this "Agreement"), by and among Feldenkreis Holdings LLC, a Delaware limited liability company ("Parent"), GF Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Perry Ellis International, Inc., a Florida corporation (the "Company").

RECITALS

        WHEREAS, the Board of Directors of the Company (the "Company Board") established a Special Committee (the "Special Committee"), consisting solely of independent and disinterested directors, to, among other things, consider and negotiate strategic transactions involving the Company, including the merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the "Merger") and the other transactions contemplated by this Agreement, and to make a recommendation to the Company Board with respect thereto;

        WHEREAS, the Special Committee has determined that it is fair to, advisable and in the best interests of the Company and the holders of Common Stock to enter into this Agreement with Parent and Merger Sub, providing for the Merger and the other transactions contemplated hereby, in each case in accordance with the Florida Business Corporation Act (the "FBCA");

        WHEREAS, the Company Board, based on the recommendation of the Special Committee, at a meeting thereof duly called and held, has (a) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is fair to, advisable and in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) recommended to the stockholders of the Company that they adopt this Agreement (the "Company Board Recommendation");

        WHEREAS, the board of directors of Merger Sub, at a meeting thereof duly called and held, has approved and declared advisable, and the managing member of Parent has approved, this Agreement, the Merger and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, (i) the Guarantor is entering into a Limited Guarantee and (ii) the Pledgor is entering into a Pledge and Security Agreement, in each case in favor of the Company with respect to certain of Parent's and Merger Sub's obligations under this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each Rollover Investor has entered into a Rollover Letter with Parent pursuant to which, among other things, the Rollover Investors have agreed, on the terms and subject to the conditions set forth in their respective Rollover Letters, to make the Rollover Investment;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and the Company to enter into this Agreement, certain stockholders of the Company (the "Principal Stockholders") are entering into a voting agreement (the "Voting Agreement") with Parent and the Company pursuant to which, among other things, the Principal Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to (a) vote their shares of Common Stock in favor of adoption of this Agreement (and have delivered to the Company's Board of Directors an irrevocable proxy to so vote with respect to this

Agreement to the extent provided therein) and (b) take certain other actions in furtherance of the transactions contemplated by this Agreement.

        Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the FBCA as the surviving corporation in the Merger (the "Surviving Corporation") and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

        Section 1.2    Closing.     Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the "Closing") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the second Business Day after the day on which the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

        Section 1.3    Effective Time.     At the Closing, Parent and the Company shall cause an articles of merger (the "Articles of Merger") to be executed, signed, acknowledged and filed with the Secretary of State of the State of Florida in such form as is required by the relevant provisions of the FBCA, and shall make all other deliveries, filings or recordings required by the FBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger has been duly filed with the Secretary of State of the State of Florida or at such other subsequent date or time as Parent and the Company may agree and specify in the Articles of Merger in accordance with the FBCA (the "Effective Time").

        Section 1.4    Effects of the Merger.     The Merger shall have the effects set forth in the FBCA, this Agreement and the Articles of Merger. From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company, all as provided in the FBCA.

        Section 1.5    Certificate of Incorporation.     The certificate of incorporation of the Company shall, at the Effective Time and without any further action on the party of any party hereto, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Charter"), until amended as provided therein and by applicable Law.

        Section 1.6    Bylaws.     The bylaws of the Company shall, at the Effective Time and without any further action on the party of any party hereto, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the "Surviving Bylaws"), until amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

        Section 1.7    Directors.     The parties shall take all requisite action so that the directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

        Section 1.8    Officers.     The officers of the Company immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

        Section 2.1    Conversion of Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

          (a)    Conversion of Merger Sub Capital Stock.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its Subsidiaries immediately before the Effective Time, including, for the avoidance of doubt, each share of Common Stock contributed to Parent by the Rollover Investors in accordance with the Rollover Letters (collectively, the "Excluded Shares"), shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

          (c)    Conversion of Common Stock.

    (i)
    Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $27.50 in cash, without interest (the "Merger Consideration").

    (ii)
    All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Effective Time represented such shares (the "Certificates") or (B) shares represented by book-entry (the "Book-Entry Shares") shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

          (d)    Equitable Adjustment.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock) is declared with a record date during such period, then the Merger Consideration shall be proportionately and equitably adjusted, without duplication, to reflect such change.

        Section 2.2    Surrender of Certificates and Book-Entry Shares.

          (a)    Paying Agent.    Not less than three Business Days before the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the "Paying Agent") and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

          (b)    Payment Fund.    Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares, Company Options and Company Restricted Stock Awards, for payment in accordance with this Article II through the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration for all issued and outstanding shares of Common Stock (other than Excluded Shares) and other amounts payable under this Article II (including with respect to Company Options, Company SARs and Company Restricted Stock Awards). Such funds provided to the Paying Agent are referred to as the "Payment Fund."

          (c)    Payment Procedures.

    (i)
    Letter of Transmittal. As soon as reasonably practicable, and in any event within three (3) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i), (A) a letter of transmittal in the Paying Agent's standard form (and reasonably satisfactory to Parent and the Company), specifying that delivery shall be effected, and risk of loss and title to such holder's shares shall pass, only upon proper delivery of Certificates (or affidavit of loss in lieu thereof) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration multiplied by the number of shares evidenced by such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares. Such instructions shall provide that: (1) at the election of the surrendering holder, Certificates (or affidavit of loss in lieu thereof) may be surrendered by hand delivery or otherwise and (2) the Merger Consideration payable in exchange for Certificates (or affidavit of loss in lieu thereof) and/or Book-Entry Shares will be payable by wire transfer to the surrendering holder.

    (ii)
    Surrender of Shares. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Certificate (or affidavit of loss in lieu thereof) or such Book-Entry Share less any required withholding of Taxes. Any Certificates (or affidavit of loss in lieu thereof) and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares.

    (iii)
    Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the Person requesting such payment (x) pays any applicable transfer

      Taxes or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Certificate or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

    (iv)
    No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation's obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by it.

          (d)    Lost, Stolen or Destroyed Certificates.    If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the applicable Merger Consideration to such Person in respect of the shares of Common Stock represented by such Certificate.

          (e)    No Further Transfers.    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in this Article II.

          (f)    Required Withholding.    Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as they are required to deduct or withhold therefrom under the Code, or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

          (g)    No Liability.    None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

          (h)    Investment of Payment Fund.    The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing solely in such assets and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or losses thereon shall affect the Merger Consideration payable hereunder and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Common Stock, Company Options and Company Stock Awards immediately prior to the Effective Time in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

          (i)    Termination of Payment Fund.    Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent and/or the Surviving Corporation, which shall remain responsible for payment of the applicable Merger Consideration.

        Section 2.3    Company Options, Company SARs and Company Stock Awards.

          (a)   Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof, the Company shall take all necessary and appropriate actions so that, at the Effective Time, each option to acquire shares of Common Stock under the Company's Equity Plan (each, a "Company Option") outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled and each Company Option shall be converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock that may be acquired upon exercise of such Company Option. The Company Board or the compensation committee thereof shall take all necessary and appropriate actions so that all Company Options shall be vested in full as of immediately prior to the Effective Time. "Option Consideration" means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option at the time of calculation. Notwithstanding the foregoing, if the exercise or purchase price of the applicable Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any payment being made in respect thereof.

          (b)   Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof, the Company shall take all necessary and appropriate actions so that, at the Effective Time, each stock appreciation right with respect to shares of Common Stock granted under the Company's Equity Plan (each, a "Company SAR") outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company or the holder of that Company SAR, shall be canceled and each Company SAR shall be converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, without interest, equal to the SAR Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock underlying such Company SARs. The Company Board or the compensation committee thereof shall take all necessary and appropriate actions so that all Company SAR shall be vested in full as of immediately prior to the Effective Time. "SAR Consideration" means the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company SAR at the time of calculation. Notwithstanding the foregoing, if the exercise or purchase price with respect to the applicable Company SAR is equal to or greater than the Merger Consideration, such Company SAR shall be cancelled without any payment being made in respect thereof.

          (c)   Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof or as otherwise provided below, each share of restricted Common Stock that vests solely based on continued service (each, a "Company Restricted Stock Award") outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent,

  Merger Sub, the Company or the holder of that Company Restricted Stock Award, shall be, at the Effective Time, converted into the right to receive from Parent or the Surviving Corporation the Merger Consideration per share in accordance with Section 2.1(c); provided, however, that any Company Restricted Stock Award held by a non-employee member of the Company Board shall, prior to such conversion, be prorated by multiplying the number of shares of Common Stock subject to such Company Restricted Stock Award by a fraction, the numerator of which is the number of days that have elapsed since the grant date of such award and the denominator of which is 365, with any fractional share rounded up to the nearest whole share. The Company Board or the compensation committee thereof shall take all necessary and appropriate actions so that all Company Restricted Stock Awards shall be vested and all restricted periods shall lapse thereon in full as of immediately prior to the Effective Time.

          (d)   Except as otherwise agreed in writing after the date hereof by Parent and the applicable holder thereof or as otherwise provided below or on Section 2.3(d) of the Company Disclosure Letter, each share of restricted Common Stock that vests based on the achievement of performance goals (each, a "Company Performance Stock Award", and together with the Company Restricted Stock Awards, the "Company Stock Awards") outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Performance Stock Award, shall be, at the Effective Time, converted into the right to receive a restricted cash award on the same terms and conditions (including applicable time and/or service vesting conditions but excluding performance goals) applicable to such Company Performance Stock Award under the applicable Company Equity Plan and award agreement in effect immediately prior to the Effective Time, with respect to an amount of cash determined by multiplying the Merger Consideration by the number of shares of Common Stock that would vest based on the achievement of any applicable performance goals at the target level. For the avoidance of doubt, any provisions relating to the forfeiture, acceleration of vesting or payment of any award contained in a Company Performance Stock Award shall apply to the restricted cash award described in this Section 2.3(d) ; provided that, in the event any such Company Performance Stock Award does not contain such an acceleration provision, such restricted cash award shall vest and be paid upon the termination of the holder's employment by the Company without Cause or by the holder for Good Reason (each, as defined in the most recent Company Equity Plan), in each case, subject to the execution and delivery (without revocation) of a release of claims in favor of the Company in the form provided by the Company; provided, further, that any Company Performance Stock Award that vests by its terms upon the occurrence of the Effective Time, if any, shall be, at the Effective Time, converted into the right to receive from Parent or the Surviving Corporation the Merger Consideration per share in accordance with Section 2.1(c). The Company Board or the compensation committee thereof shall take all necessary and appropriate actions so that all Company Performance Stock Awards shall be treated in accordance with this Section 2.3(d). Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, as applicable, make all the payments pursuant to the restricted cash awards described in this Section 2.3(d) in accordance with their terms.

          (e)   Subject to the provisions of this Section 2.3, the Company shall take all necessary and appropriate actions so that all Company Options and Company SARs, as well as all restricted stock units payable in shares of Common Stock or whose value is determined with reference to the value of shares of Common Stock ("Company RSUs"), shall be canceled and the Company Equity Plans shall terminate at the Effective Time.

          (f)    Not later than 10 days prior to the Effective Time, the Company shall mail to each holder of Company Options, Company SARs and Company Stock Awards a letter describing the treatment of and payment for such Company Options, Company SARs or Company Stock Awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such

  Company Options, Company SARs or Company Restricted Stock Awards (which instructions shall provide that the cash payable to such holder of Company Options and Company SARs pursuant to this Section 2.3 will be made by check or wire transfer in accordance with the holder's instructions on file with the Company in respect of payroll and, if no such instructions are applicable to such holder, may be, at the election of such holder, mailed to such holder or transferred to such holder by wire transfer).

          (g)   As promptly as practicable following the Effective Time and in any event not later than the fifth Business Day thereafter, Parent or the Surviving Corporation shall cause the Paying Agent to mail a check (or transfer by wire transfer) (i) to each applicable holder of a Company Option, in such amount due and payable to such holder pursuant to Section 2.3(a) in respect of such Company Option and (ii) to each applicable holder of a Company SAR, in such amount due and payable to such holder pursuant to Section 2.3(b) in respect of such Company SAR. Notwithstanding the foregoing, in lieu of the payments contemplated by the immediately preceding sentence, Parent and the Surviving Corporation may direct the Paying Agent to pay the Surviving Corporation (or its designees) for (but only to the extent of) any amounts the Surviving Corporation elects to pay to each holder of a Company Option or Company SAR in respect of the consideration payable therefor plus any amounts deducted and withheld with respect to any such amounts.

        Section 2.4    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.4), any shares of Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the FBCA (collectively, the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (A) all Dissenting Shares shall be canceled and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the FBCA.

          (b)   Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder's shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate (or affidavit of loss in lieu thereof) formerly representing such shares or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, in each case in accordance with Section 2.2.

          (c)   The Company shall give Parent (i) notice of any written demands for appraisal of any shares of Common Stock, any withdrawals of such demands and any other instrument served on the Company under the FBCA and (ii) the right to direct all negotiations and proceedings with respect to such demands for appraisal. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands for appraisal or otherwise settle any such demands without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (x) the confidential disclosure letter delivered by the Company to Parent before or in connection with the execution of this Agreement (the "Company Disclosure Letter"), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Company Disclosure Letter and any other representation or warranty made elsewhere in Article III, in either case, to which the relevance of such item is reasonably apparent on the face of such disclosure or (y) the Company SEC Reports filed with, or furnished to, the SEC on or after January 1, 2017 and prior to the date of this Agreement (other than disclosures contained under the captions "Risk Factors" or "Forward-Looking Statements" to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature (or any other disclosures contained in the Company SEC Reports that are similarly predictive or forward-looking in nature) (collectively, "Forward-Looking Information")), the Company represents and warrants to Parent and Merger Sub that:

        Section 3.1    Organization and Power.     The Company is duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the relevant jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

        Section 3.2    Foreign Qualifications.     Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the nature of its business or ownership, leasing or operation of its properties requires such qualification, except where failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.3    Corporate Authorization.     Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Company has all necessary corporate power and authority to enter into, deliver, and perform its obligations under, this Agreement and, subject to the receipt of the Requisite Company Vote with respect to the Merger, to consummate the transactions contemplated by this Agreement. Each of the Company Board and the Special Committee at a meeting duly called and held has duly adopted resolutions: (a) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (b) approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement, (c) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (d) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (e) recommending to the stockholders of the Company that they adopt this Agreement. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct and that the Requisite Company Vote is received, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company.

        Section 3.4    Enforceability.     This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

        Section 3.5    Subsidiaries.     Except as disclosed in Section 3.8(c) of the Company Disclosure Letter, each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Section 3.5 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, including the jurisdiction of organization of each such Subsidiary.

        Section 3.6    Governmental Authorizations.     Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.3 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval, order, waiver or other authorization of, or, registration, declaration or filing with or notification to (collectively, "Governmental Authorizations"), any Governmental Authority, other than:

          (a)   the filing of the Articles of Merger with the Secretary of State of the State of Florida;

          (b)   the filing with the Securities and Exchange Commission (the "SEC") of (i) a proxy statement (the "Company Proxy Statement") relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the "Company Stockholders Meeting"), (ii) a Rule 13E-3 transaction statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the adoption of this Agreement by the stockholders of the Company and (iii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the "Exchange Act") and the FBCA;

          (c)   any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or "blue sky" Laws;

          (d)   compliance with the Applicable Exchange rules and regulations;

          (e)   the filing of a pre-merger notification and report form by the Company required under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act");

          (f)    compliance with and the filing and receipt, termination or expiration as applicable, of such other approvals or waiting periods as may be required under any (i) applicable foreign competition Law and (ii) applicable foreign investment Law (clauses (i) and (ii) collectively, "Foreign Competition Law"); and

          (g)   any such Governmental Authorizations, the failure of which to make or obtain, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.7    Non-Contravention.     The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the Organizational Documents of the Company, (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries ("Company Assets") are bound, assuming that all Governmental Authorizations described in Section 3.6 have been obtained or made, (c) conflict with or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to, or to a right of, termination, modification or cancellation under, any Material Contracts, (d) result in the creation of any Lien upon any of the properties, assets or rights of the Company or any of its Subsidiaries (other than any Lien created as a result of any action taken by Parent or Merger Sub) or (e) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contracts, other than in the case of clauses (b), (c), (d) and (e) of this Section 3.7, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (without regarding to the exclusions set forth in clause (ix) and (xiii) of the definition of "Company Material Adverse Effect").

        Section 3.8    Capitalization.

          (a)   Except as set forth on Section 3.8(a) of the Company Disclosure Letter, the Company's authorized capital stock consists solely of (i) 100,000,000 shares of Common Stock and, (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of June 14, 2018, (A) 15,890,868 shares of Common Stock were issued and outstanding (which number of shares includes the Company Stock Awards enumerated in clause (B) hereafter), (B) 637,321 Company Stock Awards were outstanding, (C) no shares of Common Stock were held in treasury by the Company or any of its Subsidiaries, (D) 5,001 shares of Common Stock were subject to issued and outstanding Company Options, (E) 37,336 shares of Common Stock were subject to outstanding Company SARs; (F) 7,301 Company RSUs payable in shares of Common Stock were outstanding; and (G) no shares of Preferred Stock were issued and outstanding. Except as set forth above, as of the date hereof, there are no shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company.

          (b)   Section 3.8(b) of the Company Disclosure Letter sets forth a true and complete list, as of June 14, 2018, of all Company Options, Company SARs, Company Stock Awards and any other awards issued under the Company's Equity Plan then outstanding, specifying on a holder-by-holder basis (i) the name of such holder, (ii) the number of Shares subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, and (v) the exercise price for each such Company Option and Company SAR.

          (c)   All issued and outstanding shares of Common Stock and all shares of Common Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any pre-emptive or similar rights.

          (d)   Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights. All equity interests of each Subsidiary that is not a corporation are duly created pursuant to the Laws of such Subsidiary's jurisdiction of organization or formation, are issued and paid for in accordance with the Organizational Documents of such Subsidiary and are fully paid and non-assessable. Except as disclosed in Section 3.8(d) of the Company Disclosure Letter, each of the outstanding shares of capital stock, or other equity or voting interest, in each Subsidiary is owned by the Company free and clear of any Lien (other than Permitted Liens).

          (e)   Except for the capital stock and other equity interests of the Company's Subsidiaries or as disclosed in Section 3.8(e) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

          (f)    There are no voting trusts, proxies, stockholder agreements, registration rights agreements or similar Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any shares of capital stock or other voting or equity interests of the Company or any of its Subsidiaries or any preemptive rights with respect thereto, other than the Voting Agreement. There are no bonds, debentures, notes or other indebtedness the Company or any of its Subsidiaries that entitle the holder thereof to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) together with stockholders of the Company or its Subsidiaries on any matters with respect to the Company or its Subsidiaries.

          (g)   Except as set forth above in this Section 3.8, there are no preemptive or other outstanding rights, options, warrants, conversion rights, "phantom" stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the Company's stockholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

        Section 3.9    Voting.     Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement.

        Section 3.10    SEC Reports; Company Proxy Statement; Schedule 13E-3.

          (a)   The Company and its Subsidiaries have timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Company or its Subsidiaries with the SEC (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Company SEC Reports") since January 1, 2017. Except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, such Company SEC Reports (a) complied, and each of the Company SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act and other applicable Laws, including the applicable rules and regulations promulgated thereunder and (b) did not, and each of the Company SEC Reports filed subsequent to the date of this Agreement and prior to the Effective Time (other than the Company Proxy Statement and the Schedule 13E-3) will not, at the time of filing, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were or are made, not misleading in any material respect. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

          (b)   None of the information to be supplied by or on behalf of the Company for inclusion in the Company Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders Meeting, and (ii) in the case of the Company Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company's stockholders and as of the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 3.11    Financial Statements; Internal Controls.

          (a)   Each of the consolidated financial statements (including, in each case, the related notes thereto) of the Company and its consolidated Subsidiaries, for the fiscal years ended February 3, 2018 and January 28, 2017, included in the Company SEC Reports:

    (i)
    when filed complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

    (ii)
    were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes to the audited financial statements and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments); and

    (iii)
    fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the date thereof, and the consolidated results of operations and cash flows for the period then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments).

          (b)   Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Applicable Exchange.

          (c)   The Company and its Subsidiaries have established and maintain disclosure controls and procedures as defined in and required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company's periodic reports under the Exchange Act is made known on a timely basis to the Company's principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and such disclosure controls and procedures are reasonably effective in timely alerting the Company's principal executive officer and its principal financial officer to such information required to be included in the Company's periodic reports required under the Exchange Act. The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's or any of its Subsidiaries' ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company and its Subsidiaries have established and maintain internal control over financial reporting (as defined in and in accordance with the requirements of Rule 13a-15(f) of the Exchange Act) effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

        Section 3.12    Liabilities.     There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, "Liabilities"), of the Company or any of its Subsidiaries which are required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, other than:

          (a)   Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of February 3, 2018 (the "Balance Sheet Date") or the footnotes thereto set forth in the Company SEC Reports;

          (b)   Liabilities incurred since the Balance Sheet Date in the ordinary course of business;

          (c)   Liabilities incurred in connection with the transactions contemplated by this Agreement or as permitted or contemplated by this Agreement;

          (d)   Liabilities disclosed in Section 3.12 of the Company Disclosure Letter; and

          (e)   other Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

        Section 3.13    Absence of Certain Changes.     Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date (a) through the date hereof, the Company and each of its Subsidiaries have conducted their respective business, in all material respects, in the ordinary course of such businesses consistent with past practice and (b) there has not been any Company Material Adverse Effect.

        Section 3.14    Litigation.     As of the date hereof, there are no legal actions, arbitrations, litigations, suits or other civil or criminal proceedings (collectively, "Legal Actions") pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or to which any of their respective properties or assets is subject that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and as of the date of this Agreement there is no Legal Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. As of the date hereof, there are no Orders outstanding to which the Company or any of its Subsidiaries is subject or bound that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect nor are there any Orders outstanding as of the date of this Agreement that would or seek to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

        Section 3.15    Material Contracts.     Except for Contracts filed as exhibits to the Company SEC Reports or as disclosed in Section 3.15 of the Company Disclosure Letter, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to, and (ii) none of the Company, any of its Subsidiaries or any of their respective properties or assets are bound by (in each case, other than any Company Employee Benefit) (collectively, the Contracts of the type described in clauses (a) through (j) below are referred to herein as, the "Material Contracts"):

          (a)   any Contract that is or would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K under the

  Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Balance Sheet Date and before the date hereof;

          (b)   any Contract (excluding any Contract under which the Company or any of its Subsidiaries grant a license with respect to any Owned Intellectual Property) containing a covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, to carry on business in any geographic region, to offer any product or service or operate within any industry or commercial field, or to compete with any Person to the extent such limitation is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted;

          (c)   any Contract under which the Company or the applicable Subsidiary has granted to a third party any exclusive license with respect to any Owned Intellectual Property that contains a minimum guaranteed royalty obligation (or other comparable payment guarantee) of more than $250,000 in royalties or other fees for the calendar year ended December 31, 2017;

          (d)   any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company or any of its Subsidiaries, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

          (e)   any Contract under which (i) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Liabilities of the Company or any of its Subsidiaries or (ii) the Company or any Subsidiary has directly or indirectly guaranteed Liabilities of any Person (other than the Company or any Subsidiary) (in each case of (i) and (ii), which guarantee obligation exceeds $250,000, other than, in each case, endorsements for the purpose of collection in the ordinary course of business);

          (f)    any Contract under which the Company or the applicable Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or any of its Subsidiaries), in any such case which the outstanding balance, individually, is in excess of $250,000;

          (g)   any Contract (other than among consolidated Subsidiaries of the Company) relating to any interest rate, currency or commodity derivatives or hedging transactions involving an amount in excess of $250,000;

          (h)   any Contract under which the Company or the applicable Subsidiary, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person that will be outstanding after the date hereof (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $250,000;

          (i)    any Contract that prohibits the pledging of capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guarantees by any Subsidiary of the Company, in each case, other than pursuant to any joint venture;

          (j)    any Contract that requires the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest of another Person and any other Contract that relates to an acquisition or similar transaction which contain indemnities or "earn-out" obligations with respect to the Company or any of its Subsidiaries, in any such case, that remain in effect and have a value in excess of $250,000; and

          (k)   any Contract for indemnification, advancement of expenses and or exculpation of liability with any current or former director or executive officer of the Company or any of its Subsidiaries.

        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, (ii) none of the Company, its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Material Contract, (iii) to the Knowledge of the Company, no party to any Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default, require consent or result in the loss of a material benefit or give rise to any right of termination, amendment, acceleration or cancellation, under the provisions of such Material Contract, and (iv) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts in effect as of the date hereof, including any material amendments thereto.

        Section 3.16    Benefit Plans.

          (a)   Section 3.16(a) of the Company Disclosure Letter lists, as of the date hereof, all material "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (whether or not such "employee benefit plan" is subject to ERISA), and all material stock purchase, stock option, severance, offer letter, employment, consulting, change-of-control, retention, collective bargaining, bonus, incentive compensation, profit sharing, savings, retirement, retiree medical or life, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement and other material benefit plans (including the Company Equity Plan), agreements, programs, policies or commitments, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (ii) to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, employees or consultants or which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which would be treated at any relevant time as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA (an "ERISA Affiliate"), excluding plans, agreements, programs, policies or commitments under which neither the Company nor any Subsidiary of the Company has any remaining obligations. All such plans, agreements, programs, policies and commitments, without regard to materiality, are collectively referred to as the "Company Employee Benefits." Each Company Employee Benefit that is maintained primarily for the benefit of an employee, officer, director or other service provider who is primarily located outside of the United States shall be identified on Section 3.16(a) of the Company Disclosure Letter (each a "Non-U.S. Employee Benefit").

          (b)   With respect to each of the material Company Employee Benefits, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document or a written description thereof, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion, (v) if the Company Employee Benefits are intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS"), (vi) any related trust or funding agreements or insurance policies, and (vii) any material correspondence between the Company and the Department of Labor or the IRS relating to any Company Employee Benefit.

          (c)   No Company Employee Benefit is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any of its Subsidiaries has any material liability in respect of any multiemployer plan. The Company does not maintain, sponsor or contribute to, and has not within the preceding six years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA and no liability under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA has been incurred by any ERISA Affiliate which, in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Employee Benefits is in compliance with ERISA, the Code and other applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has not occurred any "reportable event" (as such term is defined in Section 4043 of ERISA), other than those events as to which the thirty-day notice period is waived. With respect to each of the Company Employee Benefits that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such Company Employee Benefit and (ii) to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would materially and adversely affect such qualification.

          (e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Employee Benefits provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law.

          (f)    Except as set forth on Section 3.16(f) of the Company Disclosure Letter or in this Agreement (including Section 2.3), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) will not (i) entitle any Company officer to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former officer of the Company, (iii) increase any material benefits otherwise payable under any of the Company Employee Benefits, (iv) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any of its Subsidiaries to any current or former officer of the Company or (v) limit or restrict the right of Parent or the Surviving Corporation to merge, amend or terminate any of the Company Employee Benefits.

          (g)   No Company Employee Benefit provides for and none of the Company or any of its Subsidiaries is otherwise obligated to provide any gross-up or reimbursement of Taxes under Section 4999 of the Code or Section 409A of the Code. The Company will have provided to Parent, prior to the Closing, good faith estimates of the amount of any "excess parachute payments" within the meaning of Section 280G of the Code that could reasonably be expected to become payable to any employee, director, officer or other service provider in connection with the transactions contemplated by this Agreement, whether contingent or otherwise.

          (h)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract, whether or not a Company Employee Benefit, to which the Company or any of its Subsidiaries is a party that is a

  "nonqualified deferred compensation plan" subject to Section 409A of the Code, has been maintained in compliance with Section 409A of the Code.

          (i)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Non-U.S. Employee Benefits (i) have been maintained in accordance with all applicable requirements (including applicable Law), (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, and (iii) that are required to be funded and/or book reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          (j)    There are no pending, or, to the Knowledge of the Company, threatened in writing, Legal Actions against any of the Company Employee Benefits, other than ordinary claims for benefits by participants and beneficiaries or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.17    Labor Relations.

          (a)   No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries as of the date hereof has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable U.S. or foreign Governmental Authority and (ii) none of the Company and its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, hiring and termination of employees, the proper classification of employees and/or independent contractors, wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity, wrongful discharge or violation of rights of employees, former employees or prospective employees and the collection and payment of withholding or social security taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the six months prior to the date of this Agreement that remains unsatisfied.

          (c)   Section 3.16 and this Section 3.17 constitute the exclusive representations and warranties of the Company with respect to the subject matters set forth in Section 3.16 and this Section 3.17.

        Section 3.18    Taxes.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct. The Company has made available to Parent prior to the date of this Agreement accurate copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the Tax years ended December 31, 2016, 2015 and 2014.

          (b)   The Company and its Subsidiaries have fully and timely paid all Taxes that are required to be paid and withheld all amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholder, Affiliate or third party, except with respect to matters being contested in good faith as to which adequate reserves have been established in the most recent financial statements in accordance with GAAP for such Taxes.

          (c)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

          (d)   No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Tax matter with respect to, or Taxes due from or with respect to the Company or any of its Subsidiaries.

          (e)   All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports in accordance with GAAP.

          (f)    During the two year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a "distributing corporation" or a "controlled corporation" in a transaction intended to be governed by Section 355 of the Code.

          (g)   There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

          (h)   No claim (which remains unresolved) has been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file income, sales or franchise Tax Returns that the Company or any of its Subsidiaries is or may be subject to income, sales or franchise Tax in that jurisdiction.

          (i)    Neither Company nor any of its Subsidiaries (i) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502 6 (or any comparable provision of local, state or foreign Law), as transferee or successor, or (ii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) an agreement or arrangement solely among the Company and/or its Subsidiaries or (y) customary Tax indemnifications contained in commercial agreements the primary purpose of which agreements does not relate to Taxes).

          (j)    To the Knowledge of the Company, the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k)   Neither the Company nor any of its Subsidiaries will be bound after the Closing by any written determination from the IRS (or any comparable ruling or other determination from any Governmental Authority with respect to Taxes).

          (l)    Neither the Company nor any its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of an improper method of accounting, for a taxable period ending on or prior to or including the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid or deposit amount received on or prior to the Closing Date; (v) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) made on or before the Closing Date; or (vi) debt instrument held on or before the Closing Date that was acquired with "original issue discount" as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

        Section 3.19    Environmental Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) since January 1, 2015, the operations of the Company and each of its Subsidiaries have complied with applicable Law relating to (i) pollution, contamination, protection of the environment, and human health and safety to the extent relating to exposure to Hazardous Substances, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Law"), (b) the Company and its Subsidiaries possess and maintain in good standing all Permits required under Environmental Law necessary for their respective operations, and such operations are in compliance with applicable Permits, (c) no Legal Action or written notice of violation or potential liability arising under or pursuant to Environmental Law is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) there are no Orders arising under or pursuant to Environmental Law outstanding to which the Company or any of its Subsidiaries is subject or bound, and (e) to the Knowledge of the Company, there has been no release of Hazardous Substances on, at, above, under or from any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries. This Section 3.19 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 3.19.

        Section 3.20    Intellectual Property.

          (a)   Section 3.20(a) of the Company Disclosure Letter sets forth a list of all Owned Intellectual Property that is registered, issued or the subject of a pending application for registration that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.

          (b)   To the Knowledge of the Company, the Company or one of its Subsidiaries, as applicable, owns, is licensed to use or otherwise has the right to use all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted, free and clear of all Liens (other than Permitted Liens), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except as set forth on Section 3.20(c) of the Company Disclosure Letter, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries, as presently conducted, does not infringe upon or misappropriate the Intellectual Property rights of any third party and no claim is pending or asserted in writing since January 1, 2017 against the Company or any of its Subsidiaries that the conduct of the business of the Company and its Subsidiaries, as presently conducted, infringes upon or misappropriates any material Intellectual Property rights of a third party and (ii) no third party is infringing or violating any of the Owned Intellectual Property in any material respect.

          (d)   The Company and its Subsidiaries take commercially reasonable steps consistent with industry practice to protect and preserve the Owned Intellectual Property.

          (e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions consistent with industry practice to protect the confidentiality, integrity and security of their software, databases, systems, computer and telecommunications equipment, information technology, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, or modification.

        Section 3.21    Real Property.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company, as applicable, has good, valid and marketable title to, or has a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the Company and each Subsidiary of the Company. As of the date of this Agreement, none of the Company's or any of its Subsidiaries' ownership of or leasehold interest in the real property is subject to any Lien, except for Permitted Liens and other such Liens as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The use and operation of the owned and leased real property used by the Company and its Subsidiaries do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Each of the material leases and subleases, together with the amendments, modifications and other agreements related thereto, to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries, as applicable, uses or occupies any leased real property (the "Real Property Leases") is, subject to the Enforceability Exceptions, valid binding and in full force and effect, except where the failure to be valid, binding or in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No breach or default on the part of the Company or any such Subsidiary exists under any Real Property Lease, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of termination from any lessor under any Real Property Lease.

        Section 3.22    Permits; Compliance with Law.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, registrations and other permits of any Governmental Authority ("Permits") necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the "Company Permits") and (ii) all such Company Permits are in full force and effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened in writing.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2016, the Company and its Subsidiaries have been in compliance with all Laws applicable to their business or operations and have not received any written notice of any violations of such Laws. Since January 1, 2016 until the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any Permit will be terminated or materially modified or, to the Knowledge of the Company, is threatened with suspension or will not be renewed in the ordinary course of business consistent with past practice, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   No representation is made under this Section 3.22 with respect to SEC reports, financial statements and internal controls, employee benefits, labor, Tax, environmental or intellectual property matters, which matters are addressed in Section 3.10, Section 3.11, Section 3.16, Section 3.17, Section 3.18, Section 3.19 and Section 3.20, respectively.

        Section 3.23    Insurance.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and/or its Subsidiaries maintain insurance policies in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate, (b) to the Knowledge of the Company, each such insurance policy is legal, valid, binding and enforceable subject to the Enforceability Exceptions, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (d) as of the date hereof, no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

        Section 3.24    Affiliated Transactions.     No director, officer or Affiliate (other than Subsidiaries of the Company) of the Company is, or since January 1, 2017 has been, a party to any transaction, Contract, agreement, arrangement or understanding with the Company or its Subsidiaries, nor are there any of the foregoing currently proposed to the Company's audit committee, or has any material interest in any property used by the Company or its Subsidiaries, in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (collectively, "Affiliate Transactions"). The Company maintains and enforces a policy requiring that all Affiliate Transactions be presented to the Company's audit committee for prior authorization and approval or ratification.

        Section 3.25    Opinions of Financial Advisor.     PJ SOLOMON, L.P. (the "Company Financial Advisor") has delivered to the Special Committee its written opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration is fair to the stockholders of the Company (other than Parent, Merger Sub and their Affiliates), from a financial point of view.

        Section 3.26    Brokers.     No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder's or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Person to whom such fees are payable.

        Section 3.27    State Takeover Laws.     Assuming the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on "business combinations", "affiliated transactions" and "control share acquisitions" set forth in Section 607.0901 and Section 607.0902 of the FBCA or any other "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law.

        Section 3.28    Certain Business Practices.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors or executive officers) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, including any Anticorruption Laws.

          (b)   The Company and its Subsidiaries and, to the Knowledge of the Company, their directors, officers, employees and agents acting on their behalf, are, and have for the past three years been, in compliance in all material respects with U.S. and any applicable foreign Laws related to trade and economic sanctions and import and export controls.

          (c)   None of the Company, its Subsidiaries or, to the Knowledge of the Company, their directors, officers, employees, or agents acting on their behalf, is or has been (i) identified on any sanctions-related list of restricted or blocked persons; (ii) organized, resident, or located in any country or territory that is itself the subject of comprehensive economic sanctions; or (iii) owned or controlled by any Person or Persons described in clause (i) or (ii), in each case in the U.S. and any other jurisdiction in which the Company or any of its Subsidiaries has material operations. For the purposes of this Section 3.28(c), the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        Section 3.29    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Merger and the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the corresponding sections of the confidential disclosure letter delivered by Parent to the Company before or in connection with the execution of this Agreement (the "Parent Disclosure Letter"), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Parent Disclosure Letter and any other representation and warranty made elsewhere in Article IV, in either case, to which the relevance of such item is reasonably apparent on the face of such disclosure, Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

        Section 4.1    Organization and Power.     Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

        Section 4.2    Corporate Authorization.     Each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The board of directors or equivalent governing body of each of Parent and Merger Sub has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The board of directors or equivalent governing body of each of Parent and Merger Sub have (a) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and (b) declared that it is in the best interests of the securityholders of Parent or Merger Sub that Parent or Merger Sub, as applicable, enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the members of Parent is required by applicable Law or the Organizational Documents of Parent in connection with the Merger or the other transactions contemplated by this Agreement.

        Section 4.3    Governmental Authorizations.     The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:

          (a)   the filing of the Articles of Merger with the Secretary of State of the State of Florida;

          (b)   the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act and the FBCA;

          (c)   the filing of a pre-merger notification and report form by Parent required under the HSR Act;

          (d)   compliance with and the filings and receipt, termination or expiration as applicable, of such other approvals or waiting periods as may be required under any Foreign Competition Law; and

          (e)   any such Governmental Authorizations, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.4    Non-Contravention.     The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

          (a)   contravene or conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Parent or Merger Sub;

          (b)   contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries ("Parent Assets") are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made;

          (c)   result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, "Parent Contracts"), other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

          (d)   require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.5    Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock.

          (a)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

          (b)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. No shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent or Merger Sub, or any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub. Merger Sub has no Subsidiaries.

          (c)   As of the date hereof, Parent and Affiliates collectively own beneficially and of record 100 shares of Common Stock. Except as set forth herein, none of Parent, Merger Sub or their respective Affiliates own, directly or indirectly, beneficially or of record, any other shares of Common Stock, and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement.

          (d)   Except for the Voting Agreement, the Pledge and Security Agreement, the Limited Guarantee, the Financing Commitments and the Rollover Letters, true and complete copies of which have been made available to the Company before the date of this Agreement, none of Parent, Merger Sub and their respective Affiliates has any agreement, arrangement or understanding concerning (x) the transactions contemplated by this Agreement or (y) any material assets of the Company from or after the Closing, in each case with any Principal Stockholder, Rollover Investor, director or officer of the Company or any other Person.

        Section 4.6    Financing.

          (a)   Section 4.6 of the Parent Disclosure Letter sets forth true and complete copies of (i) (x) executed rollover commitment letters (the "Rollover Letters") from parties (the "Rollover Investors") that collectively have sole voting and dispositive power with respect to 3,139,975 shares of the Company, which number of shares, when contributed to Parent under the Rollover Letters, will satisfy all minimum requirements for equity contributions to Parent under the Debt Financing (whether expressed in terms of minimum value or percentage of shares), pursuant to which, and subject to the terms and conditions of which, the Rollover Investors have committed to contribute to Parent the amount of shares of Common Stock set forth therein (the "Rollover Investment"), and (y) a schedule setting forth each Rollover Investor, the number of shares of the Company beneficially owned by and over which such Rollover Investor holds sole voting and dispositive power, and an indication of whether such shares of the Company are held directly or indirectly by such Rollover Investor, and (ii) executed debt commitment letters and related term sheets from Wells Fargo Bank, National Association (the "Wells Commitment Letter") and Fortress Credit Advisors LLC (the "Fortress Commitment Letter" and together with the Wells Commitment Letter, the "Debt Commitment Letters" or the "Financing Commitments") (Wells Fargo Bank, National Association and Fortress Credit Advisors LLC, the "Lenders") pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide Parent and/or Merger Sub with financing in the amounts described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement (the "Debt Financing" or the "Financing"). As of the date hereof, each of the Financing Commitments and the Rollover Letters is a legal, valid and binding obligation of Parent or Merger Sub and, to the Knowledge of the Parent, the other parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, each of the Financing Commitments and the Rollover Letters is in full force and effect, and none of the Financing Commitments or the Rollover Letters has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date hereof, to the Knowledge of the Parent, neither Parent nor Merger Sub is in breach of any of the material terms or conditions set forth in any of the Financing Commitments or the Rollover Letters. As of the date hereof, to the Knowledge of Parent with respect to the Company and its Subsidiaries, there is no fact or occurrence existing on the date hereof that, with or without notice, lapse of time or both, would reasonably be expected to (A) make any of the assumptions or any of the statements set forth in the Financing Commitments or the Rollover Letters inaccurate, (B) result in any of the conditions in the Financing Commitments or the Rollover Letters not being satisfied, (C) cause any of the Financing Commitments or the Rollover Letters to be ineffective or (D) otherwise result in the Financing not being available, or the Rollover Investment not being made, in each case, on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, neither the Rollover Investors nor any Lender has notified Parent or Merger Sub of its intention to terminate any Financing Commitment or not to provide the Financing, and none of the Rollover Investors has notified Parent or Merger Sub of its intention to terminate any Rollover Letter or not to make the Rollover Investment. Parent has not, without the prior written consent of the Company, amended, modified, supplemented or waived any of the conditions or contingencies to funding contained in any Financing Commitment (including definitive agreements related thereto) or to the Rollover Investment contained in any Rollover Letter, or any other provision of, or remedies under, any Financing Commitment (including definitive agreements related thereto) or any Rollover Letter (except for any increases in the amount of funds available thereunder or the addition of Financing Sources in accordance with the terms thereof, or other relevant entities who did not execute a Financing Commitment or a Rollover Letter as of the date of this Agreement or as otherwise expressly permitted by Section 5.12(a)). Assuming (1) the Financing is funded in accordance with its terms and conditions, (2) the Rollover Investment is made in accordance with the terms and conditions of the Rollover Letters and (3) the satisfaction of the conditions to the Company's obligation to consummate the Merger set forth in Section 6.3(a), the net proceeds from the Financing will, together with the Rollover Investment and other funds available to Parent, be sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including the payment by Parent and Merger Sub of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any related repayment or refinancing of any indebtedness of the Company or any of its Subsidiaries, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement. Parent or Merger Sub has paid in full any and all commitment or other fees required by any Financing Commitment that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters, understandings or other agreements or arrangements relating to the Financing (except for customary fee letters and engagement letters which do not contain any additional conditions to closing or other agreements relating to the availability of the full amount of the Financing, and a complete copy of the fee letter has been made available to the Company with customary redactions of fee amounts, pricing caps, "market flex", other economic terms and certain other terms, none of which redacted provisions would adversely affect the conditionality or aggregate principal amount of the Financing) or the Rollover Investment to which Parent, Merger Sub or any of their respective Affiliates are a party that relate to the amount, availability or conditions of the Financing or the Rollover Investment, other than the Financing Commitments and the Rollover Letters. There are no conditions precedent related to the funding of the full amount of the Financing, other than as explicitly set forth in the Financing Commitments, and there are no conditions precedent related to the contribution of the full amount of the Rollover Investment, other than as explicitly set forth in the Rollover Letters. Assuming the satisfaction of the conditions to the Company's obligation to consummate the Merger set forth in Section 6.3(a), neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing or the contribution of the full amount of the Rollover Investment, or that the Financing will not be available to, or that the Rollover Investment will not be contributed to, Parent or Merger Sub on the Closing Date. For the avoidance of doubt, it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing, the Rollover Investment or any alternative financing.

          (b)   Neither Parent, Merger Sub nor any of their Affiliates has (i) retained any financial advisor on a basis exclusive to Parent and/or Merger Sub and/or any such Affiliate or (ii) entered into an exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that would prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Takeover Proposal), in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated by this Agreement. Neither Parent, Merger Sub nor any of their Affiliates has caused or induced any Person to take any action that, if taken by Parent and/or Merger Sub, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.6(b).

        Section 4.7    Solvency.     On and as of the Closing Date, and after giving effect to the transactions contemplated by this Agreement, including the Financing and any alternative financing (including any financing to be issued or incurred in lieu of any bridge facility in any Debt Commitment Letter) permitted by this Agreement, the payment of the Merger Consideration, the incurrence of indebtedness in connection with the Debt Financing, and the repayment or refinancing of debt as contemplated herein and in the Financing Commitments, and assuming (i) the Company is Solvent immediately prior to the Effective Time, (ii) the satisfaction of the conditions to Parent's and Merger Sub's obligations to consummate the Merger as set forth herein, or the waiver of such conditions and (iii) the satisfaction of the conditions to the Company's obligation to consummate the Merger set forth in Section 6.3(a), Parent, the Surviving Corporation and the Surviving Corporation's Subsidiaries, taken as a whole, will be Solvent.

        Section 4.8    Litigation.     As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any Order of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

        Section 4.9    No Regulatory Impediment.     There is no material fact relating to Parent or any of its Affiliates' respective businesses, operations, financial condition or legal status, including any officer's, director's or current employee's status, that would reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement.

        Section 4.10    Absence of Certain Arrangements.     Other than this Agreement, the Voting Agreement, the Rollover Letters and those other agreements contemplated hereby, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company's management or the Company Board or any of their respective Affiliates (including any of the Principal Stockholders), on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

        Section 4.11    Brokers.     The Company will not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub, other than any such fee that is conditioned upon consummation of the Merger.

        Section 4.12    Limited Guarantee and Pledge and Security Agreement.     Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company (a) a limited guarantee of George Feldenkreis (the "Guarantor") in favor of the Company, dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the "Limited Guarantee") and (b) a pledge and security agreement of George Feldenkreis (the "Pledgor") in favor of the Company, dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the "Pledge and Security Agreement"). Each of the Limited Guarantee and the Pledge and Security Agreement is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantor and Pledgor, respectively, enforceable against the Guarantor and Pledgor, respectively, in accordance with its terms, subject to the Enforceability Exceptions, and has not been amended, withdrawn or rescinded in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor or Pledgor under either the Limited Guarantee or the Pledge and Security Agreement, respectively.

        Section 4.13    Proxy Statement; Schedule 13E-3.     None of the information to be supplied by Parent or Merger Sub for inclusion in the Company Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders Meeting and (ii) in the case of the Company Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company's stockholders and as of the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, with respect to information provided by Parent or Merger Sub, in light of the circumstances under which they are made, not misleading.

        Section 4.14    Independent Investigation.     In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub have each relied solely upon its own investigation and analysis, and Parent and Merger Sub acknowledge and agree (a) that, except for the specific representations and warranties of the Company contained in this Agreement (including the Company Disclosure Letter and the Company SEC Reports), none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or Affiliates or their business, operations, technology, assets, Liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain "data rooms" maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective stockholders or Representatives and (b) that, to the fullest extent permitted by applicable Law, none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to Parent or Merger Sub, their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent or Merger Sub, their respective Affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in this Agreement. Each of Parent and Merger Sub acknowledges and agrees that it has been furnished with, or given adequate access to, all information and materials relating to the Company and its Subsidiaries that it has requested and Representatives of the Company have answered all inquiries that Parent or Merger Sub has made of them concerning the Company and its Subsidiaries.

ARTICLE V

COVENANTS

        Section 5.1    Conduct of Business of the Company.     From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except as provided in this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as disclosed in the Company SEC Reports (other than in any Forward-Looking Information), or as required by applicable Law, Order or to comply with any notice from a Governmental Authority, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its operations only in the ordinary course of business consistent with past practice and (b) use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and to preserve, in all material respects, the current relationships of the Company and its Subsidiaries with customers, licensees, suppliers and other Persons with which the Company and its Subsidiaries have material business relations. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as disclosed in the Company SEC Reports (other than in any Forward-Looking Information) or as otherwise required by applicable Law, from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned:

          (a)    Organizational Documents.    Amend or modify any of the Organizational Documents of the Company or any of its Subsidiaries;

          (b)    Dividends.    Make, declare, set aside or pay any dividend or distribution on any shares of its capital stock or set any record date therefor, other than cash dividends and cash distributions by wholly-owned Subsidiaries of the Company;

          (c)    Capital Stock.    (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock or (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (w) the exercise of the Company Options and Company SARs in accordance with the terms in effect on the date of this Agreement or the vesting of Company Options and Company SARs as provided in Section 2.3(a) and Section 2.3(b), (x) the vesting or forfeiture of Company Stock Awards in accordance with the terms in effect on the date of this Agreement or as provided in Section 2.3(b), (y) the purchase, redemption or other acquisition of Common Stock or equity interests of the Company or its Subsidiaries from former employees, directors and consultants in accordance with any Contract or Company Employee Benefit providing for the repurchase of Common Stock or such other equity interests in connection with any termination of services to the Company or any of its Subsidiaries) or (z) as permitted by Section 5.1(d);

          (d)    Compensation and Benefits.    (i) Increase the compensation, bonus opportunity or benefits payable or to become payable to any of its current or former directors, officers, employees or independent contractor (other than increases in the base salaries or wages of employees other than officers in the ordinary course of business consistent with past practice); (ii) grant or increase any severance, change of control, retention or termination pay to any current or former director, officer, employee or independent contractor; (iii) renew, enter into or amend in any material respect any Contract providing for the employment or consultancy of any director, officer or employee with a title of Vice President or above or otherwise providing material compensation or other material benefits to any director, officer or employee with a title of Vice President or above; (iv) establish, adopt, enter into, amend, renew, alter the prior interpretation of or terminate any material Company Employee Benefit or any other employee benefit plan, incentive plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a material Company Employee Benefit; (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative; (vi) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act; (vii) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors or officers; or (viii) hire or terminate any employee with a title of Vice President or above, other than a termination for "cause", except, in the case of each of clauses (i) through (iv), (A) to the extent required by applicable Law, this Agreement or any Company Employee Benefit or other agreement in effect on the date of this Agreement, (B) in conjunction with new hires, promotions or other changes in job status, in each case, for employees with a title of Vice President or above, as approved by the Chief Executive Officer of the Company, and for employees with a title below Vice President, or (C) to comply with Section 409A of the Code and guidance applicable thereunder;

          (e)    Acquisitions.    Other than in the ordinary course of business, acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) any interest in any business or any corporation, partnership, limited liability company, joint venture or other business organization or division or assets, securities or property thereof, except for any such transaction (i) which is between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries of the Company, or (ii) pursuant to any Contract existing and in effect as of the date hereof;

          (f)    Dispositions.    Sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations to with respect to the disposition of any real property or any other material Company Assets, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) other dispositions (other than real property) in the ordinary course of business, (iv) any Permitted Liens or (v) pursuant to any Contract existing and in effect as of the date hereof;

          (g)    Loans.    Make any loans, advances or capital contributions to or investments in any Person (other than (i) to wholly-owned Subsidiaries of the Company, (ii) to employees for advancement of related business expenses in the ordinary course of business, or (iii) to any joint venture in which the Company or any of its Subsidiaries has any equity interest;

          (h)    Indebtedness; Guarantees.    Incur, assume or guarantee any new indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than the Company or any of its Subsidiaries) with respect to any indebtedness for borrowed money (including any debt securities but excluding for the avoidance of doubt ordinary course equipment leasing or purchase money debt for equipment), in excess of $500,000 in the aggregate, which indebtedness shall be prepayable in full without premium or penalty (other than ordinary course breakage costs), other than (i) revolving loans under any existing Company revolving credit facilities; or (ii) performance bonds, letters of credit or hedging arrangements entered into in the ordinary course of business;

          (i)    Capital Expenditures.    Make capital expenditures that exceed, individually or in the aggregate, (x) the amount of capital expenditures contemplated by the capital expenditure information previously made available to Parent as set forth in Section 5.1 of the Company Disclosure Letter, plus (y) $500,000;

          (j)    Material Contracts.    (i) Enter into any Material Contract (including by amendment of any Contract that is not a Material Contract such that such Contract becomes a Material Contract), other than in the ordinary course of business, (ii) terminate, renew, extend or amend in any material respect any Material Contract or waive any material right thereunder, other than in the ordinary course of business, or (iii) enter into any Contract under which the Company or the applicable Subsidiary grants to a third party any exclusive license with respect to any Owned Intellectual Property that contains a minimum guaranteed royalty obligation (or other comparable payment guarantee) of more than $250,000 in royalties or other fees for any fiscal year subsequent to the fiscal year ended February 3, 2018;

          (k)    Dissolution.    Adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

          (l)    Accounting.    Change its material accounting policies or procedures, other than as required by GAAP or applicable Law;

          (m)    Legal Actions.    Subject to Section 5.15, waive, release, assign, settle or compromise any material Legal Action, other than (i) in the ordinary course of business in an amount not to exceed $250,000 (net of any amount covered by insurance) and/or (ii) if the loss resulting from such waiver, release, assignment settlement or compromise is reasonably expected to be reimbursed to the Company or any of its Subsidiaries by an insurance policy (subject to any deductible or retention);

          (n)    Taxes.    Except as otherwise required by applicable Law, make, revoke or change any material Tax election other than consistent with past practice, file any material amended Tax Return, adopt or change any material method of Tax accounting, change any Tax accounting period, settle or surrender any material Tax claim relating to the Company or any of its Subsidiaries or surrender a right to a material Tax refund, or, except in connection with the matter set forth, and to the extent provided, in Section 3.18(d) of the Company Disclosure Letter, enter into any closing agreement or similar agreement with any Governmental Authority in respect of Taxes;

          (o)    Intellectual Property.    Sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any material Intellectual Property, other than in the ordinary course of business pursuant to non-exclusive licenses; or

          (p)    Related Actions.    Authorize, commit or agree to do any of the foregoing.

Any action expressly permitted under any one clause of this Section 5.1 shall be permitted under all other clauses of this Section 5.1. Notwithstanding anything to the contrary herein, (x) any or all actions taken by, or omissions of, the Company, in an effort to satisfy or facilitate the Financing Contingencies will not constitute a breach of the Company's obligations under this Section 5.1 (including for purposes of Section 6.2(b) and Section 5.12(b)), and (y) any or all action taken by, or omission of, the Company in breach of this Section 5.1 at the direction of or with the consent of Oscar Feldenkreis, in his capacity as Chief Executive Officer of the Company, or which Oscar Feldenkreis, in his capacity as Chief Executive Officer of the Company, had prior or contemporaneous knowledge of or reasonably should have had prior or contemporaneous knowledge of, shall in each case be disregarded and not deemed to be a breach of Section 5.1 (including for purposes of Section 6.2(b) and Section 5.12(b)).

        Nothing contained in this Agreement gives, or is intended to give, Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement gives, or is intended to give, the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 5.2    Conduct of Business of Parent.     Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that would reasonably be expected to (a) delay or prevent the consummation of the transactions contemplated by this Agreement, (b) impose or cause any delay in the obtaining of, or increase the risk of not obtaining, any Governmental Authorization necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under applicable Law, (c) result in any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (d) materially interfere with Parent's ability to make available to the Paying Agent immediately prior to the Effective Time funds sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment by Parent and Merger Sub of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any related repayment or refinancing of any indebtedness of the Company or any of its Subsidiaries, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement.

        Section 5.3    Access to Information; Confidentiality.

          (a)   The Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, auditors, authorized representatives, books and records of the Company and its Subsidiaries and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent and its Representatives may reasonably request. Nothing herein shall require the Company or any of its Subsidiaries to (A) grant access if the Company determines that such access would reasonably be expected to disrupt or impair the business or operations of the Company or any of its Subsidiaries or (B) disclose information to the extent such disclosure would, in the Company's good faith opinion after consultation with legal counsel, (x) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (y) violate any applicable Law or any confidentiality obligation of such party. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege.

          (b)   Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the separate Confidentiality Agreements, dated March 15, 2018 (the "Confidentiality Agreements"), between each of George Feldenkreis and Fortress Investment Group, LLC, on the one hand, and the Company, on the other hand, with respect to the information disclosed under this Section 5.3; provided, that notwithstanding the terms of the Confidentiality Agreements, Parent may provide such information to potential sources of capital, including the Financing Sources, and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any alternative financing) subject to customary confidentiality arrangements that have been approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

          (c)   Nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company in its sole discretion.

        Section 5.4    No Solicitation.

          (a)   From the date of this Agreement until the earlier of the date the Requisite Company Vote has been obtained or the termination of this Agreement pursuant to Article VII hereof, and except as expressly permitted by the other provisions of this Section 5.4, the Company shall not, and the Company shall cause any of its Subsidiaries not to, and the Company shall use its reasonable best efforts to cause its Representatives acting on its behalf not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing material non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a Takeover Proposal, (ii) enter into or participate in any discussions or negotiations with any Person regarding a Takeover Proposal (other than to state that the Company is not permitted to have discussions or negotiations) or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into any Contract with respect to, a Takeover Proposal (other than an Acceptable Confidentiality Agreement). The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted prior to the date of this Agreement by the Company or any of its Subsidiaries or any of their respective Representatives with respect to any Takeover Proposal. Without limiting the foregoing, it is agreed that if any Representative of the Company or any of its Subsidiaries, acting on their behalf, takes any action that would constitute a breach of this Section 5.4, such action shall constitute a breach of this Section 5.4 by the Company.

          (b)   Notwithstanding Section 5.4(a), following the receipt by the Company of a Takeover Proposal until the date the Requisite Company Vote has been obtained, (i) the Special Committee and the Company Board shall be permitted to participate in discussions regarding such Takeover Proposal solely to clarify the terms of such Takeover Proposal and (ii) with respect to a written, bona fide Takeover Proposal that did not result from any breach in any material respect of any of the provisions set forth in this Section 5.4, if the Special Committee or the Company Board determines in good faith, (A) after consultation with the Company's outside legal and financial advisors, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would reasonably be expected to be inconsistent with its fiduciary duties, then the Company may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement, so long as any written material non-public information provided under this clause (x) has previously been provided to Parent or is provided to Parent promptly after being provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal. Notwithstanding anything to the contrary in this Agreement, the Special Committee and the Company Board shall be permitted, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, to modify, waive, amend or release any existing standstill obligations owed by any Person to the Company or any of its Subsidiaries.

          (c)   From and after the date of this Agreement, (i) the Company shall advise Parent orally and in writing of the receipt of any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the party making such Takeover Proposal, and (ii) the

  Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Takeover Proposal and shall promptly notify the Company of any material modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case within one Business Day after (but not including) the date of the Company's receipt thereof.

          (d)   Except as set forth in Section 5.4(e) and Section 5.4(f), the Company Board and the Special Committee shall not (i) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent, or publicly propose to do so, (ii) approve, endorse or recommend a Takeover Proposal or publicly propose to do so or (iii) approve, recommend or allow the Company to enter into a Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement).

          (e)   Notwithstanding Section 5.4(d), the Special Committee or the Company Board may, at any time before obtaining the Requisite Company Vote and in response to a Superior Proposal received by the Special Committee or the Company Board after the date of this Agreement, if the Special Committee or the Company Board has concluded in good faith, following consultation with its outside legal counsel, that its failure to withdraw, modify or amend the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to stockholders under applicable Law, withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent or terminate this Agreement to enter into a Contract with respect to such Superior Proposal, but only if:

    (i)
    the Company shall have complied in all material respects with its obligations under this Section 5.4;

    (ii)
    the Company shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into a Contract with respect to such Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal, and to the extent provided to the Company, a copy of any material Contract evidencing or relating to the Superior Proposal; and

    (iii)
    Parent does not make, within four Business Days after the receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent and a new two Business Day period), a proposal that the Special Committee or the Company Board determines in good faith, after consultation with its financial advisor, causes the Takeover Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal; provided, that the Company (acting through the Special Committee) shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such period with respect to such proposal to make such adjustments in the terms and conditions of this Agreement so that the Superior Proposal described in such notice ceases to constitute a Superior Proposal.

          (f)    Notwithstanding anything to the contrary in this Agreement, at any time before obtaining the Requisite Company Vote, if any event, fact, development, circumstance or occurrence (but specifically excluding any Takeover Proposal or Superior Proposal) that improves the business, assets, operations or prospects of the Company or its Subsidiaries (or that fundamentally impairs Parent's ability to consummate the Merger on the terms set forth herein) that was not known (and, other than with respect to Parent, should not reasonably have been known) to the Special Committee and the Company Board (other than George Feldenkreis and Oscar Feldenkreis) as of the date hereof, becomes known to the Special Committee and the Company Board (other than George Feldenkreis and Oscar Feldenkreis) after the date of this Agreement (an "Intervening

  Event") and the Special Committee or the Company Board has concluded in good faith, following consultation with its outside legal counsel, that its failure to withdraw, modify or amend the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to stockholders under applicable Law, then the Company Board may withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent but only if:

    (i)
    the Company shall have first provided prior written notice to Parent that the Special Committee or the Company Board intends to withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, which notice shall include a description in reasonable detail of the Intervening Event and the Company Board's reasons for taking such action; and

    (ii)
    Parent does not, within four Business Days after the receipt of such notice, propose revisions to the terms and conditions of this Agreement in response to such Intervening Event that the Special Committee or the Company Board determines, after consultation with its outside legal counsel and financial advisors, obviate the need for the Special Committee or the Company Board to withdraw, modify or amend the Company Board Recommendation, and the Company (acting through the Special Committee) shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such period with respect to such proposed revisions.

          (g)   Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or making any required disclosure to the Company's stockholders if, in the good faith judgment of the Special Committee or the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law; provided, that this Section 5.4(g) shall not be deemed to permit the Company Board to (or the Special Committee to recommend that the Company Board) change, withdraw, modify or amend the Company Board Recommendation except to the extent permitted by Sections 5.4(e) - (f). For the avoidance of doubt, in no event shall the issuance of a "stop, look and listen" statement (or other similar statement pursuant to any requirement of applicable Law) constitute a change, withdrawal, modification or amendment of the Company Board Recommendation under this Agreement.

        Section 5.5    Company Proxy Statement; Schedule 13E-3; Company Stockholders Meeting.

          (a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement and the Company and Parent shall jointly prepare and file with the SEC the Schedule 13E-3. The Company shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with Parent) to respond to any comments or requests for additional information made by the SEC with respect to the Company Proxy Statement and the Company and Parent shall use reasonable best efforts as promptly as reasonably practicable to jointly respond to any comments or requests for additional information made by the SEC with respect to the Schedule 13E-3. The Company will use reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable after confirmation from the SEC that it has no further comments on the Company Proxy Statement and the Schedule 13E-3 (or that the Company Proxy Statement and Schedule 13E-3 is otherwise not to be reviewed by the SEC). Parent and Merger Sub shall cooperate with the Company in the preparation of the Company Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, (i) each of Parent and Merger Sub will furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the

  Company Proxy Statement, that is customarily included in proxy statements or Rule 13E-3 transaction statements on Schedule 13E-3 prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Company, and (ii) prior to the filing with the SEC or the mailing to the Company's stockholders of the Company Proxy Statement or the filing with the SEC of the Schedule 13E-3, the Company shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by Parent with respect to, the Company Proxy Statement and the Schedule 13E-3. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Company Proxy Statement or the Schedule 13E-3.

          (b)   The Company agrees that none of the information included or incorporated by reference in the Company Proxy Statement or the Schedule 13E-3 will, at the date it is first mailed to the stockholders of the Company or filed with the SEC, as applicable, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Company Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The Company agrees that the Company Proxy Statement and the Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

          (c)   Parent and Merger Sub hereby covenant and agree that none of the information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3 shall, at the date it is first mailed to the stockholders of the Company or filed with the SEC, as applicable, or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Company Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein.

          (d)   The Company Proxy Statement shall include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.4.

          (e)   Following the clearance of the Company Proxy Statement and Schedule 13E-3 by the SEC, the Company shall call and hold the Company Stockholders Meeting as promptly as reasonably practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. Subject to Section 5.4, the Company shall use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement; provided, that the Company may postpone, recess or adjourn the Company Stockholders Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company's stockholders prior to the Company Stockholders Meeting (iv) to allow additional solicitation of votes in order to obtain the Requisite Company Vote, or (v) if the Company has provided a written notice to Parent pursuant to Section 5.4(e)(ii) or Section 5.4(f)(i) and the latest deadline contemplated by Section 5.4(e) or 5.4(f) with respect to such notice, as the case may be, has not been reached.

        Section 5.6    Employees; Benefit Plans.

          (a)   For a period of one year following the Closing Date (the "Continuation Period"), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide to individuals who, immediately prior to the Effective Time, were employees of the Company or any of its Subsidiaries (each, an "Employee") (i) a salary or hourly wage rate and short-term (annual or more frequent) bonus or commission opportunity no less favorable than that provided to such Employee immediately prior to the Effective Time and (ii) other compensation and benefits (but not including equity and equity-based awards) that for such individual are substantially comparable in the aggregate to such compensation and benefits being provided to Employees immediately prior to the Effective Time.

          (b)   Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, honor all Company Employee Benefits (including all severance and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Employee Benefits and except as provided herein; provided, that nothing herein shall prevent the amendment or termination of any specific plan, program policy, agreement or arrangement, or interfere with Parent's, the Surviving Corporation's or any of their respective Affiliates' rights or obligations to make such changes, in each case as are necessary to comply with applicable Law. Notwithstanding the foregoing, for the later of the duration of the Continuation Period or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the Effective Time, Parent shall provide each Employee who suffers a termination of employment under circumstances that would have given the Employee a right to severance payments and benefits under the Company's severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time (each, a "Company Severance Plan") with severance payments and benefits no less favorable than those that would have been provided to such Employee under any Company Severance Plan. Following the end of the Continuation Period, Parent shall be permitted to alter the duties and employment terms applicable to a given Employee solely to the extent permitted under the terms of any employment agreement with such Employee, as in effect immediately prior to the Effective Time.

          (c)   As of and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, recognize, without duplication, credit for purposes or vesting, eligibility to participate and for calculating severance and vacation entitlements (which shall, for the avoidance of doubt, exclude benefit accruals under any qualified or non-qualified defined benefit pension plan) for each such Employee's years of service with the Company and its Subsidiaries (and their predecessor entities) prior to the Effective Time ("Prior Service") (to the extent the Company recognized such service for corresponding benefits) under any employee compensation, incentive and benefit (including vacation and severance) plans, programs, policies and arrangements maintained for the benefit of Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a "Parent Plan"). With respect to each Parent Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use reasonable best efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations (to the extent waived, satisfied or inapplicable under the corresponding plan maintained by the Company and its Subsidiaries immediately prior to the Effective Time) and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

          (d)   With respect to any accrued but unused vacation time to which any Employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, (i) allow such Employee to use such accrued vacation pursuant to the terms of Parent's or the Surviving Corporation's vacation policy, as in effect from time to time, and (ii) if any Employee's employment terminates during the Continuation Period under circumstances entitling the Employee to severance pay under the Company Severance Plan, pay the Employee, in cash, an amount equal to the value of the accrued vacation time.

          (e)   Without limiting Section 8.11, nothing in this Section 5.6, whether express or implied, shall: (i) confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Affiliates (including any Employee), any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.6, or restrict the ability of Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates to terminate the employment or service of any Person; (ii) be construed to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Affiliates, (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, Contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iv) create any third-party beneficiary rights or obligations in any Person (including any Employee) other than the parties to this Agreement.

        Section 5.7    Directors' and Officers' Indemnification and Insurance.

          (a)   For a period of six years following the Effective Time (provided, that such period shall be extended with respect to all unresolved claims for indemnification by any Indemnified Party as of the sixth anniversary of the Effective Time until such claims are finally resolved), Parent and the Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries and the fiduciaries of any Company Employee Benefits (the "Indemnified Parties") as provided in (i) the Organizational Documents of the Company, or (ii) agreements between an Indemnified Party and the Company or one of its Subsidiaries to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement.

          (b)   For a period of six years following the Effective Time (provided, that such period shall be extended with respect to all unresolved claims for indemnification by any Indemnified Party as of the sixth anniversary of the Effective Time until such claims are finally resolved), Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company, its Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company, or fiduciaries of Company Employee Benefits, whether asserted or claimed at, after or before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise). If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter subject to indemnification hereunder, then Parent and the Surviving Corporation shall, jointly and severally, advance as incurred any costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, claims, damages or Liabilities ("Damages") arising out of or incurred in connection with such Legal Action, subject to Parent's or the Surviving Corporation's, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by the FBCA, to repay such Damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Legal Action, (i) each of Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Legal Action and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action.

          (c)   Parent and the Surviving Corporation shall, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 250% of the renewal premium paid or payable by the Company in connection with its June 2018 renewal (such 250% amount being the "Maximum Premium"). If Parent and the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.7(c), before the Effective Time, the Company shall be entitled to purchase, and at the written request of Parent shall purchase, a "tail" directors' and officers' liability insurance policy covering the matters described in this Section 5.7(c) and, if the Company purchases such a policy before the Effective Time, then Parent and the Surviving Corporation's obligations under this Section 5.7(c) shall be satisfied so long as Parent and the Surviving Corporation cause such policy to be maintained in effect for a period of six years following the Effective Time.

          (d)   The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

          (e)   In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

        Section 5.8    Reasonable Best Efforts.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable; provided, that, prior to the Effective Time, in no event shall the Company or its Subsidiaries be required to pay, or otherwise incur any Liability with respect to, any fees (except for customary fees to Governmental Authorities), penalties or other consideration to obtain any consent or approval required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the terms of this Section 5.8 shall not limit the rights of the Company set forth in Section 5.4.

        Section 5.9    Consents; Filings; Further Action; Notices.

          (a)   Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Parent and the Company shall, and Parent shall cause each of its Affiliates to, use its reasonable best efforts to promptly (i) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions contemplated by this Agreement, (ii) make any other submissions either required or deemed appropriate by either Parent or the Company in connection with the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the HSR Act, any Foreign Competition Law, the FBCA, the Applicable Exchange rules and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.9 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as reasonably practicable. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

          (b)   As promptly as practicable after the date of this Agreement (and in any event within ten (10) Business Days) after the date of this Agreement, each of Parent and the Company shall file, and shall cause their respective Affiliates to file, and, unless so requested by the applicable Governmental Authority, not withdraw any notification and report forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, and shall, and shall cause their Affiliates to, promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

          (c)   Each of Parent and the Company shall, and shall cause their Affiliates to, promptly inform the other party upon receipt of any material or substantive communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request. No party shall, or shall permit any of its Affiliates to, participate in any meeting or engage in any material or substantive conversation with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent or any of its Affiliates proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates to, use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Law as promptly as practicable.

          (d)   Notwithstanding anything to the contrary in this Agreement, Parent shall take, and shall cause its Affiliates to take (and, notwithstanding anything to the contrary in this Agreement, including Section 5.1 and Section 5.4, the Company and its Affiliates shall be permitted to take, without affecting any representation, warranty, covenant or condition in this Agreement), all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any Order which would otherwise have the effect of preventing impairing or delaying the Closing, including (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, Intellectual Property or businesses (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), (ii) terminating, amending or assigning existing relationships or contractual rights and obligations, (iii) changing or modifying any course of conduct regarding future operations, (iv) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein and (v) committing to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv) (all of the foregoing a "Divestiture Action"). Notwithstanding the foregoing, neither Parent nor its Affiliates shall be required to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, take or agree to take or commit to take any Divestiture Action with respect to any assets (whether tangible or intangible) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect (with references to the Company in the definition thereof also being deemed to be references to Parent for purposes of this Section). For the avoidance of doubt, Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to, take any action with respect to any Order or any applicable Law which would bind the Company or its Subsidiaries prior to the Effective Time or in the event the Merger does not occur.

        Section 5.10    Public Announcements.     The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, except as provided for in this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement; provided, that each party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated by this Agreement in response to questions from the press, analysts, investors or those attending industry conferences, and may make internal announcements to employees, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 5.10 and do not reveal material non-public information regarding this Agreement or the transactions contemplated by this Agreement; provided, further, that Parent's consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.4(e), Section 5.4(f) or Section 5.4(g). Notwithstanding the foregoing, without the prior consent of the other parties, (a) the Company may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law, (b) may disseminate the information included in a press release or other document previously approved for external distribution by Parent and (c) this Section 5.10 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement.

        Section 5.11    Fees, Expenses and Conveyance Taxes.     Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all fees, costs and expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement ("Expenses") shall be paid by the party incurring those Expenses; except that (i) the filing fees for any filings made under the HSR Act or any Foreign Competition Law shall be paid by Parent, and (ii) all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby ("Conveyance Taxes"), shall be paid by Parent, and Parent shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

        Section 5.12    Financing Efforts.

          (a)   Each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Financing as soon as reasonably practicable on the terms and conditions contained in the Financing Commitments (reflecting flex provisions to the extent exercised) and to consummate the Rollover Investment pursuant to the Rollover Letters in accordance with the terms thereof, including using its reasonable best efforts to (i) comply with its obligations under the Financing Commitments and the Rollover Letters, (ii) negotiate and enter into definitive agreements with respect to the Financing Commitments on terms and conditions (reflecting flex provisions to the extent exercised) no less favorable to Parent and Merger Sub than those contained in the respective Financing Commitments or on terms and conditions otherwise acceptable to Parent that would not (A) reduce the aggregate amount of the Financing unless the Rollover Investment is increased by a corresponding amount or (B) impose new or additional conditions precedent to, or delay, the receipt of the Financing, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub contained in the Financing Commitments (including definitive agreements related thereto) and the Rollover Letters, including the payment of any commitment, engagement or placement fees required as a condition to the Financing, and (iv) consummate the Financing and the Rollover Investment at or prior to the Closing Date (it being understood that it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing, the Rollover Investment or any alternative financing). Notwithstanding anything to the contrary in the immediately preceding sentence, each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, take all actions reasonably necessary to (i) maintain in effect each Financing Commitment and each Rollover Letter (it being understood that the Financing Commitments and the Rollover Letters may be replaced or amended as provided below) and (ii) enforce all of its rights under each Financing Commitment (or any definitive agreements relating thereto) and each Rollover Letter. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing (including providing the Company with copies of material draft and definitive agreements and other material documents related to the Financing) and the Rollover Investment. Parent and Merger Sub shall give the Company notice as promptly as reasonably practicable after obtaining Knowledge thereof (x) of any material breach or default by any party to any of the Financing Commitments, any Rollover Letter or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (y) of the receipt of any (A) written notice or (B) other communication, in each case from any Person with respect to (1) any actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitments, any Rollover Letter or definitive agreements related to the Financing of any provisions of any Financing Commitment, any Rollover Letter or definitive agreements related to the Financing or (2) material dispute or disagreement between or among the parties to any of the Financing Commitments, any Rollover Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing or to consummate the Rollover Investment or the amount of shares of Common Stock to be contributed prior to Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing or the Rollover Investment on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments, any Rollover Letter or definitive agreements related the Financing. As soon as reasonably practicable and in any event within three Business Days, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in any Financing Commitment (including definitive agreements related thereto) or to the making of the Rollover Investment contained in any Rollover Letter, or any other provision of, or remedies under, any Financing Commitment (including definitive agreements related thereto) or any Rollover Letter, the effect of which (I) reduces (or could have the effect of reducing) the amount of aggregate cash proceeds available from the Financing (including by increasing the amount of fees to be paid or original issue discount other than as a result of the exercise of any related "market flex" provisions set forth in a fee letter) unless there is a corresponding increase in the Rollover Investment, (II) imposes, or could reasonably be expected to impose, new or additional conditions or contingencies to the receipt of the Financing or otherwise expands, amends or modifies any other material provision of any Financing Commitment, (III) would delay, prevent or adversely impact, or, individually or in the aggregate, would reasonably be expected to have the effect of delaying, preventing or adversely impacting, in each case, in any material respect, the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, or (IV) would prevent or adversely impact or delay, or, individually or in the aggregate, would reasonably be expected to have the effect of preventing, adversely impacting, or delaying, in each case, in any material respect the ability of Parent to timely consummate the transactions contemplated by this Agreement on the Closing Date; provided, however, that, notwithstanding the foregoing, Parent may modify, supplement or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the Financing Commitments as of the date hereof or to increase the amount of funds available thereunder, and Parent or Merger Sub shall promptly deliver to the Company copies of any such amendment, modification, supplement, restatement or replacement. In the event all conditions applicable to a Financing Commitment and/or a Rollover Letter have been satisfied, Parent shall use its reasonable best efforts to cause the Lenders and the Rollover Investors to fund the Financing and make the Rollover Investment, as applicable, required to consummate the transactions contemplated by this Agreement as soon as reasonably practicable. In the event that any portion of the Financing becomes unavailable and such portion is not otherwise available under the Debt Financing or Rollover Investment, as applicable, Parent shall notify the Company and use its reasonable best efforts to arrange alternative financing from the same or other sources of financing on terms and conditions (including the economic terms, covenants, flex provisions and funding conditions) not less favorable to Parent and Merger Sub, taken as a whole, than those contained in the Financing Commitments as of the date hereof (taking into account the flex provisions) (the "Alternate Terms and Conditions"), in an amount sufficient to enable Parent to consummate the transactions contemplated by this Agreement on the Alternate Terms and Conditions.

          (b)   The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, at Parent's sole cost and expense, use reasonable best efforts to provide all reasonable cooperation requested by Parent, Merger Sub, any Financing Sources and their respective authorized Representatives in connection with the Financing (which, for purposes of this Section 5.12(b) shall include any alternative financing), including:

    (i)
    using reasonable best efforts to participate in, and causing the Company's management team, with appropriate seniority and expertise, including senior officers, to participate in, including the preparation for, a reasonable number of meetings, conference calls, road show, investor and similar presentations, lender presentations, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Financing on reasonable advance notice, including direct contact between such management and representatives of the Company and its Subsidiaries, on the one hand, and the Financing Sources, potential lenders and investors for the Financing, on the other hand;

    (ii)
    using reasonable best efforts to provide to Parent, Merger Sub and the Financing Sources from time to time all information and disclosures regarding the Company and its Subsidiaries reasonably requested by the Financing Sources;

    (iii)
    using reasonable best efforts to execute and deliver customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

    (iv)
    using reasonable best efforts to assist with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda, offering and syndication documents, business projections and other marketing documents customarily required or reasonably requested by the Financing Sources in connection with the Financing;

    (v)
    furnishing no later than fifteen (15) Business Days prior to Closing all documentation and other information that is reasonably requested no later than twenty (20) Business Days prior to Closing and required by regulatory authorities in connection with applicable "know your customer" and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, relating to the Company and its Subsidiaries;

    (vi)
    using reasonable best efforts to assist Parent in obtaining corporate, credit, facility and securities ratings from rating agencies;

    (vii)
    using reasonable best efforts to facilitate the pledging of collateral;

    (viii)
    using reasonable best efforts to take corporate actions reasonably necessary or advisable to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company by the Company and its Subsidiaries immediately following the Effective Time;

    (ix)
    using reasonable best efforts to cooperate reasonably with the Financing Sources' due diligence, to the extent customary and reasonable and not unreasonably interfering with the business of the Company, including by granting the Financing Sources access as provided in Section 5.3(a), subject to the limitations on, and requirements with respect to, disclosure and access set forth in the second sentence of Section 5.3(a), Section 5.3(b) and Section 5.3(c);

    (x)
    using reasonable best efforts to arrange for customary payoff instruction letters, lien terminations and instruments of discharge (including UCC termination statements, releases of security interests in intellectual property and mortgage releases) to be delivered at or prior to Closing relating to all indebtedness to be paid off, discharged and terminated on the Closing Date;

    (xi)
    using reasonable best efforts to ensure that any syndication efforts with respect to the Financing benefit from the existing lending and investment banking relationships of the Company;

    (xii)
    using reasonable best efforts to cooperate with consultants or other suitable professional advisors engaged to undertake field examinations and appraisals for purposes of the Financing, including furnishing information to such Persons in respect of accounts receivable, inventory and other applicable assets and providing customary consent and release letters in respect of the resulting reports or in respect of field examinations and appraisals done in connection with the Company's existing ABL credit agreement; and

    (xiii)
    using reasonable best efforts to assist in the preparation and negotiation of, and executing and delivering, one or more credit agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including landlord waivers, and other third party agreements, hedging arrangements, customary officer's and other closing certificates and back-up therefor and a solvency certificate of the chief financial officer of the Company in the form contemplated by the Financing Commitments); provided, that (A) the Company shall not be required to become subject to any obligations or Liabilities with respect to any agreements or documents under this clause (xii) prior to the Closing and (B) nothing shall obligate the Company to provide a solvency certificate or the like, any legal opinion or other opinion of counsel, or any information that would, after consultation with legal counsel, reasonably be expected to violate any obligations of confidentiality or result in a violation of Law or loss of any privilege; provided, further, the Company and its Subsidiaries shall not be required under this Section 5.12 to deliver any corporate (or similar) authorization or approval of the execution of the Financing (or any alternative financing), in each case, that would be effective prior to the Effective Time and no officers or directors of the Company that will not be continuing following the Merger (including for the avoidance of doubt any non-employee directors of the Company who tender resignations effective as of the Effective Time) shall be required to execute or enter into or perform any agreement with respect to the Financing (including providing any corporate (or similar) authorization or approval in connection therewith).

        Any information provided to Parent or Merger Sub pursuant to this Section 5.12(b) shall be subject to the Confidentiality Agreements. Parent shall, on demand, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company and its Subsidiaries in connection with such cooperation. The Company and its Representatives shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any meetings conducted in connection with the Financing, and Parent shall give due consideration to any such comments proposed by the Company and its Representatives. The Company hereby consents to the reasonable use of its and its Subsidiaries' logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks. Notwithstanding anything to the contrary, the condition set forth in Section 6.2(b) of this Agreement, as it applies to the Company's obligations under this Section 5.12(b), shall be deemed satisfied if the Company's material breach hereof was not the primary cause of the failure of funding under the Financing Commitments (provided that any or all action taken by, or omission of, the Company in breach of this Section 5.12(b) at the direction of or with the consent of Oscar Feldenkreis, in his capacity as Chief Executive Officer of the Company, or which Oscar Feldenkreis, in his capacity as Chief Executive Officer of the Company, had prior or contemporaneous knowledge of or reasonably should have had prior or contemporaneous knowledge of, shall in each case be disregarded and not deemed to be a breach of this Section 5.12(b) (including for purposes of Section 6.2(b))). Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any Liability to any Person under or in connection with, the arrangement of the Financing or any alternative financing that Parent or Merger Sub may raise in connection with the transactions contemplated by this Agreement except arising from the actual and intentional fraud, willful misconduct or intentional misrepresentation of the Company, any of its Subsidiaries or any of their respective Representatives, and Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and its and their respective Representatives from and against any and all Damages suffered or incurred by any of them in connection with the arrangement of the Financing or any alternative financing, except to the extent such Damages arose out of or resulted from the actual and intentional fraud, willful misconduct or intentional misrepresentation of the Company, any of its Subsidiaries or any of their respective Representatives.

          (c)   In no event shall Parent or Merger Sub enter into any exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including a Takeover Proposal), in connection with the Merger or the other transactions contemplated by this Agreement.

        Section 5.13    Section 16b-3.     Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required to cause dispositions of the Company's equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.14    Agreements with Principal Stockholders.     From and after the date hereof until the Requisite Company Vote is obtained, in no event shall Parent or Merger Sub or any of their respective Affiliates, on the one hand, enter into any Contract with any of the Principal Stockholders or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the business, operations or other interests of the Company and its Subsidiaries after the Effective Time, unless such Contract shall terminate, by its terms, upon the termination of this Agreement without payment or penalty or any further obligations. In addition, from and after the date hereof until the Requisite Company Vote is obtained, in no event shall Parent amend, or waive any requirement under, the Voting Agreement or any Rollover Letter, in each case, without the prior written consent of the Company.

        Section 5.15    Transaction Litigation.     Prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall control the defense of any Legal Action (including any class action or derivative litigation) relating directly or indirectly to this Agreement or transactions contemplated by this Agreement, including disclosures made under securities laws and regulations related thereto ("Transaction Litigation"); provided, however, that the Company shall, as promptly as reasonably practicable after obtaining Knowledge thereof, notify Parent in writing of, and shall (i) give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any Transaction Litigation (and the Company shall in good faith take such comments into account), and the opportunity to participate in the defense and settlement of, any Transaction Litigation and (ii) if Parent does not exercise such right to participate (subject to the Company's control right), keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation. Except as permitted on Section 5.15 of the Company Disclosure Letter, no compromise or settlement of any Transaction Litigation shall be agreed to by the Company without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Section 5.16    Applicable Exchange De-listing.     The Surviving Corporation shall cause the Common Stock to be de-listed from the Applicable Exchange and de-registered under the Exchange Act at or as soon as practicable following the Effective Time.

ARTICLE VI

CONDITIONS

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to this Agreement to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

          (a)    Company Stockholder Approval.    This Agreement shall have been duly adopted by the Requisite Company Vote in accordance with the FBCA and the Organizational Documents of the Company at a duly called Company Stockholders Meeting.

          (b)    Antitrust.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)    No Orders.    No Governmental Authority shall have issued any Order that enjoins or otherwise prohibits consummation of the Merger.

        Section 6.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of each of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction or waiver by Parent on or before the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in (i) Article III of this Agreement (other than those contained in Section 3.1 (the first sentence thereof), Section 3.3, Section 3.4, Section 3.7(a), Section 3.8(a), Section 3.9, Section 3.25 and Section 3.26) shall be true and correct in all respects, without regard to any "materiality" or "Company Material Adverse Effect" qualifications contained in them, at and as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), with only such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) Section 3.1 (the first sentence thereof), Section 3.3, Section 3.4, Section 3.7(a), Section 3.9, Section 3.25 and Section 3.26 shall be true and correct in all material respects at and as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) Section 3.8(a) shall be true and correct in all but de minimis respects, other than as resulting from permitted exercises of existing outstanding equity awards set forth in Section 3.8(a) following the date of this Agreement, in each case, at and as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date).

          (b)    Performance of Obligations.    The Company shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement at or before the Closing Date.

          (c)    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

          (d)    Officer's Certificate.    Parent shall have received a certificate, signed by either the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

        Section 6.3    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any "materiality" or "Parent Material Adverse Effect" qualifications contained in them, at and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not individually or in the aggregate have a Parent Material Adverse Effect.

          (b)    Performance of Obligations.    Each of Parent and Merger Sub shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement at or before the Closing Date.

          (c)    Officer's Certificate.    The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

        Section 6.4    Frustration of Closing Conditions.     Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger and the other transactions contemplated hereby, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such party's breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.8, Section 5.9 and Section 5.12, materially contributed to the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION; TERMINATION FEES AND EXPENSES

        Section 7.1    Termination by Mutual Consent.     This Agreement may be terminated at any time before the Effective Time by mutual written consent of Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee).

        Section 7.2    Termination by Either Parent or the Company.     This Agreement may be terminated by either Parent or the Company (only pursuant to a resolution adopted by the Special Committee) at any time before the Effective Time:

          (a)   whether before or after obtaining the Requisite Company Vote, if the Merger has not been consummated by December 14, 2018 (the "Termination Date"). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of any representation, warranty, covenant or agreement of this Agreement has materially contributed to, or resulted in, the failure to consummate the Merger by such date;

          (b)   if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote is not obtained upon a vote taken thereof (or adjournment, postponement or recess thereof); or

          (c)   whether before or after obtaining the Requisite Company Vote, if any Governmental Authority having jurisdiction over any party hereto shall have issued any Order that permanently enjoins or otherwise permanently prohibits consummation of the Merger and such Order is or shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.2(c) shall have used reasonable best efforts to challenge such Order and cause such Order to be withdrawn, rescinded, terminated, cancelled or otherwise nullified.

        Section 7.3    Termination by Parent.     This Agreement may be terminated by Parent at any time before the Effective Time:

          (a)   prior to the Requisite Company Vote, if the Company Board or the Special Committee withdraws, modifies or amends the Company Board Recommendation (or the Special Committee recommends that the Company Board take any such action) in any manner adverse to Parent or the Company Board or the Special Committee publicly proposes to do so;

          (b)   prior to the Requisite Company Vote, if (i) the Company Board or the Special Committee approves, endorses or recommends a Takeover Proposal or publicly proposes to do so or (ii) a tender offer or exchange offer that if consummated would result in any Person(s) beneficially owning 20% or more of any class of equity securities of the Company then outstanding is commenced and the Company Board or Special Committee recommends in favor of, or within ten (10) Business Days after the commencement thereof the Company Board fails to recommend against, such tender offer or exchange offer by its stockholders or the Company Board or the Special Committee publicly proposes to do so; or

          (c)   if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b) and (ii) (A) is not capable of being cured prior to the Termination Date or (B) has not been cured by the Company within twenty (20) Business Days after the Company's receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b).

        Section 7.4    Termination by the Company.     This Agreement may be terminated by the Company (only pursuant to a resolution adopted by the Special Committee) at any time before the Effective Time:

          (a)   pursuant to and in accordance with the terms and conditions of Section 5.4(e);

          (b)   if Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b) and (ii) (A) is not capable of being cured prior to the Termination Date or (B) has not been cured by Parent within twenty (20) Business Days after Parent's receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b); or

          (c)   if (i) all of the conditions to the Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement and other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied), (ii) the Company confirmed to Parent in writing that all conditions set forth in Section 6.3 have been satisfied (or that it is willing to waive (to the extent permitted by Law) any unsatisfied conditions set forth in Section 6.3) and that it stands and will stand ready, willing and able to consummate the Merger and (iii) Parent and Merger Sub have failed to consummate the Closing by the earlier of (x) the date that is five Business Days after receipt of such confirmation by the Company and (y) the Termination Date.

        Section 7.5    Manner and Effect of Termination.     Any party terminating this Agreement pursuant to any of Section 7.2, Section 7.3 or Section 7.4 shall give written notice of such termination to the other party in accordance with this Agreement, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no Liability on the part of any party to this Agreement (or any Parent Related Party or Company Related Party) other than as provided in Section 7.6; provided, that notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 5.3(b), Section 5.10, Section 5.11, the final sentence of Section 5.12(b), this Section 7.5, Section 7.6, Article VIII, the Limited Guarantee, the Pledge and Security Agreement and the Confidentiality Agreements shall survive any termination of this Agreement.

        Section 7.6    Fees and Expenses Following Termination.

          (a)   Except as set forth in Section 5.12(b) or this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.11.

          (b)   The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee:

    (i)
    if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made concurrently with such termination;

    (ii)
    if this Agreement is terminated by Parent pursuant to Section 7.3(a) or Section 7.3(b) in which case payment shall be made within five Business Days following such termination; or

    (iii)
    if (A) a Takeover Proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced (or, in the case of a termination pursuant to (x) Section 7.2(a) and Parent would have been entitled to terminate the Agreement pursuant to Section 7.3(a) or Section 7.3(b) or (y) Section 7.3(c), in each case, otherwise communicated to the Company), in each case following the date hereof and, (I) prior to the date of the Company Stockholders Meeting (in the case of a termination under Section 7.2(b)) and not subsequently withdrawn or (II) prior to the action or event giving rise to the termination of this Agreement (in the case of a termination under (x) Section 7.2(a) and Parent would have been entitled to terminate the Agreement pursuant to Section 7.3(a) or Section 7.3(b) or (y) Section 7.3(c)) and not subsequently withdrawn, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.2(b), Section 7.3(c), or Section 7.2(a) and Parent would have been entitled to terminate the Agreement pursuant to Section 7.3(a) or Section 7.3(b), in each case as applicable, and (C) (x) within twelve months following the date of such termination, the

      Company or any of its Subsidiaries consummates a Takeover Proposal referred to in the foregoing clause (A) or enters into a Contract providing for the implementation of such Takeover Proposal or (y) within nine months following the date of such termination, the Company or any of its Subsidiaries consummates any Takeover Proposal or enters into a Contract providing for the implementation of any Takeover Proposal, in which case payment shall be made within five Business Days following the earlier of the date on which the Company or any of its Subsidiaries consummates such Takeover Proposal and the date on which the Company or any of its Subsidiaries enters into a Contract therefor. For purposes of the foregoing clause (C) only, references in the definition of the term "Takeover Proposal" to the figure "20%" shall be deemed to be replaced by "more than 50%".

          (c)   For purposes of this Agreement, the "Company Termination Fee" means an amount in cash equal to $8,736,000.

          (d)   Parent shall pay to the Company by wire transfer of immediately available funds an amount equal to $17,472,000 (such amount, the "Parent Termination Fee") within five Business Days after termination if this Agreement is terminated by the Company pursuant to Section 7.4(b) or Section 7.4(c) or if this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) and the Company would have been entitled to terminate this Agreement pursuant to Section 7.4(b) or Section 7.4(c) but for (A) such termination pursuant to Section 7.2(a) or (B) the fact that the expiration of the two-Business Day period described in Section 1.2 occurs after the Termination Date.

          (e)   If the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, as applicable, in each case as required pursuant to this Section 7.6 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank's Prime Lending Rate. In addition, if the Company or Parent, as applicable, fails to pay such fee when due, the Company or Parent, as applicable, shall also pay to the other party all of such party's costs and expenses (including reasonable attorneys' fees) in connection with all actions to collect such fee.

          (f)    Parent and the Company acknowledge that (i) the fees and other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.6 does not constitute a penalty. Notwithstanding anything to the contrary in this Agreement, (A) Parent's right to receive the Company Termination Fee pursuant to this Section 7.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent and its Affiliates, as applicable, against the Company Related Parties for (x) any Damages suffered as a result of the failure of the Merger to be consummated and (y) any other Damages suffered as a result of or under this Agreement and the transactions contemplated by this Agreement, and upon payment of the Company Termination Fee in accordance with this Section 7.6, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief pursuant to Section 8.15 prior to any termination of this Agreement and (B) the Company's right to receive the Parent Termination Fee pursuant to this Section 7.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Company and its Affiliates, as applicable, against the Parent Related Parties for (i) any Damages suffered as a result of the failure of the Merger to be consummated and (ii) any other Damages suffered as a result of or under this Agreement and the transactions contemplated hereby, and upon payment of the Parent Termination Fee in accordance with this Section 7.6, none of the

  Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that (1) the foregoing shall not impair the rights of the Company, if any, to obtain injunctive relief pursuant to Section 8.15 prior to any termination of this Agreement and (2) Parent and Merger Sub shall remain liable hereunder and the Guarantor and Pledgor shall remain liable under the Limited Guarantee and the Pledge and Security Agreement, respectively, for any expense reimbursement or indemnification obligations of Parent or Merger Sub pursuant to Section 5.11 and Section 5.12(b) and the applicable parties to the Confidentiality Agreements shall remain liable thereunder. Notwithstanding anything in this Agreement or the Financing Commitments to the contrary, the Financing Sources shall have no liability or obligation to the Company or any of its Subsidiaries, Affiliates or Representatives relating to or arising out of this Agreement, the Financing Commitments or the Financing.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Certain Definitions.     For purposes of this Agreement:

          (a)   "Acceptable Confidentiality Agreement" means a confidentiality agreement between the Company and a Person making a Takeover Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, on terms no less favorable (except with respect to standstill provisions) in the aggregate to the Company than those contained in the Confidentiality Agreements.

          (b)   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that, (i) neither any Person that owns equity securities of the Company nor any Affiliate or portfolio company of such Person shall be deemed to be an Affiliate of the Company solely by virtue of such Person's ownership of equity securities of the Company and (ii) for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent and Merger Sub prior to the Closing. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (c)   "Anticorruption Laws" means any and all applicable Laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and Executive Orders imposing or regulations implementing economic sanctions administered by the U.S. Department of Treasury's Office of Foreign Assets Control.

          (d)   "Applicable Exchange" means the NASDAQ Global Select Market.

          (e)   "Business Day" means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York time.

          (f)    "Code" means the Internal Revenue Code of 1986.

          (g)   "Common Stock" means the common stock, par value $0.01 per share, of the Company.

          (h)   "Company Equity Plan" means, collectively, the 2005 Long-Term Incentive Compensation Plan and the 2015 Long Term Incentive Compensation Plan.

          (i)    "Company Material Adverse Effect" means any fact, circumstance, change, event, development, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets or results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that the term "Company Material Adverse Effect" shall not include any such effect relating to or arising from (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), including the results of any primary or general elections, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the Company's and its Subsidiaries' industries in general or seasonal fluctuations in the business of the Company or any of its Subsidiaries, (vi) any change in the market price or trading volume of any securities or indebtedness of the Company or any of its Subsidiaries, any decrease of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of any of the foregoing may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (ix) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, or any actions taken to the extent required by this Agreement (other than the conduct of the operations of the Company and its Subsidiaries in the ordinary course consistent with past practice pursuant to the first sentence of Section 5.1), (x) any actions taken, or not taken, with the written consent, waiver or at the written request of Parent, (xi) any matters solely to the extent of the facts, circumstances, changes, events, developments, occurrences or effects disclosed in Section 3.14 or item (c)(i) under Section 3.20 of the Company Disclosure Letter, (xii) the public announcement of this Agreement, the transactions contemplated by this Agreement and the identities of Parent, Merger Sub and their respective Affiliates, (xiii) the execution, announcement, performance or existence of this Agreement and the Voting Agreement and (xiv) any Legal Actions involving stockholders of the Company arising from or relating to this Agreement, the Voting Agreement or the transactions contemplated by this Agreement or the Voting Agreement, except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), to the extent any such effect has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Company and its Subsidiaries operate.

          (j)    "Company Related Parties" means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

          (k)   "Contract" means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

          (l)    "Enforceability Exceptions" means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors' rights generally and (ii) general principles of equity.

          (m)  "Financing Contingencies" means (i) the "Excess Availability" requirement described in clause (d) of Exhibit C of the Wells Commitment Letter; (ii) (x) the "Reorganization" as defined in the Wells Commitment Letter, and (y) the "Reorganization" as defined in the Fortress Commitment Letter; and (iii) the approval of the "Agent" and initial "Lenders" (in each case as defined in the Wells Commitment Letter or Fortress Commitment Letter, as applicable) under each of the Wells Commitment Letter and the Fortress Commitment Letter of the form and substance of (x) the intercompany license agreement relating to the intellectual property, and (y) the intercompany lease agreement relating to the leasing of property of the Company.

          (n)   "Financing Sources" means any Person, other than Parent, Rollover Investors or any of their respective Affiliates, that commits to provide or otherwise enter into agreements in connection with the Debt Financing proposed to be provided to Parent or any of its Subsidiaries (including Merger Sub) in connection with the transactions contemplated hereby, including the Lenders, agents, bookrunners and arrangers of any Financing, together with their respective former, current and future holders of any equity, partnership or limited liability company interests, officers, employees, directors, consultants, Affiliates (including underwriters, placement agents and initial purchasers), affiliated (or commonly advised) funds, partners (general or limited), stockholders, managers, members, controlling parties, attorneys, agents advisors, accountants, agents and representatives and any successors or assigns of the foregoing, including any successors or assigns via joinder agreements or credit agreements relating thereto.

          (o)   "Governmental Authority" means: (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization (including any stock exchange) or (iii) any political subdivision of any of the foregoing.

          (p)   "Hazardous Substances" means: (i) any substance that is listed, classified or regulated as hazardous, toxic or a pollutant or contaminant under any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

          (q)   "Intellectual Property" means all rights in and to intellectual property of any type or nature throughout the world, including: (i) trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) proprietary works of authorship, including works protected by copyright and proprietary industrial designs; (iii) patents and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iv) proprietary data, confidential information, trade secrets and know-how; and (v) copyrights, whether registered or unregistered.

          (r)   "Knowledge" means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(r) of the Parent Disclosure Letter or Company Disclosure Letter, respectively.

          (s)   "Law" means any law, statute, ordinance, code, regulation, rule, treaty, convention or other requirement of, or promulgated or enacted by, any Governmental Authority, and any Orders.

          (t)    "Liens" means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

          (u)   "Orders" means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

          (v)   "Organizational Documents" means the certificate of incorporation and bylaws (or the equivalent organizational documents) executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

          (w)  "Owned Intellectual Property" means all Intellectual Property owned by either the Company or any of its Subsidiaries that is registered or subject to a pending application for registration or issuance.

          (x)   "Parent Material Adverse Effect" means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent or materially impair or delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder.

          (y)   "Parent Related Parties" means (i) Parent, Merger Sub, the Guarantor, the Pledgor, the Rollover Investors and the Financing Sources, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Sub, the Guarantor, the Pledgor, the Rollover Investors or the Financing Sources or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

          (z)   "Permitted Lien" shall mean (i) any Lien for Taxes or other governmental charges which are not yet due or which are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or Liabilities that are reflected in the Company SEC Reports filed on or prior to the date hereof, (iii) such non-monetary Liens or other imperfections of title, if any, that are not materially adverse to the Company and its Subsidiaries, including (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) rights of parties in possession, (v) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (vi) Liens disclosed on existing title insurance policies, title reports or existing surveys which have (together with all title exception documents) been delivered to Parent, (vii) materialmans', mechanics', carriers', workmen's, repairmen's and similar Liens incurred in the ordinary course of business for amounts not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP, (viii) in the case of leased or licensed real property, any Lien to which the fee or any other superior interest in the leased or licensed premises is subject, and any rights contained in the applicable lease, license or other occupancy agreement, (ix) licenses or other grants of rights to use of Intellectual Property and (x) other Liens that are not material to the Company or any of its Subsidiaries.

          (aa) "Person" means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

          (bb) "Representatives" means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of Parent or the Company, as applicable, and their respective Affiliates; provided, however, that, for purposes of this Agreement, neither George Feldenkreis, Oscar Feldenkreis nor their family members or Affiliates will be deemed Representatives of the Company or any its Subsidiaries; provided, further, that, for purposes of this Agreement, no Representative of Parent or any of its Affiliates shall be deemed to be a Representative of the Company prior to the Closing.

          (cc) "Requisite Company Vote" means adoption of this Agreement by the affirmative vote of holders of (i) a majority of the outstanding shares of Common Stock entitled to vote thereon as of the record date for the Company Stockholders Meeting and (ii) a majority of the outstanding shares of Common Stock entitled to vote thereon that are not owned directly or indirectly by the Rollover Investors, any other officers or directors of the Company or any other Person having any equity interest in, or right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary.

          (dd) "Rights" means any rights, title, interest or benefit of whatever kind or nature.

          (ee) "Solvent" means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all Liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the Liabilities of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) "debt" means liability on a "claim" and (B) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured Liability.

          (ff)  "Subsidiary" means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

          (gg) "Superior Proposal" means a bona fide written Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%), not obtained in violation in any material respect of Section 5.4, which the Special Committee determines in good faith, after consultation with the Company's outside legal counsel and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company (excluding the Rollover Investors) than those contemplated by this Agreement and (ii) is reasonably capable of being completed, taking into account all material financial, regulatory, legal and other aspects of such proposal.

          (hh) "Takeover Proposal" means, other than the transactions contemplated by this Agreement, any bona fide written proposal or offer relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution involving 20% or more of the assets of the Company and its Subsidiaries, take as a whole or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

          (ii)   "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

          (jj)   "Taxes" means all federal, state, provincial, county, local, municipal, foreign and other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority.

          (kk) "Willful and Material Breach" means a willful and deliberate act or a willful and deliberate failure to act (including a failure to cure), in each case that is the consequence of an act or omission by a party that knows that the taking of such act or failure to take such act would or would reasonably be expected to cause a material breach of this Agreement (regardless of whether breaching was the object of the act or failure to act), it being understood that such term shall include, in any event, the failure to consummate the Merger when required to do so by this Agreement.

        Section 8.2    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   the terms "Dollars" and "$" mean U.S. dollars;

          (d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

          (e)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (f)    references herein to any gender shall include each other gender;

          (g)   references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

          (h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

          (i)    with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (j)    the word "or" shall be disjunctive but not exclusive;

          (k)   references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (m)  the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

          (n)   with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

          (o)   if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

          (p)   references herein to "as of the date hereof," "as of the date of this Agreement" or words of similar import shall be deemed to mean "as of immediately prior to the execution and delivery of this Agreement"; and

          (q)   The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 8.3    No Survival.     None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement (other than the Limited Guarantee and the Pledge and Security Agreement in accordance with their terms) shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time, which, in each case, shall survive in accordance with its terms and conditions.

        Section 8.4    Governing Law.

          (a)   This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Laws of the State of Florida, without regard to conflict of law principles thereof.

          (b)   Notwithstanding anything herein to the contrary, the parties hereto agree that any dispute, claim, cross-claim, third-party claim, legal action, suit, proceeding or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving or against a Financing Source arising out of or relating hereto, including but not limited to any dispute arising out of or relating in any way to the Financing or the Financing Commitments or the performance thereof, or any of the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles thereof.

        Section 8.5    Submission to Jurisdiction; Service.

          (a)   Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts of the United States of America located in the State of Florida, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement against any Company Related Party or any Parent Related Party shall be brought, tried and determined only in the state and federal courts in Miami-Date Country, State of Florida (or, only if the state and federal courts in Miami-Dade County, State of Florida decline to accept jurisdiction over a particular matter, any state or federal court within the State of Florida) (the "Chosen Courts"), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement against any Company Related Party or any Parent Related Party in any court other than the Chosen Courts, except to the extent that all such courts shall lawfully decline to exercise such jurisdiction and except that any party may seek to enforce or implement any Order obtained in any such courts or in any other court of competent jurisdiction. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

          (b)   Notwithstanding anything to the contrary contained herein, each party to this Agreement acknowledges and irrevocably agrees (i) that any action, suit, claim or proceeding, cause of action, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, involving or against any of the Lenders or other Financing Sources or any Affiliate thereof arising out of or relating to this Agreement or the Debt Commitment Letters or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York, and any appellate court from any thereof (it being understood and agreed that, notwithstanding the selection of such exclusive jurisdiction, any interpretation of "Company Material Adverse Effect" or any similar term shall be solely governed by the Laws of the State of Florida), (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court, (iii) to waive any right to trial by jury in respect of any such action or proceeding and (iv) that the Lenders and other Financing Sources and their respective Affiliates are express third-party beneficiaries of this Section 8.5(b). For clarity, in no event shall the provisions of this Section 8.5(b) apply to Parent, Rollover Investors or any of their respective Affiliates, regardless of whether any such Person is a Lender, Financing Source or an Affiliate thereof.

        Section 8.6    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE FINANCING COMMITMENTS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

        Section 8.7    Notices.     All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

        If to Parent or Merger Sub, to:

  4810 NW 74 Ave
  Miami, FL 33166
  Attention: George Feldenkreis
  Facsimile: 305-864-1813

        with a copy (which shall not constitute notice) to:

  Olshan Frome Wolosky LLP
  1325 Avenue of the Americas
  New York, NY 10019
  Attention: Steve Wolosky, Esq.
                     Elizabeth R. Gonzalez-Sussman, Esq.
                     Michael R. Neidell, Esq.
  Facsimile: (212) 451-2222

        If to the Company, to:

  Perry Ellis International, Inc.
  3000 N.W. 107th Avenue
  Miami, Florida 33172
  Attention: Tricia Thompkins, General Counsel
                     J. David Scheiner, Chairman of the Special Committee
  Facsimile: (786) 221-8735

        with a copy (which shall not constitute notice) to:

  Paul, Weiss, Rifkind, Wharton & Garrison LLP
  1285 Avenue of the Americas
  New York, NY 10019-6064
  Attention: Kelley D. Parker, Esq.
                     Robert B. Schumer, Esq.
  Facsimile: (212) 757-3900

  and

  Akerman LLP
  98 Southeast Seventh Street, Suite 1100
  Miami, FL 33131
  Attention: Stephen Roddenberry, Esq.
                     Carl D. Roston, Esq.
  Facsimile: (305) 374-5095

        All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

        Section 8.8    Amendment.     This Agreement may be amended by the parties to this Agreement at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors or manager, as applicable, of each of Merger Sub, Parent and the Company (only pursuant to a resolution adopted by the Special Committee). This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement. Notwithstanding anything to the contrary in this Section 8.8, any amendments, modifications supplements to or waivers of any FS Provisions (or any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any FS Provision) in a manner adverse to the Financing Sources shall require the prior written consent of the Financing Sources.

        Section 8.9    Extension; Waiver.     At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company (only pursuant to a resolution adopted by the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.9, any waivers of any FS Provisions (or any other provision of this agreement to the extent a waiver of such provision would modify the substance of any FS Provision) in a manner adverse to the Financing Sources shall require the prior written consent of the Financing Sources. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 8.10    Entire Agreement.     This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Limited Guarantee, the Pledge and Security Agreement, the Rollover Letters, the Voting Agreement and the Confidentiality Agreements contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. Without limiting the generality of Section 4.14, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Limited Guarantee, the Pledge and Security Agreement, the Rollover Letters, the Voting Agreement and the Confidentiality Agreements has been made or relied upon by any of the parties to this Agreement.

        Section 8.11    No Third-Party Beneficiaries.     Except (a) as provided in Section 5.7, (b) for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of Common Stock, Company Options and Company Stock Awards as of the Effective Time) and (c) for the provisions of the last sentence of Section 5.12(b), which shall be for the benefit of the Company, its Affiliates and their respective Representatives, Parent and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except that the Financing Sources are made express third party beneficiaries to Section 7.6(f), Section 8.4(b), Section 8.5(b), Section 8.6, Section 8.8, Section 8.9, this Section 8.11, Section 8.14 and Section 8.18 (collectively, the "FS Provisions"). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.9 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 8.12    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

        Section 8.13    Rules of Construction.     The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and Article IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

        Section 8.14    Assignment.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; and any purported assignment without such prior written consents shall be void; provided that, notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub may assign this Agreement to any Financing Source (so long as any such assignment does not relieve Parent or Merger Sub of its respective obligations hereunder) under terms of the Financing solely for the purpose of creating a security interest herein or otherwise assigning collateral with respect to the Financing.

        Section 8.15    Specific Performance.

          (a)   The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

          (b)   Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that the right of the Company to obtain an injunction, specific performance or other equitable relief in each case to cause Parent and Merger Sub to close the Merger shall be subject to the requirements that:

    (i)
    all of the conditions set forth in Section 6.1 and Section 6.2 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing, or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement);

    (ii)
    the Debt Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2 upon delivery of a drawdown notice by Parent and/or notice from Parent that the Rollover Investment will be funded at such date;

    (iii)
    Parent fails to complete the Closing in accordance with Section 1.2; and

    (iv)
    the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions in Section 6.1 and Section 6.3 have been satisfied or that it is willing to waive any such open conditions, and (B) if specific performance is granted and if the Financing and the Rollover Investment were funded, the Closing would occur.

          (c)   Notwithstanding anything in this Agreement to the contrary, while the Company may be entitled to (i) specific performance, subject in all respects to this Section 8.15, and (ii) payment of the Parent Termination Fee, if, as and when payable pursuant to Section 7.6(d), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance or other equitable relief pursuant to which the Merger is actually consummated and the aggregate Merger Consideration is actually received, on the one hand, and payment of all or a portion of the Parent Termination Fee or other monetary damages hereunder, on the other hand, or (B) both payment of the Parent Termination Fee, on the one hand, and payment of other monetary damages, on the other hand.

          (d)   Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Parent and Merger Sub for monetary damages or other monetary remedies in connection with this Agreement and the transactions contemplated hereby shall be limited to an amount equal to the Parent Termination Fee, and in no event shall any Company Related Party seek or obtain, nor shall it permit any of its Representatives or any other Persons on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against Parent and Merger Sub in excess of the Parent Termination Fee.

        Section 8.16    Counterparts; Effectiveness.     This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

        Section 8.17    Special Committee Approval.     Notwithstanding anything to the contrary herein, no amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

        Section 8.18    No Recourse to Financing Sources.     Notwithstanding anything herein or in the Financing Commitments to the contrary, (i) no Financing Source shall have any liability for any obligations or liabilities of the parties hereto, or any of their respective Subsidiaries, Affiliates or Representatives, or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of this Agreement, the Financing, the Financing Commitments or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith and (ii) neither the Company nor its Subsidiaries, Affiliates or Representatives shall have any rights or claims (whether in tort, contract or otherwise) against any Financing Source based on, in respect of, by reason of, or in any way relating to this Agreement, the Financing, the Financing Commitments or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith. Notwithstanding anything herein to the contrary, other than pursuant to the Financing Commitments with respect to Parent and/or Merger Sub, (i) in no event shall any party hereto, nor any of its Affiliates, and each of the parties hereto hereby agrees not to and to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (b) seek to enforce the commitments against, make any claims for breach of the Debt Commitment Letters against, or seek to obtain any other damages of any kind from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Commitment Letters. Nothing in this Section 8.18 shall in any way limit or qualify the liabilities of the Financing Sources and the other parties to the Financing (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages or a tortious nature.

        Section 8.19    Breach of Rollover Investors Disregarded.     Any breach or assertion of any breach of this Agreement by the Company or any of its Representatives that is attributable to or caused by the actions of or failure to act by George Feldenkreis or Oscar Feldenkreis, including in connection with any representations or warranties made hereunder or any actions taken or failure to act, in each case in contravention hereof, shall be disregarded for all purposes under this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

FELDENKREIS HOLDINGS LLC
By:
	Name:	George Feldenkreis
	Title:	Sole Member
GF MERGER SUB, INC.
By:
	Name:	George Feldenkreis
	Title:	Chief Executive Officer & President
PERRY ELLIS INTERNATIONAL, INC.
By:
	Name:	Oscar Feldenkreis
	Title:	Chief Executive Officer

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

FELDENKREIS HOLDINGS LLC
By:
Name:
Title:
GF MERGER SUB, INC.
By:
Name:
Title:
PERRY ELLIS INTERNATIONAL, INC.
By:
	Name:	Oscar Feldenkreis
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PERRY ELLIS INTERNATIONAL, INC

        Pursuant to the provisions of Section 607.0202 of the Florida Business Corporation Act, the undersigned does hereby execute and submit for filing with the Florida Department of State these Articles of Incorporation as follows:

ARTICLE I—NAME

        The name of the corporation is Perry Ellis International, Inc.

ARTICLE II—ADDRESS

        The principal office and mailing address of the corporation is 4810 NW 74th Avenue, Miami, Florida 33166.

ARTICLE III—CAPITAL STOCK

        The corporation is authorized to issue [            ] shares of common stock, par value $0.01 per share.

ARTICLE IV—REGISTERED OFFICE AND REGISTERED AGENT

        The address of the registered office of the corporation is 1200 South Pine Island Road, Plantation, Florida 33324 and the name of the registered agent of the corporation at such address is NRAI Services, Inc.

ARTICLE VI—INDEMNIFICATION

        The corporation may insure and shall indemnify and shall advance expenses on behalf of its officers and directors and any persons serving at the request of the corporation as an officer, director, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent not prohibited by law in existence either now or hereafter.

        IN WITNESS WHEREOF, the undersigned has caused these Sixth Amended and Restated Articles of Incorporation to be duly executed as of [        ], 2018.

PERRY ELLIS INTERNATIONAL, INC.
By:
	Name:	George Feldenkreis
Title:

EXHIBIT B

         THIRD AMENDED AND RESTATED BYLAWS

OF

PERRY ELLIS INTERNATIONAL, INC.
a Florida Corporation

THIRD AMENDED AND RESTATED BYLAWS

OF

PERRY ELLIS INTERNATIONAL, INC.
a Florida Corporation

ARTICLE I

OFFICES

        Section 1.    The location of the registered office of Perry Ellis International, Inc., a Florida corporation (the "Corporation"), shall be as stated in the Articles of Incorporation, which location may be changed from time to time by the Board of Directors of the Corporation (the "Board of Directors").

        Section 2.    The Corporation may also have offices at such other places, both within and without the State of Florida, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

        Section 1.    Meetings of the shareholders may be held at such place either within or without the State of Florida as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

        Section 2.    Annual meetings of shareholders shall be held on such date and at such time as may be fixed from time to time, provided, that there shall be an annual meeting held every calendar year at which shareholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

        Section 3.    Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the Chairman of the Board or the President of the Corporation, and shall be called by the Board of Directors at the request in writing of a majority of the Board of Directors or at the request in writing of the holders of not less than 50% of all the shares entitled to vote at a meeting which shall state in such request the purpose or purposes of the proposed meeting.

        Section 4.    The officer or agent who has charge of the stock transfer book for shares of the Corporation shall make and certify a complete list of the shareholders entitled to vote at a shareholders' meeting, or any adjournment thereof. Such list shall be arranged alphabetically and by voting group and shall show the address of each shareholder and the number of shares registered in the name of each shareholder. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present.

        Section 5.    Except as may be provided by statute, written notice of an annual or special meeting of shareholders stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered, either personally or by first-class mail, not less than 10 nor more than 60 days before the date of the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation with postage thereon prepaid.

        Section 6.    The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise expressly required by statute or by the Articles of Incorporation or these Bylaws. All shareholders present in person or represented by proxy at such meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If, however, such quorum shall not be initially present at any meeting of shareholders, a majority of the shareholders entitled to vote thereat shall nevertheless have power to adjourn the meeting from time to time and to another place, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. Once a share is represented for any purpose at a meeting, it is deemed presented for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

        Section 7.    When an action other than the election of directors is to be taken by vote of the shareholders, it shall be authorized if the votes cast favoring the action exceed the votes cast against the action, except as otherwise expressly required by statute, the Articles of Incorporation, or these Bylaws, in which case such express provision shall govern and control the decision of such question. "Shares represented at the meeting" shall be determined as of the time the existence of the quorum is determined. Except as otherwise expressly required by the Articles of Incorporation, directors shall be elected by a plurality of the votes cast at an election.

        Section 8.    Except as otherwise provided by law or the Articles, each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such shareholder except as otherwise expressly required in the Articles of Incorporation. A vote may be cast either orally or in writing. Each proxy shall be in writing and signed by the shareholder or his authorized agent or representative. A proxy is not valid after the expiration of 11 months after its date unless the person executing it specifies therein the length of time for which it is to continue in force. Unless prohibited by law, a proxy otherwise validly granted by facsimile shall be deemed to have been signed by the granting shareholder. All questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the presiding officer of the meeting.

        Section 9.    Attendance of a person at a meeting of shareholders in person or by proxy constitutes a waiver of notice of the meeting except where the shareholder, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting.

        Section 10.    Any action required to be taken at any annual or special meeting of the shareholders, or any other action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Within 10 days after obtaining such authorization by written consent, notice shall be given to those shareholders who have not consented in writing. The notice shall fairly summarize the material features of the authorized action and, if the action is of a type for which dissenters' rights are provided for by statute, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with further provisions of such statute regarding the rights of dissenting shareholders.

ARTICLE III

DIRECTORS

        Section 1.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

        Section 2.    The number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors. In the absence of an express determination by the Board of Directors, the number of directors, until changed by the Board of Directors, shall be that number of directors elected at the most recently held annual meeting of shareholders or, if no such meeting has been held, the number elected by the incorporator. The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 3 of this Article, and each director elected shall hold office until his successor is duly elected and qualified or until his death, resignation or removal. Directors need not be shareholders or officers of the Corporation.

        Section 3.    Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, or by the shareholders, and the directors so chosen shall hold office until the next annual election of directors by the shareholders and until their successors are duly elected and qualified or until their death, resignation or removal. Any director may be removed, with or without cause, by the shareholders at a meeting of the shareholders called expressly for that purpose. A director may resign by written notice to the Corporation. The resignation is effective upon its delivery to the Corporation or a subsequent time as set forth in the notice of resignation.

        Section 4.    The Board of Directors may hold meetings, both regular and special, either within or without the State of Florida. Unless otherwise restricted by the Articles of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

        Section 5.    Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors or by the President of the Corporation. Any notice given of a regular meeting need not specify the business to be transacted or the purpose of the meeting. Regular meetings of the Board of Directors may also be held without notice.

        Section 6.    Special meetings of the Board of Directors may be called by the Board of Directors or President of the Corporation on two days' notice to each director by mail or 24 hours' notice either personally or by telephone or facsimile transmission. The notice need not specify the business to be transacted or the purpose of the special meetings. The notice shall specify the place of the special meeting.

        Section 7.    At all meetings of the Board of Directors, a majority of the number of directors then serving shall constitute a quorum for the transaction of business. At all meetings of a committee of the Board of Directors a majority of the directors then members of the committee in office shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Board of Directors or the committee, unless the vote of a larger number is specifically required by statute, by the Articles of Incorporation, or by these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors or a committee, the members present thereat may adjourn the meeting from time to time and to another place without notice other than announcement at the meeting, until a quorum shall be present.

        Section 8.    Unless otherwise provided by the Articles of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if, before or after the action, all members of the Board of Directors or committee consent thereto in writing. The written consents shall be filed with the minutes of proceedings of the Board of Directors or committee. Such consents shall have the same effect as a vote of the Board of Directors or committee for all purposes.

        Section 9.    A majority of the full Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation; provided, however, such a committee shall not have the power or authority to:

          (a)   approve or recommend to shareholders actions or proposals required by statute to be approved by the shareholders,

          (b)   fill vacancies on the Board of Directors or any committee thereof,

          (c)   adopt, amend or repeal the Bylaws of the Corporation,

          (d)   authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors, or

          (e)   authorize or approve the issuance or sale or contract for the sale of shares, or determine the designation and relative rights, preferences and limitations of a voting group, except that the Board of Directors may authorize a committee (or an officer of the Corporation) to do so within limits specifically prescribed by the Board of Directors.

Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A committee, and each member thereof, shall serve at the pleasure of the Board of Directors.

        Section 10.    Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

        Section 11.    By resolution of the Board of Directors and irrespective of any personal interest of any director, the Board of Directors may establish reasonable compensation of directors for services to the Corporation as directors, officers or members of a committee. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

        Section 12.    Attendance of a director at a meeting constitutes a waiver of notice of the meeting except where a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

ARTICLE IV

NOTICES

        Section 1.    Whenever, under the provisions of the statutes or of the Articles of Incorporation or of these Bylaws, written notice is required to be given to any director, committee member or shareholder, such notice may be (but is not required to be) given in writing by mail (registered, certified or other first class mail) addressed to such director, shareholder or committee member at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to be given at the time when the same shall be deposited in a post office or official depository under the exclusive care and custody of the United States postal service.

        Section 2.    Whenever any notice is required to be given under the provision of the statutes or of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders, directors or a committee, need be specified in any written waiver of notice.

ARTICLE V

OFFICERS

        Section 1.    The officers of the Corporation shall be chosen by the Board of Directors at its first meeting after each annual meeting of shareholders. The officers of the Corporation may consist of a president, one or more vice presidents, a secretary and a treasurer and, if elected by the Board of Directors by resolution, a Chairman of the Board of Directors. Any number of offices may be held by the same person.

        Section 2.    The Board of Directors may from time to time appoint such other officers and assistant officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

        Section 3.    The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

        Section 4.    The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors with or without cause whenever, in its judgment, the best interests of the Corporation will be served thereby. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors. An officer may resign by written notice to the Corporation. The resignation is effective upon its delivery to the Corporation or at a subsequent time specified in the notice of resignation.

        Section 5.    Unless otherwise provided by resolution of the Board of Directors, the president shall be the chief executive officer of the Corporation, shall, in the absence or non-election of a chairman or vice chairman of the Board of Directors, preside at all meetings of the shareholders and the Board of Directors (if he shall be a member of the Board of Directors), shall have general and active management of the business and affairs of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute on behalf of the Corporation, and may affix or cause the corporate seal (if adopted by the Board of Directors) to be affixed to, all instruments requiring such execution except to the extent the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation, and he shall have the authority to vote any shares of stock owned by the Corporation.

        Section 6.    The vice-presidents shall act under the direction of the president. They shall perform such duties and have such other powers as the president or the Board of Directors may from time to time prescribe. The Board of Directors may designate one or more executive vice-presidents or may otherwise specify the order of seniority of the vice-presidents.

        Section 7.    The secretary shall act under the direction of the president. Subject to the direction of the president he or she shall attend all meetings of the Board of Directors and all meetings of the shareholders and record the proceedings. The secretary shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the president or the Board of Directors. The secretary shall keep in safe custody the seal of the Corporation, if a corporate seal is adopted by the Board of Directors. When authorized by the president or the Board of Directors, the secretary shall cause the seal of the Corporation to be affixed to any instrument requiring it. The secretary shall be responsible for maintaining the stock transfer book and minute book of the Corporation and shall be responsible for their updating.

        Section 8.    The assistant secretaries shall act under the direction of the president. In the order of their seniority in office, unless otherwise determined by the president or the Board of Directors, they shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary. They shall perform such other duties and have such other powers as the president or the Board of Directors may from time to time prescribe.

        Section 9.    The treasurer shall act under the direction of the president. Subject to the direction of the president, the treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the president or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as treasurer and of the financial condition of the Corporation. The treasurer may affix or cause to be affixed the seal of the Corporation to documents so requiring the seal, if a corporate seal is adopted by the Board of Directors.

        Section 10.    The assistant treasurers in the order of their seniority of office, unless otherwise determined by the president or the Board of Directors shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the president or the Board of Directors may from time to time prescribe.

        Section 11.    To the extent the powers and duties of the several officers are not provided from time to time by resolution or other directive of the Board of Directors or by the president (with respect to other officers), the officers shall have all powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to this Corporation.

ARTICLE VI

CERTIFICATES OF STOCK
AND SHAREHOLDERS OF RECORD

        Section 1.    The shares of stock of the Corporation shall be represented by certificates signed by, or in the name of the Corporation by, the president or a vice-president and by the secretary or an assistant secretary of the Corporation provided that the Board of Directors may provide by resolution or resolutions that some or all of any classes or series of its stock shall be uncertificated shares. Notwithstanding the adoption of such a resolution by the Board of Directors, each holder of stock in the Corporation shall be entitled to have such a certificate certifying the number of shares owned by him in the Corporation.

        Section 2.    Any or all of the signatures on the certificate may be a facsimile if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue. The seal of the Corporation or a facsimile thereof may, but need not, be affixed to the certificates of stock.

        Section 3.    The Board of Directors may direct a new certificate for shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

        Section 4.    Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its stock transfer book for shares of the Corporation.

        Section 5.    In order that the Corporation may determine the shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as a record date, which shall not be more than 70 nor less than 10 days before the date of such meeting, nor more than 70 days prior to any other action. The stock transfer books of the Corporation shall not be closed.

        If no record date is fixed:

          (a)   The record date for determining the shareholders of record entitled to notice of, or to vote at, a meeting of shareholders shall be at the close of business on the day on which notice is given, or, if no notice is given, at the close of business on the day next preceding the day on which the meeting is held; and

          (b)   The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        A determination of shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        Section 6.    The Corporation shall be entitled to recognize the exclusive right of a person registered upon its stock transfer book for shares of the Corporation as the owner of shares for all purposes, including voting and dividends, and shall not be bound to recognize any equitable or other claim to interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Florida.

ARTICLE VII

INDEMNIFICATION

        Section 1.    Subject to the other provisions of this Article, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the Florida Business Corporation Act, as amended (the "FBCA"), as the same exists now or as it may be hereinafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (and the heirs, executors, administrators or estate of such person) who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, a Proceeding (as defined in Section 17 of this Article) other than an action by or in the right of the Corporation) by reason of the fact that such person is or was serving, or had agreed to serve, in an Official Capacity (as defined in

Section 17 of this Article) for the Corporation, or while serving in an Official Capacity for the Corporation is or was serving at the request of the Corporation in an Official Capacity for another corporation, partnership, limited liability company, joint venture, trust or other enterprise (an "Other Enterprise"), including service with respect to employee benefit plans maintained or sponsored by the Corporation, or is an employee of the Corporation specifically designated by the Board of Directors as an indemnified employee (hereinafter, each of the foregoing persons, a "Covered Person"), against Expenses (as defined in Section 17 of this Article), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Section 2.    Subject to the other provisions of this Article, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the FBCA, any Covered Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, a Proceeding by or in the right of the Corporation against Expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such Expenses which such court shall deem proper.

        Section 3.    To the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding described in Section 1 or Section 2 of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against Expenses actually and reasonably incurred by such person in connection therewith.

        Section 4.    Subject to the other provisions of this Article, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the FBCA or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors determines.

        Section 5.

          (a)   Expenses incurred by any Covered Person in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding. Such advances shall be paid by the Corporation within ten (10) calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, that if Florida law requires, the payment of such Expenses incurred by a Covered Person in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking in writing (the "Undertaking") by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a "final disposition") that such Covered Person is not entitled to be indemnified for such Expenses under this Bylaw or otherwise. The Covered Person's undertaking to repay the Corporation any amounts advanced for Expenses shall not be required to be secured and shall not bear interest.

          (b)   Except as otherwise provided in the FBCA or this Section 5 of this Article, the Corporation shall not impose on the Covered Person additional conditions to the advancement of Expenses or require from the Covered Person additional undertakings regarding repayment. Advancements of Expenses shall be made without regard to the Covered Person's ability to repay the Expenses.

          (c)   Advancements of Expenses pursuant to this subsection shall not require approval of the Board of Directors or the shareholders of the Corporation, or of any other person or body. The Secretary shall promptly advise the Board of Directors in writing of the request for advancement of Expenses, of the amount and other details of the request and of the undertaking to make repayment provided pursuant to this Section 5.

          (d)   Advancements of Expenses to a Covered Person shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advancements claimed.

          (e)   The right to advancement of Expenses shall not apply to (i) any action, suit or proceeding against an agent brought by the Corporation and approved by a majority of the authorized members of the Board of Directors which alleges willful misappropriation of corporate assets by such agent, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such agent's duty to the Corporation or its shareholders, or (ii) any claim for which indemnification is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 6(b) or Section 6(c) of this Article prior to a determination that the person is not entitled to be indemnified by the Corporation.

        Section 6.    Subject to the requirements in Section 3 of this Article and the FBCA, the Corporation shall not be obligated to indemnify any person pursuant to this Article in connection with any Proceeding (or any part of any Proceeding):

          (a)   for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

          (b)   initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 7 of this Article or (d) otherwise required by applicable law; or

          (c)   if prohibited by applicable law; provided, however, that if any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        Section 7.

          (a)   To obtain indemnification under this Article, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification, a determination (the "Determination"), if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (i) by the Board of Directors by majority vote of a quorum consisting of Disinterested Directors (as defined in Section 17 of this Article); (ii) if such a quorum of Disinterested Directors cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which all directors, whether or not Disinterested Directors, may participate) consisting solely of two or more Disinterested Directors; (iii) if such a committee cannot be designated, by any Independent Counsel (as defined in Section 17 of this Article) selected by the Board of Directors prescribed in (i) above or by the committee of the Board of Directors prescribed in (ii) above, in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant; or if a quorum of the Board of Directors cannot be obtained for (a) above and the committee cannot be designated under (b) below, selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or (iii) if such Independent Counsel determination cannot be obtained, by majority vote of a quorum consisting of shareholders who are not parties to such Proceeding, or if no such quorum is obtainable, by a majority vote of shareholders who are not parties to the Proceeding. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) calendar days after such determination.

          (b)   (i) If a claim for indemnification under this Article is not paid in full by the Corporation within thirty (30) calendar days after a written claim pursuant to Section 7(a) above has been received by the Corporation, or (ii) if a request for advancement of Expenses under this Article is not paid in full by the Corporation within ten (10) calendar days after a statement pursuant to Section 5 above and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction to recover the unpaid amount of the claim for indemnification or request for advancement of Expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also any and all Expenses incurred in connection with prosecuting such claim. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of Expenses. It shall be a defense to any such action that, under the FBCA or other applicable law, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of Expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors, Independent Counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth under the FBCA or other applicable law, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (c)   The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (d)   If a Determination shall have been made pursuant to Section 7(a) above that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 7(b) above.

          (e)   The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 7(b) above that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.

        Section 8.

          (a)   All costs of making the Determination shall be borne solely by the Corporation, including, but not limited to, the costs of legal counsel, proxy solicitations and judicial determinations. The Corporation shall also be solely responsible for paying (i) all reasonable Expenses incurred by the indemnified person to enforce the indemnification rights provided pursuant to this Article, including, but not limited to, the costs incurred by the indemnified person to obtain court-ordered indemnification pursuant to Section 7 hereof regardless of the outcome of any such application or Proceeding, and (ii) all costs of defending any suits or Proceedings challenging payments to the indemnified person under these Bylaws.

          (b)   The Corporation shall use its best efforts to make the Determination contemplated by Section 7 hereof promptly.

              (i)  if the Determination is to be made by the Board of Directors or a committee thereof, such Determination shall be made not later than fifteen (15) business days after a written request for a Determination (a "Request") is delivered to the Corporation by the indemnified person;

             (ii)  if the Determination is to be made by Independent Counsel, such Determination shall be made not later than thirty (30) days after a Request is delivered to the Corporation by the indemnified person; and

            (iii)  if the Determination is to be made by the shareholders of the Corporation, such Determination shall be made not later than ninety (90) days after a Request is delivered to the Corporation by the indemnified person.

        Section 9.    All of the rights conferred in this Article, as to indemnification, advancement of Expenses and otherwise, shall be contract rights between the Corporation and each indemnified person to whom such rights are extended that vest at the commencement of such indemnified person's service to or at the request of the Corporation and (i) no amendment, modification or repeal of this Article shall affect, to the detriment of the indemnified person and such indemnified person's heirs, executors, administrators and estate, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal, and (ii) all of such rights shall continue as to any such indemnified person who has ceased to serve in an Official Capacity for the Corporation or ceased to serve at the request of the Corporation in an Official Capacity for an Other Enterprise, and shall inure to the benefit of such indemnified person's heirs, executors, administrators and estate, and shall be applicable to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

        Section 10.    All of the rights conferred pursuant to this Article, as to indemnification, advancement of Expenses and otherwise, (i) shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Expenses may be entitled under the Articles of Incorporation or any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's Official Capacity and as to action in another capacity while holding such office, and (ii) cannot be terminated or impaired by the Corporation, the Board of

Directors or the shareholders of the Corporation with respect to a person's service prior to the date of such termination. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of Expenses, to the fullest extent not prohibited by the FBCA or other applicable law.

        Section 11.

          (a)   The Corporation shall have the power to purchase and maintain, at its expense, insurance to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify him against such liability under Florida Law. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in this Article, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

          (b)   The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.

        Section 12.    Persons who after the date of the adoption of this Article serve or continue to serve the Corporation in an Official Capacity or who, while serving in an Official Capacity, serve or continue to serve in an Official Capacity for an Other Enterprise, shall be conclusively presumed to have relied on the rights to indemnification and advancement of Expenses contained in this Article.

        Section 13.    The knowledge and/or actions, or failure to act, of any other officer, director, employee or agent of the Corporation or an Other Enterprise shall not be imputed to an indemnified person for purposes of determining the right to indemnification under this Article.

        Section 14.    The rights to indemnification and advancement of Expenses conferred by this Article shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation or an Other Enterprise and shall inure to the benefit of the heirs, executors, administrators and estate of such person.

        Section 15.    Any notice, request or other communication required or permitted to be given to the Corporation under this Article shall be in writing and either delivered in person or sent by mail or other method of delivery, or by e-mail or other electronic transmission, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

        Section 16.    If this Article or any provision hereof shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, each section and subsection of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired hereby, and (b) to the fullest extent possible and permitted by the FBCA and other applicable law, the provisions of this Article (including, without limitation, each portion of any section or subsection of this Article containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give maximum effect to the intent manifested by the provision held to be invalid, illegal or unenforceable.

        Section 17.

          (a)   The term "agent" includes a volunteer.

          (b)   The term "Corporation" for purposes of this Article shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (c)   The term "Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

          (d)   The term "Expenses" shall be broadly construed and shall include, without limitation, all direct and indirect losses, liabilities, expenses, including fees and expenses of attorneys, fees and expenses of accountants, fees and expenses of public relations consultants and other advisors, court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, printing and binding costs, telephone charges, delivery service fees, the premium, security for, and other costs relating to any bond (including cost bonds, appraisal bonds, or their equivalents), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement and all other disbursements or expenses of the types customarily incurred in connection with (i) the investigation, prosecution, defense, appeal or settlement of a Proceeding, (ii) serving as an actual or prospective witness, or preparing to be a witness in a Proceeding, or other participation in, or other preparation for, any Proceeding, (iii) any voluntary or required interviews or depositions related to a Proceeding, and (iv) responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses shall also include any federal, state, local and foreign taxes imposed on such person as a result of the actual or deemed receipt of any payments under this Article.

          (e)   The term "Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Article.

          (f)    The term "Official Capacity" shall mean service as a director or officer of the Corporation or service, at the request of the Corporation while serving in an Official Capacity for the Corporation, as a director, officer, partner, member, manager, trustee, employee, agent or other representative of an Other Enterprise.

          (g)   The term "Proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit, investigation, inquiry, hearing, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal, including, without limitation, actions by or in the right of the Corporation, a class of its security holders or otherwise.

          (h)   The term "serving at the request of the Corporation" includes any service as a director, officer, employee, or agent of the Corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries.

          (i)    The term "not opposed to the best interest of the Corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

ARTICLE VIII

GENERAL PROVISIONS

        Section 1.    All checks, drafts or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may from time to time designate.

        Section 2.    The fiscal year of the Corporation shall be fixed from time to time by resolution of the Board of Directors, but shall end on December 31st of each year if not otherwise fixed by the Board of Directors.

        Section 3.    The Board of Directors may adopt a corporate seal for the Corporation. The corporate seal shall have inscribed thereon the name of the Corporation and the words "Corporate Seal, Florida." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Except as otherwise provided by law, the failure to affix the seal of the Corporation to a document shall not affect the validity thereof.

        Section 4.    The Corporation shall keep within or without the State of Florida books and records of account and minutes of the proceedings of its shareholders, Board of Directors and executive committee, if any. The Corporation shall keep at its registered office or at the office of its transfer agent within or without the State of Florida a stock transfer book for shares of the Corporation containing the names and addresses of all shareholders, the number, class and series of shares held by each and the dates when they respectively became holders of record thereof. Any such stock transfer book, books, records or minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

        Section 5.    These Bylaws shall govern the internal affairs of the Corporation, but only to the extent they are consistent with law and the Articles of Incorporation. Nothing contained in the Bylaws shall, however, prevent the imposition by contract of greater voting, notice or other requirements than those set forth in these Bylaws.

ARTICLE IX

AMENDMENTS

        Section 1.    The Bylaws may be amended or repealed, or new Bylaws may be adopted, by action of either the shareholders or the Board of Directors. The shareholders may from time to time specify particular provisions of the Bylaws which may not be altered or repealed by the Board of Directors.

APPENDIX B

June 15, 2018
Special Committee of the Board of Directors
Perry Ellis International, Inc.
3000 N.W. 107th Avenue
Miami, Florida 33172

Ladies and Gentlemen:

        You have asked us to advise you with respect to the fairness to the holders (other than Feldenkreis Holdings LLC ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Perry Ellis International, Inc. (the "Company"), from a financial point of view of the $27.50 in cash per Share (the "Consideration") to be paid to the holders of the Shares pursuant to the terms of the Agreement and Plan of Merger, dated as of June 15, 2018 (the "Agreement"), by Parent, GF Merger Sub, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), and the Company.

        We understand that the Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the "Merger"), and that, upon effectiveness of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares and Dissenting Shares (each as defined in the Agreement) will be cancelled and converted into the right to receive the Consideration.

        For purposes of the opinion set forth herein, we have:

            (i)  reviewed certain publicly available financial statements and other information of the Company;

           (ii)  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided to us by the management of the Company and approved for our use by the Company;

          (iii)  reviewed certain financial projections for the Company prepared and provided to us by the management of the Company and approved for our use by the Company;

          (iv)  discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

           (v)  reviewed the reported prices and trading activity of the Shares;

          (vi)  compared the financial performance and condition of the Company and the reported prices and trading activity of the Shares with that of certain other publicly traded companies that we deemed relevant;

         (vii)  reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part, to the Merger;

        (viii)  participated in certain discussions among management and other representatives of each of Parent and the Company;

          (ix)  reviewed a draft of the Agreement dated June 15, 2018; and

           (x)  performed such other analyses and reviewed such other material and information as we have deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for or performed any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

        We have assumed that the final form of the Agreement will be substantially the same as the last draft reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the Consideration to be paid to the holders (other than Parent and its affiliates) of the Shares in the Merger) and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of June 14, 2018. In particular, we do not express any opinion as to the prices at which the Shares may trade at any future time or as to the impact of the Merger on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due. Furthermore, our opinion does not address the Company's underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to the Company. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

        Natixis, S.A. ("Natixis"), which became the holder of a majority of our outstanding equity on June 8, 2016, is, together with its affiliates, engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management, insurance and other financial and nonfinancial activities and services for various persons and entities. Natixis and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including affiliates of George Feldenkreis, an affiliate of Parent (the "Principal Shareholder"), or any currency or commodity that may be involved in the Merger.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger and a portion of which is payable upon the delivery of this letter. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have not during the two years prior to the date hereof provided any financial advisory services to the Company, Parent, the Principal Shareholder or their respective affiliates for which we received payment. In the future, we, Natixis and our respective affiliates may provide financial advisory services to the Company, Parent, the Principal

B-2

Shareholder and their respective affiliates, and in the future may receive compensation for rendering these services.

        This letter and our advisory services are provided for the information and assistance of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company (in their capacities as such) in connection with their consideration of the Merger. This letter may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy statement that is required to be filed by the Company in connection with the Merger, except to the extent provided in our engagement letter dated February 22, 2018. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration to be paid to the holders (other than Parent and its affiliates) of the Shares pursuant to the Agreement. This letter does not constitute a recommendation to any holder of Shares as to how any such holder should vote on the Merger or act on any matter relating to the Merger. The issuance of this opinion has been authorized by our fairness opinion committee.

        Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Consideration to be paid to the holders (other than Parent and its affiliates) of the Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

PJ SOLOMON SECURITIES, LLC

B-3

APPENDIX C

        607.1301    Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:

          (1)   "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

          (2)   "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

          (3)   "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

          (4)   "Fair value" means the value of the corporation's shares determined:

            (a)   Immediately before the effectuation of the corporate action to which the shareholder objects.

            (b)   Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

            (c)   For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

          (5)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

          (6)   "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

          (7)   "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

          (8)   "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

          (9)   "Shareholder" means both a record shareholder and a beneficial shareholder.

        History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

        607.1302    Right of shareholders to appraisal.—

          (1)   A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

            (a)   Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

            (b)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

            (c)   Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

            (d)   An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

            (e)   Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

            (f)    With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

              1.     Altering or abolishing any preemptive rights attached to any of his or her shares;

              2.     Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

              3.     Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

              4.     Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

              5.     Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

              6.     Reducing the stated dividend preference of any of the shareholder's preferred shares; or

              7.     Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation;

            (g)   An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

            (h)   An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

            (i)    A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

            (j)    A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

          (2)   Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

            (a)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

              1.     Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

              2.     Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

            (b)   The applicability of paragraph (a) shall be determined as of:

              1.     The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

              2.     If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

            (c)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

            (d)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

              1.     Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

                a.     Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

                b.     Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

              2.     Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

                a.     Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

                b.     Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

                c.     In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

            (e)   For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

          (3)   Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

          (4)   A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

            (a)   Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

            (b)   Was procured as a result of fraud or material misrepresentation.

        History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209.

        607.1303    Assertion of rights by nominees and beneficial owners.—

          (1)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

          (2)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

            (a)   Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

            (b)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

        History.—s. 23, ch. 2003-283.

        607.1320    Notice of appraisal rights.—

          (1)   If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

          (2)   In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

          (3)   If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

        History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

        607.1321    Notice of intent to demand payment.—

          (1)   If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

            (a)   Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

            (b)   Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

          (2)   A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

        History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378.

        607.1322    Appraisal notice and form.—

          (1)   If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

          (2)   The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

            (a)   Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

              1.     The shareholder's name and address.

              2.     The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

              3.     That the shareholder did not vote for the transaction.

              4.     Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

              5.     If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

            (b)   State:

              1.     Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

              2.     A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

              3.     The corporation's estimate of the fair value of the shares.

              4.     An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

              5.     That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

              6.     The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

            (c)   Be accompanied by:

              1.     Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

              2.     A copy of ss. 607.1301-607.1333.

        History.—s. 26, ch. 2003-283.

        607.1323    Perfection of rights; right to withdraw.—

          (1)   A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

          (2)   A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

          (3)   A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

        History.—s. 27, ch. 2003-283.

        607.1324    Shareholder's acceptance of corporation's offer.—

          (1)   If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

          (2)   Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

        History.—s. 28, ch. 2003-283.

        607.1326    Procedure if shareholder is dissatisfied with offer.—

          (1)   A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

          (2)   A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

        History.—s. 29, ch. 2003-283.

        607.1330    Court action.—

          (1)   If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

          (2)   The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

          (3)   All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

          (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

          (5)   Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

          (6)   The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

        History.—s. 2, ch. 2004-378.

        607.1331    Court costs and counsel fees.—

          (1)   The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

          (2)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (a)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

            (b)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

          (3)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

          (4)   To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

        History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5.

        607.1332    Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

        History.—s. 31, ch. 2003-283.

        607.1333    Limitation on corporate payment.—

          (1)   No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

            (a)   Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

            (b)   Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

          (2)   The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

        History.—s. 32, ch. 2003-283.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN, DATE AND RETURN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED6 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PERRY ELLIS INTERNATIONAL, INC. The undersigned hereby constitutes and appoints [•] and [•], and each of them, as proxies, with full power of substitution, to vote all shares of common stock of Perry Ellis International, Inc. (the “Company”) which the undersigned would be entitled to vote if present at the Special Meeting of Shareholders of the Company to be held at [•] at [•] [a.m.] [p.m.], Eastern Time, on [•], 2018 and any adjournment, postponement or recess thereof. THE PROXY HOLDER IS AUTHORIZED TO ACT, IN ACCORDANCE WITH HIS OR HER DISCRETION, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND UPON OTHER MATTERS THAT PROPERLY COME BEFORE THE SPECIAL MEETING, SUBJECT TO COMPLIANCE WITH RULE 14A-4(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT, POSTPONEMENT OR RECESS THEREOF. P R O X Y C A R D (Continued, and to be marked, dated and signed on the other side.)

PERRY ELLIS INTERNATIONAL YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Perry Ellis common stock for the upcoming Special Meeting of Shareholders YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-358-4701 on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9098. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. OR 2. Vote by Internet – Please access https://www.proxyvotenow.com/pery and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. CONTROL NUMBER: OR 3. Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Perry Ellis, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN, DATE AND RETURN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED6 Please mark vote as in this sample THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. 1. To adopt the Agreement and Plan of Merger, dated as of June 15, 2018, by and among Perry Ellis International, Inc., Feldenkreis Holdings LLC, and GF Merger Sub, Inc. 3. To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. FORAGAINST ABSTAIN FOR AGAINST ABSTAIN 2. To approve, on an advisory (non-binding) basis, the “golden parachute compensation.” NOTE: IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. FOR AGAINST ABSTAIN Date: , 2018 Signature Signature, if held jointly Title NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. X You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.